As filed with the Securities and Exchange Commission on October 15, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEAP WIRELESS INTERNATIONAL, INC.
CRICKET COMMUNICATIONS, INC.
SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A HERETO
(Exact name of registrants as specified in their charters)

Leap Wireless International, Inc.	Leap Wireless International, Inc.
Delaware	33-0811062
Cricket Communications, Inc.	Cricket Communications, Inc.
Delaware	33-0879924
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4812
(Primary Standard Industrial Classification Code Number)

5887 Copley Drive
San Diego, CA 92111
(858) 882-6000
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

S. Douglas Hutcheson
Chief Executive Officer
Leap Wireless International, Inc.
5887 Copley Drive
San Diego, CA 92111
(858) 882-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry M. Clarkson, Esq.
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, CA 92130
(858) 523-5400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:   As soon as practicable after the effective date of this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Tender Offer) ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities to be Registered	Registered	Offering Price Per Unit(1)	Aggregate Offering Price	Registration Fee(1)
7.75% Senior Secured Notes due 2016	$1,100,000,000	100%	$1,100,000,000	$61,380(2)
Guarantees of 7.75% Senior Secured Notes due 2016	N/A	N/A	N/A	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting $9,465.89 of the registration fee due under this Registration Statement against the remaining $9,465.89 of the registration fee from the Registration Statement on Form S-1 (File No. 333-126246) originally filed by the Registrant on June 30, 2005 (the “Prior Registration Statement”). A total of $37,856.89 was paid with respect to the unsold 11,755,806 shares of common stock that were registered on the Prior Registration Statement. The Registrant previously applied (1) $301.00 of the unused registration fee from the Prior Registration Statement in connection with the registration of 300,000 shares of common stock on the Registration Statement on Form S-8 (File No. 333-157689) that was filed by the Registrant on March 4, 2009; (2) $11,763.00 of the unused registration fee from the Prior Registration Statement in connection with the registration of 11,755,806 shares of common stock on the Registration Statement on Form S-3 (File No. 333-157697) that was filed by the Registrant on March 4, 2009, (3) $15,207.00 of the unused registration fee from the Prior Registration Statement in connection with the registration of 7,000,000 shares of common stock on the Registration Statement on Form S-3 (File No. 333-157690) that was filed by the Registrant on March 4, 2009, as supplemented by the prospectus supplement filed by the Registrant pursuant to Rule 424(b)(5) under the Securities Act on May 29, 2009, and (4) $1,120.00 of the unused registration fee from the Prior Registration Statement in connection with the registration of 1,000,000 shares of common stock on the Registration Statement on Form S-8 (File No. 333-162068) that was filed by the Registrant on September 23, 2009.

(3)	No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A
SUBSIDIARY GUARANTORS

I.R.S. Employer
Identification
Name	Jurisdiction	Number

Cricket Licensee I, LLC	Delaware	33-0931775
Cricket Licensee (Reauction), LLC	Delaware	33-0874572
Cricket Licensee 2007, LLC	Delaware	26-1465560

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2009

PROSPECTUS

Cricket Communications, Inc.
Offer to exchange its 7.75% Senior Secured Notes due 2016, which have been registered under the
Securities Act of 1933, for any and all of its outstanding 7.75% Senior Secured Notes due 2016

The exchange offer and withdrawal rights will expire at 5:00 p.m.,
New York City time, on          , 2009, unless extended.

We are offering to exchange up to $1,100,000,000 aggregate principal amount of our new 7.75% Senior Secured Notes due 2016, which have been registered under the Securities Act of 1933, referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 7.75% Senior Secured Notes due 2016, referred to in this prospectus as the “old notes.” We issued the old notes on June 5, 2009 in a transaction not requiring registration under the Securities Act of 1933. We are offering you new notes, with terms substantially identical to those of the old notes, in exchange for old notes in order to satisfy our registration obligations from that previous transaction. The new notes and the old notes are collectively referred to in this prospectus as the “notes.”

See “Risk Factors” starting on page 19 of this prospectus for a discussion of risks associated with investing in the new notes and with the exchange of old notes for the new notes offered hereby.

We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “The Exchange Offer — Procedures for Tendering.” If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. See “Description of New Notes” for more details on the terms of the new notes. We will not receive any proceeds from the exchange offer.

There is no established trading market for the new notes or the old notes. The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.” All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. We are not asking you for a proxy and you are requested not to send us a proxy.

The date of this prospectus is          , 2009

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding old notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after such expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. We may add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before you make any investment decision.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange old notes for new notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any actual exchange of old notes for new notes.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, as amended, or the exhibits and schedules filed therewith. For further information with respect to us and the new notes offered hereby, please see the registration statement, as amended, and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, as amended, and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.leapwireless.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at such site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information that we file later with the SEC. This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 27, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed with the SEC on May 11, 2009 and August 10, 2009, respectively; and

•	our Current Reports on Form 8-K filed with the SEC on February 17, 2009, May 28, 2009, May 29, 2009, June 1, 2009, June 8, 2009 and September 4, 2009.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, as well as after the date of this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, but not delivered therewith. Requests for such copies should be directed to:

Leap Wireless International, Inc.
Attn: Director of Investor Relations
5887 Copley Drive
San Diego, California 92111
(858) 882-6000

These documents may also be accessed through our website at www.leapwireless.com or as described under the heading “Where You Can Find More Information” in this prospectus. The information contained in, or that can be accessed through, our website is not a part of this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus. To obtain timely delivery of any copies of filings requested, please write or telephone no later than          , 2009, five business days prior to the expiration of the exchange offer.

This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, this prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current forecast of certain aspects of our future. You can generally identify forward-looking statements by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this prospectus. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. Such risks, uncertainties and assumptions include, among other things:

•	our ability to attract and retain customers in an extremely competitive marketplace;

•	the duration and severity of the current recession in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product offerings and execute effectively on our other strategic activities;

•	our ability to obtain roaming services from other carriers at cost-effective rates;

•	our ability to maintain effective internal control over financial reporting;

•	delays by existing U.S. government and other private sector wireless operations in clearing the Advanced Wireless Services, or AWS, spectrum, some of which users are permitted to continue using the spectrum for several years;

•	our ability to attract, motivate and retain an experienced workforce;

•	our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;

•	failure of our network or information technology systems to perform according to expectations; and

•	other factors detailed in the section entitled “Risk Factors” commencing on page 19 of this prospectus.

All future written and oral forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this section or elsewhere in, or incorporated by reference into, this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in, or incorporated by reference into, this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in or incorporated by reference in this prospectus and does not contain all the information that you should consider before participating in the exchange offer. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes and other information incorporated by reference, before deciding to participate in the exchange offer described in this prospectus. As used in this prospectus, the terms “Leap,” “we,” “our,” “ours” and “us” refer to Leap Wireless International, Inc., a Delaware corporation, and its existing domestic restricted subsidiaries, including Cricket Communications, Inc., a Delaware corporation and the issuer of the notes, unless the context suggests otherwise. Unless otherwise specified, information relating to population and potential customers, or POPs, is based on 2009 population estimates provided by Claritas Inc.

Overview of Our Business

We are a wireless communications carrier that offers digital wireless services in the U.S. under the “Cricket®” brand. Our Cricket service offerings provide customers with unlimited wireless services for a flat rate without requiring a fixed-term contract or a credit check. Cricket service is offered by Cricket, a wholly owned subsidiary of Leap, and is also offered in Oregon by LCW Wireless Operations, LLC, or LCW Operations, and in the upper Midwest by Denali Spectrum Operations, LLC, or Denali Operations. Cricket owns an indirect 73.3% non-controlling interest in LCW Operations through a 73.3% non-controlling interest in LCW Wireless, LLC, or LCW Wireless, and owns an indirect 82.5% non-controlling interest in Denali Operations through an 82.5% non-controlling interest in Denali Spectrum, LLC, or Denali. LCW Wireless and Denali are designated entities under Federal Communications Commission, or FCC, regulations. We consolidate our interests in LCW Wireless and Denali in accordance with Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and we will absorb a majority of their expected losses.

As of June 30, 2009, Cricket service was offered in 34 states and the District of Columbia and had approximately 4.5 million customers. As of June 30, 2009, we, LCW Wireless License, LLC, or LCW License (a wholly owned subsidiary of LCW Operations), and Denali Spectrum License Sub, LLC, or Denali License Sub (an indirect wholly owned subsidiary of Denali) owned wireless licenses covering an aggregate of approximately 179.4 million POPs (adjusted to eliminate duplication from overlapping licenses). The combined network footprint in our operating markets covered approximately 91.1 million POPs as of June 30, 2009, which includes incremental POPs attributed to ongoing footprint expansion in existing markets. The licenses we and Denali purchased in the FCC’s auction for AWS spectrum, or Auction #66, together with the existing licenses we own, provide 20 MHz of coverage and the opportunity to offer enhanced data services in almost all markets in which we currently operate, assuming Denali License Sub were to make available to us certain of its spectrum.

Our Cricket service offerings are based on providing unlimited wireless services to customers, and the value of unlimited wireless services is the foundation of our business. Our primary Cricket service is Cricket Wireless, which offers customers unlimited wireless voice and data services for a flat monthly rate. Our most popular Cricket Wireless rate plan combines unlimited local and U.S. long distance service from any Cricket service area with unlimited use of multiple calling features and messaging services. We also offer a flexible payment option, BridgePaytm, which gives our customers greater flexibility in the use and payment of our Cricket Wireless service and which we believe will help us to improve customer retention. In addition to our Cricket Wireless voice and data services, we offer Cricket Broadband, our unlimited mobile broadband service, which allows customers to access the internet through their computers for one low, flat rate with no long-term commitments or credit checks. As of June 30, 2009, our Cricket Broadband service was available in all of our and our consolidated joint ventures’ Cricket markets. In addition, we also offer Cricket PAYGotm, a daily pay-as-you-go unlimited prepaid wireless service designed for customers who prefer the flexibility and control offered by traditional prepaid services but who are seeking greater value for their dollar. We began an introductory launch of Cricket PAYGo in select markets in October 2008, and in April 2009 we expanded the availability of the service to make Cricket PAYGo available in all of our and our consolidated joint ventures’ Cricket markets.

We believe that our business model is different from most other wireless companies. Our services primarily target market segments underserved by traditional communications companies: our customers tend to be younger, have lower incomes and include a greater percentage of ethnic minorities. We have designed our Cricket services to appeal to customers who value unlimited wireless services with predictable monthly billing and who use the majority of those wireless services from within Cricket service areas. Our internal customer surveys indicate that approximately 65% of our Cricket Wireless customers use our service as their sole phone service and approximately 90% as their primary phone service. For the three months ended June 30, 2009, our customers used our Cricket Wireless service for an average of approximately 1,500 minutes per month, which was substantially above the U.S. wireless national carrier customer average.

The majority of wireless customers in the U.S. subscribe to post-pay services that may require credit approval and a contractual commitment from the subscriber for a period of at least one year and may include overage charges for call volumes in excess of a specified maximum. According to International Data Corporation, U.S. wireless penetration was approximately 89% at December 31, 2008. We believe that a large portion of the remaining growth potential in the U.S. wireless market consists of customers who are price-sensitive, who have lower credit scores or who prefer not to enter into fixed-term contracts. We believe our prepaid and pay-in-advance services appeal strongly to these customer segments. We believe that we are able to serve these customers and generate significant operating income before depreciation and amortization, or OIBDA, because of our high-quality network and low customer acquisition and operating costs.

We believe that our business model is scalable and can be expanded successfully into adjacent and new markets because we offer an attractive value proposition to our customers while utilizing a cost structure that is significantly lower than most of our competitors. As a result, we have continued activities to broaden our product portfolio and to expand and improve our network coverage and capacity. In addition to our new product offerings described above, we and Denali Operations launched new markets in Chicago, Philadelphia, Washington, D.C. and Baltimore covering approximately 24 million additional POPs during the first half of 2009. We also continue to improve our network coverage and capacity in many of our existing markets and plan to deploy up to an additional 600 cell sites by the end of 2010 to enable us to provide improved service areas. In addition to our current business expansion efforts, we may pursue other activities to build our business. For example, we have identified new markets covering approximately 16 million additional POPs that we could elect to launch with Cricket service in the future using our wireless licenses. Other business expansion efforts could include (without limitation) the launch of new product and service offerings, the acquisition of additional spectrum through private transactions or FCC auctions, entering into partnerships with others to launch and operate additional markets or to reduce operating costs in existing markets, the acquisition of other wireless communications companies or complementary businesses or the deployment of next-generation network technology over the longer term. We also expect to continue to look for opportunities to optimize the value of our spectrum portfolio. Because some of the licenses that we and Denali License Sub hold include large regional areas covering both rural and metropolitan communities, we and Denali may seek to partner with others, sell some of this spectrum or pursue alternative products or services to utilize or benefit from the spectrum not otherwise used for Cricket service.

We expect that we will continue to pursue business expansion activities for the next several years. We intend to be disciplined as we pursue these expansion efforts and to remain focused on our position as a low-cost leader in wireless telecommunications. We expect to achieve increased revenues and incur higher operating expenses as our existing business grows and as we broaden our product portfolio and expand and improve our network coverage and capacity. Any significant new activities may require significant expenditures and may suffer cost overruns. Any such significant capital expenditures or increased operating expenses will decrease OIBDA and free cash flow for the periods in which we incur such costs. However, we are willing to incur such expenditures because we expect our business expansion activities will be beneficial to our business and create additional value for our stockholders.

Our Business Strategy

Our business strategy is to (1) target market segments underserved by traditional communications companies, (2) maintain an industry-leading cost structure, (3) continue to develop and evolve our product and service offerings, (4) build our brand awareness and improve the productivity of our distribution system, (5) continue to expand our network coverage and capacity in our existing markets and (6) continue to develop and enhance our market clusters and expand into new geographic markets.

Corporate Information

Leap was formed as a Delaware corporation in June 1998. Leap’s shares began trading publicly in September 1998, and we launched our innovative Cricket service in March 1999. In April 2003, we filed voluntary petitions for relief under Chapter 11 in federal bankruptcy court. On August 16, 2004, our plan of reorganization became effective and we emerged from Chapter 11 bankruptcy. On that date, a new board of directors of Leap was appointed, Leap’s previously existing stock, options and warrants were cancelled, and Leap issued 60 million shares of new Leap common stock to two classes of creditors. On June 29, 2005, Leap became listed for trading on the NASDAQ National Market (now known as the NASDAQ Global Market) under the symbol “LEAP,” and our common stock currently trades on the NASDAQ Global Select Market, also under the symbol “LEAP.”

Our principal executive offices are located at 5887 Copley Drive, San Diego, California 92111 and our telephone number at that address is (858) 882-6000. Our principal websites are located at www.leapwireless.com and www.mycricket.com. The information contained in, or that can be accessed through, our websites is not part of this prospectus.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Clicks, Flex Bucket, Jump, the Cricket stylized “K” and Real Unlimited.Unreal Savings are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: Cricket Wireless, MyPerks, Cricket MyPerks, Cricket PAYGo, BridgePay, Cricket By Week, Cricket Choice, Cricket Connect and Cricket Nation. All other trademarks are the property of their respective owners

Organizational Structure

The following chart represents our current corporate organizational structure. None of LCW Wireless, Denali or their respective subsidiaries is a guarantor of the notes, in the “Restricted Group” or a “Subsidiary” under the indenture governing the notes, and the collateral securing the notes excludes all of their respective assets. This chart excludes inactive subsidiaries of Leap that are not material for purposes of the offering or otherwise.

(a)	Guarantor of the notes and of Cricket’s outstanding $1.4 billion in aggregate principal amount of unsecured senior notes.

(b)	Of the remaining 26.7% interest, a 2.0% controlling interest is owned by WLPCS Management, LLC and a 24.7% interest is owned by CSM Wireless, LLC. Neither LCW Wireless nor any of its subsidiaries is in the “Restricted Group” or a “Subsidiary” under the indenture governing the notes or the indentures governing Cricket’s outstanding $1.4 billion in aggregate principal amount of unsecured senior notes. Effective as of August 31, 2009, CSM Wireless, LLC exercised its option to put its entire membership interest of 24.7% in LCW Wireless to Cricket in exchange for cash, Leap common stock or a combination thereof, as determined by Cricket at its discretion. Completion of this transaction is subject to customary closing conditions.

(c)	The remaining 17.5% controlling interest is owned by Denali Spectrum Manager, LLC. Neither Denali nor any of its subsidiaries is in the “Restricted Group” or a “Subsidiary” under the indenture governing the notes or the indentures governing Cricket’s outstanding $1.4 billion in aggregate principal amount of unsecured senior notes.

The Exchange Offer

On June 5, 2009, we completed the private offering of $1,100 million aggregate principal amount of 7.75% Senior Secured Notes due 2016. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

Old Notes	7.75% Senior Secured Notes due 2016.

New Notes	Notes of the same series, the issuance of which has been registered under the Securities Act. The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Terms of the Offer	We are offering to exchange a like amount of new notes for our old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $1,100 million aggregate principal amount of 7.75% Senior Secured Notes due 2016 outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2009, unless extended.

Procedures for Tendering	To tender old notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See “The Exchange Offer — Procedures for Tendering.”

Letters of transmittal and certificates representing old notes should not be sent to us. Such documents should only be sent to the exchange agent. Questions regarding how to tender old notes and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Acceptance of Old Notes for Exchange; Issuance of New Notes	Subject to the conditions stated in “The Exchange Offer — Conditions to the Exchange Offer,” we will accept for exchange any and all old notes which are properly tendered in the exchange offer before the expiration time. The new notes will be delivered promptly after the expiration time.

Interest Payments on the New Notes	The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. If your old notes are accepted for exchange, then you will receive interest on the new notes

(including any accrued but unpaid additional interest on the old notes) and not on the old notes.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the expiration time.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information.

Resales of New Notes	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes;

• you are not an “affiliate” of ours; and

• you are not a broker-dealer that acquired any of its old notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. See “The Exchange Offer — Resales of New Notes.”

Exchange Agent	Wilmington Trust FSB is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer — Fees and Expenses.”

Material U.S. Federal Income Tax Considerations

The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” on page 127.

Risk Factors

You should carefully consider the matters set forth under “Risk Factors” before you decide to tender your old notes pursuant to the exchange offer.

The New Notes

Issuer	Cricket Communications, Inc.

Securities	Up to $1,100 million aggregate principal amount of 7.75% Senior Secured Notes due 2016. The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Maturity	May 15, 2016

Interest	Annual rate: 7.75%. The new notes will pay interest semi-annually in cash in arrears on May 15 and November 15 of each year.

Guarantees	The new notes will be guaranteed by our parent, Leap Wireless International, Inc., and by each of Leap’s direct and indirect existing domestic restricted subsidiaries (other than Cricket) and any future wholly owned domestic restricted subsidiary that guarantees any indebtedness of Cricket or a guarantor of the new notes.

Ranking	The new notes and guarantees:

• will be our and the guarantors’ senior secured obligations;

• will be effectively junior to all of our and the guarantors’ obligations under any permitted debt that may be incurred in the future (up to the lesser of 0.30 times our consolidated cash flow for the prior four fiscal quarters and $300 million in aggregate principal amount outstanding) which may be secured by liens on the collateral that rank senior to the liens securing the new notes and the guarantees (which we refer to in this prospectus as permitted priority debt);

• will be secured on a pari passu basis with all of our and the guarantors’ obligations under any permitted debt that may be incurred in the future that is secured by liens on the collateral that rank equally with the liens on the collateral securing the new notes and the guarantees (which we refer to in this prospectus as parity lien debt);

• will be effectively senior to all of our and the guarantors’ obligations under any permitted debt that may be incurred in the future that is secured by liens on the collateral that rank junior to the liens on the collateral securing the new notes and the guarantees (which we refer to in this prospectus as junior lien debt);

• will be effectively senior to all of our and the guarantors’ existing and future unsecured indebtedness, including Cricket’s $1.4 billion aggregate principal amount of unsecured senior notes and, in the case of Leap, Leap’s $250 million aggregate principal amount of convertible senior notes, to the extent of the value of the collateral securing the new notes and guarantees (after taking into consideration the application of proceeds of such collateral to satisfy any debt that may be issued in the future that is secured by liens on the collateral that either rank senior to (including permitted priority debt), or on parity with (including parity lien debt), the liens securing the new notes and the guarantees);

• will be equal in right of payment with all of our and the guarantors’ existing and future unsubordinated indebtedness, including Cricket’s $1.4 billion aggregate principal amount of unsecured senior notes and, in the case of Leap, Leap’s $250 million aggregate principal amount of convertible senior notes;

• will be senior in right of payment to any of our and the guarantors’ future subordinated indebtedness; and

• will be effectively junior to existing and future liabilities of our subsidiaries that are not guarantors and of our designated entities to the extent of the value of the assets of such entities.

Collateral	The new notes and the guarantees will be secured on a first-priority basis, equally and ratably with all parity lien debt, by liens on substantially all of the tangible and intangible personal property of Leap, Cricket and the subsidiary guarantors (subject to permitted liens, including liens on the collateral securing up to the lesser of 0.30 times our consolidated cash flow for the prior four fiscal quarters and $300 million in aggregate principal amount of permitted priority debt that may be incurred in the future). See “Description of New Notes — Collateral.”

Collateral Trust Agreement	We and the guarantors have entered into a collateral trust agreement with the trustee under the indenture governing the new notes and a collateral trustee, which sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all liens on the collateral securing the new notes and the guarantees, any other parity lien debt and any junior lien debt. The material terms of the collateral trust agreement are set forth under “Description of New Notes — Collateral Trust Agreement.”

Intercreditor Agreement	We and the guarantors may in the future enter into an intercreditor agreement with the collateral trustee and an agent acting on behalf of holders of up to the lesser of 0.30 times our consolidated cash flow for the prior four fiscal quarters and $300 million in aggregate principal amount of permitted priority debt that may be incurred in the future which would govern the relationship between, and set forth the provisions related to the respective rights of, such agent (on behalf of the holders of such permitted priority debt) and the collateral trustee (on behalf of the holders of the notes and the guarantees, and the holders of any other parity lien debt or junior lien debt). The material terms of the form of intercreditor agreement are set forth under “Description of New Notes — Collateral and the Intercreditor Agreement.”

Optional Redemption	The new notes may be redeemed, in whole or in part, at any time on or after May 15, 2012, at the redemption prices described in this prospectus, plus accrued and unpaid interest. See “Description of New Notes — Optional Redemption.” Prior to May 15, 2012, we may redeem the new notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium, plus accrued and unpaid interest and any additional interest as described in “Description of New Notes — Optional Redemption.”

Prior to May 15, 2012, we may redeem up to 35% of the aggregate principal amount of the new notes with the net cash proceeds from specified equity offerings at a redemption price set forth in “Description of New Notes — Optional Redemption.” We may, however, only make these redemptions if at least 50% of the aggregate principal amount of the new notes issued under the indenture remains outstanding after the redemptions.

Change of Control	If a change of control occurs, each holder of new notes may require us to repurchase all of the holder’s new notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest. See “Description of New Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the new notes, among other things, limits our ability to:

• incur additional indebtedness;

• create liens or other encumbrances;

• place limitations on distributions from restricted subsidiaries;

• pay dividends, make investments, prepay subordinated indebtedness or make other restricted payments;

• issue or sell capital stock of restricted subsidiaries;

• issue guarantees;

• sell or otherwise dispose of all or substantially all of our assets;

• enter into transactions with our affiliates; and

• make acquisitions or merge or consolidate with another entity.

The covenants are subject to a number of important qualifications and exceptions that are described in the section of this prospectus entitled “Description of New Notes — Certain Covenants.”

Use of Proceeds	We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

Original Issue Discount	The new notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, U.S. holders will generally be required to include such OID in their income as it accrues for U.S. federal income tax purposes in advance of receipt of any payment on the new notes to which the income is attributable. See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Original Issue Discount.”

Summary Consolidated Financial Data and Other Data

The following tables summarize the financial data for our business, which are derived from our unaudited financial accounting records. For a more detailed explanation of our financial condition and operating results, you should read “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. References in these tables to “Predecessor Company” refer to Leap and its subsidiaries on or prior to July 31, 2004. References to “Successor Company” refer to Leap and its subsidiaries after July 31, 2004, after giving effect to the implementation of fresh-start reporting. The financial statements of the Successor Company are not comparable in many respects to the financial statements of the Predecessor Company because of the effects of the consummation of the plan of reorganization as well as the adjustments for fresh-start reporting.

	Predecessor
	Company	Successor Company
	Seven	Five
	Months	Months
	Ended	Ended					Six Months Ended
	July 31,	December 31,	Year Ended December 31,				June 30,
	2004	2004	2005	2006	2007	2008	2008	2009
	(Unaudited and in thousands, except per share data)

Statement of Operations Data(1)
Revenues:
Service revenues	$405,850	$289,355	$768,916	$956,365	$1,395,667	$1,709,101	$816,072	$1,055,590
Equipment revenues	86,906	61,492	188,855	210,822	235,136	249,761	127,170	128,805

Total revenues	492,756	350,847	957,771	1,167,187	1,630,803	1,958,862	943,242	1,184,395

Operating expenses:
Cost of service (exclusive of items shown separately below)	(114,628)	(80,286)	(203,548)	(264,162)	(384,128)	(488,298)	(230,027)	(298,911)
Cost of equipment	(101,441)	(85,460)	(230,520)	(310,834)	(405,997)	(465,422)	(219,348)	(285,571)
Selling and marketing	(51,997)	(39,938)	(100,042)	(159,257)	(206,213)	(294,917)	(132,376)	(200,211)
General and administrative	(81,514)	(57,110)	(159,741)	(196,604)	(271,536)	(331,691)	(153,140)	(187,115)
Depreciation and amortization	(178,120)	(75,324)	(195,462)	(226,747)	(302,201)	(331,448)	(168,806)	(189,354)
Impairment of assets	—	—	(12,043)	(7,912)	(1,368)	(177)	—	—

Total operating expenses	(527,700)	(338,118)	(901,356)	(1,165,516)	(1,571,443)	(1,911,953)	(903,697)	(1,161,162)
Gain (loss) on sale or disposal of assets	532	—	14,587	22,054	902	(209)	961	2,027

Operating income (loss)	(34,412)	12,729	71,002	23,725	60,262	46,700	40,506	25,260
Equity in net income (loss) of investee	—	—	—	—	(2,309)	(298)	(1,357)	1,994
Interest income	—	1,812	9,957	23,063	28,939	14,571	7,367	1,587
Interest expense	(4,195)	(16,594)	(30,051)	(61,334)	(121,231)	(158,259)	(63,758)	(90,911)
Other income (expense), net	(293)	(117)	1,392	(3,089)	(6,182)	(7,125)	(4,343)	(109)
Loss on extinguishment of debt	—	—	—	—	—	—	—	(26,310)

Income (loss) before reorganization items, income taxes and cumulative effect of change in accounting principle	(38,900)	(2,170)	52,300	(17,635)	(40,521)	(104,411)	(21,585)	(88,489)
Reorganization items, net	962,444	—	—	—	—	—	—	—

	Predecessor
	Company	Successor Company
	Seven	Five
	Months	Months
	Ended	Ended					Six Months Ended
	July 31,	December 31,	Year Ended December 31,				June 30,
	2004	2004	2005	2006	2007	2008	2008	2009
	(Unaudited and in thousands, except per share data)

Income (loss) before income taxes and cumulative effect of change in accounting principle	923,544	(2,170)	52,300	(17,635)	(40,521)	(104,411)	(21,585)	(88,489)
Income tax expense	(4,166)	(3,930)	(21,615)	(8,469)	(35,924)	(38,960)	(19,957)	(20,054)

Income (loss) before cumulative effect of change in accounting principle	919,378	(6,100)	30,685	(26,104)	(76,445)	(143,371)	(41,542)	(108,543)
Cumulative effect of change in accounting principle	—	—	—	623	—	—	—	—

Net income (loss)	919,378	(6,100)	30,685	(25,481)	(76,445)	(143,371)	(41,542)	(108,543)
Accretion of redeemable noncontrolling interests, net of tax	—	—	—	(1,321)	(3,854)	(6,819)	(3,833)	(4,504)

Net income (loss) attributable to common stockholders	$919,378	$(6,100)	$30,685	$(26,802)	$(80,299)	$(150,190)	$(45,375)	$(113,047)

Basic earnings (loss) per share attributable to common stockholders(2):
Earnings (loss) before cumulative effect of change in accounting principle and after accretion of redeemable noncontrolling interests, net of tax	$15.68	$(0.10)	$0.51	$(0.44)	$(1.20)	$(2.21)	$(0.67)	$(1.63)
Cumulative effect of change in accounting principle	—	—	—	0.01	—	—	—	—

Basic earnings (loss) per share attributable to common stockholders	$15.68	$(0.10)	$0.51	$(0.43)	$(1.20)	$(2.21)	$(0.67)	$(1.63)

Diluted earnings (loss) per share attributable to common stockholders(2):
Earnings (loss) before cumulative effect of change in accounting principle and after accretion of redeemable noncontrolling interests, net of tax	$15.68	$(0.10)	$0.50	$(0.44)	$(1.20)	$(2.21)	$(0.67)	$(1.63)
Cumulative effect of change in accounting principle	—	—	—	0.01	—	—	—	—

Diluted earnings (loss) per share attributable to common stockholders	$15.68	$(0.10)	$0.50	$(0.43)	$(1.20)	$(2.21)	$(0.67)	$(1.63)

Shares used in per share calculations(2):
Basic	58,623	60,000	60,135	61,645	67,100	68,021	67,963	69,371

Diluted	58,623	60,000	61,003	61,645	67,100	68,021	67,963	69,371

	As of December 31,					As of June 30,
	2004	2005	2006	2007	2008	2009
	(Unaudited and in thousands)

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$254,224	$384,054	$439,212	$612,570	$595,851	$713,760
Working capital	150,868	245,366	185,191	380,384	278,576	402,715
Restricted cash, cash equivalents and short-term investments(3)	31,427	13,759	13,581	15,550	4,780	3,248
Total assets	2,213,312	2,499,946	4,084,947	4,432,998	5,052,857	5,429,095
Capital leases	—	—	—	53,283	13,993	13,242
Long-term debt	371,355	588,333	1,676,500	2,033,902	2,566,025	2,754,253
Total stockholders’ equity	1,472,347	1,517,601	1,769,348	1,717,505	1,612,676	1,794,162

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2007	2007	2007	2007	2008	2008	2008	2008	2009	2009
	(Unaudited)

Operating Data:
Number of subscribers at end of period(4)	2,548,172	2,674,963	2,711,447	2,863,519	3,093,581	3,305,251	3,460,140	3,844,660	4,337,426	4,540,180
Net customer additions(4)	318,346	126,791	36,484	152,072	230,062	171,171	155,779	385,292	492,753	202,767
ARPU(5)	$44.81	$44.75	$44.51	$45.57	$44.98	$43.97	$42.95	$42.44	$42.21	$40.73
CPGA(6)	$166	$182	$199	$178	$159	$205	$201	$182	$195	$201
CCU(7)	$21.27	$19.87	$21.24	$21.00	$21.73	$21.01	$21.50	$20.55	$20.03	$18.42
Churn(8)	3.4%	4.3%	5.2%	4.2%	3.6%	3.8%	4.2%	3.8%	3.3%	4.4%

	Predecessor
	Company		Successor Company
	Seven		Five
	Months		Months
	Ended		Ended
	July 31,		December 31,	Year Ended December 31,					Six Months Ended June 30,
	2004		2004	2005		2006	2007	2008	2008	2009
	(Unaudited and in thousands, except for ratios and percentages)

Other Financial Data:
Adjusted OIBDA(9)	$142,339		$88,053	$276,399		$256,055	$392,268	$413,749	$225,387	$234,649
Adjusted OIBDA margin(10)	35%		30%	36%		27%	28%	24%	28%	22%
Existing business adjusted OIBDA(9)	$142,339		$88,053	$276,399		$256,055	$392,268	$585,780	$289,439	$355,884
Existing business adjusted OIBDA margin(10)	35%		30%	36%		27%	28%	36%	36%	40%
Capital expenditures	$34,456		$49,043	$208,808		$591,295	$504,770	$795,678	$338,287	$425,926
Statement of Cash Flow data:
Net cash provided by operating activities	$120,623		$69,752	$308,280		$289,871	$316,181	$350,646	$181,590	$143,764
Net cash used in investing activities	$(50,299)		$(46,278)	$(332,112)		$(1,550,624)	$(622,728)	$(909,978)	$(491,646)	$(600,482)
Net cash provided by (used in) financing activities	$—		$(36,727)	$175,764		$1,340,492	$367,072	$483,703	$522,884	$428,735
Ratio of earnings to fixed charges(11)	63.6	x	—	1.7	x	—	—	—	—	—

(1)	The consolidated financial information for the Successor Company has been adjusted retrospectively to give effect to Leap’s adoption on January 1, 2009 of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51,” or SFAS 160. The cumulative impact to our financial statements as a result of the adoption of SFAS 160 resulted in a $9.2 million reduction to stockholders’ equity, a $5.8 million reduction to deferred tax liabilities and a $15.0 million increase to redeemable noncontrolling interests (formerly referred to as minority interests) as of December 31, 2008. We have retrospectively applied SFAS 160 to all prior periods.

(2)	Refer to Notes 2 and 5 to our annual consolidated financial statements, and to Note 4 to our condensed consolidated financial statements for the six months ended June 30, 2009, incorporated by reference in this prospectus for an explanation of the calculation of basic and diluted earnings (loss) per share.

(3)	Restricted cash, cash equivalents and short-term investments consist primarily of amounts that we have set aside to satisfy certain contractual obligations. From 2004 to 2007, restricted cash, cash equivalents and short-term investments primarily consisted of amounts we had set aside to satisfy remaining allowed administrative claims and allowed priority claims against Leap and Cricket following their emergence from bankruptcy.

(4)	We recognize a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo line of service activated by a customer. Includes subscribers and net customer additions for Cricket services offered by Cricket, Alaska Native Broadband 1 License, LLC (which entity was merged into Cricket on December 31, 2007), LCW Operations and Denali Operations. Net customer additions for the three months ended June 30, 2008 and September 30, 2008 exclude customers in the Hargray Wireless markets in South Carolina and Georgia that we acquired in April 2008. We completed the upgrade of the Hargray Wireless networks and introduced Cricket service in these markets in October 2008, and net customer additions for the three months ended December 31, 2008, March 31, 2009 and June 30, 2009 include customers in the former Hargray Wireless markets.

(5)	ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Therefore, because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(6)	CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition,

CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently. See “Reconciliation of Non-GAAP Financial Measures” below.

(7)	CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently. See “Reconciliation of Non-GAAP Financial Measures” below.

(8)	Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers for our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently. Churn for the three months ended June 30, 2008 and September 30, 2008 excludes customers in the Hargray Wireless markets in South Carolina and Georgia that we acquired in April 2008. We completed the upgrade of the Hargray Wireless networks and introduced Cricket service in these markets in October 2008, and churn for the three months ended December 31, 2008, March 31, 2009 and June 30, 2009 includes customers in the former Hargray Wireless markets.

(9)	Adjusted OIBDA is defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit). Existing business adjusted OIBDA further adjusts adjusted OIBDA to exclude total revenues attributable to our business operations in markets launched after December 31, 2007 and our Cricket Broadband service offering that were included in total revenues, and to add back operating expenses attributable to such activities that were included in total operating expenses (other than depreciation and amortization and share-based compensation expense, which have already been added back to adjusted OIBDA). Generally, for purposes of calculating these measures, corporate-level and regional-level overhead expenses are allocated to our markets based on gross customer additions and weighted-average customers by market.

Adjusted OIBDA and existing business adjusted OIBDA are non-GAAP financial measures. Adjusted OIBDA and existing business adjusted OIBDA should not be construed as alternatives to operating income or net income as determined in accordance with GAAP, as alternatives to cash flows from operating activities as determined in accordance with GAAP or as measures of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and existing business adjusted OIBDA, as well as the associated percentage margin calculations, are meaningful measures of our operating performance. We use adjusted OIBDA and existing business adjusted OIBDA as supplemental performance measures because management believes they facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA and existing business adjusted OIBDA facilitate internal comparisons of our historical operating performance, management also uses these metrics for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA, existing business adjusted OIBDA, and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and existing business adjusted OIBDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

• they do not reflect capital expenditures;

• although they do not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted OIBDA and existing business adjusted OIBDA do not reflect cash requirements for such replacements;

• they do not reflect costs associated with share-based awards exchanged for employee services;

• they do not reflect the interest expense necessary to service interest or principal payments on current future indebtedness;

• they do not reflect expenses incurred for the payment of income taxes and other taxes; and

• other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Management understands these limitations and considers adjusted OIBDA and existing business adjusted OIBDA as financial performance measures that supplement but do not replace the information provided to management by our GAAP results. See “Reconciliation of Non-GAAP Financial Measures” below.

(10)	Adjusted OIBDA margin is calculated by dividing adjusted OIBDA by service revenues. Existing business adjusted OIBDA margin is calculated by dividing existing business adjusted OIBDA by existing business service revenues. The term “existing business” refers to our and our consolidated joint ventures’ business operations in markets in service on or prior to December 31, 2007, excluding any effects of our Cricket Broadband service. See “Reconciliation of Non-GAAP Financial Measures” below.

(11)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, cumulative effect of change in accounting principle, accretion of redeemable noncontrolling interests, net of tax, and equity in net (income) loss of investee plus fixed charges and amortization of capitalized interest, less interest capitalized. “Fixed charges” consist of interest expense, whether expensed or capitalized, and the interest portion of rental expense inherent in our operating leases. The portion of total rental expense that represents the interest factor is estimated to be 33%. Our earnings were inadequate to cover fixed charges for the six months ended June 30, 2009 and 2008 by $101.2 million and $40.9 million, respectively, for the years ended December 31, 2008, 2007 and 2006 by $147.7 million, $77.2 million and $31.4 million, respectively, and for the five months ended December 31, 2004 by $2.2 million.

Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures, as described above, that are not calculated based on GAAP. Certain of these financial measures are considered “non-GAAP” financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

CPGA — The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited and in thousands, except gross customer additions and CPGA):

	Three Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2007	2007	2007	2007	2008	2008	2008	2008	2009	2009

Selling and marketing expense	$48,769	$47,011	$54,265	$56,168	$58,100	$74,276	$77,407	$85,134	$103,523	$96,688
Less share-based compensation expense included in selling and marketing expense	(1,001)	(560)	(843)	(926)	(1,356)	(1,179)	(871)	(1,174)	(1,583)	(1,466)
Plus cost of equipment	122,665	90,818	97,218	95,296	114,221	105,127	113,057	133,017	157,796	127,775
Less equipment revenue	(71,734)	(50,661)	(55,161)	(57,580)	(69,455)	(57,715)	(62,174)	(60,417)	(72,982)	(55,823)
Less net loss on equipment transactions unrelated to initial customer acquisition	(4,762)	(2,591)	(5,747)	(4,766)	(14,020)	(9,389)	(7,880)	(10,885)	(13,448)	(8,392)

Total costs used in the calculation of CPGA	$93,937	$84,017	$89,732	$88,192	$87,490	$111,120	$119,539	$145,675	$173,306	$158,782
Gross customer additions	565,055	462,434	450,954	496,061	550,520	542,005	593,619	801,436	889,911	790,933

CPGA	$166	$182	$199	$178	$159	$205	$201	$182	$195	$201

CCU — The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited and in thousands, except weighted-average number of customers and CCU):

	Three Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2007	2007	2007	2007	2008	2008	2008	2008	2009	2009

Cost of service	$90,440	$90,559	$100,907	$102,222	$111,170	$118,857	$129,708	$128,563	$144,344	$154,567
Plus general and administrative expense	65,234	66,407	68,686	71,209	75,907	77,233	87,522	91,029	96,177	90,938
Less share-based compensation expense included in cost of service and general and administrative expense	(7,742)	(5,335)	(6,231)	(6,701)	(8,346)	(6,155)	(7,595)	(8,539)	(10,072)	(8,941)
Plus net loss on equipment transactions unrelated to initial customer acquisition	4,762	2,591	5,747	4,766	14,020	9,389	7,880	10,885	13,448	8,392

Total costs used in the calculation of CCU	$152,694	$154,222	$169,109	$171,496	$192,751	$199,324	$217,515	$221,938	$243,897	$244,956
Weighted-average number of customers	2,393,161	2,586,900	2,654,555	2,722,631	2,956,477	3,162,028	3,371,932	3,600,393	4,058,819	4,432,381

CCU	$21.27	$19.87	$21.24	$21.00	$21.73	$21.01	$21.50	$20.55	$20.03	$18.42

Adjusted OIBDA — The following table reconciles adjusted OIBDA and existing business adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA and existing business adjusted OIBDA (unaudited; in thousands):

	Predecessor
	Company	Successor Company
	Seven	Five
	Months	Months
	Ended	Ended	Year Ended				Six Months Ended
	July 31,	December 31,	December 31,				June 30,
	2004	2004	2005	2006	2007	2008	2008	2009

Operating income (loss)	$(34,412)	$12,729	$71,002	$23,725	$60,262	$46,700	$40,506	$25,260
Plus depreciation and amortization	178,120	75,324	195,462	226,747	302,201	331,448	168,806	189,354

OIBDA	$143,708	$88,053	$266,464	$250,472	$362,463	$378,148	$209,312	$214,614
Less (gain) loss on sale or disposal of assets	(532)	—	(14,587)	(22,054)	(902)	209	(961)	(2,027)
Plus impairment of assets	—	—	12,043	7,912	1,368	177	—	—
Plus share-based compensation expense (benefit)	(837)	—	12,479	19,725	29,339	35,215	17,036	22,062

Adjusted OIBDA	$142,339	$88,053	$276,399	$256,055	$392,268	$413,749	$225,387	$234,649
Plus net operating expense attributable to markets launched after December 31, 2007 and the Cricket Broadband service included in total operating expenses	—	—	—	—	—	172,031	64,052	121,235

Existing business adjusted OIBDA	$142,339	$88,053	$276,399	$256,055	$392,268	$585,780	$289,439	$355,884
Adjusted OIBDA and existing business OIBDA margin:
Service revenues	$405,850	$289,355	$768,916	$956,365	$1,395,667	$1,709,101	$816,072	$1,055,590
Adjusted OIBDA margin	35%	30%	36%	27%	28%	24%	28%	22%

Existing business service revenues	$405,850	$289,355	$768,916	$956,365	$1,395,667	$1,629,164	$805,905	$883,876
Existing business adjusted OIBDA margin	35%	30%	36%	27%	28%	36%	36%	40%

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained or incorporated by reference in this prospectus, before exchanging your old notes for new notes pursuant to this prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business and Industry

We Have Experienced Net Losses, and We May Not Be Profitable in the Future.

We experienced net losses of $61.2 million and $108.5 million for the three and six months ended June 30, 2009, respectively, and $143.4 million, $76.4 million and $25.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. We may not generate profits in the future on a consistent basis or at all. Our strategic objectives depend on our ability to operate our existing and newly launched markets and customer acceptance of our Cricket product offerings. We will experience higher operating expenses after we have launched business expansion efforts, including activities to broaden our product portfolio and to expand and improve our network coverage and capacity. If we fail to achieve consistent profitability, that failure could have a negative effect on our financial condition.

We May Not Be Successful in Increasing Our Customer Base Which Would Negatively Affect Our Business Plans and Financial Outlook.

Our growth on a quarter-by-quarter basis has varied substantially in the past. We believe that this uneven growth generally reflects seasonal trends in customer activity, promotional activity, competition in the wireless telecommunications market, our pace of new market launches, and varying national economic conditions. Our current business plans assume that we will continue to increase our customer base over time, providing us with increased economies of scale. Our ability to continue to grow our customer base and achieve the customer penetration levels we currently believe are possible in our markets is subject to a number of risks, including, among other things, increased competition from existing or new competitors, higher than anticipated churn, our inability to increase our network capacity to meet increasing customer demand, unfavorable economic conditions (which may have a disproportionate negative impact on portions of our customer base), changes in the demographics of our markets, adverse changes in the legislative and regulatory environment and other factors that may limit our ability to grow our customer base. If we are unable to attract and retain a growing customer base, our current business plans and financial outlook may be harmed.

General Economic Conditions May Adversely Affect Our Business, Financial Performance or Ability to Obtain Debt or Equity Financing on Reasonable Terms or at All.

Our business and financial performance are sensitive to changes in general economic conditions, including changes in interest rates, consumer credit conditions, consumer debt levels, consumer confidence, rates of inflation (or concerns about deflation), unemployment rates, energy costs and other macro-economic factors. Recent market and economic conditions have been unprecedented and challenging, with tighter credit conditions and economic recession continuing in 2009. Continued concerns about the systemic impact of potential long-term and widespread economic recession, high energy costs, geopolitical issues, the availability and cost of credit and unstable housing and mortgage markets have contributed to increased market volatility and diminished expectations for the economy. In addition, uncertainty and instability in the capital and credit markets and federal government interventions in the U.S. financial system, combined with volatile energy prices, declining business and consumer confidence and increased unemployment, have contributed to significant economic volatility. As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets and the strength of counterparties has led many lenders and institutional investors to reduce, and in some cases, cease to provide credit to businesses and consumers. These factors have led to a decrease in spending by businesses and consumers alike.

Continued market turbulence and recessionary conditions may materially adversely affect our business and financial performance in a number of ways. Because we do not require customers to sign fixed-term contracts or pass a credit check, our service is available to a broad customer base. As a result, during general economic downturns, including periods of decreased consumer confidence or high unemployment, we may have greater difficulty in gaining new customers within this base for our services and some of our existing customers may be more likely to terminate service due to an inability to pay than the average industry customer. In addition, continued recessionary conditions and tight credit conditions may adversely impact our vendors, some of which have filed for or may be considering bankruptcy, as well as suppliers and third-party dealers who could experience cash flow or liquidity problems, which could adversely impact our ability to distribute, market or sell our products and services. For example, during the second quarter of 2009, Nortel Networks, which has provided a significant amount of our network infrastructure, agreed to sell substantially all of its network operations to Ericsson. We also maintain investments in commercial paper and short-term investments in obligations of the U.S. government and government agencies. Volatility and uncertainty in the financial markets could result in losses in these investments. As a result, sustained difficult, or worsening, general economic conditions could have a material adverse effect on our business, financial condition and results of operations.

In addition, general economic conditions have significantly affected the ability of many companies to raise additional funding in the capital markets. For example, U.S. credit markets have experienced significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive and resulting in the general unavailability of many forms of debt financing. Although conditions in the U.S. credit markets have recently improved, continued uncertainty in the credit markets could negatively impact our ability to access additional debt financing or to refinance existing indebtedness in the future on favorable terms or at all. These general economic conditions have also adversely affected the trading prices of equity securities of many U.S. companies, including Leap, and could significantly limit our ability to raise additional capital through the issuance of common stock, preferred stock or other equity securities. If we require additional capital to fund any activities we elect to pursue in addition to our current business expansion efforts and were unable to obtain such capital on terms that we found acceptable or at all, we would likely reduce our investments in such activities or re-direct capital otherwise available for our business expansion efforts. Any of these risks could impair our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

If We Experience Low Rates of Customer Acquisition or High Rates of Customer Turnover, Our Ability to Become Profitable Will Decrease.

Our rates of customer acquisition and turnover are affected by a number of competitive factors, in addition to the macro-economic factors described above, including the size of our calling areas, network performance and reliability issues, our handset and service offerings (including the ability of customers to cost-effectively roam onto other wireless networks), customer perceptions of our services, customer care quality, wireless number portability and higher deactivation rates among less-tenured customers we gained as a result of our new market launches. We have also experienced an increasing trend of current customers upgrading their handset by buying a new phone, activating a new line of service, and letting their existing service lapse, which trend has resulted in a higher churn rate as these customers are counted as having disconnected service but have actually been retained. Managing these factors and customers’ expectations is essential in attracting and retaining customers. Although we have implemented programs to attract new customers and address customer turnover, we cannot assure you that these programs or our strategies to address customer acquisition and turnover will be successful. In addition, we and Denali Operations launched a significant number of new Cricket markets in 2008 and through the first half of 2009. In newly launched markets, we expect to initially experience a greater degree of customer turnover due to the number of customers new to Cricket service, although we generally expect that churn will gradually improve as the average tenure of customers in such markets increases. A high rate of customer turnover or low rate of new customer acquisition would reduce revenues and increase the total marketing expenditures required to attract the minimum number of customers required to sustain our business plan which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

We Have Made Significant Investment, and May Continue to Invest, in Joint Ventures That We Do Not Control.

We own a 73.3% non-controlling interest in LCW Wireless, which was awarded a wireless license for the Portland, Oregon market in Auction #58 and to which we contributed, among other things, two wireless licenses in Eugene and Salem, Oregon and related operating assets. We also own an 82.5% non-controlling interest in Denali, an entity which acquired a wireless license covering the upper mid-west portion of the U.S. in Auction #66 through a wholly owned subsidiary. LCW Wireless and Denali acquired their wireless licenses as “very small business” designated entities under FCC regulations. Our participation in these joint ventures is structured as a non-controlling interest in order to comply with FCC rules and regulations. We have agreements with our joint venture partners in LCW Wireless and Denali that are intended to allow us to actively participate to a limited extent in the development of the business through the joint venture. However, these agreements do not provide us with control over the business strategy, financial goals, build-out plans or other operational aspects of the joint venture. The FCC’s rules restrict our ability to acquire controlling interests in such entities during the period that such entities must maintain their eligibility as a designated entity, as defined by the FCC. The entities or persons that control the joint ventures may have interests and goals that are inconsistent or different from ours which could result in the joint venture taking actions that negatively impact our business or financial condition. In addition, if any of the other members of a joint venture files for bankruptcy or otherwise fails to perform its obligations or does not manage the joint venture effectively, we may lose our equity investment in, and any present or future opportunity to acquire the assets (including wireless licenses) of, such entity.

The FCC has implemented rule changes aimed at addressing alleged abuses of its designated entity program. While we do not believe that these recent rule changes materially affect our joint ventures with LCW Wireless and Denali, the scope and applicability of these rule changes to these designated entity structures remain in flux, and the changes remain subject to administrative and judicial review. On March 26, 2009, the United States Court of Appeals for the District of Columbia Circuit rejected one of the pending judicial challenges to the designated entity rules. Another appeal of these rules remains pending in the United States Court of Appeals for the Third Circuit and seeks to overturn the results of the AWS and 700 MHz auctions. We cannot predict the degree to which rule changes, judicial review of the designated entity rules or increased regulatory scrutiny that may follow from these proceedings will affect our current or future business ventures, licenses acquired in the challenged auctions, or our participation in future FCC spectrum auctions.

We Face Increasing Competition Which Could Have a Material Adverse Effect on Demand for Cricket Service.

The telecommunications industry is very competitive. In general, we compete with national facilities-based wireless providers and their prepaid affiliates or brands, local and regional carriers, non-facilities-based mobile virtual network operators, or MVNOs, voice-over-internet-protocol, service providers and traditional landline service providers, including telephone and cable companies. Some of these competitors are able to offer bundled service offerings which package wireless service offerings with additional service offerings, such as landline phone service, cable or satellite television, media and internet, that we may not be able to duplicate at competitive prices.

Many of these competitors have greater name and brand recognition, larger spectrum holdings, larger footprints, access to greater amounts of capital, greater technical, sales, marketing and distribution resources and established relationships with a larger base of current and potential customers. These advantages may allow our competitors to provide service offerings with better or more extensive features or options than those we currently provide, offer the latest and most popular handsets through exclusive vendor arrangements, market to broader customer segments, offer service over larger geographic areas, or purchase equipment, supplies, handsets and services at lower prices than we can. As handset selection and pricing become increasingly important to customers, our inability to offer customers the latest and most popular handsets as a result of exclusive dealings between handset manufacturers and our larger competitors could put us at a significant competitive disadvantage and make it more difficult for us to attract and retain customers. In addition, some of our competitors are able to offer their customers roaming services at lower rates. As consolidation in the industry creates even larger competitors, advantages that our competitors may have, as well as their bargaining power as wholesale providers of roaming services, may increase. For example, in connection with the offering of our nationwide roaming service, we have encountered problems with certain large wireless carriers in negotiating terms for roaming arrangements that we believe are reasonable, and we believe that consolidation has contributed significantly to such carriers’ control over the terms and conditions of wholesale roaming services.

The competitive pressures of the wireless telecommunications market have also caused other carriers to offer service plans with unlimited service offerings or increasingly large bundles of minutes of use at increasingly lower prices, which are competing with the predictable and unlimited Cricket Wireless service plans. Some of our competitors offer rate plans substantially similar to Cricket’s service plans or products that customers may perceive to be similar to Cricket’s service plans in markets in which we offer wireless service. For example, AT&T, Sprint Nextel, T-Mobile and Verizon Wireless each offer flat-rate unlimited service offerings. Sprint Nextel also offers a competitively-priced flat-rate unlimited service offering under its Boost Unlimited brand, which is very similar to our Cricket Wireless service. In addition, T-Mobile recently introduced an unlimited postpaid plan for certain of its current customers that is competitively priced with our Cricket Wireless service. In addition, a number of MVNOs offer or have recently introduced competitively-priced service offerings. For example, Tracfone Wireless recently introduced a wireless offering under its “Straight Talk” brand using Verizon’s wireless network. In addition, Virgin Mobile offers a wireless offering using Sprint Nextel’s network, and Sprint Nextel recently announced plans to acquire the company. Some competitors also offer prepaid wireless plans that are being advertised heavily to demographic segments in our current markets and in markets in which we may expand that are strongly represented in Cricket’s customer base. For example, T-Mobile offers a FlexPay plan which permits customers to pay in advance for its post-pay plans and avoid overage charges, and an internet-based service upgrade which permits wireless customers to make unlimited local and long-distance calls from their home phone in place of a traditional landline phone service. These various service offerings described above have presented additional strong competition in markets in which our offerings overlap.

We may also face additional competition from new entrants in the wireless marketplace, many of whom may have significantly more resources than we do. The FCC is pursuing policies designed to increase the number of wireless licenses and spectrum available for the provision of wireless voice and data services in each of our markets. For example, the FCC has adopted rules that allow the partitioning, disaggregation or leasing of wireless licenses, which may increase the number of our competitors. The FCC has also in recent years allowed satellite operators to use portions of their spectrum for ancillary terrestrial use, and also permitted the offering of broadband services over power lines. In addition, the auction and licensing of new spectrum may result in new competitors and/or allow existing competitors to acquire additional spectrum, which could allow them to offer services that we may not technologically or cost effectively be able to offer with the licenses we hold or to which we have access.

Our ability to remain competitive will depend, in part, on our ability to anticipate and respond to various competitive factors and to keep our costs low. We recently revised a number of our Cricket Wireless service plans to provide additional features previously only available in our higher-priced plans. Depending on customer acceptance for our revised plans, these changes could impact our overall service plan product mix and result in lower average monthly revenue per customer. In addition, we recently revised certain features of our dealer compensation. The evolving competitive landscape has impacted our financial and operating results, and we expect that the continuing evolution of competition in our industry may result in more competitive pricing, slower growth, higher costs and increased customer turnover, as well as the possibility of requiring us to further modify our service plans, increase our handset subsidies or increase our dealer compensation in response to competition. Any of these results or actions could have a material adverse effect on our business, financial condition and operating results.

We May Be Unable to Obtain the Roaming Services We Need From Other Carriers to Remain Competitive.

We believe that our customers prefer that we offer roaming services that allow them to make calls automatically using the networks of other carriers when they are outside of their Cricket service area. Many of our competitors have regional or national networks which enable them to offer automatic roaming services to their subscribers at a lower cost than we can offer. We do not have a national network, and we must pay fees to other carriers who provide roaming services to us. We currently rely on roaming agreements with several carriers for the majority of our roaming services. Our roaming agreements generally cover voice but not data services and some of these agreements may be terminated on relatively short notice. In addition, we believe that the rates charged to us by some of these carriers are higher than the rates they charge to certain other roaming partners.

The FCC has adopted a report and order clarifying that commercial mobile radio service providers are required to provide automatic roaming for voice and SMS text-messaging services on just, reasonable and non-discriminatory terms. The FCC order, however, does not address roaming for data services nor does it provide or mandate any specific mechanism for determining the reasonableness of roaming rates for voice or SMS text messaging services, and so our ability to obtain roaming services from other carriers at attractive rates remains uncertain. In addition, the FCC order indicates that a host carrier is not required to provide roaming services to another carrier in areas in which that other carrier holds wireless licenses or usage rights that could be used to provide wireless services. Because we and Denali License Sub hold a significant number of spectrum licenses for markets in which service has not yet been launched, we believe that this “in-market” roaming restriction could significantly and adversely affect our ability to receive roaming services in areas where we hold licenses. We and other wireless carriers have filed petitions with the FCC, asking that the agency reconsider this in-market exception to its roaming order. However, we can provide no assurances as to whether the FCC will reconsider this exception or the timeframe in which it might do so.

In light of the current FCC order, we cannot provide assurances that we will be able to continue to provide roaming services for our customers across the nation or that we will be able to provide such services on a cost-effective basis. We may be unable to enter into or maintain roaming arrangements for voice services at reasonable rates, including in areas in which we hold wireless licenses or have usage rights but have not yet constructed wireless facilities, and we may be unable to secure reasonable roaming arrangements for our data services. Our inability to obtain these roaming services on a cost-effective basis may limit our ability to compete effectively for wireless customers, which may increase our churn and decrease our revenues, which in turn could materially adversely affect our business, financial condition and results of operations.

We Restated Certain of Our Prior Consolidated Financial Statements, Which Has Led to Additional Risks and Uncertainties, Including Shareholder Litigation.

As discussed in Note 2 to our consolidated financial statements included in “Part II — Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, filed with the SEC on December 26, 2007, we restated our consolidated financial statements as of and for the years ended December 31, 2006 and 2005 (including interim periods therein), for the period from August 1, 2004 to December 31, 2004 and for the period from January 1, 2004 to July 31, 2004. In addition, we restated our condensed consolidated financial statements as of and for the quarterly periods ended June 30, 2007 and March 31, 2007. The determination to restate these consolidated financial statements and quarterly condensed consolidated financial statements was made by Leap’s Audit Committee upon management’s recommendation following the identification of errors related to (i) the timing and recognition of certain service revenues and operating expenses, (ii) the recognition of service revenues for certain customers that voluntarily disconnected service, (iii) the classification of certain components of service revenues, equipment revenues and operating expenses and (iv) the determination of a tax valuation allowance during the second quarter of 2007.

As a result of these events, we became subject to a number of additional risks and uncertainties, including substantial unanticipated costs for accounting and legal fees in connection with or related to the restatement. In particular, two shareholder derivative actions are currently pending, and we are party to a consolidated securities class action lawsuit. The plaintiffs in these lawsuits may make additional claims, expand existing claims and/or expand the time periods covered by the complaints. Other plaintiffs may bring additional actions with other claims based on the restatement. We have incurred and may incur substantial additional defense costs with respect to these claims, regardless of their outcome. Likewise, these claims might cause a diversion of our management’s time and attention. If we do not prevail in any such actions, we could be required to pay substantial damages or settlement costs, which could materially adversely affect our business, financial condition and results of operations.

Our Business and Stock Price May Be Adversely Affected If Our Internal Controls Are Not Effective.

Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to conduct a comprehensive evaluation of their internal control over financial reporting. To comply with this statute, each year we are required to document and test our internal control over financial reporting; our management is required to assess and issue a report concerning our internal control over financial reporting; and our independent registered public accounting firm is required to report on the effectiveness of our internal control over financial reporting.

In our quarterly and annual reports (as amended) for the periods ended from December 31, 2006 through September 30, 2008, we reported a material weakness in our internal control over financial reporting which related to the design of controls over the preparation and review of the account reconciliations and analysis of revenues, cost of revenue and deferred revenues, and ineffective testing of changes made to our revenue and billing systems in connection with the introduction or modification of service offerings. As described in “Part II — Item 9A. Controls and Procedures” of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009, we have taken a number of actions to remediate this material weakness, which include reviewing and designing enhancements to certain of our systems and processes relating to revenue recognition and user acceptance testing and hiring and promoting additional accounting personnel with the appropriate skills, training and experience in these areas. Based upon the remediation actions described in “Part II — Item 9A. Controls and Procedures” of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009, management concluded that the material weakness described above was remediated as of December 31, 2008.

In addition, we previously reported that certain material weaknesses in our internal control over financial reporting existed at various times during the period from September 30, 2004 through September 30, 2006. These material weaknesses included excessive turnover and inadequate staffing levels in our accounting, financial reporting and tax departments, weaknesses in the preparation of our income tax provision, and weaknesses in our application of lease-related accounting principles, fresh-start reporting oversight, and account reconciliation procedures.

Although we believe we have taken appropriate actions to remediate the control deficiencies we have identified and to strengthen our internal control over financial reporting, we cannot assure you that we will not discover other material weaknesses in the future. The existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of Leap common stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed.

Our Primary Business Strategy May Not Succeed in the Long Term.

A major element of our business strategy is to offer consumers service plans that allow unlimited wireless service from within a Cricket service area for a flat rate without entering into a fixed-term contract or passing a credit check. However, unlike national wireless carriers, we do not currently provide ubiquitous coverage across the U.S. or all major metropolitan centers, and instead have a network footprint covering only the principal population centers of our various markets. This strategy may not prove to be successful in the long term. Some companies that have offered this type of service in the past have been unsuccessful. From time to time, we also evaluate our product and service offerings and the demands of our target customers and may modify, change, adjust or discontinue our product and service offerings or offer new products and services on a permanent, trial or promotional basis. We cannot assure you that these product or service offerings will be successful or prove to be profitable.

We May Incur Substantial Costs in Connection With Any Build-Out of New Markets, and Any Delays or Cost Increases in the Build-Out of Our New Markets Could Adversely Affect Our Business.

Our ability to achieve our strategic objectives depends, in part, on the successful, timely and cost-effective build-out of the networks associated with newly acquired FCC licenses, including the licenses that we and Denali acquired in Auction #66 and any licenses that we may acquire from third parties. During the six months ended June 30, 2009, we and Denali Operations launched new markets in Chicago, Philadelphia, Washington, D.C. and Baltimore covering approximately 24 million additional POPs. In addition, we have identified new markets covering approximately 16 million additional POPs that we could elect to launch with Cricket service in the future using our wireless licenses.

Large-scale construction projects for the build-out of any new markets will require significant capital expenditures and may suffer cost overruns. In addition, we expect to incur higher operating expenses as our existing business grows and as we build out and after we launch service in new markets. Significant capital expenditures and increased operating expenses, including in connection with the build-out and launch of new markets, decrease OIBDA and free cash flow for the periods in which we incur such costs. If we are unable to fund the build-out of any new markets that we determine to launch with our existing cash and our cash generated from operations, we may be required to defer the build-out of certain markets or to raise additional equity capital or incur further indebtedness, which we cannot guarantee would be available to us on acceptable terms or at all. In addition, the build-out of any new markets may be delayed or adversely affected by a variety of factors, uncertainties and contingencies, such as natural disasters, difficulties in obtaining zoning permits or other regulatory approvals, our relationships with our joint venture partners, and the timely performance by third parties of their contractual obligations to construct portions of the networks.

Portions of the AWS spectrum that we and Denali License Sub hold are currently used by U.S. federal government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. We and Denali considered the estimated cost and time-frame required to clear the spectrum prior to placing bids in Auction #66. However, the actual cost of clearing the spectrum in any new markets could exceed our estimated costs. Furthermore, delays in the provision of federal funds to relocate government users, or difficulties in negotiating with incumbent government and commercial licensees, may extend the date by which the auctioned spectrum can be cleared of existing operations, and thus may also delay the date on which we could launch commercial services in any new markets we elect to launch. In addition, to the extent that we or Denali Operations are operating on AWS spectrum and a federal government agency believes that our planned or ongoing operations interfere with its current uses, we may be required to immediately cease using the spectrum in that particular market for a period of time until the interference is resolved. Any temporary or extended shutdown of one of our or Denali Operations’ wireless networks in a launched market could materially and adversely affect our competitive position and results of operations.

Any failure to complete the build-out of any new markets on budget or on time could delay the implementation of our clustering and expansion strategies, and could have a material adverse effect on our business, financial condition and results of operations.

If We Are Unable to Manage Our Planned Growth, Our Operations Could Be Adversely Impacted.

We have experienced substantial growth in a relatively short period of time, and we expect to continue to experience growth in the future in our existing and new markets. During the six months ended June 30, 2009, we and Denali Operations launched new markets in Chicago, Philadelphia, Washington, D.C. and Baltimore covering approximately 24 million additional POPs. In addition, we have identified new markets covering approximately 16 million additional POPs that we could elect to launch with Cricket service in the future using our wireless licenses. The management of our growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, diligent management of our network infrastructure and its growth, increased spending associated with marketing activities and acquisition of new customers, the ability to attract and retain qualified management personnel and the training of new personnel. Furthermore, the implementation of new or expanded systems or platforms to accommodate our growth, and the transition to such systems or platforms from our existing infrastructure, could result in unpredictable technological or other difficulties. Failure to successfully manage our expected growth and development, to effectively manage large market launches, to enhance our processes and management systems or to timely and adequately resolve any such difficulties could have a material adverse effect on our business, financial condition and results of operations.

In addition, our rapid growth and the launch of new markets will require continued management and control of our handset inventories. From time to time, we have experienced inventory shortages, most notably with certain of our strongest-selling handsets, including shortages we experienced during the second quarter of 2009. While we have been addressing these shortages, there can be no assurance that we will not experience inventory shortages in the future. Any failure to effectively manage and control our handset inventories could adversely affect our ability to gain new customers and have a material adverse effect on our business, financial condition and results of operations.

The Wireless Industry is Experiencing Rapid Technological Change, Which May Require Us to Significantly Increase Capital Investment, and We May Lose Customers If We Fail to Keep Up With These Changes.

The wireless communications industry continues to experience significant technological change, as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Our continued success will depend, in part, on our ability to anticipate or adapt to technological changes and to offer, on a timely basis, services that meet customer demands.

In the future, competitors may seek to provide competing wireless telecommunications service through the use of developing 4G technologies, such as WiMax and Long Term Evolution, or LTE. We currently expect to conduct a limited trial of LTE technology later this year. We cannot predict, however, which of many possible future technologies, products or services will be important to maintain our competitive position or what expenditures we will be required to make in order to develop and provide these technologies, products and services. The cost of implementing or competing against future technological innovations may be prohibitive to us, and we may lose customers if we fail to keep up with these changes. For example, we have expended a substantial amount of capital to upgrade our network with EvDO technology to offer advanced data services. In addition, we may be required to acquire additional spectrum to deploy these new technologies, which we cannot guarantee would be available to us at a reasonable cost, on a timely basis or at all. There are also risks that current or future versions of the wireless technologies and evolutionary path that we have selected or may select may not be demanded by customers or provide the advantages that we expect. If such upgrades, technologies or services do not become commercially acceptable, our revenues and competitive position could be materially and adversely affected. We cannot assure you that there will be widespread demand for advanced data services or that this demand will develop at a level that will allow us to earn a reasonable return on our investment. In addition, there are risks that other wireless carriers on whose networks our customers roam may change their technology to other technologies that are incompatible with ours. As a result, the ability of our customers to roam on such carriers’ wireless networks could be adversely affected. If these risks materialize, our business, financial condition or results of operations could be materially adversely affected.

In addition, CDMA2000-based infrastructure networks serve a relatively small minority of wireless users worldwide and could become less popular in the future, which could raise the cost to us of network equipment and handsets that use that technology relative to the cost of handsets and network equipment that utilize other technologies.

The Loss of Key Personnel and Difficulty Attracting and Retaining Qualified Personnel Could Harm Our Business.

We believe our success depends heavily on the contributions of our employees and on attracting, motivating and retaining our officers and other management and technical personnel. We do not, however, generally provide employment contracts to our employees. If we are unable to attract and retain the qualified employees that we need, our business may be harmed.

We have experienced higher than normal employee turnover in the past, in part because of our bankruptcy, including turnover of individuals at the most senior management levels. In addition, our business is managed by a small number of key executive officers, including our CEO, S. Douglas Hutcheson. In September 2007, Amin Khalifa resigned as our executive vice president and CFO, and the board of directors appointed Mr. Hutcheson to serve as acting CFO as we searched for a successor to Mr. Khalifa. We announced the appointment of Walter Z. Berger as our executive vice president and CFO in June 2008. In February 2008, Grant Burton, who had served as chief accounting officer and controller since June 2005, assumed a new role as vice president, financial systems and processes. Jeffrey E. Nachbor, joined the company in April 2008 as our senior vice president, financial operations, and was appointed as our chief accounting officer in May 2008. As a result, several members of our senior management, including those responsible for our finance and accounting functions, have either been hired or appointed to new positions over a relatively short period of time, and it may take time to fully integrate these individuals into their new roles. The loss of key individuals in the future may have a material adverse impact on our ability to effectively manage and operate our business. In addition, we may have difficulty attracting and retaining key personnel in future periods, particularly if we were to experience poor operating or financial performance.

Risks Associated With Wireless Handsets Could Pose Product Liability, Health and Safety Risks That Could Adversely Affect Our Business.

We do not manufacture handsets or other equipment sold by us and generally rely on our suppliers to provide us with safe equipment. Our suppliers are required by applicable law to manufacture their handsets to meet certain governmentally imposed safety criteria. However, even if the handsets we sell meet the regulatory safety criteria, we could be held liable with the equipment manufacturers and suppliers for any harm caused by products we sell if such products are later found to have design or manufacturing defects. We generally have indemnification agreements with the manufacturers who supply us with handsets to protect us from direct losses associated with product liability, but we cannot guarantee that we will be fully protected against all losses associated with a product that is found to be defective.

Media reports have suggested that the use of wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Certain class action lawsuits have been filed in the industry claiming damages for alleged health problems arising from the use of wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and other medical devices. The media has also reported incidents of handset battery malfunction, including reports of batteries that have overheated. Malfunctions have caused at least one major handset manufacturer to recall certain batteries used in its handsets, including batteries in a handset sold by Cricket and other wireless providers.

Concerns over possible health and safety risks associated with radio frequency emissions and defective products may discourage the use of wireless handsets, which could decrease demand for our services, or result in regulatory restrictions or increased requirements on the location and operation of cell sites, which could increase our operating expenses. Concerns over possible safety risks could decrease the demand for our services. For example, in early 2008, a technical defect was discovered in one of our manufacturer’s handsets which appeared to prevent a portion of 911 calls from being heard by the operator. After learning of the defect, we instructed our retail locations to temporarily cease selling the handsets, notified our customers of the matter and directed them to bring their handsets into our retail locations to receive correcting software. If one or more Cricket customers were harmed by a defective product provided to us by a manufacturer and subsequently sold in connection with our services, our ability to add and maintain customers for Cricket service could be materially adversely affected by negative public reactions.

There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that has been and may be adopted in response to these risks could limit our ability to sell our wireless service.

We Rely Heavily on Third Parties to Provide Specialized Services; a Failure by Such Parties to Provide the Agreed Upon Products or Services Could Materially Adversely Affect Our Business, Results of Operations and Financial Condition.

We depend heavily on suppliers and contractors with specialized expertise in order for us to efficiently operate our business. In the past, our suppliers, contractors and third-party retailers have not always performed at the levels we expect or at the levels required by their contracts. If key suppliers, contractors, service providers or third-party retailers fail to comply with their contracts, fail to meet our performance expectations or refuse or are unable to supply or provide services to us in the future, our business could be severely disrupted. Generally, there are multiple sources for the types of products and services we purchase or use. However, some suppliers and contractors are the exclusive sources of specific products and services that we rely upon for billing, customer care, sales, accounting and other areas in our business. For example, in December 2008 we entered into a long-term, exclusive services agreement with Convergys Corporation for the implementation and ongoing management of a new billing system. In addition, we currently rely on a limited number of third-party vendors to provide customer care services, and we intend to transition those services to multiple vendors later in 2009. We also use a limited number of vendors to provide payment processing services, and in a significant number of our markets, the majority of these services may be provided by a single vendor. In addition, a limited number of vendors currently provide a majority of our voice and data communications transport services. Because of the costs and time lags that can be associated with transitioning from one supplier or service provider to another, our business could be substantially disrupted if we were required to replace the products or services of one or more major suppliers or service providers with products or services from another source, especially if the replacement became necessary on short notice. Any such disruption could have a material adverse effect on our business, results of operations and financial condition.

System Failures, Security Breaches, Business Disruptions and Unauthorized Use or Interference with our Network Could Result in Higher Churn, Reduced Revenue and Increased Costs, and Could Harm Our Reputation.

Our technical infrastructure (including our network infrastructure and ancillary functions supporting our network such as service activation, billing and customer care) is vulnerable to damage or interruption from technology failures, power surges or outages, natural disasters, fires, human error, terrorism, intentional wrongdoing or similar events. Unanticipated problems at our facilities or with our technical infrastructure, system or equipment failures, hardware or software failures or defects, computer viruses or hacker attacks could affect the quality of our services and cause network service interruptions. Unauthorized access to or use of customer or account information, including credit card or other personal data, could result in harm to our customers and legal actions against us, and could damage our reputation. In addition, earthquakes, floods, hurricanes, fires and other unforeseen natural disasters or events could materially disrupt our business operations or the provision of Cricket service in one or more markets. During the third quarter of 2008, our customer acquisitions, cost of service and revenues in certain markets were adversely affected by Hurricane Ike and related weather systems. Our business operations in markets near the Mexican border or elsewhere could be impacted if the April 2009 outbreak of H1N1 Flu, or “swine flu,” were to worsen and potentially cause us or any of our dealers or other distributors to temporarily close retail outlets, which could potentially affect the volume of customer traffic. Any costs we incur to restore, repair or replace our network or technical infrastructure, and any costs associated with detecting, monitoring or reducing the incidence of unauthorized use, may be substantial and increase our cost of providing service. In addition, we are in the process of upgrading some of our internal business systems, and we cannot assure you that we will not experience delays or interruptions while we transition our data and existing systems onto our new systems. In December 2008, we entered into a long-term, exclusive services agreement with Convergys Corporation for the implementation and ongoing management of a new billing system. To help facilitate the transition of customer billing from our current vendor, VeriSign, Inc., to Convergys, we acquired VeriSign’s billing system software and simultaneously entered into a transition services agreement to enable Convergys to provide us with billing services using the existing VeriSign software until the conversion to the new system is complete. We also intend to implement a new inventory management system. Any failure in or interruption of systems that we or third parties maintain to support ancillary functions, such as billing, point of sale, inventory management, customer care and financial reporting, could materially impact our ability to timely and accurately record, process and report information important to our business. If any of the above events were to occur, we could experience higher churn, reduced revenues and increased costs, any of which could harm our reputation and have a material adverse effect on our business, financial condition or results of operations.

We May Not Be Successful in Protecting and Enforcing Our Intellectual Property Rights.

We rely on a combination of patent, service mark, trademark, and trade secret laws and contractual restrictions to establish and protect our proprietary rights, all of which only offer limited protection. We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business in order to limit access to and disclosure of our proprietary information. Despite our efforts, the steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary rights. Moreover, others may independently develop processes and technologies that are competitive to ours. The enforcement of our intellectual property rights may depend on any legal actions that we undertake against such infringers being successful, but we cannot be sure that any such actions will be successful, even when our rights have been infringed.

We cannot assure you that our pending, or any future, patent applications will be granted, that any existing or future patents will not be challenged, invalidated or circumvented, that any existing or future patents will be enforceable, or that the rights granted under any patent that may issue will provide us with any competitive advantages.

In addition, we cannot assure you that any trademark or service mark registrations will be issued with respect to pending or future applications or that any registered trademarks or service marks will be enforceable or provide adequate protection of our brands. Our inability to secure trademark or service mark protection with respect to our brands could have a material adverse effect on our business, financial condition and results of operations.

We and Our Suppliers May Be Subject to Claims of Infringement Regarding Telecommunications Technologies That Are Protected By Patents and Other Intellectual Property Rights.

Telecommunications technologies are protected by a wide array of patents and other intellectual property rights. As a result, third parties have asserted and may in the future assert infringement claims against us or our suppliers based on our or their general business operations, the equipment, software or services that we or they use or provide, or the specific operation of our wireless networks. For example, see “Part II — Item 1. Legal Proceedings — Patent Litigation” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which is incorporated by reference herein, for a description of certain patent infringement lawsuits that have been brought against us. Due in part to the growth and expansion of our business operations, we have become subject to increased amounts of litigation, including disputes alleging patent infringement. If plaintiffs in any patent litigation matters brought against us were to prevail, we could be required to pay substantial damages or settlement costs, which could have a material adverse effect on our business, financial condition and results of operations.

We generally have indemnification agreements with the manufacturers, licensors and suppliers who provide us with the equipment, software and technology that we use in our business to help protect us against possible infringement claims. However, depending on the nature and scope of a possible claim, we may not be entitled to seek indemnification from the manufacturer, vendor or supplier under the terms of the agreement. In addition, to the extent that we may be entitled to seek indemnification under the terms of an agreement, we cannot guarantee that the financial condition of an indemnifying party will be sufficient to protect us against all losses associated with infringement claims or that we would be fully indemnified against all possible losses associated with a possible claim. In addition, our suppliers may be subject to infringement claims that could prevent or make it more expensive for them to supply us with the products and services we require to run our business, which could have the effect of slowing or limiting our ability to introduce products and services to our customers. Moreover, we may be subject to claims that products, software and services provided by different vendors which we combine to offer our services may infringe the rights of third parties, and we may not have any indemnification from our vendors for these claims. Whether or not an infringement claim against us or a supplier is valid or successful, it could materially adversely affect our business, financial condition or results of operations by diverting management attention, involving us in costly and time-consuming litigation, requiring us to enter into royalty or licensing agreements (which may not be available on acceptable terms, or at all) or requiring us to redesign our business operations or systems to avoid claims of infringement. In addition, infringement claims against our suppliers could also require us to purchase products and services at higher prices or from different suppliers and could adversely affect our business by delaying our ability to offer certain products and services to our customers.

Regulation by Government Agencies May Increase Our Costs of Providing Service or Require Us to Change Our Services.

The FCC regulates the licensing, construction, modification, operation, ownership, sale and interconnection of wireless communications systems, as do some state and local regulatory agencies. We cannot assure you that the FCC or any state or local agencies having jurisdiction over our business will not adopt regulations or take other enforcement or other actions that would adversely affect our business, impose new costs or require changes in current or planned operations. In addition, state regulatory agencies are increasingly focused on the quality of service and support that wireless carriers provide to their customers and several agencies have proposed or enacted new and potentially burdensome regulations in this area.

We also cannot assure you that the Communications Act, from which the FCC obtains its authority, will not be further amended in a manner that could be adverse to us. For example, the FCC has implemented rule changes and sought comment on further rule changes focused on addressing alleged abuses of its designated entity program, which gives certain categories of small businesses preferential treatment in FCC spectrum auctions based on size. In that proceeding, the FCC has re-affirmed its goals of ensuring that only legitimate small businesses benefit from the program, and that such small businesses are not controlled or manipulated by larger wireless carriers or other investors that do not meet the small business qualification tests. The scope and applicability of these rule changes to these designated entity structures remain in flux, and the changes remain subject to administrative and judicial review. On March 26, 2009, the United States Court of Appeals for the District of Columbia Circuit rejected one of the pending judicial challenges to the designated entity rules, and another appeal of these rules remains pending in the United States Court of Appeals for the Third Circuit that seeks to overturn the results of the AWS and 700 MHz auctions. We cannot predict the degree to which rule changes, judicial review of the designated entity rules or increased regulatory scrutiny that may follow from these proceedings will affect our current or future business ventures, licenses acquired in the challenged auctions, or our participation in future FCC spectrum auctions.

The Digital Millennium Copyright Act, or DMCA, prohibits the circumvention of technological measures employed to protect a copyrighted work, or access control. However, under the DMCA, the Copyright Office of the Library of Congress, or the Copyright Office, has the authority to exempt for three years certain activities from copyright liability that otherwise might be prohibited by that statute. In November 2006, the Copyright Office granted an exemption to the DMCA to allow circumvention of software locks and other firmware that prohibit a wireless handset from connecting to a wireless network when such circumvention is accomplished for the sole purpose of lawfully connecting the wireless handset to another wireless telephone network. This exemption is effective through October 27, 2009 unless extended by the Copyright Office. The DMCA copyright exemption facilitates our current practice of allowing customers to bring in unlocked, or “reflashed,” phones that they already own and may have used with another wireless carrier, and activate them on our network. We and other carriers have asked the Copyright Office to extend the current or substantially similar exemption for another three-year period. However, we are unable to predict the outcome of the Copyright Office’s determination to continue the exemption or the effect that a Copyright Office decision not to extend the exemption might have on our business. To the extent that the Copyright Office determines not to extend this exemption and this prevents us from activating “reflashed” handsets on our network, this could have a material adverse impact on our business, financial condition and results of operations.

Under existing law, no more than 20% of an FCC licensee’s capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity (as is the case with Leap’s ownership and control of subsidiaries that hold FCC licenses), up to 25% of that entity’s capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% holding company level may be allowed if the FCC finds such higher levels consistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our wireless licenses, which would have a material adverse effect on our business, financial condition and results of operations. Although we could seek a declaratory ruling from the FCC allowing the foreign ownership or could take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses, we cannot assure you that we would be able to obtain such a ruling or that any other actions we may take would be successful.

We also are subject, or potentially subject, to numerous additional rules and requirements, including universal service obligations; number portability requirements; number pooling rules; rules governing billing, subscriber privacy and customer proprietary network information; roaming obligations; rules that require wireless service providers to configure their networks to facilitate electronic surveillance by law enforcement officials; rate averaging and integration requirements; rules governing spam, telemarketing and truth-in-billing; and rules requiring us to offer equipment and services that are accessible to and usable by persons with disabilities, among others. There also pending proceedings exploring the imposition of various types of nondiscrimination and open access obligations on our handsets and networks; the prohibition of handset exclusivity; the possible re-imposition of bright-line spectrum aggregation requirements; further regulation of special access used for wireless backhaul services; and the effects of the siting of communications towers on migratory birds, among others. Some of these requirements and pending proceedings (of which the foregoing examples are not an exhaustive list) pose technical and operational challenges to which we, and the industry as a whole, have not yet developed clear solutions. These requirements generally are the subject of pending FCC or judicial proceedings, and we are unable to predict how they may affect our business, financial condition or results of operations.

Our operations are subject to various other laws and regulations, including those regulations promulgated by the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the

Occupational Safety and Health Administration, other federal agencies and state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact our operations and costs of doing business. Because of our smaller size, legislation or governmental regulations and orders can significantly increase our costs and affect our competitive position compared to other larger telecommunications providers. We are unable to predict the scope, pace or financial impact of regulations and other policy changes that could be adopted by the various governmental entities that oversee portions of our business.

If Call Volume or Wireless Broadband Usage Exceeds Our Expectations, Our Costs of Providing Service Could Increase, Which Could Have a Material Adverse Effect on Our Operating Expenses.

Cricket Wireless customers generally use their handsets for voice calls for an average of approximately 1,500 minutes per month, and some markets experience substantially higher call volumes. Our Cricket Wireless service plans bundle certain features, long distance and unlimited service in Cricket calling areas for a fixed monthly fee to more effectively compete with other telecommunications providers. In September 2007, we introduced our unlimited mobile broadband offering, Cricket Broadband, into select markets. As of June 30, 2009, our Cricket Broadband service was available in all of our and our joint ventures’ Cricket markets, and we intend to make the service available in any new Cricket markets that we may launch. In October 2008, we began an introductory launch of Cricket PAYGo, our daily unlimited prepaid wireless service, and in April 2009 we expanded the availability of the service to make Cricket PAYGo available in all of our and our consolidated joint ventures’ Cricket markets.

If customers exceed expected usage for our voice or mobile broadband services, we could face capacity problems and our costs of providing the services could increase. Although we own less spectrum in many of our markets than our competitors, we seek to design our network to accommodate our expected high rates of usage of voice and mobile broadband services, and we consistently assess and try to implement technological improvements to increase the efficiency of our wireless spectrum. However, if future wireless use by Cricket customers exceeds the capacity of our network, service quality may suffer. We may be forced to raise the price of our voice or mobile broadband services to reduce volume or otherwise limit the number of new customers, or incur substantial capital expenditures to improve network capacity or quality.

We May Be Unable to Acquire Additional Spectrum in the Future at a Reasonable Cost or on a Timely Basis.

Because we offer unlimited calling services for a fixed rate, our customers’ average minutes of use per month is substantially above U.S. averages. In addition, customer usage of our Cricket Broadband service has been significant. We intend to meet demand for our wireless services by utilizing spectrally efficient technologies. Despite our recent spectrum purchases, there may come a point where we need to acquire additional spectrum in order to maintain an acceptable grade of service or provide new services to meet increasing customer demands. In the future, we may be required to acquire additional spectrum to deploy new technologies, such as WiMax or LTE. In addition, we also may acquire additional spectrum in order to enter new strategic markets. However, we cannot assure you that we will be able to acquire additional spectrum at auction or in the after-market at a reasonable cost or that additional spectrum would be made available by the FCC on a timely basis. In addition, the FCC may impose conditions on the use of new wireless broadband mobile spectrum, such as heightened build-out requirements or open access requirements, that may make it less attractive or economical for us. If such additional spectrum is not available to us when required on reasonable terms or at a reasonable cost, our business, financial condition and results of operations could be materially adversely affected.

Our Wireless Licenses Are Subject to Renewal and May Be Revoked in the Event That We Violate Applicable Laws.

Our existing wireless licenses are subject to renewal upon the expiration of the 10-year or 15-year period for which they are granted, which renewal period commenced for some of our PCS wireless licenses in 2006. The FCC will award renewal expectancy to a wireless licensee that timely files a renewal application, has provided substantial service during its past license term and has substantially complied with applicable FCC rules and policies and the Communications Act. Historically, the FCC has approved our license renewal applications. However, the Communications Act provides that licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. In addition, if we fail to timely file to renew any wireless license, or fail to meet any regulatory requirements for renewal, including construction and substantial service requirements, we could be denied a license renewal. Many of our wireless licenses are subject to interim or final construction requirements and there is no guarantee that the FCC will find our construction, or the construction of prior licensees, sufficient to meet the build-out or renewal requirements. FCC rules provide that applications competing with a license renewal application may be considered in comparative hearings, and establish the qualifications for competing applications and the standards to be applied in hearings. We cannot assure you that the FCC will renew our wireless licenses upon their expiration. If any of our wireless licenses were to be revoked or not renewed upon expiration, we would not be permitted to provide services under that license, which could have a material adverse effect on our business, results of operations and financial condition.

Future Declines in the Fair Value of Our Wireless Licenses Could Result in Future Impairment Charges.

As of June 30, 2009, the carrying value of our wireless licenses and those of Denali License Sub and LCW License was approximately $1.9 billion. During the years ended December 31, 2008, 2007 and 2006, we recorded impairment charges of $0.2 million, $1.0 million and $7.9 million, respectively.

The market values of wireless licenses have varied dramatically over the last several years, and may vary significantly in the future. Valuation swings could occur for a variety of reasons relating to supply and demand, including:

•	consolidation in the wireless industry allows or requires carriers to sell significant portions of their wireless spectrum holdings;

•	a sudden large sale of spectrum by one or more wireless providers occurs; or

•	market prices decline as a result of the sale prices in FCC auctions.

In addition, the price of wireless licenses could decline as a result of the FCC’s pursuit of policies designed to increase the number of wireless licenses available in each of our markets. For example, during the past two years, the FCC auctioned additional spectrum in the 1700 MHz to 2100 MHz band in Auction #66 and the 700 MHz band in Auction #73, and has announced that it intends to auction additional spectrum in the 2.5 GHz band. If the market value of wireless licenses were to decline significantly, the value of our wireless licenses could be subject to noncash impairment charges.

We assess potential impairments to our indefinite-lived intangible assets, including wireless licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. We conduct our annual tests for impairment of our wireless licenses during the third quarter of each year. Estimates of the fair value of our wireless licenses are based primarily on available market prices, including successful bid prices in FCC auctions and selling prices observed in wireless license transactions, pricing trends among historical wireless license transactions, our spectrum holdings within a given market relative to other carriers’ holdings and qualitative demographic and economic information concerning the areas that comprise our markets. A significant impairment loss could have a material adverse effect on our operating income and on the carrying value of our wireless licenses on our balance sheet.

Declines in Our Operating Performance Could Ultimately Result in an Impairment of Our Indefinite-Lived Assets, Including Goodwill, or Our Long-Lived Assets, Including Property and Equipment.

We assess potential impairments to our long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. We assess potential impairments to indefinite-lived intangible assets, including goodwill and wireless licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. General economic conditions in the U.S. have recently adversely impacted the trading prices of securities of many U.S. companies, including Leap, due to concerns regarding recessionary economic conditions, tighter credit conditions, the subprime lending and financial crisis, volatile energy costs, a substantial slowdown in economic activity, decreased consumer confidence and other factors. In addition, the trading prices of the securities of telecommunications companies have been highly volatile. During the twelve months ended June 30, 2009, the closing price of Leap’s common stock ranged from a high of $48.85 per share to a low of $15.46 per share, and the closing price of Leap’s common stock was $15.24 on October 14, 2009. If the trading price of Leap common stock were to be adversely affected for a sustained period of time, due to worsening general economic conditions, significant changes in our financial or operating performance, evolving competition or other factors, these events could ultimately result in a non-cash impairment charge related to our long-lived and/or our indefinite-lived intangible assets. A significant impairment loss could have a material adverse effect on our operating results and on the carrying value of our goodwill or wireless licenses and/or our long-lived assets on our balance sheet.

We May Incur Higher Than Anticipated Intercarrier Compensation Costs.

When our customers use our service to call customers of other carriers, we are required under the current intercarrier compensation scheme to pay the carrier that serves the called party, and any intermediary or transit carrier, for the use of their networks. Similarly, when a customer of another carrier calls one of our customers, that carrier is required to pay us. While in most cases we have been successful in negotiating agreements with other carriers that impose reasonable reciprocal compensation arrangements, some carriers have claimed a right to unilaterally impose what we believe to be unreasonably high charges on us. The FCC is actively considering possible regulatory approaches to address this situation but we cannot assure you that any FCC rules or regulations will be beneficial to us. The enactment of adverse FCC rules or regulations or any FCC inaction could result in carriers successfully collecting higher intercarrier fees from us, which could materially adversely affect our business, financial condition and results of operations.

The FCC also is considering making various significant changes to the intercarrier compensation scheme to which we are subject. We cannot predict with any certainty the likely outcome of this FCC proceeding. Some of the alternatives that are under active consideration by the FCC could severely increase the interconnection costs we pay. If we are unable to cost-effectively provide our products and services to customers, our competitive position and business prospects could be materially adversely affected.

If We Experience High Rates of Credit Card, Subscription or Dealer Fraud, Our Ability to Generate Cash Flow Will Decrease.

Our operating costs can increase substantially as a result of customer credit card, subscription or dealer fraud. We have implemented a number of strategies and processes to detect and prevent efforts to defraud us, and we believe that our efforts have substantially reduced the types of fraud we have identified. However, if our strategies are not successful in detecting and controlling fraud, the resulting loss of revenue or increased expenses could have a material adverse impact on our financial condition and results of operations.

Our Directors and Affiliated Entities Have Substantial Influence over Our Affairs, and Our Ownership Is Highly Concentrated. Sales of a Significant Number of Shares by Large Stockholders May Adversely Affect the Market Price of Leap Common Stock.

Our directors and entities affiliated with them beneficially owned in the aggregate approximately 20.8% of Leap common stock as of July 31, 2009. Moreover, our four largest stockholders and entities affiliated with them beneficially owned in the aggregate approximately 47.9% of Leap common stock as of July 31, 2009. These stockholders have the ability to exert substantial influence over all matters requiring approval by our stockholders. These stockholders will be able to influence the election and removal of directors and any merger, consolidation or sale of all or substantially all of Leap’s assets and other matters. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination.

Risks Related to the Exchange Offer

You May Have Difficulty Selling the Old Notes You Do Not Exchange.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

Broker-Dealers May Need To Comply With the Registration and Prospectus Delivery Requirements of the Securities Act.

Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker- dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You May Not Receive New Notes in the Exchange Offer if the Exchange Offer Procedure Is Not Followed.

We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender your old notes on your behalf.

Risks Related to the New Notes

The Value of the Collateral May Not Be Sufficient to Repay the Notes in Full.

The notes and the guarantees are secured by first-priority liens on the collateral described in this prospectus (subject to certain exceptions and permitted liens, including liens on the collateral securing any permitted priority debt that may be incurred in the future (up to the lesser of 0.30 times our consolidated cash flow for the prior four fiscal quarters and $300 million in aggregate principal amount outstanding)), equally and ratably with all parity lien debt. No independent appraisals of any of the collateral have been prepared by or on behalf of us in connection with the issuance of the notes or this exchange offer. In the event of a foreclosure or liquidation of the collateral securing the notes and the guarantees, the value realized on the collateral will depend upon many factors, including market and economic conditions, the availability of buyers and the condition of the collateral. The value of the collateral could be impaired in the future as a result of changing economic and market conditions, our failure to successfully implement our business strategy, competition and other factors. A significant portion of the collateral may include assets that may only be usable as part of the existing operating business. Additionally, our obligation to make payments on the notes is secured only by the collateral described in this prospectus and, in particular, our leasehold and other real property interests (which are necessary for the current operation of our business) do not constitute collateral for the notes. Accordingly, any sale of the collateral separate from the sale of Cricket or substantially all of the assets of our business as a whole may not be feasible or of any value.

Furthermore, by their nature some or all of the collateral may be illiquid and have no readily ascertainable market value. The book value of the collateral should not be relied on as a measure of realizable value for such assets. We cannot assure you that the collateral can be sold in a short period of time or at all or that the proceeds from the sale of the collateral (after payment of expenses of the sale and repayment of indebtedness (including permitted priority debt and parity lien debt and other obligations secured by permitted liens) secured by liens on the collateral which might under applicable law, or otherwise, rank prior to or equally and ratably with the lien on the collateral securing the notes and guarantees) would be sufficient to repay noteholders all amounts owed under the notes. To the extent that the proceeds of the collateral are not sufficient to repay amounts owed under the notes, then holders of the notes would have a general unsecured claim against our remaining assets.

It May Be Difficult to Realize the Value of the Collateral Pledged to Secure the Notes.

Our and the guarantors’ obligations under the notes and the guarantees are secured only by the collateral described in this prospectus. The collateral trustee’s ability to foreclose on the collateral on behalf of the holders of the notes may be subject to perfection, the consent of third parties, contractual restrictions (including those contained in the collateral trust agreement and the intercreditor agreement), prior approval by the FCC, priority issues, state law requirements and practical problems associated with the realization of the collateral trustee’s security interest in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, statutory rights of redemption, and the effect of the order of foreclosure. In particular, the collateral trustee will not be legally permitted to exercise any rights with respect to the collateral upon the occurrence of an event of default if such action would constitute or result in any assignment of any of our wireless licenses or any other form of change of control (whether as a matter of law or fact) of the entity holding any wireless license unless any necessary prior approval of the FCC is obtained. There can be no assurance that any such required approval can be obtained on a timely basis or at all. We cannot assure you that the consents of any other third parties and approvals by other governmental entities will be given when required to facilitate a foreclosure on such assets. These requirements may limit the number of potential bidders for certain items of collateral in any foreclosure and may delay sale, either of which events may have a material adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents, prior approval of the FCC and related filings, be limited. Additionally, our obligation to make payments on the notes is secured only by the collateral described in this prospectus and, in particular, our leasehold and other real property interests (which are necessary for the current operation of our business) do not constitute collateral for the notes. Accordingly, we cannot assure you that foreclosure on the collateral will be sufficient to acquire all assets necessary for the operation of our business or to repay the notes in full.

In addition, under the Communications Act and the current rules and regulations of the FCC, the FCC does not recognize, will not enforce and will not permit another governmental entity to enforce any pledge, security interest, lien, mortgage, hypothecation, or other encumbrance directly upon any license, permit or authorization issued by the FCC, with the exception of (1) liens and security interests held by the FCC itself and (2) for limited purposes, liens and security interests held by the Rural Utility Service, an agency of the U.S. Department of Agriculture in connection with its financing for the provision of certain rural telecommunication projects. The Communications Act and the current rules and regulations of the FCC also do not accord to a private party a right of “ownership” of the radiofrequency or radiofrequencies used or to be used by such party’s station pursuant to a license, permit or authorization issued by the FCC, nor do the Communications Act and the current rules and regulations of the FCC enable the holder of any such license, permit or authorization to assert a property right in such radiofrequency or radiofrequencies. Consequently the inclusion of our wireless licenses in the collateral described in this prospectus is limited to the extent permitted by applicable law and absent a change in the governing law, does not accord the same rights as exist with regard to the other collateral.

Your Right to Receive Payments on the Notes and the Guarantees is Limited by Our and the Guarantors’ Permitted Priority Debt, Parity Lien Debt, Other Obligations Secured by Liens That Are Pari Passu or Senior to the Liens Securing the Notes or Secured by Assets That Are Not Part of the Collateral, and by the Liabilities of Our Designated Entities and Non-Guarantor Subsidiaries.

The indenture governing the notes permits the incurrence of permitted priority debt and parity lien debt. The liens securing the notes and the guarantees would be subordinated to the liens securing any permitted priority debt and would be pari passu with the liens securing any parity lien debt. As described in “Description of New Notes — Collateral Trust Agreement” and “Description of New Notes — Provisions of the Indenture Relating to Security,” if, pursuant to the exercise of any default remedies set forth in the collateral trust agreement, the intercreditor agreement or any other security document, any collateral is sold or otherwise realized upon by the collateral trustee or other applicable secured party, the proceeds received by the collateral trustee or such other secured party in respect of the collateral will be distributed to the holders of the permitted priority debt prior to any distribution of such proceeds to the holders of the notes and any other parity lien debt. Furthermore, any proceeds received by the collateral trustee in respect of the collateral for distribution to the holders of the notes and any other parity lien debt will be shared by all such parties on a pro rata basis. After taking into consideration such applications of proceeds in respect of the collateral, the proceeds, if any, available for distribution to the holders of the notes may not be sufficient to fully repay such holders all amounts owed under the notes. The indenture does not prohibit us from using the proceeds of any asset sale (including sale of collateral) to repay any permitted priority debt prior to any repayment on the notes. See “Description of New Notes — Repurchase at the Option of Holders — Asset Sales.”

In addition, the liens securing the notes and the guarantees are junior to certain other liens, including, without limitation, statutory liens, liens securing capital leases and similar obligations and liens securing obligations of businesses or assets we may acquire in the future. If any assets secured by such prior ranking liens are sold or otherwise realized upon following a default or similar event, the holders of any such prior liens will receive any proceeds thereof prior to any distribution to holders of the notes. In addition, some of these liens may be on assets that are not part of the collateral supporting the notes. Our obligations with respect to the notes are effectively subordinated to obligations secured by liens on those assets, to the extent of the value of those assets.

Furthermore, not all of our subsidiaries and none of our designated entities (including LCW Wireless, Denali and their respective subsidiaries) guarantee the notes, and the collateral securing the notes and the guarantees excludes all of their respective assets. See “Description of New Notes — Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries or designated entities, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those entities before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to the prior payment of all of the liabilities of our non-guarantor subsidiaries and designated entities.

The Collateral Can Be Released in Certain Circumstances Without Consent of the Holders of the Notes, Which Would Increase the Risks in Bankruptcy or in Other Situations.

Under the terms of the indenture governing the notes, the collateral trust agreement and the intercreditor agreement, we will be permitted to sell or transfer the collateral under certain circumstances. Therefore, the collateral available to secure the notes could be reduced in connection with the sales of assets, permitted investments or otherwise, subject to the use of proceeds requirements of the indenture governing the notes and the agreements governing our other permitted indebtedness (including any permitted priority debt and parity lien debt). See “Description of New Notes — Repurchase at the Option of Holders — Asset Sales” and “Description of New Notes — Collateral Trust Agreement — Release of Liens on Collateral.”

The Ability of the Collateral Trustee to Foreclose on the Collateral May Be Limited and the Collateral Securing the Notes Could Be Impaired in the Event We Were to File For Bankruptcy.

Subject to the rights of the holders of any permitted priority debt under the intercreditor agreement and the rights under the collateral trust agreement of the holders of any parity lien debt or junior lien debt, upon the occurrence of an event of default, the collateral trustee will have certain rights to foreclose upon and sell the collateral. See “Description of New Notes — Collateral Trust Agreement — Release of Liens on Collateral.” The right and ability of the collateral trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or a guarantor prior to the collateral trustee having repossessed and disposed of the collateral. Under applicable bankruptcy law, a secured creditor such as the collateral trustee may be prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor, subject to bankruptcy court approval, to continue to retain and use collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended, in general, to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral trustee could repossess or dispose of the collateral, the value of the collateral at the time of the bankruptcy petition, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral. Further, the holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Applicable federal bankruptcy laws do not permit the payment or accrual of post-petition interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In addition, the collateral trustee’s ability to foreclose on the collateral on behalf of the holders of the notes may be subject to lack of perfection, the consent of third parties, other liens (including liens securing permitted priority debt) and practical problems associated with the enforcement of the collateral trustee’s security interest in the collateral securing the notes.

The Value of the Collateral Securing the Notes May Not be Sufficient to Secure Post-Petition Interest or Costs or Attorneys’ Fees During Bankruptcy.

In the event a bankruptcy is commenced by or against us, holders of the notes will only be entitled to post-petition interest, costs and attorneys’ fees under the bankruptcy code to the extent that the value of their security interest in the collateral (which would be determined after taking into consideration, among other things, any prior or parity lien claims of permitted priority debt and parity lien debt in the collateral) is greater than their pre-bankruptcy claim. Holders of indebtedness (including the notes) that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest, costs and attorneys’ fees under the bankruptcy code. We have not conducted appraisals of any of our assets in connection with the issuance of the notes or this exchange offer and cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the notes. In addition, the risk that the value of the security interest in the collateral securing the notes will be less than the pre-bankruptcy claim of the holders of the notes will be exacerbated if a bankruptcy court treats the notes, together with any of our other substantial indebtedness as a single class for determining the availability of post-petition interest, costs and attorneys’ fees.

Your Right to Receive Payments on the Notes and the Guarantees and to Exercise Remedies Against the Collateral May Be Substantially Limited by the Terms of an Intercreditor Agreement and/or a Collateral Trust Agreement.

In the event that we incur any permitted priority debt, we, the collateral trustee (on behalf of the holders of any parity lien debt (including the notes) and any junior lien debt), the agent (on behalf of the holders of such permitted priority debt), the trustee and the agent or trustee for each other series of parity lien debt and junior lien debt will enter into an intercreditor agreement. Such intercreditor agreement will set forth intercreditor provisions related to the respective rights of the holders of the notes, the other parity lien debt and the junior lien debt, on the one hand, and the rights of the holders of the permitted priority debt, on the other hand. The intercreditor agreement will provide that the holders of any permitted priority debt will have, subject to certain limited exceptions, the exclusive right to manage, perform and enforce the terms of the security documents securing their rights in the collateral, and to exercise and enforce all privileges, rights and remedies thereunder, including to take or retake control or possession of the collateral and to hold or dispose of the collateral. Under the terms of the intercreditor agreement, if an event of default under the permitted priority debt has occurred, the holders of the permitted priority debt will have, subject to certain limited exceptions, the exclusive right to dispose of collateral in connection with the foreclosure or other enforcement of their security interests and liens in the collateral to satisfy obligations with respect to such debt, regardless of whether the proceeds from such disposition are sufficient to satisfy any part of our and the guarantors’ obligations under the notes and the note guarantees. Any collateral subject to such dispositions would cease to act as security for the notes and the note guarantees, as well as our and our guarantors’ obligations under the permitted priority debt and any other indebtedness which is secured by such collateral. Additionally, by virtue of the ability of the holders of the permitted priority debt to direct the administration of the pledges and security interests and the release of the collateral, actions may be taken under the intercreditor agreement that may be adverse to you as a holder of notes. In addition, under the terms of the intercreditor agreement, the holders of the notes, the other parity lien debt and the junior lien debt will waive certain rights normally accruing to secured creditors, including certain rights in bankruptcy. Certain of the rights of holders of permitted priority debt to control matters governing the exercise of remedies with respect to the collateral, as described above, will no longer apply in the event that the principal amount of funded permitted priority debt obligations plus the aggregate face amount of any letters of credit issued under any permitted priority debt facility and not reimbursed plus the aggregate principal amount of any unfunded commitments under any permitted priority debt facility no longer exceeds $125 million. See “Description of New Notes — Collateral and the Intercreditor Agreement.”

We, the trustee and the collateral trustee have entered, and the agents or trustees on behalf of the holders of any future parity lien debt and junior lien debt will enter, into a collateral trust agreement, which sets forth the terms on which the collateral trustee has received and holds the collateral in trust for the benefit of the holders of the notes and the holders of any other parity lien debt and junior lien debt, if any, as well as the intercreditor provisions related to the respective rights of the holders of the notes and any other parity lien debt and junior lien debt. In the event additional parity lien debt is issued in the future, the rights of the holders of the notes with respect to the collateral securing the notes may be substantially limited pursuant to the terms of voting provisions set forth in the collateral trust agreement. Under the terms of the collateral trust agreement, while the holders of parity lien debt (including the notes) generally control all decisions with respect to the collateral, the representative of each series of parity lien debt (including the notes) will vote the total amount of secured debt within that series as a block and the collateral trustee will generally act pursuant to the direction of the holders of a majority in aggregate principal amount of the parity lien debt (including the notes). As such, if parity lien debt in an aggregate principal amount greater than that under the notes at such time is issued in the future, such parity lien debt may be able to direct the collateral trustee with respect to matters related to the collateral (including the commencement and continuance of enforcement proceedings with respect to the collateral) without consent from the holders of the notes. See “Description of New Notes — Collateral Trust Agreement — Voting” and “Description of New Notes — Collateral and the Intercreditor Agreement.”

Security Over Certain Collateral on Which a Lien in Favor of the Collateral Trustee is Required Will Not Be in Place on the Issue Date or Will Not Be Perfected on the Issue Date.

Certain security interests required under the indenture were not in place on the date of issuance of the old notes or were not perfected on such date, and certain of those security interests may not be in place or perfected on the date of issuance of the new notes. To the extent such security interests were not granted or perfected on the date of issuance of the old notes, we are required to use commercially reasonable efforts to have such security interests thereafter granted and/or perfected, to the extent required by the security documents, promptly following the date of issuance of the old notes, but in no event later than 180 days after the issuance of the old notes. To the extent a security interest in any of the collateral is perfected following the date of issuance of the old notes or the new notes, as applicable, the security interest would remain at risk of having been perfected within 90 days of a bankruptcy filing (in which case it might be voided as a preferential transfer by a trustee in bankruptcy) even after the security interests granted and perfected on the applicable date of issuance were no longer subject to that risk.

Rights of Holders of Notes in the Collateral May Be Adversely Affected by the Failure to Perfect Security Interests in Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral trustee is not able to or does not take the actions necessary to perfect any of such liens. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral trustee will monitor, or that we will inform such collateral trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral trustee has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties. To the extent that the security interests created by the security documents with respect to any collateral are not perfected, the collateral trustee’s rights will be equal to the rights of general unsecured creditors in the event of a bankruptcy.

The Collateral is Subject to Casualty Risks.

We will be obligated to maintain insurance pursuant to the terms of the indenture. However, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part, or against which we may not obtain adequate insurance. As a result, it is possible that insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the notes.

Our Significant Indebtedness Could Adversely Affect Our Financial Health and Prevent Us From Fulfilling Our Obligations.

We have now and will continue to have a significant amount of indebtedness. As of June 30, 2009, our total outstanding indebtedness was $2,760.3 million, including $1,100 million of the old notes we are seeking to exchange and $1,650.0 million in unsecured senior indebtedness, which comprised $1,100.0 million of senior notes due 2014, $250.0 million of convertible senior notes due 2014 and $300.0 million of senior notes due 2015.

Our significant indebtedness could have material consequences. For example, it could:

•	make it more difficult for us to service all of our debt obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•	impair our ability to obtain additional financing in the future for working capital needs, capital expenditures, network build-out and other activities, including acquisitions and general corporate purposes;

•	require us to dedicate a substantial portion of our cash flows from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of our cash flows to fund working capital needs, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a disadvantage compared to our competitors that have less indebtedness.

Any of these risks could impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

Despite Current Indebtedness Levels, We Are Permitted to Incur Additional Indebtedness. This Could Further Increase the Risks Associated With Our Leverage.

The terms of the indentures governing Cricket’s senior secured notes (including the new notes) and unsecured senior notes permit us, subject to specified limitations, to incur additional indebtedness, including secured indebtedness. The indenture governing Leap’s convertible senior notes does not limit our ability to incur debt.

We may incur additional indebtedness in the future, as market conditions permit, to enhance our liquidity and to provide us with additional flexibility to pursue business expansion efforts, which could consist of debt financing from the public and/or private capital markets. To provide flexibility with respect to any future capital raising alternatives, we have filed a universal shelf registration statement with the SEC to register various debt, equity and other securities, including debt securities, common stock, preferred stock, depository shares, rights and warrants. The securities under this registration statement may be offered from time to time, separately or together, directly by us or through underwriters, at amounts, prices, interest rates and other terms to be determined at the time of any offering.

If new indebtedness is added to our current levels of indebtedness, the related risks that we now face could intensify. Furthermore, any significant capital expenditures or increased operating expenses associated with the launch of new product offerings or operating markets will decrease OIBDA and free cash flow for the periods in which we incur such costs, increasing the risk that we may not be able to service our indebtedness.

We May Make Significant Investments in Designated Entities and Other Joint Ventures That Are Not Guarantors of the Notes and Are Not Restricted by the Covenants in the Indentures Governing Cricket’s Senior Secured Notes and Unsecured Senior Notes, and the Collateral Securing the Secured Senior Notes Excludes the Assets of Such Designated Entities and Other Joint Ventures.

The terms of the indentures governing Cricket’s senior secured notes (including the new notes) and unsecured senior notes permit us, subject to specified limitations and conditions, to make significant investments in designated entities and other joint venture entities, including additional investments in LCW Wireless and Denali and their respective subsidiaries. These entities are not guarantors of any of the notes and are not restricted by the covenants in such indentures, and the collateral securing the notes does not include any assets of any such entity. Any such investments may affect our ability to satisfy our obligations with respect to the notes.

To Service Our Indebtedness and Fund Our Working Capital and Capital Expenditures, We Will Require a Significant Amount of Cash. Our Ability to Generate Cash Depends on Many Factors Beyond Our Control.

Our ability to make payments on our indebtedness will depend upon our future operating performance and on our ability to generate cash flow in the future, which are subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future financing will be available to us, in an amount sufficient to enable us to repay or service our indebtedness or to fund our other liquidity needs or at all. If the cash flow from our operating activities is insufficient for these purposes, we may take actions, such as delaying or reducing capital expenditures (including expenditures to launch new product offerings or build out new markets), attempting to restructure or refinance our indebtedness prior to maturity, selling assets or operations or seeking additional equity capital. Any or all of these actions may be insufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on commercially reasonable terms, or at all.

We or Our Joint Ventures May Be Unable to Refinance Our Indebtedness.

We or our joint ventures may need to refinance all or a portion of our indebtedness before maturity, including indebtedness under the indentures governing Cricket’s senior secured notes (including the new notes) and unsecured senior notes and Leap’s convertible senior notes. Our $1.1 billion aggregate principal amount of 7.75% senior secured notes is due in 2016, our $1.1 billion of 9.375% unsecured senior notes and our $250 million of unsecured convertible senior notes are due in 2014 and our $300 million of 10.0% unsecured senior notes are due in 2015. Outstanding borrowings under LCW Operation’s term loans must be repaid in varying quarterly installments (which commenced in June 2008), with an aggregate final payment of $24.1 million due in June 2011. There can be no assurance that we or our joint ventures will be able to obtain sufficient funds to enable us to repay or refinance any of our indebtedness on commercially reasonable terms or at all.

Covenants in Our Indentures and Other Credit Agreements or Indentures That We May Enter Into in the Future May Limit Our Ability to Operate Our Business.

The indentures governing Cricket’s senior secured notes (including the new notes) and unsecured senior notes contain covenants that restrict the ability of Leap, Cricket and the subsidiary guarantors to make distributions or other payments to our investors or creditors until we satisfy certain financial tests or other criteria. In addition, these indentures include covenants restricting, among other things, the ability of Leap, Cricket and their restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens or other encumbrances;

•	place limitations on distributions from restricted subsidiaries;

•	pay dividends, make investments, prepay subordinated indebtedness or make other restricted payments;

•	issue or sell capital stock of restricted subsidiaries;

•	issue guarantees;

•	sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with affiliates; and

•	make acquisitions or merge or consolidate with another entity.

The restrictions in the indentures governing Cricket’s senior secured notes (including the new notes) and unsecured senior notes could limit our ability to make borrowings, obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding indebtedness, complete acquisitions for cash or debt or react to changes in our operating environment. Any credit agreement or indenture that we may enter into in the future may have similar restrictions.

Under the indentures governing the senior secured notes, unsecured senior notes and convertible senior notes, if certain “change of control” events occur, each holder of notes may require us to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the senior secured notes or the unsecured senior notes, or 100% of the principal amount of our convertible senior notes, plus accrued and unpaid interest.

If we default under any of the indentures governing the senior secured notes, unsecured senior notes or convertible senior notes because of a covenant breach or otherwise, all outstanding amounts thereunder could become immediately due and payable. Our failure to timely file our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 constituted a default under the indenture governing Cricket’s unsecured senior notes due 2014. We cannot assure you that we will be able to obtain a waiver should a default occur in the future. We cannot assure you that we would have sufficient funds to repay all of the outstanding amounts under the indentures governing the senior secured notes, unsecured senior notes and convertible senior notes, and any acceleration of amounts due would have a material adverse effect on our liquidity and financial condition.

A Significant Portion of Our Assets Consists of Goodwill and Intangible Assets.

As of June 30, 2009, 43.8% of our assets consisted of goodwill, intangible assets and wireless licenses. The value of our assets, and in particular, our intangible assets, will depend on market conditions, the availability of buyers and similar factors. By their nature, our intangible assets may not have a readily ascertainable market value or may not be readily saleable or, if saleable, there may be substantial delays in their liquidation. For example, prior FCC approval is required in order for us to sell, or for any remedies to be exercised under the collateral trust agreement with respect to, our wireless licenses, and obtaining such approval could result in significant delays and reduce the proceeds obtained from the sale or other disposition of our wireless licenses.

Leap’s Guarantee Provides Little, If Any, Additional Credit Support For the Notes.

Leap’s sole source of operating income and cash flow is currently derived from Cricket and its only material asset is Cricket capital stock. As a result, Leap’s guarantee provides little, if any, additional credit support for the notes.

We May Not Have the Ability to Raise the Funds Necessary to Finance the Change of Control Offer Required by the Indentures and, as a Result of a Recent Court Decision, the Ability of Holders of Notes to Require Us to Repurchase Notes as a Result of a Change in the Composition of Our Board of Directors May Be Uncertain.

If we experience certain specific kinds of change of control events (which events include the acquisition of beneficial ownership of 35% or more of Leap’s voting securities (other than, in the case of the indenture governing the new notes offered hereby, by a holding company in which no person or group has 35% or more beneficial ownership), a sale of all or substantially all of the assets of Leap and its restricted subsidiaries, and a change in a majority of the members of Leap’s board of directors that is not approved by the board), we will be required to offer to repurchase all of our outstanding unsecured senior notes and convertible senior notes and the notes at 101% of the principal amount of the senior secured notes (including the new notes) and the unsecured senior notes, or 100% of the principal amount of convertible senior notes, plus accrued and unpaid interest and additional interest, if any, thereon, to the date of repurchase. We cannot assure you that we will have available funds sufficient to repurchase the senior secured notes, unsecured senior notes and the convertible senior notes and satisfy other payment obligations that could be triggered upon a change of control. If we do not have sufficient financial resources to effect a change of control offer, we would be required to seek additional financing from outside sources to repurchase the notes. We cannot assure you that financing would be available to us on satisfactory terms, or at all. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indentures governing our outstanding senior secured notes, unsecured senior notes and convertible senior notes. See “Description of New Notes — Repurchase at the Option of Holders — Change of Control.”

The definition of change of control in the indenture governing the new notes offered hereby includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our restricted subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries’ assets taken as a whole to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the new notes offered hereby, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a change in the composition of directors on the board of Cricket or Leap may be uncertain.

Federal and State Statutes Allow Courts, Under Specific Circumstances, to Void Guarantees and Require Noteholders to Return Payments Received From Us or the Guarantors.

Cricket’s creditors or the creditors of the guarantors of the notes could challenge the guarantees as fraudulent conveyances or on other grounds. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees could be found to be a fraudulent transfer and declared void if a court determined that the guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; or (2) received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee and any of the following three conditions apply:

•	the guarantor was insolvent or rendered insolvent by reason at the time it delivered the guarantee;

•	the guarantor was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay such debts at maturity.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from any such guarantor would be effectively subordinated to all indebtedness and other liabilities of that guarantor.

If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the notes would, with respect to amounts claimed against the guarantors, be subordinated to the indebtedness of our guarantors, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If an Active Trading Market for the New Notes Does Not Develop, the Liquidity and Value of the Notes Could Decrease.

Prior to the exchange offer, there was no public market for the new notes and we cannot assure you that an active trading market will develop for the new notes. If an active trading market does not develop, you may not be able to resell your new notes at their fair market value or at all. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing the notes on any securities exchange.

An Adverse Rating of the New Notes May Cause Their Trading Price to Fall.

If a rating agency rates the new notes, it may assign a rating that is lower than the ratings assigned to our other debt. Ratings agencies also may lower ratings on the new notes or our other debt in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the new notes could significantly decline.

The New Notes Will Be Issued With OID for U.S. Federal Income Tax Purposes.

The new notes will be issued with OID for U.S. federal income tax purposes. Accordingly, U.S. holders will generally be required to include such OID in their income as it accrues for U.S. federal income tax purposes in advance of receipt of any payment on the new notes to which the income is attributable. See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Original Issue Discount.”

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See “Description of New Notes” and “Description of Old Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, or DTC, who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $1,100 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiples of $1,000 in excess thereof.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 p.m. New York City time on          , 2009. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than          , 2009, the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to Wilmington Trust FSB, the exchange agent, at the address listed under the heading “— Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.

In addition, a tendering holder must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering old notes pursuant to the exchange offer, each holder will represent to us that, among other things, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, that holder, by tendering old notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account, including by means of DTC’s Automated Tender Offer Program.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “— Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1. stating the name and address of the holder of old notes and the amount of old notes tendered;

2. stating that the tender is being made; and

3. guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificates for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time before the expiration time.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “— Exchange Agent” before the expiration time. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	there shall occur a change in the current interpretation by the staff of the SEC, which now permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “— Expiration, Extension and Amendment” above.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	may not rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such securities were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

Wilmington Trust FSB has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

WILMINGTON TRUST FSB,
AS EXCHANGE AGENT

By registered mail or certified	By regular mail or overnight
mail:	courier:	By hand:
Wilmington Trust FSB	Wilmington Trust FSB	Wilmington Trust FSB
c/o Wilmington Trust Company	c/o Wilmington Trust Company	c/o Wilmington Trust Company
Rodney Square North	Rodney Square North	Rodney Square North
1100 North Market Street	1100 North Market Street	1100 North Market Street
Wilmington, DE 19890-1615	Wilmington, DE 19890-1615	Wilmington, DE 19890-1615
Attention: Sam Hamed	Attention: Sam Hamed	Attention: Sam Hamed

Facsimile (eligible institutions only): (302) 636-4139, Attention: Exchanges
Telephone Inquiries: (302) 636-6470

Delivery of the letter of transmittal to an address other than as set forth above or transmission of the letter of transmittal via a facsimile transmission to a number other than as set forth above will not constitute a valid delivery of the letter of transmittal. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Regulatory Approval

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

USE OF PROCEEDS

We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

DESCRIPTION OF OTHER INDEBTEDNESS

Unsecured Senior Notes Due 2014

In 2006, Cricket issued $750 million of 9.375% unsecured senior notes due 2014 in a private placement to institutional buyers, which were exchanged in 2007 for identical notes that had been registered with the SEC. In June 2007, Cricket issued an additional $350 million of 9.375% unsecured senior notes due 2014 in a private placement to institutional buyers at an issue price of 106% of the principal amount, which were exchanged in June 2008 for identical notes that had been registered with the SEC. These notes are all treated as a single class and have identical terms. The $21 million premium we received in connection with the issuance of the second tranche of notes has been recorded in long-term debt in the condensed consolidated financial statements and is being amortized as a reduction to interest expense over the term of the notes. At June 30, 2009, the effective interest rate on the $350 million of senior notes was 9.0%, which includes the effect of the premium amortization.

The notes bear interest at the rate of 9.375% per year, payable semi-annually in cash in arrears, which interest payments commenced in May 2007. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the Notes, to the extent of the value of the assets securing such obligations, as well as to existing and future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to November 1, 2009, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to November 1, 2010, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at November 1, 2010 plus (2) all remaining required interest payments due on such notes through November 1, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after November 1, 2010, at a redemption price of 104.688% and 102.344% of the principal amount thereof if redeemed during the twelve months beginning on November 1, 2010 and 2011, respectively, or at 100% of the principal amount if redeemed during the twelve months beginning on November 1, 2012 or thereafter, plus accrued and unpaid interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date.

The indenture governing the notes limits, among other things, our ability to: incur additional debt; create liens or other encumbrances; place limitations on distributions from restricted subsidiaries; pay dividends; make investments; prepay subordinated indebtedness or make other restricted payments; issue or sell capital stock of restricted subsidiaries; issue guarantees; sell assets; enter into transactions with our affiliates; and make acquisitions or merge or consolidate with another entity.

Convertible Senior Notes Due 2014

In June 2008, Leap issued $250 million of unsecured convertible senior notes due 2014 in a private placement to institutional buyers. The notes bear interest at the rate of 4.50% per year, payable semi-annually in cash in arrears, which interest payments commenced in January 2009. The notes are Leap’s general unsecured obligations and rank equally in right of payment with all of Leap’s existing and future senior unsecured indebtedness and senior in right of payment to all indebtedness that is contractually subordinated to the notes. The notes are structurally subordinated to the existing and future claims of Leap’s subsidiaries’ creditors, including under the Notes and the unsecured senior notes described above and below. The notes are effectively junior to all of Leap’s existing and future secured obligations, including under the Notes, to the extent of the value of the assets securing such obligations.

Holders may convert their notes into shares of Leap common stock at any time on or prior to the third scheduled trading day prior to the maturity date of the notes, July 15, 2014. If, at the time of conversion, the applicable stock price of Leap common stock is less than or equal to approximately $93.21 per share, the notes will be convertible into 10.7290 shares of Leap common stock per $1,000 principal amount of the notes (referred to as the “base conversion rate”), subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the applicable stock price of Leap common stock exceeds approximately $93.21 per share, the conversion rate will be determined pursuant to a formula based on the base conversion rate and an incremental share factor of 8.3150 shares per $1,000 principal amount of the notes, subject to adjustment.

Leap may be required to repurchase all outstanding notes in cash at a repurchase price of 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date if (1) any person acquires beneficial ownership, directly or indirectly, of shares of Leap’s capital stock that would entitle the person to exercise 50% or more of the total voting power of all of Leap’s capital stock entitled to vote in the election of directors, (2) Leap (i) merges or consolidates with or into any other person, another person merges with or into Leap, or Leap conveys, sells, transfers or leases all or substantially all of its assets to another person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of Leap common stock is exchanged for or converted into cash, securities or other property, in each case subject to limitations and excluding in the case of (1) and (2) any merger or consolidation where at least 90% of the consideration consists of shares of common stock traded on NYSE, ASE or NASDAQ, (3) a majority of the members of Leap’s board of directors ceases to consist of individuals who were directors on the date of original issuance of the notes or whose election or nomination for election was previously approved by the board of directors, (4) Leap is liquidated or dissolved or holders of common stock approve any plan or proposal for its liquidation or dissolution or (5) shares of Leap common stock are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors). Leap may not redeem the notes at its option.

In connection with the private placement of the convertible senior notes, we entered into a registration rights agreement with the initial purchasers of the notes in which we agreed, under certain circumstances, to use commercially reasonable efforts to cause a shelf registration statement covering the resale of the notes and the common stock issuable upon conversion of the notes to be declared effective by the SEC and to pay additional interest if such registration obligations were not performed. However, our obligation to file, have declared effective or maintain the effectiveness of a shelf registration statement (and pay additional interest) is suspended to the extent and during the periods that the notes are eligible to be transferred without registration under the Securities Act by a person who is not an affiliate of ours (and has not been an affiliate for the 90 days preceding such transfer) pursuant to Rule 144 under the Securities Act without any volume or manner of sale restrictions. We did not issue any of the convertible senior notes to any of our affiliates. As a result, in June 2009 following the first anniversary of the issue date, the notes became eligible to be transferred without registration pursuant to Rule 144 without any volume or manner of sale restrictions, and on July 2, 2009, the restrictive transfer legends were removed from the notes. Accordingly, we have no further obligation to pay additional interest on the notes.

Unsecured Senior Notes Due 2015

In June 2008, Cricket issued $300 million of 10.0% unsecured senior notes due 2015 in a private placement to institutional buyers. The notes bear interest at the rate of 10.0% per year, payable semi-annually in cash in arrears, which interest payments commenced in January 2009. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the Notes, to the extent of the value of the assets securing such obligations, as well as to existing and future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to July 15, 2011, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to July 15, 2012, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at July 15, 2012 plus (2) all remaining required interest payments due on such notes through July 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after July 15, 2012, at a redemption price of 105.0% and 102.5% of the principal amount thereof if redeemed during the twelve months beginning on July 15, 2012 and 2013, respectively, or at 100% of the principal amount if redeemed during the twelve months beginning on July 15, 2014 or thereafter, plus accrued and unpaid interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date.

The indenture governing the notes limits, among other things, our ability to: incur additional debt; create liens or other encumbrances; place limitations on distributions from restricted subsidiaries; pay dividends; make investments; prepay subordinated indebtedness or make other restricted payments; issue or sell capital stock of restricted subsidiaries; issue guarantees; sell assets; enter into transactions with our affiliates; and make acquisitions or merge or consolidate with another entity.

In connection with the private placement of these senior notes, we entered into a registration rights agreement with the initial purchasers of the notes in which we agreed, under certain circumstances, to use reasonable best efforts to offer registered notes in exchange for the notes or to cause a shelf registration statement covering the resale of the notes to be declared effective by the SEC and to pay additional interest if such registration obligations were not performed. However, our obligation to file, have declared effective or maintain the effectiveness of a registration statement for an exchange offer or a shelf registration statement (and pay additional interest) is only triggered to the extent that the notes are not eligible to be transferred without registration under the Securities Act by a person who is not an affiliate of ours (and has not been an affiliate for the 90 days preceding such transfer) pursuant to Rule 144 under the Securities Act without any volume or manner of sale restrictions. We did not issue any of the senior notes to any of our affiliates. As a result, in June 2009 following the first anniversary of the issue date, the notes became eligible to be transferred without registration pursuant to Rule 144 without any volume or manner of sale restrictions, and on July 2, 2009 the restrictive transfer legends were removed from the notes. Accordingly, we have no further obligation to pay additional interest on the notes.

DESCRIPTION OF NEW NOTES

We issued the old notes and will issue the new notes pursuant to an Indenture, dated as of June 5, 2009, by and among the Company, the Initial Guarantors (as defined therein) and Wilmington Trust FSB, as trustee (the “Indenture”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes are subject to all such terms, and you should refer to the Indenture and the Trust Indenture Act for a statement thereof. As used in this “Description of New Notes,” except as otherwise specified, the term “notes” means the new notes, the old notes and any additional notes that may be issued under the Indenture. All such notes will vote together as a single class for all purposes of the Indenture.

The following description is a summary of the material provisions of the Indenture and the Security Documents. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Security Documents because they, and not this description, define your rights as Holders of the notes. Anyone who receives this prospectus may obtain a copy of the Indenture and the Security Documents, without charge, by writing to Leap Wireless International, Inc., 5887 Copley Drive, San Diego, California 92111, Attention: Secretary.

You can find the definitions of certain terms used in this description below under the caption “— Certain Definitions.” Defined terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Cricket Communications, Inc. and not to any of its subsidiaries, and the word “Parent” refers only to Leap Wireless International, Inc. and not to any of its subsidiaries.

The registered Holder of a note will be treated as its owner for all purposes. Only registered Holders of notes will have rights under the Indenture and the Collateral Trust Agreement.

Brief Description of the Notes and the Note Guarantees

The notes:

•	are general obligations of the Company;

•	are secured on a first-priority basis, equally and ratably with all future Parity Lien Debt, by Liens on the Collateral from time to time owned by the Company, subject to certain exceptions and Permitted Liens (including Liens on the Collateral securing any future Permitted Priority Debt), as described under “— Collateral,” “— Collateral Trust Agreement” and “— Collateral and the Intercreditor Agreement”;

•	are effectively junior to all obligations of the Company under any future Permitted Priority Debt, which may be secured by Liens that rank senior to the Liens on the Collateral securing the notes and any other future Parity Lien Debt;

•	are secured on a pari passu basis with all obligations of the Company under any future Parity Lien Debt, which may be secured by Liens that rank equally with the Liens on the Collateral securing the notes;

•	are effectively senior to all obligations of the Company under any future Junior Lien Debt, which may be secured by Liens that rank junior to the Liens on the Collateral securing the notes and any other future Parity Lien Debt;

•	are effectively senior to all existing and future unsecured Indebtedness of the Company, including the $1,100 million aggregate principal amount of the Company’s 9.375% unsecured senior notes due 2014 outstanding and the $300 million aggregate principal amount of the Company’s 10.0% unsecured senior notes due 2015 outstanding, to the extent of the value of the Collateral securing the notes (after taking into consideration the application of proceeds of such Collateral to satisfy any debt that may be issued in the future that is secured by Liens on the Collateral that either rank senior to (including Permitted Priority Debt), or on parity with (including Parity Lien Debt), the Liens securing notes);

•	are equal in right of payment with all existing and any future unsubordinated Indebtedness of the Company, including the $1,100 million aggregate principal amount of the Company’s 9.375% unsecured senior notes due 2014 outstanding and the $300 million aggregate principal amount of the Company’s 10.0% unsecured senior notes due 2015 outstanding;

•	are senior in right of payment to any future subordinated Indebtedness of the Company;

•	are effectively junior to all existing and any future secured Indebtedness of the Company to the extent of the assets (other than the Collateral) securing such Indebtedness, to all existing and any future liabilities (including trade payables) of the Parent’s Subsidiaries that are not Guarantors (other than the Company), to the extent of the assets of such Subsidiaries, and to all existing and any future liabilities (including trade payables) of the Parent’s Designated Entities, to the extent of the assets of such Designated Entities; and

•	are unconditionally guaranteed on a senior basis by the Guarantors.

The notes are guaranteed, jointly and severally, by (i) the Parent, (ii) each of the Parent’s direct and indirect Domestic Restricted Subsidiaries existing on the Issue Date (other than the Company) and (iii) each of the Parent’s direct and indirect wholly owned Domestic Restricted Subsidiaries acquired or created after the Issue Date that guarantees any Indebtedness of the Parent, the Company or any Subsidiary Guarantor. Each Note Guarantee:

•	are a general obligation of the Guarantor;

•	are secured on a first-priority basis, equally and ratably with all future Parity Lien Debt, by Liens on the Collateral from time to time owned by such Guarantor, subject to certain exceptions and Permitted Liens (including Liens on the Collateral securing any future Permitted Priority Debt), as described under “— Collateral,” “— Collateral Trust Agreement” and “— Collateral and the Intercreditor Agreement”;

•	are effectively junior to all obligations of the Guarantor under any future Permitted Priority Debt, which may be secured by Liens that rank senior to the Liens on the Collateral securing the Note Guarantee and any other future Parity Lien Debt;

•	are secured on a pari passu basis with all obligations of the Guarantor under any future Parity Lien Debt, which may be secured by Liens that rank equally with the Liens on the Collateral securing the Note Guarantee;

•	are effectively senior to all obligations of the Guarantor under any future Junior Lien Debt, which may be secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Note Guarantee and any other future Parity Lien Debt;

•	are effectively senior to all existing and future unsecured Indebtedness of the Guarantor, including the guarantee by such Guarantor of the $1,100 million aggregate principal amount of the Company’s 9.375% unsecured senior notes due 2014 and the $300 million aggregate principal amount of the Company’s 10.0% unsecured senior notes due 2015, and, in the case of the Parent, the $250 million aggregate principal amount of the Parent’s convertible senior notes due 2014, to the extent of the value of the Collateral securing the Note Guarantee (after taking into consideration the application of proceeds of such Collateral to satisfy any debt that may be issued in the future that is secured by Liens on the Collateral that either rank senior to (including Permitted Priority Debt), or on parity with (including Parity Lien Debt), the Liens securing the Note Guarantee);

•	are equal in right of payment with all existing and any future unsubordinated Indebtedness of such Guarantor, including the guarantee by such Guarantor of the $1,100 million aggregate principal amount of the Company’s 9.375% unsecured senior notes due 2014 and the $300 million aggregate principal amount of the Company’s 10.0% unsecured senior notes due 2015, and, in the case of the Parent, the $250 million aggregate principal amount of the Parent’s convertible senior notes due 2014;

•	are senior in right of payment to any future subordinated Indebtedness of the Guarantor; and

•	are effectively junior to all existing and any future secured Indebtedness of the Guarantor to the extent of the assets (other than the Collateral) securing such Indebtedness, to all existing and any future liabilities (including trade payables) of the Parent’s Subsidiaries other than the Company and the Subsidiary Guarantors to the extent of the assets of such Subsidiaries, and to all existing and any future liabilities

(including trade payables) of the Parent’s Designated Entities, to the extent of the assets of such Designated Entities.

As of June 30, 2009, the Company and the Guarantors had approximately $2,760.3 million of consolidated indebtedness outstanding, including the notes.

Subject to limitations set forth in the Indenture, the Parent and its Restricted Subsidiaries may incur additional Indebtedness that could be secured by Liens having either senior, equal or junior priority with the Liens securing the notes and the Note Guarantees with respect to the Collateral.

As of the date of the Indenture, all of Parent’s Subsidiaries, including the Company, were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries and any Designated Entities will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the notes, and the Collateral securing the notes and the Note Guarantees will exclude all of their respective assets.

Principal, Maturity and Interest

The Indenture provides for the issuance by the Company of notes with an unlimited principal amount, of which up to $1,100 million aggregate principal amount of old notes is currently outstanding which may be exchanged for new notes issued under the Indenture in this exchange offer. The Company may issue additional notes (the “additional notes”) from time to time; provided, that the notes and any such additional notes will be fungible for U.S. federal income tax purposes. Any offering of additional notes is subject to the covenants described below under the captions “— Certain Covenants — Incurrence of Indebtedness” and “— Certain Covenants — Liens.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue new notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on May 15, 2016.

Interest on the new notes will accrue at the rate of 7.75% per annum and will be payable semi-annually in arrears on May 15 and November 15. The Company will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

Interest on the new notes will accrue from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay or cause the Paying Agent to pay all principal, interest and premium and Additional Interest, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes are guaranteed, jointly and severally, by the Parent, each of the Parent’s direct and indirect Domestic Restricted Subsidiaries existing on the Issue Date (other than the Company) and each of the Parent’s direct and indirect wholly owned Domestic Restricted Subsidiaries acquired or created after the Issue Date that guarantees any Indebtedness of the Parent, the Company or any Subsidiary Guarantor.

The obligations of each Subsidiary Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and State Statutes Allow Courts, Under Specific Circumstances, to Void Guarantees and Require Noteholders to Return Payments Received From Us or the Guarantors.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Parent, the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Subsidiary Guarantor under the Indenture, the Security Documents, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition or consolidation or merger does not violate the covenant described below under the caption “— Repurchase at the Option of Holders — Asset Sales.”

A Subsidiary Guarantor will be automatically released from its obligations under its Note Guarantee and the Security Documents, and the Collateral owned by such Guarantor will be automatically released from the Lien under the Security Documents:

(1) in connection with any sale or other disposition of Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Parent, if such sale or disposition does not violate the covenant described below under the caption “— Repurchase at the Option of Holders — Asset Sales” and such Subsidiary Guarantor would no longer be a Subsidiary as a result of such sale or other disposition; provided that such Subsidiary Guarantor is released from all Guarantees of any other Indebtedness of the Company or any other Guarantor;

(2) if the Parent designates such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(3) upon legal or covenant defeasance or satisfaction and discharge of the notes as permitted under the Indenture. See “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

Collateral

The notes, Note Guarantees and the Note Obligations are secured on a first-priority basis, equally and ratably with all future Parity Lien Obligations, by Liens on the Collateral, which consists of substantially all of the tangible and intangible personal property of the Parent, the Company and the Subsidiary Guarantors, whether now owned or hereafter acquired, subject to certain exceptions and Permitted Liens (including Liens on the Collateral securing any future Permitted Priority Debt Obligations). Liens securing any Permitted Priority Debt Obligations will have priority over the Liens securing the Parity Lien Obligations (including the notes) with respect to the Collateral. Liens securing any Junior Lien Obligations will rank junior to the Liens securing the Parity Lien Obligations

(including the notes) with respect to the Collateral. The Indenture and the Security Documents provide that the Company and the Guarantors may incur Permitted Priority Debt in the future in an aggregate amount up to the Permitted Priority Debt Cap so long as the amount of Permitted Priority Debt when taken together with all Parity Lien Debt (including the notes) and all Junior Lien Debt outstanding as of the date of incurrence does not exceed the Secured Debt Cap. See “Risk Factors — Risks Related to the New Notes — Your Right to Receive Payments on the Notes and the Guarantees is Limited by Our and the Guarantors’ Permitted Priority Debt, Parity Lien Debt, Other Obligations Secured by Liens That Are Pari Passu or Senior to the Liens Securing the Notes or Secured by Assets That Are Not Part of the Collateral, and by the Liabilities of Our Designated Entities and Non-Guarantor Subsidiaries.”

The Collateral includes, without limitation:

(1) all Pledged Stock and all other Investment Property held from time to time by the Parent, the Company or any Subsidiary Guarantor or at any time hereafter acquired by Parent, the Company or any Subsidiary Guarantor;

(2) all Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, General Intangibles, Instruments, Intellectual Property, Inventory, Goods, licenses and other property and obligations not otherwise described in clause (1) or this clause (2) of the Parent, the Company or any Subsidiary Guarantor now owned or at any time hereafter acquired by the Parent, the Company or any Subsidiary Guarantor or in which the Parent, the Company or any Subsidiary Guarantor now has or at any time in the future may acquire any right, title or interest;

(3) all other assets or property not listed in the preceding clauses (1) or (2) that comprise the collateral securing the Parity Lien Obligations (other than the notes), any Permitted Priority Debt Obligation or any Junior Lien Obligation from time to time;

(4) all books and records pertaining to the Collateral; and

(5) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations in respect of any of the foregoing now owned or at any time hereafter acquired by the Parent, the Company or such Subsidiary Guarantor or in which the Parent, the Company or such Subsidiary Guarantor now has or at any time in the future may acquire any right, title or interest.

Notwithstanding the foregoing, the Collateral does not include (collectively, the “Excluded Assets”) (a) any of the Excluded FCC License Assets, the right to receive Proceeds derived from the sale, assignment, transfer or transfer of control of any Excluded FCC License Assets or the Proceeds of any Excluded FCC License Asset, (b) any contract, contract right, permit, authorization, franchise, lease, license, General Intangible, Chattel Paper, Document, Instrument, Account or agreement to which the Company or any Guarantor is a party or in which the Company or any Guarantor has any right, title or interest if and for so long as (but only for so long as) the grant of such security interest (I) gives any other party thereto (if any) the right to terminate its obligations thereunder, (II) constitutes or results in the abandonment, invalidation or unenforceability of any right, title or interest of the Company or any Guarantor therein, (III) is prohibited by applicable law or (IV) constitutes or results in a breach or termination pursuant to the terms thereof, or a default thereunder (other than to the extent that any such terms referred to in any of clauses (I), (II) and (IV) are rendered ineffective by the terms of any of Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any similar statute or successor provision or provisions), (c) any interest in real property (including any fee and leasehold interests), (d) any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”, (e) any motor vehicles, vessels and aircraft, or other property subject to a certificate of title, (f) any intent-to-use trademark or service mark application to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under applicable federal law, (g) cash or Cash Equivalents securing reimbursement obligations under letters of credit permitted to be secured pursuant to the covenant described below under the caption “— Liens”, (h) any deposit account for taxes, payroll, employee benefits or similar items, any zero balance accounts and any other account or financial asset in which such security interest would be unlawful or in violation of any Plan or employee benefit agreement, (i) the Capital Stock of Orrengrove Investments Limited and Leap Wireless Mexico S.A. de C.V., (j) any commercial tort claim other than a Material

Commercial Tort Claim, (k) any equipment (including software incorporated therein) subject to a purchase money or capitalized lease Lien that is permitted to be incurred to the extent that the contract governing such Lien prohibits the creation of other Liens, (l) after-acquired Property designated as an “Excluded Asset” pursuant to clause 3(b) of the covenant described below under the caption “— Repurchase at the Option of Holders — Asset Sales” and (m) assets subject to Liens permitted under clauses (3) and (4) of the definition of “Permitted Lien,” in each case to the extent that the agreements governing the Indebtedness secured by such Liens would prohibit the granting of a Lien on such assets to secure the notes or the Note Guarantees. The following assets (the “Excluded Control Assets”) will be included in the Collateral but the Lien of the Collateral Trustee thereon shall not be required to be perfected to the extent that such perfection may not be accomplished by filing of UCC financing statements: (a) certain deposit, checking or securities accounts with balances below $2.5 million, so long as the aggregate balance of all such deposit, checking and securities accounts does not at any one time exceed $15.0 million and (b) Letter-of-Credit Rights. Notwithstanding the foregoing, the Collateral shall include (x) the right to receive all proceeds derived from the sale, assignment, transfer or transfer of control of Excluded Assets (unless such right independently constitutes Excluded Assets), (y) proceeds of Excluded Assets (unless such proceeds independently constitute Excluded Assets) and (z) FCC Licenses (other than Excluded FCC License Assets) as to which the FCC has consented to the grant of a security interest under the Security Documents.

On the Issue Date, the Company and the Initial Guarantors entered into the Security Documents, which provide for a grant of a security interest in Collateral in favor of the Collateral Trustee for the benefit of the Holders of the notes. Although the Company and the Initial Guarantors will use commercially reasonable efforts to complete those actions required to perfect the Liens in favor of the Collateral Trustee on the Collateral by the Issue Date, certain security interests may not be in place on the Issue Date or will not be perfected on the Issue Date. The Company and the Initial Guarantors will use commercially reasonable efforts to perfect on the Issue Date the security interests in the Collateral for the benefit of the Holders of the notes, but to the extent any such security interest cannot be perfected by such date, the Company and the Initial Guarantors will use commercially reasonable efforts to have all security interests perfected, to the extent required by the Security Documents, promptly following the Issue Date, but in any event shall perfect such Lien no later than 180 days thereafter. See “Risk Factors — Security Over Certain Collateral on Which a Lien in Favor of the Collateral Trustee Is Required Will Not Be in Place on the Issue Date or Will Not Be Perfected on the Issue Date.”

The Parent will, and will cause each of the Company and the Subsidiary Guarantors to, do or cause to be done all acts and things which may be required, or which the trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Holders of the notes, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the Indenture and the Security Documents.

Additional Collateral; Acquisition of Assets or Property

Except as provided under clause 3(b) of the covenant described below under the caption “— Repurchase at the Option of Holders — Asset Sales,” in connection with the acquisition (including, without limitation, through the designation, acquisition or creation of a new wholly owned Domestic Restricted Subsidiary that guarantees any Indebtedness of the Parent, the Company or any Subsidiary Guarantor) by the Parent, the Company or any Subsidiary Guarantor of any Property comprising the Collateral hereafter, the Parent or the Company shall, or shall cause such Subsidiary Guarantor, as the case may be, to, as promptly as reasonably practicable:

(1) execute and deliver to the Collateral Trustee such Security Documents and take such other actions as shall be necessary to create, perfect and protect a Lien in favor of the Collateral Trustee on such assets or property (to the extent otherwise required to be perfected in accordance with the terms of the Security Documents); and

(2) promptly deliver to the Collateral Trustee such opinions of counsel, if any, as such Collateral Trustee may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).

Perfection and Non-Perfection of Security in Collateral

The notes do not have a perfected security interest in fixtures and certain other personal property to the extent perfection cannot be effected through filings under the Uniform Commercial Code. To the extent that the security interests created by the Security Documents with respect to any Collateral are not perfected, the Collateral Trustee’s rights will be equal to the rights of the general unsecured creditors of the Company and the Guarantors in the event of a bankruptcy. Outside of bankruptcy, the security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Collateral Trustee’s security interest is unperfected, would take priority over the Collateral Trustee’s interests in the Collateral. Accordingly, there can be no assurance that the assets in which the Collateral Trustee’s security interest is unperfected will be available upon the occurrence of an event of default or a default under the other secured obligations to satisfy the obligations under the notes. In addition, certain assets may be subject to existing Permitted Liens that would take priority over any liens granted in such assets under the Security Documents. See “Risk Factors — Risks Related to the New Notes — Your Right to Receive Payments on the Notes and the Guarantees is Limited by Our and the Guarantors’ Permitted Priority Debt, Parity Lien Debt, Other Obligations Secured by Liens That Are Pari Passu or Senior to the Liens Securing the Notes or Secured by Assets That Are Not Part of the Collateral, and by the Liabilities of Our Designated Entities and Non-Guarantor Subsidiaries.”

Permitted Ordinary Course Activities with Respect to the Collateral

Notwithstanding the provisions described below under the caption “— Collateral Trust Agreement” relating to releases of the Collateral, subject to the provisions of the Indenture, the Company and the Guarantors may, among other things, without any release or consent by the Collateral Trustee or the Trustee, conduct ordinary course activities with respect to the Collateral, which do not individually or in the aggregate materially adversely affect the value of the Collateral, including, without limitation: (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien under any of the Security Documents that (x) has become worn out, defective or obsolete, (y) is not used in the business, or (z) is not useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien under any of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien under any of the Security Documents that it may own or under which it may be operating; (iv) altering, repairing, replacing, substituting, changing the location or position of and adding to its structures, machinery, systems, apparatus, equipment, tools or implements, materials, supplies, fixtures and appurtenances or other similar property in the ordinary course of business; (v) granting a nonexclusive license or sub-license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; (ix) abandoning any intellectual property which is not or no longer used or useful in the Company’s business; (x) selling, transferring or otherwise disposing of inventory, equipment or other property to Designated Entities or Joint Venture Entities in the ordinary course of business; and (xi) selling, transferring or otherwise disposing of Cash Equivalents. The Company must deliver to the Trustee and to the Collateral Trustee, within 60 calendar days following the end of each six-month period ending on June 30 or December 31 of any year, an Officers’ Certificate to the effect that all releases and withdrawals during the preceding six-month period in which no release or consent of the Trustee or Collateral Trustee was obtained were in the ordinary course of the Company’s and the Guarantors’ business and that the net proceeds thereof, if any, were used as permitted by the Indenture and the Security Documents.

Certain Limitations on the Collateral

There can be no assurance that the proceeds of any sale of Collateral following an Event of Default with respect to the notes, after application of such proceeds to any Permitted Priority Debt that may then be outstanding, would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and any other Parity Lien Debt secured by the Collateral. The Collateral Trustee’s security interest and ability to foreclose may also be limited by any then effective intercreditor agreement with the holders of any Permitted Priority Debt (See ”— Collateral and the Intercreditor Agreement”) and, even if the Collateral Trustee’s security interest and ability to foreclose are not so limited, the Holders of the notes may not be able to unilaterally direct the Collateral Trustee to take such actions (See “— Collateral Trust Agreement — Voting”). Additionally, with respect to some of the Collateral, the Collateral Trustee’s security interest and ability to foreclose will be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If the Company or the Guarantors (as applicable) do not obtain these consents or make these filings, the Liens securing the notes may be invalid and the Holders will not be entitled to such Collateral or any recovery with respect thereto. In particular, the Collateral Trustee is not legally permitted to exercise any rights with respect to the Collateral upon the occurrence of an Event of Default if such action would constitute or result in any assignment of any FCC License or any other form of change of control (whether as a matter of law or fact) of the entity holding any FCC License unless any necessary prior approval of the FCC is obtained. There can be no assurance that any such required approval can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain items of Collateral in any foreclosure and may delay any sale, either of which events may have a material adverse effect on the sale price of the Collateral. Therefore the practical value of realizing on the Collateral may, without the appropriate consents, prior approval of the FCC and related filings, be limited.

No independent appraisals of any of the Collateral have been prepared by or on behalf of the Company or the Guarantors in connection with this offering. The value realized on the Collateral in the event of a foreclosure or liquidation will depend upon many factors, including market and economic conditions, the availability of buyers and the condition of the Collateral. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. There also can be no assurance that the Collateral will be saleable and even if the Collateral is saleable the timing of its liquidation is uncertain.

There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture and the Security Documents following an Event of Default, after application of such proceeds to any Permitted Priority Debt that may then be outstanding, would be sufficient to satisfy or would not be substantially less than, amounts due on the notes and the other Parity Lien Debt secured by the Collateral. If, after application of such proceeds to any Permitted Priority Debt that may then be outstanding, the proceeds of any sale of the Collateral are not sufficient to repay the notes then outstanding and any other Parity Lien Debt secured by such Collateral, then in each case, the holders of the notes and such other Parity Lien Debt would hold unsecured claims against the remaining assets of the Company and the Guarantors.

Under the Communications Act and the current rules and regulations of the FCC, the FCC does not recognize, will not enforce and will not permit another governmental entity to enforce any pledge, security interest, lien, mortgage, hypothecation, or other encumbrance directly upon any license, permit or authorization issued by the FCC, with the exception of (i) liens and security interests held by the FCC itself and (ii) for limited purposes, liens and security interests held by the Rural Utility Service, an agency of the U.S. Department of Agriculture in connection with its financing for the provision of certain rural telecommunication projects. The Communications Act and the current rules and regulations of the FCC also do not accord to a private party a right of “ownership” of the radiofrequency or radiofrequencies used or to be used by such party’s station pursuant to a license, permit or authorization issued by the FCC, nor do the Communications Act and the current rules and regulations of the FCC enable the holder of any such license, permit or authorization to assert a property right in such radiofrequency or radiofrequencies. Consequently the inclusion of the FCC Licenses in the collateral package is limited to the extent permitted by applicable law and absent a change in the governing law, does not accord the same rights as exist with regard to the other Collateral.

Bankruptcy Limitations

In addition to the limitations described below under “— Collateral Trust Agreement,” and “— Collateral and the Intercreditor Agreement,” and above under “— Certain Limitations on the Collateral,” you should be aware that the right and ability of the Collateral Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by title 11 of the United States Code (the “Bankruptcy Code”) if a bankruptcy proceeding were to be commenced by or against the Company or a Guarantor prior to the Collateral Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Trustee may be prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor, subject to bankruptcy court approval, to continue to retain and use collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended, in general, to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, because the enforcement of the Lien of the Collateral Trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the Holders of the notes will only have limited consent rights (assuming such consent rights were not otherwise restricted under an intercreditor agreement with holders of any Permitted Priority Debt or under the Collateral Trust Agreement (see “— Collateral and the Intercreditor Agreement” and “— Collateral Trust Agreement”) with respect to the use of those funds by the Parent or any of its Subsidiaries during the pendency of the proceeding if the court finds that the Holders are receiving adequate protection. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Trustee could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. Further, the Holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security. See “Risk Factors — Risks Related to the New Notes — The Ability of the Collateral Trustee to Foreclose on the Collateral May Be Limited and the Collateral Securing the Notes Could Be Impaired in the Event We Were to File For Bankruptcy.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on any Permitted Priority Debt that may then be outstanding and the notes and other Parity Lien Debt secured by such Collateral or that the value of the Collateral owned directly by the Company or the Guarantors is not sufficient to repay any Permitted Priority Debt that may then be outstanding and the notes then outstanding and any other Parity Lien Debt secured by such Collateral, then in each case, the Holders of the notes and the holders of such other Parity Lien Debt would hold secured claims to the extent of the value of the Collateral securing such claims and would hold unsecured claims with respect to any shortfall. Applicable federal bankruptcy laws do not permit the payment or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain pre-petition transfers made by the entity that is subject to the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances. See “Risk Factors — Risks Related to the New Notes — The Value of the Collateral Securing the Notes May Not Be Sufficient to Secure Post-Petition Interest or Costs or Attorneys’ Fees During Bankruptcy.”

Collateral Trust Agreement

On the Issue Date, the Company and each Initial Guarantor entered into a collateral trust agreement with the Trustee and the Collateral Trustee (the “Collateral Trust Agreement”). The Collateral Trust Agreement sets forth the terms on which the Collateral Trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of the Company and each Guarantor at any time held by the Collateral Trustee in trust for the benefit of the present and future holders of any Secured Debt Obligations.

Collateral Trustee

The Company and the Guarantors appointed a Collateral Trustee for the benefit of the holders of:

(1) the notes;

(2) all other Parity Lien Obligations outstanding from time to time, if any; and

(3) all Junior Lien Obligations outstanding from time to time, if any.

Wilmington Trust FSB is the current Collateral Trustee under the Collateral Trust Agreement.

The Collateral Trustee holds (directly or through co-trustees or agents), and will be entitled to enforce on behalf of the holders of Parity Lien Obligations, all Liens on the Collateral. As used in the description of the Collateral Trust Agreement, the term “Collateral” includes any collateral securing any series of Parity Lien Obligations or Junior Lien Obligations.

Except as provided in the Collateral Trust Agreement or as directed by an Act of Required Debtholders in accordance with the Collateral Trust Agreement, the Collateral Trustee will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

The Company will deliver to each Secured Debt Representative copies of all Security Documents delivered to the Collateral Trustee.

Collateral

The Indenture and the Security Documents provide that the notes will be secured, together with all future Parity Lien Debt and all other Parity Lien Obligations, equally and ratably by security interests granted to the Collateral Trustee in all Collateral from time to time owned by the Company. Each of the Note Guarantees is secured, together with all future Parity Lien Debt and Parity Lien Obligations of the applicable Guarantor, equally and ratably by security interests granted to the Collateral Trustee in all Collateral from time to time owned by such Guarantor. The Collateral Trustee under the Collateral Trust Agreement holds the Parity Liens in trust for the benefit of the Holders of the notes and the holders of any future Parity Lien Debt and all other Parity Lien Obligations. The Indenture permits the Company and the Guarantors to incur Permitted Liens on the Collateral (including Permitted Prior Liens).

Future Permitted Priority Debt

The Indenture and the Security Documents provide that the Company and the Guarantors may incur Permitted Priority Debt in the future in an aggregate principal amount outstanding up to the Permitted Priority Debt Cap, so long as the amount of Permitted Priority Debt when taken together with all Parity Lien Debt (including the notes) and all Junior Lien Debt outstanding as of the date of incurrence does not exceed the Secured Debt Cap. Any such Permitted Priority Debt would be secured by Liens on the Collateral that would rank prior to the Liens securing the notes and other Parity Lien Debt. Under the terms of the Collateral Trust Agreement, if the Company or any Guarantor incurs Permitted Priority Debt in the future, the Collateral Trustee, on behalf of the holders of Parity Lien Obligations and Junior Lien Obligations (if any), will enter into an intercreditor agreement with the Company, the applicable Guarantors and an agent acting on behalf of the holders of such Permitted Priority Debt. The intercreditor agreement will provide that all Parity Liens at any time granted by the Company or any Guarantor on the Collateral will be subject and subordinate to all Permitted Priority Liens on the Collateral securing Permitted Priority Debt and will also include certain other intercreditor arrangements relating to rights in the Collateral which will give to the holders of Permitted Priority Debt, subject to certain limited exceptions, sole and exclusive control over all matters governing the exercise of remedies with respect to the Collateral, as further described below under the caption “— Collateral and the Intercreditor Agreement.” Any Permitted Priority Debt will only be permitted to be secured by the Collateral if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions “— Certain Covenants — Incurrence of Indebtedness” and “— Certain Covenants — Liens.”

Additional Parity Lien Debt

The Indenture and the Security Documents provide that the Company and the Guarantors may incur additional Parity Lien Debt, in an aggregate principal amount outstanding not to exceed the Secured Debt Cap, when taken together with all Junior Lien Debt, Permitted Priority Debt and all other Parity Lien Debt outstanding as of the date of incurrence, by issuing additional notes under the Indenture or under one or more additional indentures, incurring additional Indebtedness under other Credit Facilities or otherwise issuing or increasing a new Series of Secured Debt secured by Parity Liens on the Collateral. All additional Parity Lien Debt will be pari passu with the notes, will be guaranteed on a pari passu basis by each Guarantor and will be secured equally and ratably with the notes by Liens on the Collateral held by the Collateral Trustee for as long as the notes and the Notes Guarantees are secured by the Collateral. The Collateral Trustee under the Collateral Trust Agreement will hold all Parity Liens in trust for the benefit of the Holders of the notes and the holders of any future Parity Lien Debt and all other Parity Lien Obligations. Additional Parity Lien Debt will be permitted to be secured by the Collateral only if such Parity Lien Debt and the related Parity Liens are permitted to be incurred under the covenants described below under the captions “— Certain Covenants — Incurrence of Indebtedness” and “— Certain Covenants — Liens.”

Future Junior Lien Debt

The Indenture and the Security Documents provide that the Company and the Guarantors may incur Junior Lien Debt in the future, in an aggregate principal amount outstanding that, when taken together with all Parity Lien Debt (including the notes) and the Permitted Priority Debt as of the date of incurrence, does not exceed the Secured Debt Cap, by issuing notes under one or more new indentures, incurring additional Indebtedness under other Credit Facilities or otherwise issuing or increasing a new Series of Secured Debt secured by Junior Liens on the Collateral. Junior Lien Debt will be permitted to be secured by the Collateral only if such Junior Lien Debt and the related Junior Liens are permitted to be incurred under the covenants described below under the captions “— Certain Covenants — Incurrence of Indebtedness” and “— Certain Covenants — Liens.” The Collateral Trustee under the Collateral Trust Agreement will hold all Junior Liens in trust for the benefit of the holders of any Junior Lien Debt and all other Junior Lien Obligations.

Enforcement of Liens

If the Collateral Trustee at any time receives written notice stating that any event has occurred that constitutes a default under any Secured Debt Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the Collateral Trustee will await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable to preserve and protect the value of the Collateral.

Until the Discharge of Parity Lien Obligations, the Holders of the notes and the holders of other future Parity Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4), the exclusive right to authorize and direct the Collateral Trustee with respect to the Security Documents and the Collateral (including, without limitation, the exclusive right to authorize or direct the Collateral Trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral) and neither the provisions of the Security Documents relating thereto (other than in accordance with the Collateral Trust Agreement and the intercreditor agreement) nor any Junior Lien Representative or holder of Junior Lien Obligations, if any, may authorize or direct the Collateral Trustee with respect to such matters. Notwithstanding the foregoing, the holders of Junior Lien Obligations may direct the Collateral Trustee with respect to such matters:

(1) without any condition or restriction whatsoever, at any time after the Discharge of Parity Lien Obligations;

(2) as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Parity Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Parity Lien Obligations;

(3) as necessary to perfect or establish the priority (subject to Parity Liens and Permitted Priority Liens) of the Junior Liens upon any Collateral; provided that, unless otherwise agreed to by the Collateral Trustee in the Security Documents, the holders of Junior Lien Obligations may not require the Collateral Trustee to take any action to perfect any Collateral through possession or control (other than the Collateral Trustee agreeing pursuant to the Collateral Trust Agreement as agent for the benefit of the Parity Lien Representative and holders of the Parity Lien Obligations to act as bailee for the Collateral Trustee for the benefit of the Junior Lien Representatives and holders of the Junior Lien Obligations); or

(4) as necessary to create, prove, preserve or protect (but not enforce) the Junior Liens upon any Collateral.

Both before and during an insolvency or liquidation proceeding until the Discharge of Parity Lien Obligations, none of the holders of Junior Lien Obligations, the Collateral Trustee (unless acting pursuant to an Act of Required Debtholders) or any Junior Lien Representative will be permitted to:

(1) request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Parity Lien Obligations in respect of the Parity Liens or that would limit, invalidate, avoid or set aside any Parity Lien or subordinate the Parity Liens to the Junior Liens or grant the Junior Liens equal ranking to the Parity Liens;

(2) oppose or otherwise contest any motion for (A) relief from the automatic stay or (B) any injunction against foreclosure or (C) any enforcement of Parity Liens, in each case made by any holder of Parity Lien Obligations or any Parity Lien Representative in any insolvency or liquidation proceeding;

(3) oppose or otherwise contest any lawful exercise by any holder of Parity Lien Obligations or any Parity Lien Representative of the right to credit bid Parity Lien Obligations at any sale of Collateral in the foreclosure of Parity Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Parity Lien Obligations or any Parity Lien Representative relating to the lawful enforcement of any Parity Lien; or

(5) challenge the validity, enforceability, perfection or priority of the Parity Liens with respect to the Collateral.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of Junior Lien Obligations or Junior Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against the Company or any Guarantor in accordance with applicable law; provided the Collateral Trust Agreement will provide that no holder of Junior Lien Obligations or Junior Lien Representative will be permitted to take any of the actions prohibited by clauses (1) through (5) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “— Insolvency or Liquidation Proceedings.”

At any time prior to the Discharge of Parity Lien Obligations and after (1) the commencement of any insolvency or liquidation proceeding in respect of the Company or any Guarantor or (2) the Collateral Trustee and each Junior Lien Representative have received written notice from any Parity Lien Representative stating that (A) any Series of Parity Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (B) the holders of Parity Liens securing one or more Series of Parity Lien Debt have become entitled under any Parity Lien Document to and desire to enforce any or all of the Parity Liens by reason of a default under such Parity Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by the Company or any Guarantor to the Collateral Trustee (other than distributions to the Collateral Trustee for the benefit of the holders of Parity Lien Obligations), any Junior Lien Representative or any holder of Junior Lien Obligations (including, without limitation, payments and prepayments made for application to Junior Lien Obligations).

All proceeds of Collateral received by the Collateral Trustee, any Junior Lien Representative or any holder of Junior Lien Obligations in violation of the immediately preceding paragraph will be held by such Person in trust for the account of the holders of Parity Lien Obligations and remitted to any Parity Lien Representative upon demand by such Parity Lien Representative. The Junior Liens will remain attached to and, subject to the provisions described under the caption “— Provisions of the Indenture Relating to Security — Ranking of Parity Liens,” enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the Collateral Trustee, any Junior Lien Representative or any holder of Junior Lien Obligations not in violation of the immediately preceding paragraph will be received by such Person free from the Parity Liens.

Waiver of Right of Marshalling

The Collateral Trust Agreement provides that, prior to the Discharge of Parity Lien Obligations, the holders of Junior Lien Obligations, each Junior Lien Representative and the Collateral Trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Parity Lien Obligations and the Parity Lien Representatives (in their capacity as senior or priority lienholders) with respect to the Collateral. Following the Discharge of Parity Lien Obligations, the holders of Junior Lien Obligations and any Junior Lien Representative may assert their right under the UCC or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Parity Lien Obligations.

Insolvency or Liquidation Proceedings

If in any insolvency or liquidation proceeding and prior to the Discharge of Parity Lien Obligations, the holders of Parity Lien Obligations by an Act of Required Debtholders consent to any order:

(1) for use of cash collateral;

(2) approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Parity Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3) granting any relief on account of Parity Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Parity Lien Obligations in the Collateral; or

(4) relating to a sale of assets of the Company or any Guarantor that provides, to the extent the Collateral sold is to be free and clear of Liens, that all Parity Liens and Junior Liens will attach to the proceeds of the sale;

then, the holders of Junior Lien Obligations and the Junior Lien Representatives will not oppose or otherwise contest the entry of such order, provided, that the holders of Junior Lien Obligations or a Junior Lien Representative may request the grant to the Collateral Trustee, for the benefit of the holders of Junior Lien Obligations and the Junior Lien Representatives, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Parity Lien Obligations, co-extensive in all respects with, but subordinated, as provided in the provisions described under the caption “— Provisions of the Indenture Relating to Security — Ranking of Parity Liens,” to, such Lien and all Parity Liens on such property. The holders of Parity Lien Obligations (including the Holders of the notes) and the Parity Lien Representatives (including the Trustee) will agree not to oppose or otherwise contest in any respect any request made by the Junior Lien Representatives for a junior Lien pursuant to the proviso to the preceding sentence.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of Junior Lien Obligations and the Junior Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against the Company or any Guarantor in accordance with applicable law; provided that the Collateral Trust Agreement provides that no holder of Junior Lien Obligations or Junior Lien Representative will be permitted to take any of the actions prohibited under the third and fourth paragraphs of the provisions described above under the caption “— Enforcement of Liens,” or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.

Neither the holders of Junior Lien Obligations nor any Junior Lien Representative will file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Junior Liens, except that:

(1) they may freely seek and obtain relief granting a junior Lien co-extensive in all respects with, but subordinated, as provided in the provisions described under the caption “— Provisions of the Indenture Relating to Security — Ranking of Parity Liens,” to, all Liens granted in such insolvency or liquidation proceeding to, or for the benefit of, the holders of Parity Lien Obligations; and

(2) they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Parity Lien Obligations.

Order of Application

The Collateral Trust Agreement provides that if any Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any foreclosure, collection or other enforcement of Liens granted to the Collateral Trustee in the Security Documents, the proceeds received by the Collateral Trustee from such foreclosure, collection or other enforcement will be distributed by the Collateral Trustee in the following order of application:

FIRST, to the payment of all amounts payable under the Collateral Trust Agreement on account of the Collateral Trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent of the Collateral Trustee in connection with any security document;

SECOND, to the respective Parity Lien Representatives for application to the payment of all outstanding notes and other Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding notes and other Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit constituting Parity Lien Debt);

THIRD, to the respective Junior Lien Representatives for application to the payment of all outstanding Junior Lien Debt and any other Junior Lien Obligations that are then due and payable in such order as may be provided in the Junior Lien Documents in an amount sufficient to pay in full in cash all outstanding Junior Lien Debt and all other Junior Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Junior Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Junior Lien Document) of all outstanding letters of credit, if any, constituting Junior Lien Debt); and

FOURTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Guarantor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

The foregoing order of application will be subject to the seniority of any Permitted Priority Liens and any Permitted Priority Debt Obligations, as provided in the intercreditor agreement.

If any Junior Lien Representative or any holder of a Junior Lien Obligation collects or receives any proceeds in respect of any foreclosure, collection or other enforcement to which it was not entitled pursuant to the terms of the immediately preceding paragraphs, whether after the commencement of an insolvency or liquidation proceeding or otherwise, such Junior Lien Representative or such holder of a Junior Lien Obligation, as the case may be, will forthwith deliver the same to the Collateral Trustee to be applied in accordance with the provisions set forth in the immediately preceding paragraphs. Until so delivered, such proceeds will be held by that Junior Lien Representative or that holder of a Junior Lien Obligation, as the case may be, in trust for the benefit of the holders of the Parity Lien Obligations and other Obligations secured by a Permitted Priority Lien. These provisions will not apply to payments received by any holder of Junior Lien Obligations if such payments are not proceeds of, or the result of a realization upon, Collateral.

The provisions set forth above under this caption “— Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Debt Obligations, each present and future Secured Debt Representative and the Collateral Trustee as holder of Parity Liens and Junior Liens. The Company will be required to cause the Secured Debt Representative of each future Series of Secured Debt to deliver a joinder to the Collateral Trust Agreement, including a Lien Sharing and Priority Confirmation, to the Collateral Trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

In connection with the application of proceeds in accordance with the provisions set forth above under this caption “Order of Application,” except as otherwise directed by an Act of Required Debtholders, the Collateral Trustee may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

Release of Liens on Collateral

The Collateral Trust Agreement provides that the Collateral Trustee’s Liens on the Collateral will be released:

(1) in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Debt Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization in an account maintained by the Collateral Trustee (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents, provided that the Company has delivered an officer’s certificate to the Collateral Trustee certifying that the conditions described in this paragraph (1) have been met and that such release of the Collateral does not violate the terms of the Secured Debt Documents or the Security Documents;

(2) as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any Guarantor (including indirectly, by way of a sale or other disposition of Capital Stock of that Guarantor) to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Guarantor in a transaction or other circumstance that is not prohibited by the terms of any applicable Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of, provided that, except in the circumstances described above under the caption “— Collateral — Permitted Ordinary Course Activities with Respect to the Collateral,” the Company has delivered an officer’s certificate to the Collateral Trustee certifying that any such sale, transfer or other disposition does not violate the terms of the applicable Secured Debt Documents;

(3) as to a release of less than all or substantially all of the Collateral, if (A) consent to the release of all Parity Liens (or, at any time after the Discharge of Parity Lien Obligations, consent to the release of all Junior Liens) on such Collateral has been given by the requisite percentage or number of holders of each Series of Parity Lien Debt at the time outstanding as provided for in the Parity Lien Documents (or, at any time after the Discharge of Parity Lien Obligations, the requisite percentage or number of holders of each Series of Junior Lien Debt at the time outstanding as provided for in the Junior Lien Documents) and (B) the Company has delivered an Officer’s Certificate to the Collateral Trustee certifying that any such necessary consents have been obtained and that such release of the Collateral does not violate the terms of the Secured Debt Documents or the Security Documents; and

(4) as to a release of all or substantially all of the Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) the Company has delivered an Officers’ Certificate to the Collateral Trustee certifying that any such necessary consents have been obtained and that such release of the Collateral does not violate the terms of the Secured Debt Documents or the Security Documents.

Release of Liens in Respect of Notes

The Indenture and the Collateral Trust Agreement provide that the Collateral Trustee’s Liens upon the Collateral will no longer secure the notes and Note Guarantees outstanding under the Indenture or any other Obligations under the Indenture, and the right of the Holders of the notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the Indenture as set forth under the caption “— Satisfaction and Discharge”;

(2) upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption “— Legal Defeasance and Covenant Defeasance”;

(3) upon payment in full and discharge of all notes outstanding under the Indenture and all Obligations that are outstanding, due and payable under the Indenture at the time the notes are paid in full and discharged; or

(4) in whole or in part, with the consent of the Holders of the requisite percentage of notes in accordance with the provisions described below under the caption “— Amendment, Supplement and Waiver,” and upon delivery of instructions and any other documentation, in each case as required by the Indenture and the Security Documents, in a form satisfactory to the Collateral Trustee.

The Indenture provides that, to the extent applicable, the Company will comply with the provisions of TIA §314(b).

The Indenture provides that, to the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefore of any property or securities to be subjected to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent appraiser or other expert selected or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to released Collateral.

The Indenture provides that, to the extent applicable, the Company will furnish to the trustee, prior to any proposed release of Collateral pursuant to the Security Documents, all documents required by TIA §314(d).

If any Collateral is released in accordance with the Indenture or any Security Document and if the Company has delivered the certificates and documents required by the Security Documents and this covenant, the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination and the opinion of counsel delivered pursuant to the Indenture, will deliver a certificate to the Collateral Trustee setting forth such determination.

Amendment of Security Documents

The Collateral Trust Agreement provides that no amendment or supplement to the provisions of the Collateral Trust Agreement or any other security document will be effective without the approval of the Collateral Trustee acting as directed by an Act of Required Debtholders, except that:

(1) any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Collateral Trustee therein, (b) curing any ambiguity, defect or inconsistency; (c) providing for the assumption of the Company or any Guarantor’s obligations under any security document in the case of a merger or consolidation or sale of all or substantially all of the Company or such Guarantor’s assets, as applicable; or (d) making any change that would provide any additional rights or benefits to the holders of Secured Debt Obligations, the Secured Debt Representatives or the Collateral Trustee or that does not adversely affect the legal rights under any Secured Debt Document of any holder of Secured Debt Obligations, the Secured Debt Representatives or the Collateral Trustee, will, in each case, become effective when executed and delivered by the Company or any other applicable Guarantor party thereto and the Collateral Trustee;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Debt Obligations:

(a) to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders or direction by the Required Parity Lien Debtholders or Required Junior Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders,” “Required Parity Lien Debtholders” or “Required Junior Lien Debtholders”),

(b) to share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described above under “— Release of Liens on Collateral,” or

(c) to require that Liens securing Secured Debt Obligations be released only as set forth in the provisions described above under the caption “— Release of Liens on Collateral,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Documents; and

(3) no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Secured Debt Representative or adversely affects the rights of the Collateral Trustee, as determined by the Collateral Trustee in its sole discretion, or any Secured Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the Collateral Trustee or such Secured Debt Representative, respectively.

Notwithstanding the foregoing clause (1), but subject to clauses (2) and (3) above:

(1) any security document that secures Junior Lien Obligations (but not Parity Lien Obligations) may be amended or supplemented with the approval of the Collateral Trustee acting as directed in writing by the Required Junior Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of the Collateral Trust Agreement or the other Parity Lien Documents; and

(2) any amendment or waiver of, or any consent under, any provision of the Collateral Trust Agreement or any other security document that secures Parity Lien Obligations (except any such amendment, waiver or consent that releases Collateral with respect to which any consent of holders of Junior Lien Debt is required pursuant to the Collateral Trust Agreement, which will be governed by the provisions set forth above) will apply automatically to any comparable provision of any comparable Junior Lien Document without the consent of or notice to any holder of Junior Lien Obligations and without any action by the Company or any Guarantor or any Holder of notes or holder of other Junior Lien Obligations.

Voting

In connection with any matter under the Collateral Trust Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate outstanding principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will vote the total amount of Secured Debt under that Series of Secured Debt as a block in respect of any vote under the Collateral Trust Agreement.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt; Senior Ranking of Permitted Priority Debt

The Indenture provides that, notwithstanding:

(1) anything contained in the Collateral Trust Agreement or in any other Security Documents;

(2) the time of incurrence of any Series of Parity Lien Debt or any Series of Permitted Priority Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt or any Series of Permitted Priority Debt;

(4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Parity Lien or any Permitted Priority Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Parity Lien or any Permitted Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens granted at any time by the Company or any Guarantor will secure, equally and ratably, all present and future Parity Lien Obligations and all Parity Liens (including any Liens securing the notes and the Note Guarantees) at any time granted by the Company or any Guarantor will be subject and subordinate to all Permitted Priority Liens securing the Permitted Priority Debt Obligations.

The foregoing section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations and Permitted Priority Debt Obligations, each present and future Parity Lien Representative and Permitted Priority Lien Representative and the Collateral Trustee as holder of Parity Liens.

Ranking of Parity Liens

The Indenture requires the Junior Lien Documents, if any, to provide that, notwithstanding:

(1) anything to the contrary contained in the Security Documents;

(2) the time of incurrence of any Series of Parity Lien Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Junior Liens at any time granted by the Company or any Guarantor will be subject and subordinate to all Parity Liens securing Parity Lien Obligations.

The Indenture also requires the Junior Lien Documents, if any, to provide that the provisions described in the foregoing clauses (1)-(7) are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the Collateral Trustee as holder of Parity Liens.

Relative Rights

The Indenture requires that nothing in the Junior Lien Documents will:

(1) impair, as between the Company and the Holders of the notes, the obligation of the Company to pay principal, premium, if any, and interest on the notes in accordance with their terms or any other obligation of the Company or any Guarantor under the Indenture;

(2) affect the relative rights of Holders of notes as against any other creditors of the Company or any Guarantor (other than holders of Permitted Priority Liens, Junior Liens or other Parity Liens);

(3) restrict the right of any Holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions “— Collateral Trust Agreement — Enforcement of Liens” or “— Collateral Trust Agreement — Insolvency and Liquidation Proceedings”);

(4) restrict or prevent any Holder of notes or holder of other Parity Lien Obligations, the Collateral Trustee or any other Person from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions described above under the captions “— Collateral Trust Agreement — Enforcement of Liens” or “— Collateral Trust Agreement — Insolvency or Liquidation Proceedings”; or

(5) restrict or prevent any Holder of notes or holder of other Parity Lien Obligations, the Trustee, the Collateral Trustee or any other Person from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the provisions described above under the captions “— Collateral Trust Agreement — Enforcement of Liens” or “— Collateral Trust Agreement — Insolvency or Liquidation Proceedings.”

Further Assurances; Insurance

The Indenture and the Security Documents provide that the Company and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Secured Debt Representatives and holders of Secured Debt Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

Upon the reasonable request of the Collateral Trustee or any Secured Debt Representative at any time and from time to time, the Company and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Debt Obligations.

The Indenture and the Security Documents require that the Company and the Guarantors:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law; and

(4) maintain such other insurance as may be required by the Security Documents.

The Collateral Trustee will be named as an additional insured and loss payee as its interests may appear, to the extent required by the Security Documents. Upon the request of the Collateral Trustee, the Company and the Guarantors will furnish to the Collateral Trustee full information as to their property and liability insurance carriers.

Collateral and the Intercreditor Agreement

So long as the Company and the Guarantors do not have any Permitted Priority Debt outstanding and there are no other Permitted Priority Debt Obligations outstanding, the notes, any future Parity Lien Debt and all other Parity Lien Obligations will be secured by the Collateral on a first-priority basis, subject to certain exceptions and permitted liens. See “Risk Factors — Risks Related to the Offering — Your Right to Receive Payments on the Notes and the Guarantees is Limited by Our and the Guarantors’ Permitted Priority Debt, Other Obligations Secured by Liens That are Pari Passu or Senior to the Liens Securing the Notes, and by the Liabilities of Our Non-Guarantor Subsidiaries.” Under the terms of the Collateral Trust Agreement, if the Company or any Guarantor incurs Permitted Priority Debt in the future, the Collateral Trustee, on behalf of the holders of Parity Lien Obligations and Junior Lien Obligations (if any), and each Secured Debt Representative will enter into an intercreditor agreement with the Company and the collateral agent under the Permitted Priority Debt facility (the “intercreditor agreement”). The intercreditor agreement will provide that all Liens at any time granted by the Company or any Guarantor on Collateral to secure Secured Debt Obligations will be subject and subordinate to all Permitted Priority Liens securing Permitted Priority Debt, notwithstanding (a) the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Secured Debt Obligations granted on the Collateral or of any Liens securing the Priority Lien Obligations granted on the Collateral, (b) any provision of the UCC, or any other applicable law or the Priority Lien Documents or the Secured Debt Documents, (c) any defect or deficiencies in, or failure to perfect or lapse in perfection of, the Liens securing the Priority Lien Obligations or Secured Debt Obligations or (d) any other circumstance whatsoever.

The intercreditor agreement will also include certain other intercreditor arrangements relating to rights in the Collateral which will give to the holders of Permitted Priority Debt, subject to certain limited exceptions, sole and exclusive control over all matters governing the exercise of remedies with respect to the Collateral. Among other provisions, the intercreditor agreement will, subject to certain limited exceptions:

(1) waive any rights of the Collateral Trustee under the Collateral Trust Agreement, the Trustee and the Holders to exercise remedies with respect to, challenge the liens on, or object to actions taken by the collateral agent for the Permitted Priority Debt facility with respect to the Collateral;

(2) waive the Collateral Trustee’s, the Trustee’s and any Holder’s ability to challenge claims for post-petition interest with respect to the Collateral;

(3) grant to the collateral agent for the Permitted Priority Debt facility all rights of use, and access to all contracts, documents, books, records and other information, with respect to Collateral for any purpose permitted under the Permitted Priority Debt facility, including enforcement of rights and remedies;

(4) waive the Collateral Trustee’s, the Trustee’s and any Holder’s right to contest orders for use of cash collateral which is Collateral that are agreed to by the collateral agent for the Permitted Priority Debt facility or to object to debtor-in-possession financing secured by the Collateral;

(5) provide that (i) the Liens on the Collateral securing the Secured Debt and (ii) the Guarantees will be released automatically if the Priority Lien Representative releases its Liens on such Collateral or releases any Guarantor from its obligations under its guarantee of the Permitted Priority Lien Obligations, in each case subject to certain conditions;

(6) impose turnover obligations on the Collateral Trustee, the Trustee and the Holders in favor of the Priority Lien Representative under certain circumstances, including upon the receipt of Collateral or the proceeds therefrom by the Collateral Trustee, the Trustee or any Holder before the Permitted Priority Lien Obligations have been paid in full, in connection with the receipt of adequate protection with respect to their interest in the Collateral or if the Permitted Priority Debt and the Secured Debt are treated as a single class in an insolvency or liquidation, and the Permitted Priority Debt holders recover less than if the Permitted Priority Debt and the Secured Debt had been treated as separate classes; and

(7) provide that we will take certain actions, including filing new financing statements and terminating existing financing statements, in order for the Permitted Priority Liens to have the priority set out in the intercreditor agreement.

Certain of the rights of holders of Permitted Priority Debt to control matters governing the exercise of remedies with respect to the Collateral, as described above, will no longer apply in the event that the principal amount of funded Permitted Priority Debt Obligations plus the aggregate face amount of any letters of credit issued under any Permitted Priority Debt facility and not reimbursed plus the aggregate principal amount of any unfunded commitments under any Permitted Priority Debt facility no longer exceeds $125 million.

Additionally, the intercreditor agreement will provide that in the case of certain defaults under the Priority Lien Obligations, the holders of certain Parity Lien Obligations may have the ability to purchase the entire aggregate amount of outstanding Priority Lien Obligations (including unfunded commitments under the any Permitted Priority Debt facility) at par plus accrued interest and certain expenses.

The form of the intercreditor agreement is attached as an exhibit to the Collateral Trust Agreement. The Collateral Trust Agreement provides that the Company may direct the Collateral Trustee to enter into an intercreditor agreement that is substantially in the form attached to the Collateral Trust Agreement.

The Indenture and the Security Documents provide that the Company and the Guarantors may incur Permitted Priority Debt in the future in an aggregate principal amount up to the Permitted Priority Debt Cap so long as the principal amount of Permitted Priority Debt when taken together with the principal amount of all Parity Lien Debt (including the notes) and the principal amount of all Junior Lien Debt outstanding as of the date of incurrence does not exceed the Secured Debt Cap and such Indebtedness is otherwise permitted to be incurred pursuant to the covenant under the caption “— Incurrence of Indebtedness.”

Optional Redemption

At any time prior to May 15, 2012, the Company may (on any one or more occasions) redeem up to 35% of the aggregate principal amount of notes issued under the Indenture (including any additional notes) at a redemption price of 107.750% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 50% of the aggregate principal amount of notes issued under the Indenture (including any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Affiliates); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

At any time prior to May 15, 2012, the Company may redeem all or part of the notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Company’s option prior to May 15, 2012.

On or after May 15, 2012, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve month period beginning on May 15, of the years indicated below:

Year	Percentage

2012	105.813%
2013	103.875%
2014	101.938%
2015 and thereafter	100.000%

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

(2) if the notes are not so listed, on a pro rata basis.

No notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent, prior to 11:00 am, New York City time, an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Future credit agreements or other similar agreements to which the Parent or the Company becomes a party may contain restrictions on the Company’s ability to purchase the notes. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under such other agreements.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption with respect to all of the notes has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled, at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Parent and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Parent and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the notes, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a Holder of notes to require the Company to repurchase notes as a result of a change in the composition of directors on the board of the Company or the Parent may be uncertain.

Asset Sales

The Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Parent or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet, of the Parent or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the notes or any Note Guarantee and liabilities to the extent owed to the Parent or any Affiliate of the Parent) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written novation agreement that releases the Parent or such Restricted Subsidiary from further liability therefor; and

(b) any securities, notes or other obligations received by the Parent or any such Restricted Subsidiary from such transferee that are (within 60 days of receipt and subject to ordinary settlement periods) converted by the Parent or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(3) if such Asset Sale involves the transfer of Collateral,

(a) such Asset Sale complies with the applicable provisions of the Security Documents, and

(b) to the extent required by the Security Documents, all consideration (including cash and Cash Equivalents) received in such Asset Sale shall be expressly made subject to the Lien under the Security Documents; provided, that the Company or any Guarantor may designate consideration received in exchange for the sale or other disposition of Collateral having an aggregate Fair Market Value of $75 million since the Issue Date as “Excluded Assets” not subject to the Lien under the Security Documents.

Notwithstanding the foregoing, the 75% limitation referred to in the prior paragraph shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Parent or its Restricted Subsidiaries may apply such Net Proceeds (or any portion thereof) at its option:

(1) to the extent that such Net Proceeds represent proceeds of Collateral, (a) to repay, prepay, defease, redeem, purchase or otherwise retire Permitted Priority Debt (and, in the case of revolving loans and other similar obligations, permanently reduce the commitment thereunder) or (b) to repay, prepay, defease, redeem, purchase or otherwise retire Parity Lien Debt (other than the notes) (and, in the case of revolving loans and other similar obligations, permanently reduce the commitment thereunder) on a pro rata basis, but only up to an aggregate principal amount equal to such Net Proceeds to be used to repay Indebtedness pursuant to this clause (1)(b) multiplied by a fraction, the numerator of which is the aggregate principal amount of such Indebtedness to be repaid, prepaid, defeased, redeemed, purchased or otherwise retired and the denominator of which is the aggregate principal amount of all Parity Secured Debt, based on amounts outstanding on the date of closing of such Asset Sale; provided that the Company uses the remaining Net Proceeds to be used to repay Indebtedness pursuant to this clause (1)(b) to make an offer to purchase (an “Asset Sale Offer”) from the Holders of the notes on a pro rata basis, an aggregate principal amount of notes equal to such remaining Net Proceeds at a purchase price equal to 100% of the principal amount thereof, plus accrued interest and Additional Interest, if any, to the payment date;

(2) to the extent that such Net Proceeds do not represent proceeds of Collateral, to repay, prepay, defease, redeem, purchase or otherwise retire unsubordinated Indebtedness of the Company or any Guarantor in each case owing to a person other than the Company or any Affiliate of the Company;

(3) in the case of an Asset Sale by a Restricted Subsidiary that is not a Subsidiary Guarantor, to repay, prepay, defease, redeem, purchase or otherwise retire Indebtedness of such Restricted Subsidiary (and, in the case of revolving loans and other similar obligations, permanently reduce the commitment thereunder);

(4) to the extent that such Net Proceeds do not represent proceeds of Collateral, to repay, prepay, defease, redeem, purchase or otherwise retire Indebtedness secured by a Permitted Lien on the assets that were the subject of such Asset Sale; or

(5) to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets; provided that (x) such purchase is consummated within 180 days after the date that is 365 days after the receipt of such Net Proceeds from such Asset Sale and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below)); provided, further, that, to the extent that such Net Proceeds represent proceeds of Collateral (except as provided in clause 3(b) of the preceding paragraph), the Parent or the applicable Subsidiary Guarantor will promptly grant to the Collateral Trustee a security interest in such assets pursuant to and to the extent required by the Security Documents.

Pending the final application of any such Net Proceeds, the Parent or any of the Restricted Subsidiaries may invest such Net Proceeds in any manner that is not prohibited by the Indenture, provided that any such investment of the Net Proceeds that represents proceeds of Collateral shall be in an account that is subject to a perfected security interest for the benefit of the holders of the Secured Debt (except as provided in clause 3(b) of the preceding paragraph).

On the 366th day after an Asset Sale (or, in the event that a binding agreement has been entered into as set forth in clause (5) of the preceding paragraph, the later date of expiration of the 180-day period set forth in such clause (5)) or such earlier date, if any, as the Parent determines not to apply the Net Proceeds relating to such Asset Sale as set forth in the preceding paragraph (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company to make an Asset Sale Offer to all Holders of notes (and if required by the terms of any Applicable Pari Passu Indebtedness, to the holders of such Applicable Pari Passu Indebtedness) to purchase the maximum principal amount of notes and such other Applicable Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and such other Applicable Pari Passu Indebtedness plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

The Company may defer the Asset Sale Offer until the aggregate unutilized Excess Proceeds equals or exceeds $20 million, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $20 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent and its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture or the Security Documents. If the aggregate principal amount of notes and such other Applicable Pari Passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other Applicable Pari Passu Indebtedness will be purchased on a pro rata basis based on the principal amount of notes and such other Applicable Pari Passu Indebtedness tendered, with such adjustments as may be needed so that only notes in minimum amounts of $2,000 and integral multiples of $1,000 will be purchased. Upon completion of each Asset Sale Offer, any remaining Excess Proceeds subject to such Asset Sale will no longer be deemed to be Excess Proceeds.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Future credit agreements or other similar agreements to which the Parent or the Company becomes a party may contain restrictions on the Company’s ability to purchase notes. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under such other agreements.

Certain Covenants

Restricted Payments

(A) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Parent or (y) to the Parent or a Restricted Subsidiary of the Parent);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) any Equity Interests of the Parent or any Restricted Subsidiary thereof held by Persons other than the Parent or any of its Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or any Note Guarantees, except (x) a payment of interest or principal at the Stated Maturity thereof or (y) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

(2) the Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four Quarter Period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (11) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(i) 100% of the Consolidated Cash Flow of the Parent for the period (taken as one accounting period) from April 1, 2009 to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, minus 1.5 times the Fixed Charges of the Parent for the same period, plus

(ii) 100% of the aggregate net cash proceeds (including Cash Equivalents) received by the Parent since April 1, 2009 as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Parent or from the Incurrence of Indebtedness of the Parent or the Company that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Parent), plus

(iii) with respect to Restricted Investments made by the Parent and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets (including dividends and other distributions), in each case to the Parent or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Cash Flow), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by the Parent or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after the Issue Date.

(B) The preceding provisions will not prohibit, so long as, in the case of clauses (4), (7), (10) and (11) below, no Default has occurred and is continuing or would be caused thereby:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Parent to the holders of its Common Stock on a pro rata basis;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Parent, the Company or any Subsidiary Guarantor or of any Equity Interests of the Parent or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Parent or a substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests (other than Disqualified Stock) of the Parent; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (ii) of the preceding paragraph (A);

(4) the defeasance, redemption, repurchase or other acquisition of any Indebtedness subordinated to the notes or the Note Guarantees with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests (other than Disqualified Stock) of, the Parent; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (3) (ii) of the preceding paragraph (A);

(6) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represents all or a portion of the exercise price thereof;

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent held by any current or former employee, consultant or director of Parent, or any Restricted Subsidiaries of the Parent pursuant to the terms of any equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate of all amounts paid by the Parent in any calendar year will not exceed $2.5 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year, subject to maximum payment of $5.0 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount equal to (a) the net cash proceeds from the sale of Equity Interests of the Parent to current or former members of management, directors, consultants or employees that occurs after the Issue Date (provided that the amount of any such net cash proceeds will be excluded from clause (3) (ii) of the preceding paragraph (A)) plus (b) the net cash proceeds of key man life insurance policies received by the Parent or its Restricted Subsidiaries after the Issue Date;

(8) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Parent, to the extent necessary, in the good faith judgment of the Parent’s Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license held by the Parent or any of its Restricted Subsidiaries from any governmental agency;

(9) the purchase by the Parent or the Company from WLPCS Management, LLC or CSM Wireless, LLC (or their respective successors or assigns) of their respective membership interests in LCW Wireless, LLC upon exercise of their respective “put” rights to sell their entire membership interests in LCW Wireless, LLC to the Company; provided that exercise of such “put” rights shall be on terms, in the good faith judgment of the Parent’s Board of Directors, at least as favorable to the Parent and its Restricted Subsidiaries as WLPCS Management, LLC’s or CSM Wireless LLC’s “put” rights in existence on October 23, 2006;

(10) other Restricted Payments in an aggregate amount not to exceed $75 million; and

(11) the declaration or payment of dividends to holders of any class or series of Disqualified Stock of the Parent or any of its Restricted Subsidiaries issued in accordance with the covenant described under ” — Incurrence of Indebtedness.”

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Parent or such Subsidiary, as the case may be, pursuant to the Restricted Payment; provided that if the Fair Market Value exceeds $10 million, such Fair Market Value shall be determined in good faith by the Board of Directors of the Parent evidenced by a Board Resolution. Not later than the date of making any Restricted Payment under clause (A) (3) or B (10) above, the Parent will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any opinion or appraisal required by the Indenture.

Incurrence of Indebtedness

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Parent, the Company or any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness), and any Restricted Subsidiary that is not a Subsidiary Guarantor may incur Acquired Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 6.25 to 1.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Parent, the Company or any Subsidiary Guarantor of Indebtedness under Credit Facilities in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed an amount equal to $1,500 million less the sum of: (x) the aggregate amount of all Net Proceeds of Asset Sales applied by the Parent or any Restricted Subsidiary thereof to permanently repay any such Indebtedness pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and (y) the aggregate principal amount outstanding from time to time under the notes issued on the Issue Date and any exchange notes issued pursuant to the Registration Rights Agreement in exchange therefor that are incurred pursuant to clause (3) below and any Permitted Refinancing Indebtedness related thereto;

(2) the Incurrence of Existing Indebtedness;

(3) the Incurrence by the Parent, the Company and the Subsidiary Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the Issue Date and the exchange notes and the related Guarantees to be issued pursuant to the Registration Rights Agreement in exchange therefor;

(4) the Incurrence by the Parent, the Company or any Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings, Attributable Debt, purchase money obligations or other obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value of the property, plant or equipment of such Person) used in the business of the Parent, the Company or such Subsidiary Guarantor, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (a) $150 million and (b) 3.0% of the total assets of the Parent (determined as of the end of the most recent fiscal quarter of the Parent for which internal financial statements of the Parent are available), at any time outstanding;

(5) the Incurrence by the Parent or any Restricted Subsidiary of the Parent of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12), or (14) of this paragraph;

(6) the Incurrence by the Parent or any of its Restricted Subsidiaries of intercompany Indebtedness owing to or held by the Parent or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Parent, the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of the Parent or a Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent, the Company or a Restricted Subsidiary of the Parent and

(ii) any sale or other transfer of any such Indebtedness to a Person that is not the Parent, the Company or a Restricted Subsidiary of the Parent, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent, the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Parent, the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Parent that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the notes or any Note Guarantee, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(8) the Incurrence by the Parent, the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Parent or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Parent or any Restricted Subsidiary thereof in connection with such disposition;

(10) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished promptly after its Incurrence;

(11) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(12) the Incurrence by the Parent, the Company or any Restricted Subsidiary of Acquired Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (12), not to exceed $200 million;

(13) the Incurrence by the Parent or the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes; or

(14) the Incurrence by the Parent or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (14), not to exceed $100 million.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness (including Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Parent will be permitted to divide and classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant and may later redivide and/or reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

The Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the notes to the same extent. The Parent will not, and will not permit any Subsidiary Guarantor, to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Parent or such Subsidiary Guarantor, as the case may be, unless it is subordinate in right of payment to the relevant Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Parent, the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Parent will not, and will not permit the Company or any Subsidiary Guarantor to, create, Incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) that secure obligations under any Indebtedness of the Parent, the Company or any Subsidiary Guarantor or any related Guarantee upon any Property of the Parent, the Company or any Subsidiary Guarantor, now owned or hereafter acquired.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Parent or any of its Restricted Subsidiaries or pay any liabilities owed to the Parent or any of its Restricted Subsidiaries;

(2) make loans or advances to the Parent or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the Existing Indebtedness or any other agreements in effect on October 23, 2006 and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Parent, not materially more restrictive, taken as a whole, than those contained in the Existing Indebtedness or such other agreements, as the case may be, as in effect on October 23, 2006;

(2) set forth in the Indenture, the notes, the Note Guarantees, the Security Documents and the exchange notes and the related Guarantees to be issued pursuant to the Registration Rights Agreement in exchange therefor;

(3) existing under, by reason of or with respect to applicable law, rule, regulation or order;

(4) with respect to any Person or the property or assets of a Person acquired by the Parent or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Parent, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5) (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b) existing by virtue of any option or right with respect to, or Lien on, any property or assets of the Parent or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture, or

(c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Parent or any Restricted Subsidiary thereof in any manner material to the Parent or any Restricted Subsidiary thereof;

(6) existing under, by reason of or with respect to any agreement for the sale, transfer or other disposition of any Capital Stock or property and assets of a Restricted Subsidiary, pending the consummation of such sale, transfer or other disposition;

(7) existing under restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(8) existing under, by reason of or with respect to provisions with respect to the payment of dividends, the making of other distributions, loans or advances or the sale, lease or other transfer of any assets or property, in each case contained in joint venture agreements, partnership agreements, membership agreements and similar agreements and which the Board of Directors of the Parent or the Company determines in good faith will not adversely affect the Company’s ability to make payments of principal or interest payments on the notes;

(9) in other Indebtedness incurred in compliance with the covenant described under the caption “— Incurrence of Indebtedness;” provided that such restrictions, taken as a whole, are, in the good faith judgment of the Parent’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above; and

(10) in secured Indebtedness that is otherwise permitted to be incurred pursuant to the covenants under the captions “— Incurrence of Indebtedness” and “— Liens.”

Merger, Consolidation or Sale of Assets

Neither the Company nor the Parent will, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company or the Parent, as applicable, is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties and assets in one or more related transactions, to another Person, unless:

(1) either: (a) the Company or the Parent, as applicable, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or the Parent, as applicable) or to which such sale, assignment, transfer, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company or the Parent, as applicable, under the notes, the Guarantee, the Indenture, the Security Documents and the Registration Rights Agreement, as the case may be, pursuant to agreements reasonably satisfactory to the Trustee; provided that in the case where such Person is not a corporation, a co-obligor of the notes is a corporation;

(2) immediately after giving effect to such transaction, no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, (a) the Company or the Parent, as applicable, or the Person formed by or surviving any such consolidation or merger (if other than the Company or the Parent, as applicable), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness” or the Consolidated Leverage Ratio for the Parent or such Person, as the case may be, will not be greater than the Consolidated Leverage Ratio for the Parent immediately prior to such transaction; and

(4) each Guarantor, unless such Guarantor is the Person with which the Company or the Parent has entered into a transaction under this covenant, will have confirmed in writing to the Trustee that its Note Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the notes, the Security Documents and the Indenture.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or the Parent, as applicable, in accordance with this covenant, the successor corporation formed by such consolidation or into or with which the Company or the Parent, as applicable, is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indenture referring to the “Company” or the “Parent,” as applicable, will refer instead to the successor corporation and not to the Company or the Parent, as applicable), and may exercise all rights and powers of, the Company or the Parent, as applicable, under the Indenture with the same effect as if such successor Person had been named as the Company or the Parent, as applicable, in the Indenture.

In addition, the Parent and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person. Clause (3) above of this covenant will not apply to (x) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Parent or the Company and any of the Parent’s Restricted Subsidiaries or (y) a merger of the Parent or the Company with an Affiliate solely for the purpose of reincorporating the Parent or the Company in another jurisdiction.

Transactions with Affiliates

The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Parent or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent or any of its Restricted Subsidiaries; and

(2) the Parent delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Parent; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion as to the fairness to the Parent or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Parent and/or its Restricted Subsidiaries;

(2) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Parent;

(3) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”;

(4) any sale of Equity Interests (other than Disqualified Stock) of the Parent or receipt of any capital contribution from any Affiliate of the Parent;

(5) any transaction with any of the Parent’s Designated Entities or Joint Venture Entities pursuant to which the Parent or any of its Restricted Subsidiaries provides or receives any of the following: operational, technical, administrative or other services; goods; intellectual property or any rights therein; co-location rights or other licensed rights; or leased or other real or personal property rights; provided that (a) if an Affiliate of the Parent, other than any of its Restricted Subsidiaries, owns any Equity Interests in such Designated Entity or Joint Venture Entity, such services, goods, or other rights provided to any such Designated Entity or Joint Venture Entity shall be provided at prices equal to or greater than the cost to the Parent or such Restricted Subsidiary of providing such services, goods or other rights, and (b) the Board of Directors of the Company determines in good faith that such transaction is in the best interests of the Company and the Restricted Subsidiaries;

(6) the provision of, or payment for, services in the ordinary course of business on terms no less favorable to the Parent and its Restricted Subsidiaries, taken as a whole, than those that would be obtained in a comparable transaction with an unrelated Person;

(7) transactions pursuant to agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Parent and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(8) any employment, consulting, service or termination agreement, or indemnification arrangements, entered into by the Parent or any of its Restricted Subsidiaries with current or former directors, officers and employees of the Parent or any of its Restricted Subsidiaries and the payment of compensation to current or former directors, officers and employees of the Parent or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement, arrangement, plan or payment has been approved by a majority of the disinterested members of the Board of Directors of the Parent;

(9) issuances, purchases or repurchases of notes or other Indebtedness of the Parent or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of notes or such other Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of the Parent;

(10) payments or prepayments in respect of Indebtedness under the Credit Facilities or solicitations of amendments, waivers or consents in respect of the Indebtedness under the Credit Facilities, if such payment, prepayment or solicitation is on the same terms as those offered to each holder of the Indebtedness under the Credit Facilities that is not an Affiliate of the Parent; and

(11) reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by the Board of Directors of the Parent in good faith.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Parent may designate any Restricted Subsidiary of the Parent, other than the Company, to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Parent or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Parent or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness”;

(2) the aggregate Fair Market Value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Parent or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) and any commitments to make any such Investments will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3) such Subsidiary does not hold any Liens on any property of the Parent or any Restricted Subsidiary thereof;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary of the Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent or such Restricted Subsidiary than those that could have been obtained at the time the agreement, contract, arrangement or understanding was entered into from Persons who are not Affiliates of the Parent (other than any such agreement, contract, arrangement or understanding permitted under the covenant described under the caption “— Certain Covenants — Transactions with Affiliates”), and

(b) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(5) no Default or Event of Default would be in existence following such designation.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Indenture, the Parent will be in default under the Indenture.

The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness”;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Guarantees

If the Company or any Guarantor acquires or creates a wholly owned Domestic Restricted Subsidiary after the Issue Date that guarantees any Indebtedness of the Parent, the Company or any Subsidiary Guarantor, then that newly acquired or created wholly owned Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and will become a party to the Collateral Trust Agreement, the Security Agreement and the other Security Documents and comply with all provisions thereof.

The Parent will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness for borrowed money of the Parent, the Company or any Subsidiary Guarantor unless such Restricted Subsidiary is the Company or a Subsidiary Guarantor or simultaneously executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee will be pari passu with, or if such other Indebtedness for borrowed money is subordinated to the notes or any Note Guarantees senior to, such Subsidiary’s Guarantee of such other Indebtedness for borrowed money.

Business Activities

The Parent will not, and will not permit any Restricted Subsidiary thereof to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Parent and its Restricted Subsidiaries taken as a whole.

Payments for Consent

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Each of the Parent and the Company will furnish to the Trustee and, upon written request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations (including all applicable extension periods):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if it were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if it were required to file such reports.

Whether or not required by the Commission, each of the Parent and the Company will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. Each of the Parent and the Company agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Parent’s or the Company’s filings for any reason, the Parent or the Company, as the case may be, will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Parent or the Company were required to file those reports with the Commission (including all applicable extension periods). Notwithstanding the foregoing, the availability of the reports referred to in clauses (1) and (2) above on the SEC’s Electronic-Data Gathering, Analysis and Retrieval system (or any successor system, including the SEC’s Interactive Data Electronic Application system) and the Parent’s website within the time periods specified in the Commission’s rules and regulations (including all applicable extension periods) will be deemed to satisfy this delivery obligation.

If the Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent.

Notwithstanding the foregoing, so long as the Parent (or any direct or indirect parent company of the Parent) is a Guarantor, the reports, information and other documents required to be filed and provided by the Company as described above will be satisfied by those of the Parent (or such direct or indirect parent company of the Parent), so long as such filings would satisfy the Commission’s requirements.

In addition, the Company and the Guarantors have agreed that, for so long as any notes remain outstanding and each of the Parent and the Company is not required to comply with the periodic reporting requirements of the Exchange Act, they will furnish to the Holders and to prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption, required repurchase or otherwise) of the principal of, or premium, if any, on the notes;

(3) failure by the Parent, the Company or any Restricted Subsidiary of the Parent to comply with the provisions described under “— Reports” for 120 days after notice to the Parent by the Trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding voting as a single class;

(4) failure by the Parent, the Company or any Restricted Subsidiaries of the Parent for 30 days after written notice to the Parent by the Trustee or the Holders of at least 25% in aggregate principal amount of notes then outstanding to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” or “— Repurchase at the Option of Holders — Asset Sales,” (in each case other than a failure to purchase notes which will constitute an Event of Default under clause (2) above) or the failure by Parent or the Company to comply with the provisions described under “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(5) failure by the Parent, the Company or any Restricted Subsidiary of the Parent for 60 days after written notice to the Parent by the Trustee or the Holders of at least 25% in aggregate principal amount of notes then outstanding to comply with any of the other agreements in the Indenture, the notes, the Note Guarantees, or the Security Documents;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by Parent, the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Parent (or the payment of which is Guaranteed by Parent, the Parent or any Restricted Subsidiary that is a Significant Subsidiary of the Parent) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more;

(7) failure by Parent, the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Parent to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier) aggregating in excess of $25 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(9) certain events of bankruptcy or insolvency with respect to the Parent, the Company, any Subsidiary Guarantor or any Significant Subsidiary of the Parent; and

(10) so long as the Security Documents have not otherwise been terminated in accordance with their terms or the Collateral as a whole of the Company or any Guarantor has not otherwise been released from the Lien of the Security Documents in accordance with the terms thereof, (a) default by the Company or any such Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Lien on the Collateral securing the Obligations under the Indenture and the notes or which adversely affects the condition or value of the Collateral, in each case taken as a whole, in any material respect, (b) repudiation or disaffirmation by the Company or any Guarantor, or any Person acting on behalf of the Company or any Guarantor, of its obligations under the Security Documents or (c) the determination in a judicial proceeding that all or any material portion of the Security Documents, taken as a whole, are unenforceable or invalid, for any reason, against the Company or any Guarantor; provided, that, it will not be an Event of Default under this clause (10) if the sole result of the failure of one or more Security Documents to be fully enforceable is that any Lien securing Parity Lien Debt (other than the notes), Permitted Priority Debt or Junior Lien Debt purported to be granted under such Security Documents on Collateral ceases to be enforceable and perfected.

In the case of an Event of Default under clause (9), all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest, if any) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest, if any on, or the principal of, the notes. The Holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law, the Indenture or the Security Documents that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture, the Security Documents or the notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of then outstanding notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right will not be impaired or affected without the consent of the Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Parent or the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Parent is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Parent is required to deliver to the Trustee a statement specifying such Default or Event of Default, and in any event no later than 5 Business Days after so becoming aware.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) if the notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the notes on the specified redemption date; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating constitute a to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not:

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions, or waive any payment, with respect to the redemption of the notes;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the notes or the Note Guarantees;

(9) except as otherwise permitted under the covenants described under the captions “— Certain Covenants — Merger, Consolidation and Sale of Assets” and “— Note Guarantees,” consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture;

(10) contractually subordinate in right of payment the notes or any Note Guarantee to any other Indebtedness or make any changes to the priority of the Lien created under the Security Documents that would adversely affect the Holders of the notes; or

(11) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to comply with the provisions described under “— Certain Covenants — Guarantees”;

(7) to evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to provide for the issuance of Additional notes in accordance with the Indenture; or

(9) to conform the text of the Indenture, the Security Documents or the notes to any provision of the “Description of New Notes” to the extent such provision in the “Description of New Notes” was intended to be a verbatim recitation of a provision of the Indenture or the Security Documents.

In addition, the Collateral Trustee and the Trustee will be authorized to amend the Security Documents to add additional secured parties to the extent Liens securing Obligations held by such parties are permitted under the Indenture and that after so securing any such additional secured parties, the amount of Permitted Priority Debt does not exceed the Permitted Priority Debt Cap and the aggregate amount of Permitted Priority Debt, Parity Lien Debt (including the notes) and Junior Lien Debt outstanding does not exceed the Secured Debt Cap. The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any of the Guarantors has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(3) the Company or any of the Guarantors has paid or caused to be paid all sums payable under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the notes, as provided under the caption “— Collateral Trust Agreement — Release of Liens in Respect of Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued in the form of one or more registered notes in book-entry form (collectively, the “Global Notes”). Each such Global Note will be registered in the name of a nominee of DTC, as depositary, and will be deposited with DTC or a nominee thereof or custodian therefor. Interest in each such Global Note will not be exchangeable for certificated notes in definitive, fully registered form, except in the limited circumstances described below. We will be entitled, along with the Trustee and any other agent, to treat DTC or its nominee, as the case may be, as the sole owner and holder of the Global Notes for all purposes.

So long as DTC or its nominee or a common depositary is the registered holder of a Global Note, DTC or such nominee or common depositary, as the case may be, will be considered the sole owner and holder of such Global Note, and of the notes represented thereby, for all purposes under the Indenture and the new notes and the beneficial owners of new notes will be entitled only to those rights and benefits afforded to them in accordance with DTC’s regular operating procedures. Upon specified written instructions of a DTC participant, DTC will have its nominee assist its participants in the exercise of certain holders’ rights, such as a demand for acceleration or an instruction to the Trustee. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have new notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of new notes in certificated form and will not be considered the registered holders thereof under the Indenture.

Ownership of beneficial interests in a Global Note will be limited to DTC participants or persons who hold interests through DTC participants. Upon the issuance of a Global Note, DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interest represented by such Global Note to the accounts of its participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Note may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the Trustee or any of their agents will have any responsibility or liability for any aspect of DTC’s or any DTC participant’s records relating to, or for payments made on account of, beneficial interest in any Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds certificates that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank, S.A./N.V. as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interest in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Company that, in such event, under its current practices, DTC would notify its participants of the Company’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

(3) there will have occurred and be continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The new notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accounts” has the same meaning as such term is ascribed in the New York UCC, including, without limitation, health care insurance receivables.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or merges with or into the Parent or any of its Restricted Subsidiaries or which is assumed by the Parent or any of its Restricted Subsidiaries in connection with an Asset Acquisition whether or not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition. The term “Acquired Indebtedness” does not include Indebtedness of a Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition.

“Act of Required Debtholders” means, as to any matter at any time:

(1) prior to the Discharge of Parity Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of a majority of the sum of:

(a) the aggregate outstanding principal amount of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b) the aggregate unfunded commitments to extend credit which, when funded, would constitute Parity Lien Debt; and

(2) at any time after the Discharge of Parity Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Junior Lien Debt representing the Required Junior Lien Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “— Collateral Trust Agreement — Voting.”

“Additional Interest” means all additional interest owing on the notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (2) any executive officer or director of such specified Person or (3) any Designated Entity. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Applicable Pari Passu Indebtedness” means:

(1) with respect to any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Parity Lien Debt (other than the notes) and Permitted Priority Debt; and

(2) with respect to any other asset, unsubordinated Indebtedness of the Company or a Guarantor that is required to be repaid (or that under the terms thereof is required to be offered to be repaid) upon a sale of such asset.

“Applicable Premium” means, with respect to a note at any date of redemption, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such note at May 15, 2012 (such redemption price being described under “— Optional Redemption”) plus (2) all remaining required interest payments due on such note through May 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Asset Acquisition” means:

(1) an Investment by the Parent or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Parent or any of its Restricted Subsidiaries but only if such Person’s primary business is a Permitted Business,

(2) an acquisition by the Parent or any of its Restricted Subsidiaries of the property and assets of any Person other than the Parent or any of its Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person but only if the property and assets so acquired is a Permitted Business,

(3) an Investment by a Designated Entity in any other Person pursuant to which such Person shall (a) become a Subsidiary of such Designated Entity or (b) be merged into or consolidated with such Designated Entity, but, in the case of (a) or (b), only if such Person’s primary business is a Permitted Business, or

(4) an acquisition by a Designated Entity of the property and assets of any Person other than the Parent, any of its Restricted Subsidiaries or any other Designated Entity that constitute all or substantially all of a division, operating unit or line of business of such Person but only if the property and assets so acquired is a Permitted Business.

“Asset Disposition” means the sale or other disposition by:

(1) the Parent or any of its Restricted Subsidiaries other than to the Parent or another Restricted Subsidiary of all or substantially all of the Capital Stock of any Restricted Subsidiary or any Designated Entity or (b) all or substantially all of the assets that constitute a division, operating unit or line of business of the Parent or any of its Restricted Subsidiaries, or

(2) a Designated Entity other than to the Parent, any of its Restricted Subsidiaries or any other Designated Entity of (a) all or substantially all of the Capital Stock of a Subsidiary of such Designated Entity or (b) all or substantially all of the assets that constitute a division, operating unit or line of business of such Designated Entity.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets, other than a transaction governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets”; and

(2) (a) the issuance of Equity Interests by any of the Parent’s Restricted Subsidiaries or (b) the sale by the Parent or any Restricted Subsidiary thereof of any Equity Interests it owns in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law) or Designated Entities.

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $10 million;

(2) a transfer of assets or Equity Interests between or among the Parent, the Company and the Subsidiary Guarantors;

(3) an issuance of Equity Interests by the Company to the Parent;

(4) an issuance of Equity Interests by a Subsidiary Guarantor to the Parent, the Company or another Subsidiary Guarantor;

(5) the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business or to any Designated Entity or Joint Venture Entity in compliance with the provisions under “— Certain Covenants — Transactions with Affiliates”;

(6) the sale or other disposition of Cash Equivalents;

(7) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(8) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” and any Permitted Investment;

(9) any sale, lease, conveyance or other disposition of any property or equipment that has become damaged, worn out or obsolete;

(10) the creation of a Lien not prohibited by the Indenture or the Security Documents;

(11) the licensing of intellectual property or other general intangibles (other than FCC Licenses) to third persons on terms approved by the Board of Directors of the Parent or the Company in good faith and in the ordinary course of business;

(12) any sale, lease, conveyance or other disposition of assets by a Restricted Subsidiary of the Parent that is not a Subsidiary Guarantor to the Parent or to another Restricted Subsidiary of the Parent; and

(13) an issuance of Equity Interests by a Restricted Subsidiary of the Parent that is not a Subsidiary Guarantor to the Parent or to another Restricted Subsidiary of the Parent; provided that this clause (13) shall not apply to issuances of any Equity Interests to any Restricted Subsidiary that is not a Subsidiary Guarantor to the extent such Equity Interests are Collateral.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control”, a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or of the sole member or of the managing member thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Parent, or the Company, as applicable, to have been duly adopted by the Board of Directors of the Parent or the Company, as applicable, and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), having maturities of not more than two years of the date of acquisition thereof;

(3) demand deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4) commercial paper outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at the time of acquisition thereof P-1 or better from Moody’s or A-1 or better from S&P and in each case with maturities of not more than 270 days from the date of acquisition thereof;

(5) securities with final maturities of not more than two years from the date of acquisition thereof issued or fully guaranteed by any state, territory or municipality of the United States of America or by any political subdivision, taxing authority, agency or instrumentality thereof and rated at least A by S&P or A by Moody’s;

(6) insured demand deposits made in the ordinary course of business and consistent with the Parent’s or its Subsidiaries’ customary cash management policy in any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof;

(7) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (3) above; and

(8) investments, classified in accordance with GAAP as current assets of the Parent or any of its Restricted Subsidiaries, in money market funds or investment programs registered under the Investment Company Act of 1940, the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (2) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) (3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company or the Parent;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner, directly or indirectly, of 35% or more of the Voting Stock of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right to the extent that such option right is exercisable within 60 days after the date of determination), other than any transaction where immediately after such transaction the Parent will be a wholly owned Subsidiary of a Person, where no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is, directly or indirectly, the Beneficial Owner of 35% or more of the voting power of the Voting Stock of such Person;

(4) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Company or the Parent cease to be composed of individuals (i) who were members of the Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, (iii) whose election or nomination to that Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body or (iv) in the case of the Company, whose election or nomination to that Board of Directors or equivalent governing body was approved by the Parent (excluding, in the case of both clause (ii) and clause (iii) any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any “person” or “group” other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors);

(5) the Company or the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company or the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company, or the Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where immediately after such transaction (i) no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 35% or more of the voting power of the Voting Stock of the surviving or transferee Person, or (ii) the Company or the Parent will be a wholly owned Subsidiary of a Person, where no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is, directly or indirectly, the Beneficial Owner of 35% or more of the voting power of the Voting Stock of such Person; or

(6) Parent ceases to own 100% of the Equity Interests of the Company (unless Parent and the Company are merged).

“Chattel Paper” has the same meaning as such term is ascribed in the New York UCC, including, without limitation, tangible chattel paper and electronic chattel paper.

“Class” means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Junior Lien Debt, every Series of Junior Lien Debt, taken together.

“Collateral” means all assets or property, now owned or hereafter acquired by the Parent, the Company or any of the Subsidiary Guarantors, to the extent such assets or property are pledged or assigned or purported to be pledged or assigned, or are required to be pledged or assigned under the Security Documents to the Collateral Trustee, together with the Proceeds and products thereof.

“Collateral Trustee” means Wilmington Trustee FSB, in its capacity as Collateral Trustee under the Collateral Trust Agreement, together with its successors in such capacity.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person, its Restricted Subsidiaries and its Designated Entities for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person, its Restricted Subsidiaries and its Designated Entities for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person, its Restricted Subsidiaries and its Designated Entities for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, such other non-cash expenses to include, without limitation, impairment charges associated with goodwill, wireless licenses, other indefinite-lived assets and long-lived assets, and stock-based compensation awards; plus

(4) the amount of any Restructuring Charges or reasonable expenses or charges related to any proposed or consummated Equity Offering, Investment, acquisition, recapitalization or Incurrence of Indebtedness permitted to be incurred under the Indenture, in each case, deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Parent or a Designated Entity will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Parent (A) in the same proportion that the Net Income of such Restricted Subsidiary or such Designated Entity was added to compute such Consolidated Net Income of the Parent and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Parent by such Restricted Subsidiary or such Designated Entity without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders, or such Designated Entity or holders of its Capital Stock, as applicable (other than restrictions on dividends or distributions in respect of Existing Designated Entities that are contained in agreements or instruments existing on the Issue Date and any amendment, restatement, modification, renewal, refunding, replacement or refinancing thereof, provided that such corresponding restrictions on dividends or distributions, as the case may be, included therein are no more restrictive than the applicable restrictions on dividends or distributions in the agreement or instrument being amended, restated, modified, renewed, refunded, replaced or refinanced).

“Consolidated Leverage Ratio” means on any Transaction Date, the ratio of:

(1) the aggregate amount of Indebtedness of the Parent, its Restricted Subsidiaries and its Designated Entities on a consolidated basis outstanding on such Transaction Date, to

(2) the aggregate amount of Consolidated Cash Flow of the Parent, its Restricted Subsidiaries and its Designated Entities for the Four Quarter Period.

In determining the Consolidated Leverage Ratio:

(1) pro forma effect shall be given to any Indebtedness that is to be incurred or repaid on the Transaction Date;

(2) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(3) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of the Parent or a Designated Entity or has been merged with or into the Parent, any Restricted Subsidiary or any Designated Entity during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary or a Designated Entity, as the case may be, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period.

To the extent that pro forma effect is given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available, and Consolidated Cash Flow will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person, its Subsidiaries and its Designated Entities for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or a Designated Entity or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary or any Designated Entity will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary or that Designated Entity, as applicable, of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders, or such Designated Entity or holders of its Capital Stock, as applicable (other than restrictions on dividends or distributions in respect of Existing Designated Entities that are contained in agreements or instruments existing on the Issue Date and any amendment, restatement, modification, renewal, refunding, replacement or refinancing thereof, provided that such corresponding restrictions on dividends or distributions, as the case may be, included therein are no more restrictive than the applicable restrictions on dividends or distributions in the agreement or instrument being amended, restated, modified, renewed, refunded, replaced or refinanced);

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded; and

(5) notwithstanding clause (1) above, the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Credit Facilities” means, one or more debt facilities, commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deposit Account” has the same meaning as such term is ascribed in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Designated Entity” means a Person that is designated as a “Designated Entity” by the Board of Directors of the Parent pursuant to a Board Resolution; provided that (i) at the time of the making of the initial investment by the Parent or any of its Restricted Subsidiaries in such Person, such Person (A) holds or is intended to hold, whether directly or indirectly through one or more subsidiaries, one or more FCC Licenses as, or is eligible to participate in an FCC auction or auctions for FCC Licenses and/or purchase of FCC Licenses or spectrum in an after-market therefor, from time to time as, a “Designated Entity,” “Entrepreneur,” “Small Business,” or “Very Small Business,” as those terms are defined under FCC rules and regulations as in effect at the time of such initial investment in such Person or (B) is a wholly owned Subsidiary of a Person meeting the requirements of subclause (A) above; (ii) the Parent and its Restricted Subsidiaries own a majority (but less than 100%) of the equity interests of such Person (or in the case of a Person referred to in subclause (i) (B), the Person referred to in subclause (i) (A) of which such Person is a wholly owned Subsidiary); (iii) the accounts of such Person are consolidated with those of the Parent and its Subsidiaries in accordance with GAAP; and (iv) such Person’s primary business is a Permitted Business.

“Discharge of Parity Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Parity Lien Debt;

(2) payment in full in cash of the principal of, and interest and premium, if any, on, all Parity Lien Debt (other than any undrawn letters of credit);

(3) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit constituting Parity Lien Debt; and

(4) payment in full in cash of all other Parity Lien Obligations that are outstanding and unpaid at the time the Parity Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the notes mature.

“Documents” has the same meaning as such term is ascribed in the New York UCC.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Parent other than a Subsidiary that is:

(1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, or

(2) a Subsidiary of such controlled foreign corporation.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Debt Obligations within the same Class after payment of amounts payable to the Collateral Trustee under the Collateral Trust Agreement and the Parity Lien Representatives in accordance with the applicable Secured Debt Document, that such Liens or proceeds:

(1) will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) forming part of, and Hedging Obligations to the extent constituting Secured Debt pursuant to the terms of, each outstanding Series of Secured Debt within that Class when the allocation or distribution is made; and thereafter

(2) will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) forming part of, and Hedging Obligations to the extent constituting Secured Debt pursuant to the terms of, each outstanding Series of Secured Debt within that Class) to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of any remaining Secured Debt Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Debt Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the Collateral Trustee) prior to the date such distribution is made.

“Equipment” has the same meaning as such term is ascribed in the New York UCC.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private placement of Capital Stock (other than Disqualified Stock) of Parent (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Parent) to any Person other than any Subsidiary thereof.

“Excluded FCC License Assets” means (a) the C Block FCC License held by Cricket Licensee (Reauction), LLC for the Basic Trading Area of Blytheville, AR (BTA049) with the FCC Call Sign WPVP253, (b) the C Block FCC License held by Cricket Licensee I, LLC for the Basic Trading Area of Evansville, IN (BTA135) with the FCC Call Sign WQHG457, (c) the C Block FCC License held by Cricket Licensee I, LLC for the Basic Trading Area of Richmond, IN (BTA373) with the FCC Call Sign WPOK655, (d) the portions of the C Block FCC License held by Cricket Licensee I, LLC for the Basic Trading Area of Knoxville, TN (BTA232) with the FCC Call Sign KNLF466 covering McMinn County, TN, Monroe County, TN and Loudon County, TN, (e) the portions of the E Block FCC License held by Cricket Licensee (Reauction), LLC for the Central Regional Economic Area (REA005) with the FCC Call Sign WQGD769 covering the Basic Economic Area of Amarillo, TX-MN (BEA138), the Basic Economic Area of Hobbs, NM-TX (BEA136), the Basic Economic Area of Lubbock, TX (BEA137), the Basic Economic Area of Odessa-Midland, TX (BEA135), the Basic Economic Area of San Angelo, TX (BEA129), the Cellular Market Area of Wichita Falls, TX (CMA233), the Cellular Market Area of Lawton, OK (CMA260) and the Cellular Market Area of Oklahoma 8 — Jackson (CMA603), and (f) the portions of the C Block FCC License held by Cricket Licensee (Reauction), LLC for the Basic Economic Area of Oklahoma City, OK (BEA125) with the FCC Call Sign WQGD762 covering Cellular Market Area of Lawton, OK (CMA260), Cotton County, OK, Stephens County, OK and Jefferson County, OK; in each case, together with all fixtures, equipment and other property associated therewith.

“Existing Designated Entity” means each of LCW Wireless, LLC and Denali Spectrum, LLC and each of their respective Subsidiaries.

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Parent and its Restricted Subsidiaries (other than Indebtedness under the notes and the related Note Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of the notes, until such amounts are repaid.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by an Officer of the Parent or by the Board of Directors of the Parent, evidenced by an Officers’ Certificate or Board Resolution, as applicable.

“FCC” means the Federal Communications Commission (or any federal agency that may succeed to its jurisdiction).

“FCC Licenses” means broadband personal communications service licenses, advanced wireless services licenses or other licenses, permits or authorizations for the provision of wireless telecommunications services or operation of wireless telecommunications systems issued by the FCC from time to time.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person, its Restricted Subsidiaries and its Designated Entities for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person, its Restricted Subsidiaries and its Designated Entities that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person, any of its Restricted Subsidiaries or any of its Designated Entities or secured by a Lien on assets of such Person, any of its Restricted Subsidiaries or any of its Designated Entities whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries or any of its Designated Entities other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Parent or to the Parent or a Restricted Subsidiary of the Parent, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (if such Person is part of a consolidated group, then such tax rate shall be computed on a standalone basis for such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Four Quarter Period” means, with respect to any specified Transaction Date, the four fiscal quarters immediately prior to the Transaction Date for which internal financial statements of the Parent are available.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on October 23, 2006.

“General Intangibles” has the same meaning as such term is ascribed in the New York UCC, including without limitation, any contracts and payment intangibles.

“Goods” has the same meaning as such term is ascribed in the New York UCC.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1) the Initial Guarantors; and

(2) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture; and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture. “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(3) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(4) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(5) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“Holder” means a Person in whose name a note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Parent or a Designated Entity will be deemed to be Incurred by such Restricted Subsidiary or such Designated Entity at the time it becomes a Restricted Subsidiary of the Parent or a Designated Entity and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Parent, its Restricted Subsidiaries or its Designated Entities as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations and Attributable Debt;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable and excluding any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(6) representing Hedging Obligations;

(7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(8) in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Initial Guarantors” means Parent and all of the Domestic Restricted Subsidiaries of the Parent (other than the Company) existing on the Issue Date.

“Initial Purchasers” means Goldman, Sachs & Co., Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Jefferies & Company Inc. and UBS Securities LLC.

“insolvency or liquidation proceeding” means:

(1) any case commenced by or against the Company or any Guarantor under Title 11, U.S. Code, or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Instrument” has the same meaning as such term is ascribed in the New York UCC, including, without limitation, promissory notes.

“Intellectual Property” means, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Inventory” has the same meaning ascribed to such term in the New York UCC.

“Investment Property” means, collectively (1) all “investment property” as such term is defined in the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (2) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Parent or any Restricted Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Parent, the Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Parent or any Restricted Subsidiary of the Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of original issuance of the notes under the Indenture.

“Joint Venture Entity” means any Person other than a Restricted Subsidiary in which the Parent or any of its Restricted Subsidiaries has made a Permitted Investment and/or a Restricted Investment permitted by the provisions of the Indenture described above under the caption “— Certain Covenants — Restricted Payments,” of which more than 10% of the Capital Stock of such Person is owned, directly or indirectly, by the Parent or any of its Restricted Subsidiaries.

“Junior Lien” means a Lien granted by a security document to the Collateral Trustee, at any time, upon any Collateral to secure Junior Lien Obligations.

“Junior Lien Debt” means:

(1) any Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Company or any Guarantor that is secured on a subordinated basis to the Parity Lien Debt by a Junior Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that:

(a) on or before the date on which such Indebtedness is incurred by the Company or such Guarantor, such Indebtedness is designated by the Company, in accordance with the Collateral Trust Agreement, as “Junior Lien Debt” for the purposes of the Secured Debt Documents and the Collateral Trust Agreement; provided that no Series of Secured Debt may be designated as both Junior Lien Debt and Parity Lien Debt;

(b) such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements will be conclusively established if the Company delivers to the Collateral Trustee an officers’ certificate stating that such requirements have been satisfied and that such Indebtedness is “Junior Lien Debt”); and

(2) Hedging Obligations of the Company or any Guarantor incurred pursuant to arrangements provided by the holders or former holders (or Affiliates thereof) of, or agents or former agents (or Affiliates thereof) in respect of, Junior Lien Debt to hedge or manage interest rate risk with respect to such Junior Lien Debt; provided that, pursuant to the terms of the Junior Lien Documents, such Hedging Obligations are secured by a Junior Lien on all of the assets and properties that secure the Indebtedness in respect of which such Hedging Obligations are incurred.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement governing a Series of Junior Lien Debt and the security documents that create or perfect Liens securing Junior Lien Obligations.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Representative” means, in the case of any future Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who (a) is appointed as a Junior Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt, together with its successors in such capacity, and (b) has become a party to the Collateral Trust Agreement by executing a joinder in the form required under the Collateral Trust Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Letter-of-Credit Rights” has the same meaning as such term is ascribed in the New York UCC.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Sharing and Priority Confirmation” means:

(1) as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the applicable Secured Debt Document:

(a) for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt and each existing and future Parity Lien Representative, that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Parity Lien Obligations equally and ratably;

(b) for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt and Series of Junior Lien Debt, and each existing and future Parity Lien Representative and Junior Lien Representative, that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from enforcement of Parity Liens;

(c) for the enforceable benefit of all holders of each existing and future Series of Permitted Priority Debt and Series of Parity Lien Debt and each existing and future Permitted Priority Lien Representative and Parity Lien Representative, that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the intercreditor agreement (whether then in existence or thereafter entered into), including the provisions relating to the ranking of Liens and the order of application of proceeds from the enforcement of Liens as set forth therein; and

(d) consenting to and directing the Collateral Trustee to perform its obligations under the Collateral Trust Agreement and the other security documents in respect of the Secured Debt Obligations (including the intercreditor agreement).

(2) as to any Series of Junior Lien Debt, the written agreement of the holders of such Series of Junior Lien Debt, as set forth in the applicable Secured Debt Document:

(a) for the enforceable benefit of all holders of each existing and future Series of Junior Lien Debt and Series of Parity Lien Debt and each existing and future Junior Lien Representative and Parity Lien Representative, that all Junior Lien Obligations will be and are secured equally and ratably by all Junior Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such Series of Junior Lien Debt, and that all such Junior Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Junior Lien Obligations equally and ratably;

(b) for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt and Series of Junior Lien Debt and each existing and future Parity Lien Representative and Junior Lien

Representative, that the holders of Obligations in respect of such Series of Junior Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Junior Liens and the order of application of proceeds from the enforcement of Junior Liens;

(c) for the enforceable benefit of all holders of each existing and future Series of Junior Lien Debt, Series of Parity Lien Debt and Series of Permitted Priority Debt and each existing and future Junior Lien Representative, Parity Lien Representative and Permitted Priority Lien Representative, that the holders of Obligations in respect of such Series of Junior Lien Debt are bound by the provisions of the intercreditor agreement (whether then in existence or thereafter entered into), including the provisions relating to the ranking of Liens and the order of application of proceeds from the enforcement of Liens as set forth therein; and

(d) consenting to and directing the Collateral Trustee to perform its obligations under the Collateral Trust Agreement and the other security documents in respect of the Secured Debt Obligations (including the intercreditor agreement).

“Material Commercial Tort Claim” means any commercial tort claim with respect to which the Company or any Subsidiary Guarantor has filed a complaint in a court of competent jurisdiction and has determined in its reasonable commercial judgment that such commercial tort claim is material.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person, any of its Restricted Subsidiaries or any of its Designated Entities or the extinguishment of any Indebtedness of such Person, any of its Restricted Subsidiaries or any of its Designated Entities; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Parent, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Parent or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Parent or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Parent or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Note Guarantee” means a Guarantee of the notes pursuant to the Indenture.

“Note Obligations” means the notes, the Guarantees and all other Obligations of any of the Company and the Guarantors under the Indenture, the notes, the Guarantees and the Security Documents.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether drawn or not drawn), interest (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company or the Parent, as the case may be, by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or the Parent as the case may be, that meets the requirements of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Parent or the Company) that meets the requirements of the Indenture.

“Parity Lien” means a Lien granted by a security document to the Collateral Trustee, at any time, upon any Collateral to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(1) the notes issued by the Company under the Indenture on the Issue Date, any additional notes issued under the Indenture, any exchange notes related to such notes or additional notes and the Note Guarantee of each Guarantor;

(2) any Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Company or any Guarantor that is secured equally and ratably with the notes by a Parity Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such Indebtedness is incurred by the Company or such Guarantor, such Indebtedness is designated by the Company, in accordance with the Collateral Trust Agreement, as “Parity Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Junior Lien Debt;

(b) such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements will be conclusively established if the Company delivers to the Collateral Trustee an officers’ certificate stating that such requirements have been satisfied and that such notes or such Indebtedness is “Parity Lien Debt”); and

(3) Hedging Obligations of the Company or any Guarantor incurred pursuant to arrangements provided by the holders (or Affiliates thereof) of, or agents or former agents (of Affiliates thereof) in respect of, the Parity Lien Debt to hedge or manage interest rate risk with respect to such Parity Lien Debt; provided that, pursuant to the terms of the Parity Lien Documents, such Hedging Obligations are secured by a Parity Lien on all of the assets and properties that secure the Indebtedness in respect of which such Hedging Obligations are incurred.

“Parity Lien Documents” means the Indenture and any additional indenture, credit agreement or other agreement governing a Series of Parity Lien Debt and the security documents that create or perfect Liens securing Parity Lien Obligations.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Representative” means (1) the Trustee, in the case of the notes, or (2) in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the Collateral Trust Agreement by executing a joinder in the form required under the Collateral Trust Agreement.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the prospectus) by the Parent and its Restricted Subsidiaries on the Issue Date, (including, without limitation, the delivery or distribution of wireless telecommunications services (including voice, data or video services) and the acquisition, holding or exploitation of any license relating to the delivery of such wireless telecommunications services) and other businesses related, ancillary or complementary thereto.

“Permitted Investments” means:

(1) any Investment in the Parent or a Restricted Subsidiary of the Parent, provided that if such Investment is in a Restricted Subsidiary of the Parent that is not either the Company or a Subsidiary Guarantor, such Investment shall not constitute a Permitted Investment under this clause (1) to the extent such Investment is made by a contribution or transfer of any assets, including without limitation cash and FCC licenses, that constituted Collateral prior to such contribution or transfer;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Parent or any Restricted Subsidiary of the Parent in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Parent; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary of the Parent;

provided that (x) such Person’s primary business is a Permitted Business and (y) if such Person does not become a Subsidiary Guarantor, or is not merged, consolidated, amalgamated with or into or does not transfer or convey substantially all of its assets to the Parent, the Company or a Subsidiary Guarantor, such Investment shall not constitute a Permitted Investment under this clause (3), to the extent such Investment is made by a contribution or transfer of any assets, including without limitation cash and FCC licenses, that constituted Collateral prior to such contribution or transfer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) stock, obligations or securities received in satisfaction of judgments;

(7) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Parent or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8) commission, payroll, travel and similar advances to officers and employees of the Parent or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(9) loans and advances to employees, officers or directors of the Parent or any of its Restricted Subsidiaries made in the ordinary course of business, provided that such loans and advances do not exceed $5 million at any one time outstanding;

(10) Investments in any Existing Designated Entity pursuant to agreements in existence on the Issue Date or to the extent permitted under that certain Amended and Restated Credit Agreement, dated as of June 16, 2006, by and among the Company, the Parent, Bank of America, N.A., as Administrative Agent, and the other lenders named therein, as in effect on October 23, 2006;

(11) Investments existing on the Issue Date;

(12) other Investments in any Person primarily engaged in a Permitted Business (provided that any such Person is not an Affiliate of the Parent or is an Affiliate of the Parent solely because: (i) the Parent, directly or indirectly, owns Equity Interests in, or controls, such Person, or (ii) such Person is a Designated Entity) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Issue Date that are at that time outstanding, not to exceed 15% of total assets of the Parent (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), determined as of the end of the most recent fiscal quarter of the Parent for which internal financial statements of the Parent are available, giving (x) pro forma effect to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the period from the end of such fiscal quarter to the Transaction Date as if they had occurred and such proceeds had been applied on the last day of such fiscal quarter and (y) pro forma effect to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or a Designated Entity or has been merged with or into the Parent, any Restricted Subsidiary or any Designated Entity during such period from the end of such fiscal quarter to the Transaction Date and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary or a Designated Entity, as the case may be, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the last day of such fiscal quarter.; and

(13) Investments in any Person primarily engaged in a Permitted Business having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (13) since the Issue Date that are at that time outstanding, not to exceed $250 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1) Liens on the Collateral securing (a) the notes and the Note Guarantees, other Parity Lien Debt, the Permitted Priority Debt and the Junior Lien Debt in an aggregate principal amount of such Indebtedness not to exceed the Secured Debt Cap on the date on which such Lien is to be incurred, provided that the aggregate principal amount of Permitted Priority Debt shall not exceed the Permitted Priority Debt Cap and (b) all other related Parity Lien Obligations, Junior Lien Obligations and Permitted Priority Debt Obligations;

(2) Liens in favor of the Parent or any Subsidiary Guarantor;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Parent or any Restricted Subsidiary of the Parent; provided that (i) such Liens do not extend to any property other than the property of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Parent or the Restricted Subsidiary and (ii) the aggregate amount of any Indebtedness or any other Obligations being secured by such Liens or Liens permitted by clause (4) of this definition of Permitted Liens shall not exceed $250 million;

(4) Liens on property existing at the time of acquisition thereof by the Parent or any Restricted Subsidiary of the Parent, provided that (i) such Liens do not extend to any property other than the property so acquired by the Parent or the Restricted Subsidiary and (ii) the aggregate amount of any Indebtedness or any other Obligations being secured by such Liens or Liens permitted by clause (3) of this definition of Permitted Liens shall not exceed $250 million;

(5) [intentionally omitted];

(6) Liens existing on the Issue Date (other than Liens securing the notes and the Note Guarantees) and any renewals or extension thereof, provided that property or assets covered thereby is not expanded in connection with such renewal or extension;

(7) Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8) [intentionally omitted];

(9) Liens securing obligations that do not exceed $25 million at any one time outstanding;

(10) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “Certain Covenants — Incurrence of Indebtedness”; provided that any such Lien (a) covers only the assets acquired, constructed or improved with such Indebtedness and (b) is created within 180 days of such acquisition, construction or improvement;

(11) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(12) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(13) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Parent, the Company or any Subsidiary Guarantor;

(14) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent, the Company or any Subsidiary Guarantor on deposit with or in possession of such bank;

(17) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(18) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(19) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21) Liens on cash collateral not in excess of $50 million in the aggregate at any time securing letters of credit; and

(22) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided, however, that any reserve or other appropriate provision as will be required to conform with GAAP will have been made for that reserve or provision.

“Permitted Prior Liens” means:

(1) Permitted Priority Liens;

(2) Liens described in clauses (3), (4), (6), (7) (to the extent Liens on the Indebtedness being referenced were otherwise Permitted Prior Liens), (10), (11), (12), (15) and (16) of the definition of “Permitted Liens”; and

(3) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent they by law have priority over the Liens created by the security documents.

“Permitted Priority Debt” means:

(1) Indebtedness (including letters of credit and reimbursement obligations with respect thereto) incurred by the Company or any of the Guarantors that is secured by Permitted Priority Liens that were permitted to be incurred and so secured under each applicable Secured Debt Document; provided, that:

(a) on or before the date on which such Indebtedness is incurred by the Company or the applicable Guarantor, such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Parity Lien Representative, each Junior Lien Representative and the Collateral Trustee, as “Permitted Priority Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both (i) Permitted Priority Debt and (ii) Parity Lien Debt or Junior Lien Debt;

(b) the Permitted Lien Representative, the Collateral Trustee, the Company and each applicable Guarantor, has duly executed and delivered an intercreditor agreement in the form attached as an exhibit to the Collateral Trust Agreement; and

(2) Hedging Obligations of the Company or any Guarantor incurred pursuant to arrangements provided by the holders or former holders (or Affiliates thereof) of, or agents or former agents in respect of, Permitted Priority Debt to hedge or manage interest rate risk with respect to such Permitted Priority Debt; provided that, pursuant to the terms of the documents governing the Permitted Priority Debt Obligations, such Hedging Obligations are secured by a Permitted Priority Lien on all of the assets and properties that secure the Indebtedness in respect of which such Hedging Obligations are incurred.

“Permitted Priority Debt Agent” means at any time in respect of the Permitted Priority Debt, the Person serving at such time as the “Agent,” “Administrative Agent,” “Collateral Agent,” “Collateral Trustee” or “Counterparty” under such Permitted Priority Debt or any other representative then most recently designated in accordance with the applicable provisions of the Permitted Priority Debt, together with its successors in such capacity.

“Permitted Priority Debt Cap” means, on any Transaction Date, an amount equal to the aggregate amount of the Consolidated Cash Flow of the Parent, the Company and the Subsidiary Guarantors (which for the avoidance of doubt, shall exclude the Consolidated Cash Flow of any Designated Entity and any Restricted Subsidiary of the Parent other than the Company and the Subsidiary Guarantors) for the Four Quarter Period times 0.30; provided that such amount shall not exceed $300 million. For purposes of making the computation referred to above, (1) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and (2) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Subsidiary Guarantor or has been merged with or into the Parent, the Company or any Subsidiary Guarantor during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Subsidiary Guarantor as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period. To the extent that pro forma effect is given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available, and Consolidated Cash Flow will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

“Permitted Priority Debt Obligations” means Permitted Priority Debt and all other Obligations in respect thereof.

“Permitted Priority Lien Representative” means, in the case of any future Permitted Priority Debt, the agent of the holders of such Permitted Priority Debt who is appointed as an agent for purposes related to the administration of the security documents related to the Permitted Priority Debt pursuant to the credit agreement or other agreement governing such Permitted Priority Debt, together with its successors in such capacity.

“Permitted Priority Liens” means Liens granted to the collateral agent or other representative under any Permitted Priority Debt facility, at any time, upon the Collateral to secure Permitted Priority Debt Obligations.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the notes and is subordinated in right of payment to the notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the notes or such Note Guarantees; and

(5) such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Parent or the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledged Notes” means all intercompany notes at any time issued to the Company or any Guarantor and all other promissory notes issued to or held by the Company or any Guarantor (other than promissory notes issued in connection with extensions of trade credit by the Company or any Guarantor in the ordinary course of business).

“Pledged Stock” means any shares, stock certificates, equity interests, options or rights of any nature whatsoever in respect of the Capital Stock of any Person (including pursuant to any operating agreement with respect to any limited liability company) that may be issued or granted to, or held by, the Parent, the Company or any Subsidiary Guarantor, from time to time, provided that, to the extent that and for so long as adverse tax consequences for Parent and its Subsidiaries organized under the laws of any jurisdiction within the United States of America would otherwise result from a pledge of all the Capital Stock of any Foreign Subsidiary, not more than 66% of the total outstanding Foreign Subsidiary Voting Stock of each first-tier Foreign Subsidiary shall be deemed pledged under the Security Documents and only such Foreign Subsidiary Voting Stock so pledged shall be deemed “Pledged Stock.”

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Priority Debt Obligations” means, Permitted Priority Debt and all other Obligations in respect thereof.

“Proceeds” has the same meaning as such term is ascribed in the New York UCC and, in any event, including, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Property” means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Reference Period” means, with respect to any specified Transaction Date, the period beginning on the first day of the Four Quarter Period and ending on such Transaction Date.

“Registration Rights Agreement” means (1) with respect to the notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among the Company, the Initial Guarantors and the Initial Purchasers and (2) with respect to any additional notes, any registration rights agreement among the Company, the Guarantors and the other parties thereto relating to the registration by the Company and the Guarantors of such additional notes under the Securities Act.

“Replacement Assets” means (1) capital expenditures or other non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by the Company and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become on the date of acquisition thereof a Restricted Subsidiary.

“Required Junior Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Junior Lien Debt (including outstanding letters of credit whether or not then available or drawn) then outstanding and the aggregate unfunded commitments to extend credit which, when funded, would constitute Junior Lien Debt, calculated in accordance with the provisions described above under the caption “— Collateral Trust Agreement — Voting.” For purposes of this definition, Junior Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding.

“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn) then outstanding and the aggregate unfunded commitments to extend credit which, when funded, would constitute Parity Lien Debt, calculated in accordance with the provisions described above under the caption “— Collateral Trust Agreement — Voting.” For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Restructuring Charges” means all charges and expenses caused by or attributable to any restructuring, severance, relocation, consolidation and closing, integration, business optimization or transition, signing, retention or completion bonuses, or curtailments or modifications to pension and post-retirement employee benefit plans.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person, whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Secured Debt” means Parity Lien Debt and Junior Lien Debt.

“Secured Debt Cap” means, on any Transaction Date, an amount equal to the greater of (i) the aggregate amount of the Consolidated Cash Flow of the Parent, the Company and the Subsidiary Guarantors (which, for the avoidance of doubt, shall exclude the Consolidated Cash Flow of any Designated Entity and any Restricted Subsidiary of the Parent other than the Company and the Subsidiary Guarantors) for the Four Quarter Period times (x) 3.5, in the case of any Transaction Date that is on or prior to December 31, 2010, (y) 3.0, in the case of any Transaction Date that is after December 31, 2010 and on or prior to December 31, 2011, and (z) 2.5, in the case of any Transaction Date that is after December 31, 2011, and (ii) $1,500 million. For purposes of making the computation referred to above, (1) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and (2) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Subsidiary Guarantor or has been merged with or into the Parent, the Company or any Subsidiary Guarantor during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Subsidiary Guarantor as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period. To the extent that pro forma effect is given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available, and Consolidated Cash Flow will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

“Secured Debt Documents” means the Parity Lien Documents and the Junior Lien Documents.

“Secured Debt Obligations” means Parity Lien Obligations and Junior Lien Obligations.

“Secured Debt Representative” means each Parity Lien Representative and each Junior Lien Representative.

“Security Agreement” means the Security Agreement to be dated on or about the Issue Date among the Parent, the Company, the Subsidiary Guarantors and the Collateral Trustee, with respect to the security interests in favor of the Collateral Trustee, for the benefit of the Holders of the notes, in all or any portion of the Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time.

“Security Documents” means the Collateral Trust Agreement, the intercreditor agreement, each joinder to the Collateral Trust Agreement or intercreditor agreement, all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust or other grants or transfers for security or agreements related thereto executed and delivered by the Company or any Guarantor creating or perfecting (or purporting to create or perfect) or perfecting a Lien upon Collateral in favor of the Collateral Trustee to secure the note and the Note Guarantee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained (provided that any Hedging Obligations constituting Junior Lien Debt shall be deemed part of the Series of Junior Lien Debt to which it relates).

“Series of Parity Lien Debt” means, severally, the notes and any additional notes or exchange notes, or other Indebtedness that constitutes Parity Lien Debt (provided that any Hedging Obligations constituting Parity Lien Debt shall be deemed part of the Series of Parity Lien Debt to which it relates).

“Series of Permitted Priority Lien Debt” means, severally, each issue or series of Permitted Priority Lien Debt for which a single transfer register is maintained (provided that any Hedging Obligations constituting Permitted Priority Lien Debt shall be deemed part of the Series of Permitted Priority Lien Debt to which it relates).

“Series of Secured Debt” means each Series of Parity Lien Debt and each Series of Junior Lien Debt.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof);

provided, however, that for avoidance of doubt, a Designated Entity shall not be deemed to be a Subsidiary of the Parent, the Company or any of its Restricted Subsidiaries so long as the Parent and its Restricted Subsidiaries do not own Voting Stock having the power (without regard to the occurrence of any contingency) to elect more than 50% of the directors, managers or trustees of such Designated Entity or become the sole general partner or the managing general partner of such Designated Entity.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Parent that guarantees the Company’s Obligations under the notes in accordance with the terms of the Indenture, and its successors and assigns, until released from its obligations under such Guarantee and the Indenture in accordance with the terms of the Indenture.

“Supporting Obligations” has the same meaning as such term is ascribed in the New York UCC.

“Transaction Date” means, with respect to the incurrence of any Indebtedness by the Parent or any of its Restricted Subsidiaries, the date such Indebtedness is to be incurred, with respect to any Restricted Payment, the date such Restricted Payment is to be made, with respect to the making of any Investment, the date such Investment is to be made, and with respect to the incurrence of any Lien by the Parent or any of its Restricted Subsidiaries, the date such Lien is to be incurred.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the notes to May 15, 2012; provided, however, that if the then remaining term of the notes to May 15, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the notes to May 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Parent (other than the Company) that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares and shares issued to foreign nationals to the extent required by applicable law) by such Person or one or more wholly owned Subsidiaries of such Person.

DESCRIPTION OF OLD NOTES

The terms of the old notes are identical in all material respects to those of the new notes, except that (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations. The old notes provide that, in the event that the registration statement in which this prospectus is included is not declared effective by the SEC on or before March 2, 2010, or the exchange offer is not consummated within 30 business days after the effectiveness of such registration statement, or, in certain limited circumstances, in the event that a shelf registration statement with respect to the resale of the old notes is not filed within 30 days from the date on which the obligation to file such shelf registration statement arises or is not declared effective within 75 days after such filing (or by March 2, 2010, if later), then we will pay additional interest to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of such event in an amount equal to one-half of one percent (0.50%) per annum (in addition to the interest rate on the old notes) on the principal amount of old notes held by such holder. In addition, the amount of the additional interest will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of old notes with respect to each subsequent 90-day period until such failure has been cured, up to a maximum amount of additional interest of 1.5% per annum. The new notes are not, and upon consummation of the exchange offer with respect to the old notes will not be, entitled to any such additional interest. Accordingly, holders of old notes should review the information set forth under “Risk Factors” and “Description of New Notes.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of old notes for new notes pursuant to the exchange offer and the ownership and disposition of the new notes, but does not purport to be a complete analysis of all potential tax effects. As used in this “Material U.S. Federal Income Tax Considerations,” the term “notes” means the old notes and the new notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder (the “Regulations”), the IRS rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, partnerships and other pass-through entities, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws, is not discussed. The discussion deals only with notes held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

As used herein, “U.S. Holder” means a beneficial owner of the notes who, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (1) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of old notes for new notes or of the ownership or disposition of the new notes or that any such position would not be sustained.

HOLDERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

Exchange Pursuant to the Exchange Offer

The exchange of the old notes for the new notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

U.S. Holders

Interest

A U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount

The notes were issued with OID for U.S. federal income tax purposes. Accordingly, U.S. Holders of notes are subject to special rules relating to the accrual of income for tax purposes, as described below. U.S. Holders of notes generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. Holders must include OID in income in advance of the receipt of cash attributable to such income.

The notes were issued with OID equal to the excess of the notes’ “stated redemption price at maturity” over the “issue price” of the notes. The stated redemption price at maturity of the notes includes all payments on the notes other than payments of “qualified stated interest.” Stated interest on the notes will be treated as qualified stated interest. The issue price of the notes is the first price at which a substantial amount of the notes was sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The amount of OID includible in income by a U.S. Holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. Holder holds such note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (1) the product of the note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (2) the amount of qualified stated interest allocable to such accrual period. The adjusted issue price of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note (other than payments of qualified stated interest).

Market Discount

Market Discount

If a U.S. Holder acquires a note at a cost that is less than its revised issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition). In general, the “revised issue price” of a note will be such note’s adjusted issue price, as defined above under “— Original Issue Discount.”

Under the market discount rules of the Code, a U.S. Holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the U.S. Holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. Holder as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Premium and Acquisition Premium

If a U.S. Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition (other than payments of qualified stated interest), the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess, and generally will not be required to include any OID in income. Generally, a U.S. Holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above, over the remaining term of the note. The notes are subject to call provisions at the Issuer’s option at various times, as described under “Description of New Notes — Optional Redemption.” A U.S. Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. A U.S. Holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

If a U.S. Holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the U.S. Holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (1) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (2) greater than the note’s adjusted issue price.

If a note is purchased at an acquisition premium, the U.S. Holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (1) the amount of OID otherwise includible in income multiplied by (2) a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the U.S. Holder over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

Election to Treat All Interest as OID

U.S. Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium and acquisition premium, by using the constant yield method described above under the heading “— Original Issue Discount.” This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Payments in Excess of Stated Interest and Principal

In certain circumstances (see “Description of New Notes — Optional Redemption,” “Description of New Notes — Repurchase at the Option of Holders — Change of Control” and “Description of New Notes — Repurchase at the Option of Holders — Asset Sales”), we may be obligated to make payments in excess of stated interest and the adjusted issue price of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the possibility, as of the date of issuance of the notes, that such additional amounts will have to be paid. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. Our determination regarding these additional payments is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, U.S. Holders could be required to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. U.S. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will recognize gain or loss on the sale, exchange (other than pursuant to the tax-free transaction), redemption (including a partial redemption), retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted basis in a note (or a portion thereof) generally will be the U.S. Holder’s cost therefor increased by any accrued OID or market discount previously included in income with respect to the note and decreased by the amount of any amortizable bond premium previously taken into account with respect to the note and any payment on the note other than a payment of qualified stated interest. Other than as described above under “U.S. Holder — Market Discount,” this gain or loss generally will be a capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the note has been held for more than one year, such capital gain will be subject to tax at a maximum tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest (including OID) and principal payments on the notes or proceeds upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or “TIN,” which, for an individual is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS of a failure to properly report payments of interest (including OID) or dividends; or

•	fails to certify, under penalties of perjury, that such U.S. Holder has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and a taxpayer may use amounts withheld as a credit against its U.S. federal income tax liability or may claim a refund if it timely provides certain information to the IRS.

Non-U.S. Holders

A non-U.S. Holder is a beneficial owner of the notes who is not a “U.S. Holder” or a partnership or other entity treated as a partnership for U.S. federal income tax purposes. Special rules may apply to non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such non-U.S. Holders should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Interest and OID

Interest (including any OID) paid to a non-U.S. Holder on its notes will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership;

•	such holder is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

A non-U.S. Holder generally will also be exempt from withholding tax on interest (including any OID) if such amount is effectively connected with such holder’s conduct of a U.S. trade or business and, if an income tax treaty applies, is attributable to a U.S. “permanent establishment” (as discussed below under “Non-U.S. Holders — U.S. Trade or Business”) and the holder provides us with a properly executed IRS Form W-8ECI (or applicable successor form).

If a non-U.S. Holder does not satisfy the requirements above, interest (including any OID) paid to such non-U.S. Holder will generally be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. Holder must generally complete an IRS Form W-8BEN (or applicable successor form) and claim the reduction or exemption on the form.

As more fully described under “Description of New Notes — Optional Redemption,” “Description of New Notes — Repurchase at the Option of Holders — Change of Control” and “Description of New Notes — Repurchase at the Option of Holders — Asset Sales,” upon the occurrence of certain enumerated events, we may be required to make certain payments with respect to the notes. Such payments may be treated as interest, subject to the rules described under “— Interest” and “— U.S. Trade or Business,” or additional amounts paid for the notes, subject to the rules described under “— Sale or Other Taxable Disposition of the New Notes” or “— U.S. Trade or Business,” as applicable, or as other income subject to U.S. federal withholding tax. A non-U.S. Holder that is subject to U.S. federal withholding tax should consult its tax advisors as to whether it can obtain a refund for all or a portion of any amounts withheld.

Sale or Other Taxable Disposition of the New Notes

A non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (i) the gain is not effectively connected with the conduct by the non-U.S. Holder of a trade or business within the U.S. (and, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. Holder) or (ii) in the case of a non-U.S. Holder who is an individual, such non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met. A non-U.S. Holder who is an individual and does not meet this exemption should consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder’s gain realized on a note.

U.S. Trade or Business

If interest (including any OID) paid on a note or gain from a disposition of a note is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, or if an income tax treaty applies and the non-U.S. Holder maintains a U.S. “permanent establishment” to which such amounts are generally attributable, the non-U.S. Holder may be subject to U.S. federal income tax on the interest (including any OID) or gain on a net basis generally in the same manner as if it were a U.S. Holder. If interest income (including any OID) received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally on IRS Form W-8ECI). A non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Backup withholding generally will not apply to payments of principal or interest (including any OID) made by us or our paying agents, in their capacities as such, to a non-U.S. Holder of a note if the holder is exempt from withholding tax on interest (including any OID) as described above. However, information reporting may still apply with respect to payments of interest (including any OID). Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that the information reporting (but generally not backup withholding) may apply to those payments, if the broker is:

•	a United States person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in the Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. Holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

A Non-U.S. Holder should consult its tax advisor regarding application of withholding, information reporting and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Regulations. In this regard, the current Regulations provide that a certification may not be relied on if we or our agent (or other party) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, beginning on the date of consummation of the exchange offer and ending on the close of business one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the new notes may be required to deliver a prospectus during the time periods prescribed by applicable securities laws.

We will not receive any proceeds from the issuance of new notes in the exchange offer or from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the consummation of the exchange offer, we will promptly send a reasonable number of additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and guarantees offered hereby has been passed upon for us by Latham & Watkins LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Leap and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Leap for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Cricket Communications, Inc. and Cricket Licensee (Reauction), LLC and the financial statements of Cricket Licensee I, LLC as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 included in the prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Cricket Communications, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Cricket Communications, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 11 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests in a subsidiary in 2008. As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007. As discussed in Note 8 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Diego, California
October 12, 2009

CRICKET COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$357,681	$433,275
Short-term investments	238,143	179,233
Restricted cash, cash equivalents and short-term investments	3,169	7,879
Due from Leap Wireless International, Inc., net.	21,185	27,900
Inventories	100,170	50,740
Deferred charges	26,123	14,468
Other current assets	51,865	37,997

Total current assets	798,336	751,492
Property and equipment, net	1,842,716	1,316,627
Wireless licenses	1,841,798	1,866,353
Assets held for sale	45,569	—
Goodwill	430,101	425,782
Intangible assets, net	29,854	46,102
Other assets	75,905	46,634

Total assets	$5,064,279	$4,452,990

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued liabilities	$325,274	$219,276
Current maturities of long-term debt	13,000	10,500
Other current liabilities	156,189	114,808

Total current liabilities	494,463	344,584
Long-term debt	2,316,025	2,033,902
Long-term debt due to Leap Wireless International, Inc.	242,500	—
Deferred tax liabilities	217,631	178,508
Other long-term liabilities	84,350	90,172

Total liabilities	3,354,969	2,647,166

Redeemable noncontrolling interests	71,879	61,868

Commitments and contingencies (Note 12)
Stockholder’s equity:
Common stock — authorized 1,000 shares, $.0001 par value; 100 shares issued and outstanding at December 31, 2008 and 2007, respectively	—	—
Additional paid-in capital	1,839,321	1,803,521
Accumulated deficit	(195,968)	(50,890)
Accumulated other comprehensive loss	(5,922)	(8,675)

Total stockholder’s equity	1,637,431	1,743,956

Total liabilities and stockholder’s equity	$5,064,279	$4,452,990

See accompanying notes to consolidated financial statements.

CRICKET COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,
	2008	2007	2006

Revenues:
Service revenues	$1,709,101	$1,395,667	$956,365
Equipment revenues	249,761	235,136	210,822

Total revenues	1,958,862	1,630,803	1,167,187

Operating expenses:
Cost of service (exclusive of items shown separately below)	488,298	384,128	264,162
Cost of equipment	465,422	405,997	310,834
Selling and marketing	294,917	206,213	159,257
General and administrative	326,870	266,548	192,016
Depreciation and amortization	331,421	302,114	226,647
Impairment of assets	177	1,368	7,912

Total operating expenses	1,907,105	1,566,368	1,160,828
Gain (loss) on sale or disposal of assets	(209)	902	22,054

Operating income	51,548	65,337	28,413
Equity in net loss of investee	(298)	(2,309)	—
Interest income	14,552	28,901	23,026
Interest expense	(151,888)	(121,231)	(61,334)
Related party interest expense	(12,529)	—	—
Other expense, net	(7,493)	(6,107)	(3,089)

Loss before income taxes and cumulative effect of change in accounting principle	(106,108)	(35,409)	(12,984)
Income tax expense	(38,970)	(35,828)	(8,566)

Loss before cumulative effect of change in accounting principle	(145,078)	(71,237)	(21,550)
Cumulative effect of change in accounting principle	—	—	623

Net loss	(145,078)	(71,237)	(20,927)
Accretion of redeemable noncontrolling interests, net of tax	(6,819)	(3,854)	(1,321)

Net loss attributable to common stockholder	$(151,897)	$(75,091)	$(22,248)

See accompanying notes to consolidated financial statements.

CRICKET COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007	2006

Operating activities:
Net loss	$(145,078)	$(71,237)	$(20,927)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	35,215	29,339	19,725
Depreciation and amortization	331,421	302,114	226,647
Accretion of asset retirement obligations	1,153	1,666	1,617
Non-cash interest items, net	13,057	(4,425)	(266)
Loss on extinguishment of debt	—	669	6,897
Deferred income tax expense	36,310	34,642	8,026
Impairment of assets	177	1,368	7,912
Impairment of short-term investments	7,538	5,440	—
(Gain) loss on sale or disposal of assets	209	(902)	(22,054)
Gain on extinguishment of asset retirement obligations	—	(6,089)	—
Equity in net loss of investee	298	2,309	—
Cumulative effect of change in accounting principle	—	—	(623)
Changes in assets and liabilities:
Inventories and deferred charges	(60,899)	24,977	(52,898)
Other assets	(20,281)	31,161	(26,981)
Accounts payable and accrued liabilities	81,783	(52,834)	100,443
Other liabilities	75,838	18,549	44,427

Net cash provided by operating activities	356,741	316,747	291,945

Investing activities:
Acquisition of a business, net of cash acquired	(31,217)	—	—
Purchases of property and equipment	(795,678)	(504,770)	(591,295)
Change in prepayments for purchases of property and equipment	(5,876)	12,831	(3,846)
Purchases of and deposits for wireless licenses and spectrum clearing costs	(78,451)	(5,292)	(1,018,832)
Return of deposit for wireless licenses	70,000	—	—
Proceeds from sale of wireless licenses and operating assets	—	9,500	40,372
Purchases of investments	(598,015)	(642,513)	(150,488)
Sales and maturities of investments	532,468	530,956	177,932
Purchase of noncontrolling interest	—	(4,706)	—
Purchase of membership units of equity method investment	(1,033)	(18,955)	—
Change in restricted cash	(8,236)	(200)	(6,702)

Net cash used in investing activities	(916,038)	(623,149)	(1,552,859)

Financing activities:
Proceeds from issuance of long-term debt	535,750	370,480	2,260,000
Principal payments on capital lease obligations	(41,774)	(5,213)	—
Repayment of long-term debt	(10,500)	(9,000)	(1,168,944)
Payment of debt issuance costs	(7,658)	(7,765)	(22,864)
Noncontrolling interest contributions	—	8,880	12,402
Capital contributions, net	7,885	9,690	259,898

Net cash provided by financing activities	483,703	367,072	1,340,492

Net increase (decrease) in cash and cash equivalents	(75,594)	60,670	79,578
Cash and cash equivalents at beginning of period	433,275	372,605	293,027

Cash and cash equivalents at end of period	$357,681	$433,275	$372,605

See accompanying notes to consolidated financial statements.

CRICKET COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
(In thousands)

			Retained	Other
	Additional	Unearned	Earnings	Comprehensive
	Paid-in	Share-Based	(Accumulated	Income
	Capital	Compensation	Deficit)	(Loss)	Total

Balance at December 31, 2005	1,511,820	(20,942)	41,274	2,138	1,534,290
Components of comprehensive loss:
Net loss	—	—	(20,927)	—	(20,927)
Net unrealized holding gains on investments	—	—	—	4	4
Unrealized losses on derivative instruments	—	—	—	(356)	(356)

Comprehensive loss					(21,279)

Cumulative effect of change in accounting principle	(623)	—	—	—	(623)
Reclassification of unearned share-based compensation related to the adoption of SFAS 123(R)	(20,942)	20,942	—	—	—
Share-based compensation expense	19,725	—	—	—	19,725
Accretion of redeemable noncontrolling interests, net of tax	(1,321)	—	—	—	(1,321)
Capital contributions	259,799	—	—	—	259,799

Balance at December 31, 2006	1,768,458	—	20,347	1,786	1,790,591
Components of comprehensive loss:
Net loss	—	—	(71,237)	—	(71,237)
Net unrealized holding losses on investments	—	—	—	(70)	(70)
Unrealized losses on derivative instruments	—	—	—	(10,391)	(10,391)

Comprehensive loss					(81,698)

Share-based compensation expense	29,227	—	—	—	29,227
Accretion of redeemable noncontrolling interests, net of tax	(3,854)	—	—	—	(3,854)
Capital contributions	9,690	—	—	—	9,690

Balance at December 31, 2007	1,803,521	—	(50,890)	(8,675)	1,743,956
Components of comprehensive loss:
Net loss	—	—	(145,078)	—	(145,078)
Net unrealized holding gains on investments	—	—	—	473	473
Unrealized losses on derivative instruments	—	—	—	(1,471)	(1,471)
Deferred tax effect of swaplet amortization on derivative instruments and unrealized holding gains on investments	—	—	—	(1,697)	(1,697)
Swaplet amortization on derivative instruments	—	—	—	5,448	5,448

Comprehensive loss					(142,325)

Share-based compensation expense	34,734	—	—	—	34,734
Accretion of redeemable noncontrolling interests, net of tax	(6,819)	—	—	—	(6,819)
Capital contributions	7,885	—	—	—	7,885

Balance at December 31, 2008	$1,839,321	$—	$(195,968)	$(5,922)	$1,637,431

See accompanying notes to consolidated financial statements.

CRICKET COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	The Company

Cricket Communications, Inc. (“Cricket”), a Delaware corporation and wholly owned subsidiary of Leap Wireless International, Inc. (“Leap”), together with its subsidiaries, is a wireless communications carrier that offers digital wireless services in the United States under the “Cricket®” brand. Cricket service offerings provide customers with unlimited wireless services for a flat rate without requiring a fixed-term contract or a credit check. The Company’s primary service is Cricket Wireless, which offers customers unlimited wireless voice and data services for a flat monthly rate. Cricket service is also offered in Oregon by LCW Wireless Operations, LLC (“LCW Operations”), a wholly owned subsidiary of LCW Wireless, LLC (“LCW Wireless”), and in the upper Midwest by Denali Spectrum Operations, LLC (“Denali Operations”), an indirect wholly owned subsidiary of Denali Spectrum, LLC (“Denali”). LCW Wireless and Denali are designated entities under Federal Communications Commission (“FCC”) regulations. Cricket owns an indirect 73.3% non-controlling interest in LCW Operations through a 73.3% non-controlling interest in LCW Wireless, and owns an indirect 82.5% non-controlling interest in Denali Operations through an 82.5% non-controlling interest in Denali. Cricket and its subsidiaries, including LCW Wireless and Denali, are collectively referred to herein as the “Company.”

Note 2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from management’s estimates.

On January 1, 2009, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”), which defines a noncontrolling interest in a consolidated subsidiary as “the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent” and requires noncontrolling interests to be presented as a separate component of equity in the consolidated balance sheet subject to the provisions of Emerging Issues Task Force (“EITF”) Topic No. D-98, “Classification and Measurement of Redeemable Securities” (“EITF Topic D-98”). SFAS 160 also modifies the presentation of net income by requiring earnings and other comprehensive income to be attributed to controlling and noncontrolling interests. The cumulative impact to the Company’s financial statements as a result of the adoption of SFAS 160 resulted in a $9.2 million reduction to stockholder’s equity, a $5.8 million reduction to deferred tax liabilities and a $15.0 million increase to redeemable noncontrolling interests (formerly referred to as minority interests) as of December 31, 2008. The Company has retrospectively applied SFAS 160 to all prior periods. See Note 11 for a further discussion regarding the Company’s adoption of SFAS 160.

Principles of Consolidation

The consolidated financial statements include the operating results and financial position of Cricket and its wholly owned subsidiaries as well as the operating results and financial position of LCW Wireless and Denali and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless and Denali in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”) because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment and Geographic Data

The Company operates in a single operating segment as a wireless communications carrier that offers digital wireless services in the United States. During 2008, the Company introduced two new product offerings to complement its Cricket Wireless service. Cricket Broadband, the Company’s unlimited mobile broadband service, allows customers to access the internet through their computers for a flat monthly rate with no long-term commitment or credit check. Cricket PAYGotm is a daily pay-as-you-go unlimited prepaid wireless service. Revenue for the Cricket Broadband and Cricket PAYGo services approximated 1% of consolidated revenues for the year ended December 31, 2008. As of and for the years ended December 31, 2008, 2007 and 2006, all of the Company’s revenues and long-lived assets related to operations in the United States.

Revenues

The Company’s business revenues principally arise from the sale of wireless services, handsets and accessories. Wireless services are generally provided on a month-to-month basis. In general, new and reactivating customers are required to pay for their service in advance, while customers who first activated their service prior to May 2006 pay in arrears. Because the Company does not require customers to sign fixed-term contracts or pass a credit check, its services are available to a broader customer base than many other wireless providers and, as a result, some of its customers may be more likely to have service terminated due to an inability to pay. Consequently, the Company has concluded that collectibility of its revenues is not reasonably assured until payment has been received. Accordingly, service revenues are recognized only after services have been rendered and payment has been received.

When the Company activates a new customer, it frequently sells that customer a handset and the first month of service in a bundled transaction. Under the provisions of EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), the sale of a handset along with a month of wireless service constitutes a multiple element arrangement. Under EITF 00-21, once a company has determined the fair value of the elements in the sales transaction, the total consideration received from the customer must be allocated among those elements on a relative fair value basis. Applying EITF 00-21 to these transactions results in the Company recognizing the total consideration received, less one month of wireless service revenue (at the customer’s stated rate plan), as equipment revenue.

Equipment revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. In addition to handsets that the Company sells directly to its customers at Cricket-owned stores, the Company also sells handsets to third-party dealers. These dealers then sell the handsets to the ultimate Cricket customer, and that customer also receives the first month of service in a bundled transaction (identical to the sale made at a Cricket-owned store). Sales of handsets to third-party dealers are recognized as equipment revenues only when service is activated by customers, since the level of price reductions ultimately available to such dealers is not reliably estimable until the handsets are sold by such dealers to customers. Thus, handsets sold to third-party dealers are recorded as deferred equipment revenue and the related costs of the handsets are recorded as deferred charges upon shipment by the Company. The deferred charges are recognized as equipment costs when the related equipment revenue is recognized, which occurs when service is activated by the customer.

Through a third-party provider, the Company’s customers may elect to participate in an extended handset warranty/insurance program. The Company recognizes revenue on replacement handsets sold to its customers under the program when the customer purchases a replacement handset.

Sales incentives offered without charge to customers and volume-based incentives paid to the Company’s third-party dealers are recognized as a reduction of revenue and as a liability when the related service or equipment

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage, and customer returns of handsets and accessories have historically been negligible.

Amounts billed by the Company in advance of customers’ wireless service periods are not reflected in accounts receivable or deferred revenue since collectibility of such amounts is not reasonably assured. Deferred revenue consists primarily of cash received from customers in advance of their service period and deferred equipment revenue related to handsets sold to third-party dealers.

Federal Universal Service Fund and E-911 fees are assessed by various governmental authorities in connection with the services that the Company provides to its customers. The Company reports these fees, as well as sales, use and excise taxes that are assessed and collected, net of amounts remitted, in the consolidated statements of operations.

Costs and Expenses

The Company’s costs and expenses include:

Cost of Service.  The major components of cost of service are: charges from other communications companies for long distance, roaming and content download services provided to the Company’s customers; charges from other communications companies for their transport and termination of calls originated by the Company’s customers and destined for customers of other networks; and expenses for tower and network facility rent, engineering operations, field technicians and utility and maintenance charges, and salary and overhead charges associated with these functions.

Cost of Equipment.  Cost of equipment primarily includes the cost of handsets and accessories purchased from third-party vendors and resold to the Company’s customers in connection with its services, as well as the lower of cost or market write-downs associated with excess or damaged handsets and accessories.

Selling and Marketing.  Selling and marketing expenses primarily include advertising expenses, promotional and public relations costs associated with acquiring new customers, store operating costs (such as retail associates’ salaries and rent), and salary and overhead charges associated with selling and marketing functions.

General and Administrative.  General and administrative expenses primarily include call center and other customer care program costs and salary, overhead and outside consulting costs associated with the Company’s customer care, billing, information technology, finance, human resources, accounting, legal and executive functions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity at the time of purchase of three months or less to be cash equivalents. The Company invests its cash with major financial institutions in money market funds, short-term U.S. Treasury securities and other securities such as prime-rated short-term commercial paper. The Company has not experienced any significant losses on its cash and cash equivalents.

Short-Term Investments

Short-term investments generally consist of highly liquid, fixed-income investments with an original maturity at the time of purchase of greater than three months. Such investments consist of commercial paper, asset-backed commercial paper and obligations of the U.S. government.

Investments are classified as available-for-sale and stated at fair value. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss). The specific identification method is used to compute the realized gains and losses on investments. Investments are periodically reviewed for impairment. If the carrying value of an investment exceeds its fair value and the decline in value is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined to be other-than-temporary, an impairment loss is recognized for the difference. See Note 3 for a discussion regarding the Company’s impairment losses recognized on its short-term investments.

Restricted Cash, Cash Equivalents and Short-Term Investments

Restricted cash, cash equivalents and short-term investments consist primarily of amounts that the Company has set aside to satisfy certain contractual obligations. During 2007, restricted cash, cash equivalents and short-term investments primarily consisted of amounts that the Company had set aside to satisfy remaining allowed administrative claims and allowed priority claims against Leap and Cricket following their emergence from bankruptcy.

Fair Value of Financial Instruments

In January 2008, with respect to valuing its financial assets and liabilities, the Company adopted the provisions of SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value for accounting purposes, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements. SFAS 157 defines fair value as an exit price, which is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date. The degree of judgment utilized in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability. Assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in active markets generally have more pricing observability and require less judgment in measuring fair value. Conversely, assets and liabilities that are rarely traded or not quoted have less pricing observability and are generally measured at fair value using valuation models that require more judgment. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency of the asset, liability or market and the nature of the asset or liability. The Company has categorized its assets and liabilities measured at fair value into a three-level hierarchy in accordance with SFAS 157. See Note 3 for a further discussion regarding the Company’s measurement of assets and liabilities at fair value.

The Company’s adoption of SFAS 157 for its financial assets and liabilities did not have a material impact on its consolidated financial statements. Effective January 1, 2009, the Company adopted SFAS 157 for its non-financial assets and liabilities that are remeasured at fair value on a non-recurring basis. The adoption of SFAS 157 for the Company’s non-financial assets and liabilities that are remeasured at fair value on a non-recurring basis did not have a material impact on its financial condition and results of operations; however, this standard could have a material impact in future periods.

Due From Leap Wireless International, Inc., Net

The Company pays certain general and administrative expenses on behalf of Leap. Such amounts are billed by the Company to Leap and are recorded in due from Leap Wireless International, Inc., net on the consolidated balance sheets.

Inventories

Inventories consist of handsets and accessories not yet placed into service and units designated for the replacement of damaged customer handsets, and are stated at the lower of cost or market using the first-in, first-out method.

Property and Equipment

Property and equipment are initially recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance the asset or extend its useful life are charged to operating expenses as incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service.

The following table summarizes the depreciable lives for property and equipment (in years):

Depreciable
Life

Network equipment:
Switches	10
Switch power equipment	15
Cell site equipment and site improvements	7
Towers	15
Antennae	5
Computer hardware and software	3-5
Furniture, fixtures, retail and office equipment	3-7

The Company’s network construction expenditures are recorded as construction-in-progress until the network or other asset is placed in service, at which time the asset is transferred to the appropriate property or equipment category. The Company capitalizes salaries and related costs of engineering and technical operations employees as components of construction-in-progress during the construction period to the extent time and expense are contributed to the construction effort. The Company also capitalizes certain telecommunications and other related costs as construction-in-progress during the construction period to the extent they are incremental and directly related to the network under construction. In addition, interest is capitalized on the carrying values of both wireless licenses and equipment during the construction period and is depreciated over an estimated useful life of ten years. During the years ended December 31, 2008, 2007 and 2006, the Company capitalized interest of $52.7 million, $45.6 million and $16.7 million, respectively, to property and equipment.

In accordance with American Institute of Certified Public Accountants’ Statement of Position (“SOP”) No. 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), certain costs related to the development of internal use software are capitalized and amortized over the estimated useful life of the software. For the years ended December 31, 2008 and 2007, the Company capitalized approximately $17.9 million and $15.6 million, respectively, of these costs to property and equipment. The Company amortized software costs of approximately $18.0 million, $13.2 million and $5.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Property and equipment to be disposed of by sale is not depreciated and is carried at the lower of carrying value or fair value less costs to sell. As of December 31, 2008 and 2007, there was no property or equipment classified as assets held for sale.

Wireless Licenses

The Company, LCW Wireless and Denali operate broadband Personal Communications Services (“PCS”) and Advanced Wireless Services (“AWS”) networks under PCS and AWS wireless licenses granted by the FCC that are specific to a particular geographic area on spectrum that has been allocated by the FCC for such services. Wireless licenses are initially recorded at cost and are not amortized. Although FCC licenses are issued with a stated term (ten years in the case of PCS licenses and fifteen years in the case of AWS licenses), wireless licenses are considered to be indefinite-lived intangible assets because the Company expects, and expects its consolidated joint ventures, to provide wireless service using the relevant licenses for the foreseeable future, PCS and AWS licenses are routinely renewed for either no or a nominal fee, and management has determined that no legal, regulatory, contractual, competitive, economic or other factors currently exist that limit the useful life of the Company’s or its consolidated joint ventures’ PCS and AWS licenses. On a quarterly basis, the Company evaluates the remaining useful life of its

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

indefinite-lived wireless licenses to determine whether events and circumstances, such as legal, regulatory, contractual, competitive, economic or other factors, continue to support an indefinite useful life. If a wireless license is subsequently determined to have a finite useful life, the Company would first test the wireless license for impairment and the wireless license would then be amortized prospectively over its estimated remaining useful life. In addition, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), to determine whether events or changes in circumstances indicate that an impairment condition may exist. In addition to these quarterly evaluations, the Company also tests its wireless licenses for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” on an annual basis. As of December 31, 2008 and 2007, the carrying value of the Company’s and its consolidated joint ventures’ wireless licenses was $1.8 billion and $1.9 billion, respectively. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell. As of December 31, 2008, wireless licenses with a carrying value of $45.6 million were classified as assets held for sale, as more fully described in Note 10. As of December 31, 2007, there were no wireless licenses classified as assets held for sale.

Portions of the AWS spectrum that the Company and Denali Spectrum License Sub, LLC (“Denali License Sub”) (an indirect wholly owned subsidiary of Denali) hold are currently used by U.S. federal government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. The Company’s and Denali’s spectrum clearing costs are capitalized to wireless licenses as incurred. During the years ended December 31, 2008 and 2007, the Company and Denali incurred approximately $7.9 million and $3.0 million, respectively, in spectrum clearing costs.

Goodwill and Intangible Assets

Goodwill primarily represents the excess of reorganization value over the fair value of identified tangible and intangible assets recorded in connection with fresh-start reporting as of July 31, 2004. Certain of the Company’s intangible assets were also recorded upon adoption of fresh-start reporting and now consist of trademarks which are being amortized on a straight-line basis over their estimated useful lives of 14 years. Customer relationships acquired in connection with the Company’s acquisition of Hargray Wireless, LLC (“Hargray Wireless”) in 2008 are amortized on an accelerated basis over a useful life of up to four years. As of December 31, 2008 and 2007, there were no intangible assets classified as assets held for sale.

Impairment of Long-Lived Assets

The Company assesses potential impairments to its long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss may be required to be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or group of such assets) is less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and charged to results of operations.

Impairment of Indefinite-Lived Intangible Assets

The Company assesses potential impairments to its indefinite-lived intangible assets, including wireless licenses and goodwill, on an annual basis or when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. In addition, and as more fully described below, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS 144 to determine whether events or changes in circumstances indicate that an impairment condition may exist. The annual impairment test is conducted during the third quarter of each year. The Company has not performed an interim impairment test subsequent to its annual

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impairment test performed as of September 30, 2008 because the Company has not identified events or changes in circumstances that have indicated that an impairment condition may exist.

The accounting estimates for the Company’s wireless licenses require management to make significant assumptions about fair value. Management’s assumptions regarding fair value require significant judgment about legal, regulatory and technical matters, and demographic and economic factors. Changes in these judgments may have a significant effect on the estimated fair values of the Company’s indefinite-lived intangible assets.

Wireless Licenses

The Company’s wireless licenses in its operating markets are combined into a single unit of account for purposes of testing impairment because management believes that utilizing these wireless licenses as a group represents the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. The Company’s non-operating licenses are tested for impairment on an individual basis. As of December 31, 2008, the carrying values of the Company’s operating and non-operating wireless licenses were $1,788.7 million and $53.1 million, respectively. An impairment loss is recognized on the Company’s operating wireless licenses when the aggregate fair value of the wireless licenses is less than their aggregate carrying value and is measured as the amount by which the licenses’ aggregate carrying value exceeds their aggregate fair value. During the years ended December 31, 2008, 2007 and 2006, no impairment losses were recorded for the Company’s operating wireless licenses since the aggregate fair value of such licenses exceeded their aggregate carrying value. An impairment loss is recognized on the Company’s non-operating wireless licenses when the fair value of a wireless license is less than its carrying value and is measured as the amount by which the license’s carrying value exceeds its fair value. The Company recorded impairment losses of $0.2 million, $1.0 million and $4.7 million during the years ended December 31, 2008, 2007 and 2006, respectively, to reduce the carrying values of certain non-operating wireless licenses to their estimated fair values. Any required impairment loss is recorded as a reduction in the carrying value of the relevant wireless license and charged to results of operations.

The valuation method the Company uses to determine the fair value of its wireless licenses is the market approach. Under this method, the Company determines fair value by comparing its wireless licenses to sales prices of other wireless licenses of similar size and type that have been recently sold through government auctions and private transactions. As part of this market-level analysis, the fair value of each wireless license is evaluated and adjusted for developments or changes in legal, regulatory and technical matters, and for demographic and economic factors, such as population size, composition, growth rate and density, household and disposable income, and composition and concentration of the market’s workforce in industry sectors identified as wireless-centric (e.g., real estate, transportation, professional services, agribusiness, finance and insurance). The market approach is an appropriate method to measure the fair value of the Company’s wireless licenses since this method values the licenses based on the sales price that would be received for the licenses in an orderly transaction between market participants (i.e., an exit price).

As more fully described above, the most significant assumption used to determine the fair value of the Company’s wireless licenses is comparable sales transactions. Other assumptions used in determining fair value include developments or changes in legal, regulatory and technical matters as well as demographic and economic factors. Changes in comparable sales prices would generally result in a corresponding change in fair value. For example, a ten percent decline in comparable sales prices would generally result in a ten percent decline in fair value. However, a decline in comparable sales would likely require further adjustment to fair value to capture more recent macro-economic changes and changes in the demographic and economic characteristics unique to the Company’s wireless licenses, such as population size, composition, growth rate and density, household and disposable income, and the extent of the wireless-centric workforce in the markets covered by the Company’s wireless licenses. Spectrum auctions and comparables sales transactions in recent periods have resulted in modest increases to the aggregate fair value of the Company’s wireless licenses as increases in fair value in larger markets

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

were slightly offset by decreases in fair value in markets with lower population densities. In addition, favorable developments in technical matters such as spectrum clearing and handset availability have positively impacted the fair value of a significant portion of the Company’s wireless licenses. Partially offsetting these increases in value were demographic and economic-related adjustments that were required to capture current economic developments. These demographic and economic factors resulted in a decline in fair value for certain of the Company’s wireless licenses.

As a result of the valuation analysis discussed above, the fair value of the Company’s wireless licenses increased by approximately 3% from September 2007 to September 2008 (as adjusted to reflect the effects of the Company’s acquisitions and dispositions of wireless licenses during the period). As of September 30, 2008, the fair value of the Company’s wireless licenses significantly exceeded their carrying value. At that time, the aggregate fair value of the Company’s individual wireless licenses was approximately $2,237.3 million, which when compared to their respective aggregate carrying value of $1,836.6 million, yielded significant excess fair value.

As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual operating wireless licenses was approximately $2,173.2 million and $1,783.6 million, respectively. If the fair value of the Company’s operating wireless licenses had declined by 10% as of September 30, 2008, it would not have recognized any impairment loss. As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual non-operating wireless licenses was approximately $64.1 million and $53.0 million, respectively. If the fair value of the Company’s non-operating wireless licenses had declined by 10% as of September 30, 2008, it would have recognized an impairment loss of approximately $2.2 million.

In connection with its quarterly evaluations of the triggering event criteria outlined in SFAS 144, the Company considered the impact of general economic conditions in the United States and considered:

•	whether there had been a significant decrease in the market price of its wireless licenses based on recent market transactions, including its recent spectrum purchases, exchanges and contributions,

•	whether there had been a significant adverse change in the extent or manner in which its wireless licenses were being used,

•	whether there had been a significant adverse change in legal factors or in the business climate that could affect the value of its wireless licenses,

•	whether there had been an accumulation of costs in excess of the amount originally expected for the acquisition or construction of its wireless licenses and networks, and

•	whether there had been plans to sell or otherwise dispose of its wireless licenses at amounts less than their respective carrying values.

Based on its consideration of these factors in the aggregate, the Company has not identified triggering events or changes in circumstances since September 30, 2008 that have indicated an impairment condition may exist.

Goodwill

The goodwill impairment test involves a two-step process. First, the book value of the Company’s net assets, which are combined into a single reporting unit for purposes of the impairment test of goodwill, is compared to the fair value of its net assets. The fair value of the Company’s net assets is primarily based on its market capitalization. If the fair value is determined to be less than book value, a second step is performed to measure the amount of the impairment, if any. The Company has not identified triggering events or changes in circumstances that have indicated an impairment condition may exist.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivative Instruments and Hedging Activities

The Company historically entered into interest rate swap agreements with respect to $355 million of its indebtedness. These interest rate swap agreements effectively fixed the London Interbank Offered Rate (“LIBOR”) interest rate on $150 million of indebtedness at 8.3% and $105 million of indebtedness at 7.3% through June 2009 and $100 million of indebtedness at 8.0% through September 2010. The swap agreements were in a liability position as of December 31, 2008 and 2007 and had a fair value of $11.0 million and $7.2 million, respectively, on such dates. The Company entered into these derivative contracts to manage its exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt. In an interest rate swap, the Company agreed to exchange with a counterparty the difference between a variable interest rate and either a fixed or another variable interest rate, multiplied by a notional principal amount. The Company did not use derivative instruments for trading or other speculative purposes.

The Company recorded all derivatives in other assets or other liabilities on its consolidated balance sheets at their fair values. If the derivative was designated as a cash flow hedge and the hedging relationship qualified for hedge accounting, the effective portion of the change in fair value of the derivative was recorded in other comprehensive income (loss) and was recorded as interest expense when the hedged debt affected interest expense. The ineffective portion of the change in fair value of the derivative qualifying for hedge accounting and changes in the fair values of derivative instruments not qualifying for hedge accounting were recognized in interest expense in the period of the change.

At inception of the hedge and quarterly thereafter, the Company performed a quantitative and qualitative assessment to determine whether changes in the fair values or cash flows of the derivatives were deemed highly effective in offsetting changes in the fair values or cash flows of the hedged items. If at any time subsequent to the inception of the hedge, the correlation assessment indicated that the derivative was no longer highly effective as a hedge, the Company discontinued hedge accounting and recognized all subsequent derivative gains and losses in results of operations.

As a result of the amendment to the Company’s senior secured credit agreement (the “Credit Agreement”) in June 2008, which among other things introduced a LIBOR floor of 3.0% per annum, as more fully described in Note 5, the Company de-designated its existing interest rate swap agreements as cash flow hedges and discontinued its hedge accounting for these interest rate swaps during the second quarter of 2008. The loss accumulated in other comprehensive income (loss) on the date the Company discontinued its hedge accounting is amortized to interest expense, using the swaplet method, over the remaining term of the respective interest rate swap agreements. In addition, changes in the fair value of these interest rate swaps are recorded as a component of interest expense. During the year ended December 31, 2008, the Company recognized interest expense of $9.5 million related to these items.

In connection with its issuance of $1,100 million of senior secured notes due 2016 on June 5, 2009, as more fully described below, the Company terminated the Credit Agreement and repaid all amounts outstanding thereunder and, in connection therewith, unwound its associated interest rate swap agreements.

Investments in Other Entities

The Company uses the equity method to account for investments in common stock of corporations in which it has a voting interest of between 20% and 50% or in which the Company otherwise has the ability to exercise significant influence, and in limited liability companies that maintain specific ownership accounts in which it has more than a minor but not greater than a 50% ownership interest. Under the equity method, the investment is originally recorded at cost and is adjusted to recognize the Company’s share of net earnings or losses of the investee. The carrying value of the Company’s equity method investee, in which it owned approximately 20% of the outstanding membership units, was $17.4 million and $16.6 million as of December 31, 2008 and 2007, respectively. During the years ended December 31, 2008 and 2007, the Company’s share of its equity method investee losses was $0.3 million and $2.3 million, respectively. No such amounts were recorded during 2006 as the Company did not have any equity method investments during that year.

The Company regularly monitors and evaluates the realizable value of its investments. When assessing an investment for an other-than-temporary decline in value, the Company considers such factors as, among other

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

things, the performance of the investee in relation to its business plan, the investee’s revenue and cost trends, liquidity and cash position, market acceptance of the investee’s products or services, any significant news that has been released regarding the investee and the outlook for the overall industry in which the investee operates. If events and circumstances indicate that a decline in the value of these assets has occurred and is other-than-temporary, the Company records a reduction to the carrying value of its investment and a corresponding charge to the consolidated statements of operations.

Concentrations

The Company generally relies on one key vendor for billing services, one key vendor for handset logistics, a limited number of vendors for its voice and data communications transport services and a limited number of vendors for payment processing services. Loss or disruption of these services could materially adversely affect the Company’s business.

The Company does not have a national network, and it must pay fees to other carriers who provide it with roaming services which allow the Company’s customers to roam on such carriers’ networks. Currently, the Company relies on roaming agreements with several carriers for a majority of its roaming needs. If the Company were unable to obtain cost-effective roaming services for its customers in geographically desirable service areas, the Company’s competitive position, business, financial condition and results of operations could be materially adversely affected.

Operating Leases

Rent expense is recognized on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured as determined at lease inception. The difference between rent expense and rent paid is recorded as deferred rent and is included in other long-term liabilities in the consolidated balance sheets. Rent expense totaled $177.7 million, $127.0 million and $85.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Asset Retirement Obligations

The Company recognizes an asset retirement obligation and an associated asset retirement cost when it has a legal obligation in connection with the retirement of tangible long-lived assets. These obligations arise from certain of the Company’s leases and relate primarily to the cost of removing its equipment from such lease sites and restoring the sites to their original condition. When the liability is initially recorded, the Company capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. The liability is initially recorded at its present value and is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is recorded in cost of service in the consolidated statements of operations. Upon settlement of the obligation, any difference between the cost to retire the asset and the liability recorded is recognized in operating expenses in the consolidated statements of operations.

The following table summarizes the Company’s asset retirement obligations as of and for the years ended December 31, 2008 and 2007 (in thousands):

	Year Ended
	December 31,
	2008	2007

Asset retirement obligations, beginning of year	$15,813	$20,489
Liabilities incurred	3,079	1,602
Liabilities settled(1)	(3,048)	(7,944)
Accretion expense	1,153	1,666

Asset retirement obligations, end of year	$16,997	$15,813

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	The Company negotiated amendments to agreements that reduced its liability for the removal of equipment on certain of its cell sites at the end of the lease term, resulting in a reduction to its liability of $3.0 million and $7.9 million in 2008 and 2007, respectively.

Debt Issuance Costs

Debt issuance costs are amortized and recognized as interest expense under the effective interest method over the expected term of the related debt. Unamortized debt issuance costs related to extinguished debt are expensed at the time the debt is extinguished and recorded in other income (expense), net in the consolidated statements of operations. Unamortized debt issuance costs are recorded in other assets or as a reduction of the respective debt balance, as applicable, in the consolidated balance sheets.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs totaled $101.0 million, $63.9 million and $48.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Share-Based Compensation

The Company accounts for share-based awards exchanged for employee services in accordance with SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). Under SFAS 123(R), share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of estimated forfeitures, over the employee’s requisite service period. Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award. No share-based compensation was capitalized as part of inventory or fixed assets prior to or during 2008.

Income Taxes

The Company is included in Leap’s consolidated federal tax return and, where applicable, joins in the Leap consolidated or combined group for state tax purposes. Accordingly, the Company does not pay income taxes on a standalone basis in many of the jurisdictions in which it operates; however, it accounts for income taxes using the separate return method pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The Company calculates income taxes on a separate return basis in each of the jurisdictions in which it operates. This process involves calculating current tax expense and any deferred income tax expense resulting from temporary differences arising from differing treatments of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss (“NOL”) carryforwards, capital loss carryforwards and income tax credits.

The Company must then periodically assess the likelihood that its deferred tax assets will be recovered from future taxable income, which assessment requires significant judgment. Included in the Company’s deferred tax assets as of December 31, 2008 were federal NOL carryforwards of approximately $991.4 million (which will begin to expire in 2022) and state NOL carryforwards of approximately $1,027.2 million ($32.2 million of which will expire at the end of 2009), which could be used to offset future ordinary taxable income and reduce the amount of cash required to settle future tax liabilities. To the extent the Company believes it is more likely than not that its deferred tax assets will not be recovered, it must establish a valuation allowance. As part of this periodic assessment for the year ended December 31, 2008, the Company weighed the positive and negative factors with respect to this determination and, at this time, does not believe there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that all or a portion of its deferred tax assets will be realized, except with respect to the realization of a $2.4 million Texas Margins Tax credit. The Company will continue to closely monitor the positive and negative factors to determine whether its valuation allowance should be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

released. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period.

At such time as the Company determines that it is more likely than not that all or a portion of the deferred tax assets are realizable, the valuation allowance will be reduced. After its adoption of SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”) which became effective for the Company on January 1, 2009, any reduction in the valuation allowance, including the valuation allowance established in fresh-start reporting, will be accounted for as a reduction to income tax expense.

On January 1, 2007, the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). At the date of adoption and during the years ended December 31, 2007 and 2008, the Company’s unrecognized income tax benefits and uncertain tax positions were not material. Interest and penalties related to uncertain tax positions are recognized by the Company as a component of income tax expense but were immaterial on the date of adoption and for the years ended December 31, 2007 and 2008. All of the Company’s tax years from 1998 to 2007 remain open to examination by federal and state taxing authorities.

The Company changed its tax accounting method for amortizing wireless licenses during the year ended December 31, 2007. Under the prior method, the Company began amortizing wireless licenses for tax purposes on the date a license was placed into service. Under the new tax accounting method, the Company generally begins amortizing wireless licenses for tax purposes on the date the wireless license is acquired. The new tax accounting method generally allows the Company to amortize wireless licenses for tax purposes at an earlier date and allows it to accelerate its tax deductions. At the same time, the new method increases the Company’s income tax expense due to the deferred tax effect of accelerating amortization on wireless licenses. The Company has applied the new method as if it had been in effect for all of its prior tax periods, and the resulting increase to income tax expense of $28.9 million was recorded during the year ended December 31, 2007. This tax accounting method change also affects the characterization of certain income tax gains and losses on the sale of non-operating wireless licenses. Under the prior method, gains or losses on the sale of non-operating licenses were characterized as capital gains or losses; however, under the new method, gains or losses on the sale of non-operating licenses for which the Company had commenced tax amortization prior to the sale are characterized as ordinary gains or losses. As a result of this change, $75.4 million of net income tax losses previously reported as capital loss carryforwards have been recharacterized as net operating loss carryforwards and wireless license deferred tax assets. These net operating loss carryforwards and wireless license deferred tax assets can be used to offset future taxable income and reduce the amount of cash required to settle future tax liabilities.

Recent Accounting Pronouncements

In April 2009, the FASB issued three related Staff Positions (“FSP”), which were effective for interim and annual periods ending after June 15, 2009: (i) FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP SFAS 157-4”), (ii) FSP No. SFAS 115-2 and SFAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP SFAS 115-2 and SFAS 124-2”) and (iii) FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP SFAS 107-1 and APB 28-1”). FSP SFAS 157-4 provides guidance on how to determine the fair value of assets and liabilities under SFAS 157 in the current economic environment and reemphasizes that an exit price is the appropriate basis for fair value measurements. The Company’s adoption of FSP SFAS 157-4 did not have a material impact on its consolidated financial statements; however, if it were to conclude that there had been a significant decrease in the volume and level of activity of an asset or liability in relation to normal market activities, FSP SFAS 157-4 indicates that quoted market values may not be representative of fair value and the Company may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. FSP SFAS 115-2 and SFAS 124-2 modifies the requirements for recognizing other-than-temporarily impaired debt securities and revises the existing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impairment model for such securities by modifying the current “intent” and “ability” indicator in determining whether a debt security is other-than-temporarily impaired. The Company’s adoption of FSP SFAS 115-2 and SFAS 124-2 did not have a material impact on its consolidated financial statements. FSP SFAS 107-1 and APB 28-1 enhances disclosure requirements for instruments under the scope of SFAS 157 for both interim and annual periods. The Company’s adoption of FSP SFAS 107-1 and APB 28-1 did not have a material impact on its consolidated financial statements; however, it has enhanced its disclosures for its long-term debt.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which will be effective for all variable interest entities and relationships with variable interest entities existing as of January 1, 2010. SFAS 167 amends FIN 46(R) to require an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. SFAS 167 also amends FIN 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The Company is currently evaluating what impact, if any, SFAS 167 will have on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FAS No. 162” (“SFAS 168”), which is effective for interim and annual periods ending after September 15, 2009. SFAS 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” to establish the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with GAAP. The Company’s adoption of SFAS 168 will not have a material impact on its consolidated financial statements; however, the Company will be required to modify certain of its disclosures to include references to the FASB Accounting Standards Codification.

Note 3.	Fair Value of Financial Instruments

The Company has categorized its assets and liabilities measured at fair value into a three-level hierarchy in accordance with SFAS 157. Assets and liabilities measured at fair value using quoted prices in active markets for identical assets or liabilities are generally categorized as Level 1; assets and liabilities measured at fair value using observable market-based inputs or unobservable inputs that are corroborated by market data for similar assets or liabilities are generally categorized as Level 2; and assets and liabilities measured at fair value using unobservable inputs that cannot be corroborated by market data are generally categorized as Level 3. The lowest level input that is significant to the fair value measurement of an asset or liability is used to categorize that asset or liability, as determined in the judgment of management. Assets and liabilities presented at fair value in the Company’s consolidated balance sheets are generally categorized as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities. The Company did not have Level 1 assets or liabilities as of December 31, 2008.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company’s Level 2 assets and liabilities as of December 31, 2008 included its cash equivalents, its short-term investments in obligations of the U.S. government, a majority of its short-term investments in commercial paper and its interest rate swaps.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Such assets and liabilities may have values determined using pricing models, discounted cash flow methodologies, or similar techniques, and include instruments for which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the determination of fair value requires significant management judgment or estimation. The Company’s Level 3 asset as of December 31, 2008 comprised its short-term investment in asset-backed commercial paper.

The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were recorded at fair value as of December 31, 2008 (in thousands). As required by SFAS 157, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Thus, assets and liabilities categorized as Level 3 may be measured at fair value using inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Management’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

	At Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total

Assets:
Cash equivalents	$—	$174,417	$—	$174,417
Short-term investments	—	236,893	1,250	238,143

Total	$—	$411,310	$1,250	$412,560

Liabilities:
Interest rate swaps	$—	$(11,045)	$—	$(11,045)

Total	$—	$(11,045)	$—	$(11,045)

Cash equivalents in the table above is reported as a component of cash and cash equivalents on the consolidated balance sheets.

The following table provides a summary of the changes in the fair value of the Company’s Level 3 assets (in thousands).

Level 3

Beginning balance, December 31, 2007	$16,200
Total losses (realized/unrealized):
Included in net loss	$(7,613)
Included in comprehensive loss	—
Settlements	(7,337)
Transfers in (out) of Level 3	—

Ending balance, December 31, 2008	$1,250

The realized losses included in net loss in the table above are presented in other income (expense), net on the consolidated statements of operations and relate to both an investment still held by the Company and an investment no longer held by the Company as of December 31, 2008.

Cash Equivalents and Short-Term Investments

As of December 31, 2008 and 2007, all of the Company’s short-term investments were debt securities with contractual maturities of less than one year and were classified as available-for-sale. The fair value of the Company’s cash equivalents, short-term investments in obligations of the U.S. government and a majority of its short-term investments in commercial paper is determined using observable market-based inputs for similar assets, which primarily include yield curves and time to maturity factors. Such investments are therefore considered to be Level 2 items. The fair value of the Company’s investment in asset-backed commercial paper is determined using

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

primarily unobservable inputs that cannot be corroborated by market data, which primarily include ABX and monoline indices and a valuation model that considers a liquidity factor that is subjective in nature, and therefore such investment is considered to be a Level 3 item.

Through its non-controlled consolidated subsidiary Denali, the Company holds an investment in asset-backed commercial paper for which the fair value was determined using the Level 3 inputs described above. This investment was purchased as a highly rated investment grade security. This security, which is collateralized, in part, by residential mortgages, has declined in value since December 31, 2007. As a result of declines in this remaining investment in asset-backed commercial paper and declines in an investment liquidated in the third quarter of 2008, during the year ended December 31, 2008, the Company recognized an other-than-temporary impairment loss of approximately $7.6 million. Future volatility and uncertainty in the financial markets could result in additional losses.

Available-for-sale securities were comprised as follows as of December 31, 2008 and 2007 (in thousands):

	As of December 31, 2008
		Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

Commercial paper	$50,899	$16	$—	$50,915
Asset-backed commercial paper	1,250	—	—	1,250
U.S. government or government agency securities	185,597	381	—	185,978

	$237,746	$397	$—	$238,143

	As of December 31, 2007
		Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

Commercial paper	$69,333	$—	$(135)	$69,198
Asset-backed commercial paper	26,962	—	—	26,962
U.S. government or government agency securities	52,972	103	(2)	53,073
Auction rate securities	30,000	—	—	30,000

	$179,267	$103	$(137)	$179,233

Interest Rate Swaps

As more fully described in Note 2, the Company’s interest rate swaps effectively fix the LIBOR interest rate (subject to the LIBOR floor of 3.0% per annum, as more fully described in Note 5) on a portion of its floating rate debt. The fair value of the Company’s interest rate swaps is primarily determined using LIBOR spreads, which are significant observable inputs that can be corroborated, and therefore such swaps are considered to be Level 2 items. SFAS 157 states that the fair value measurement of a liability must reflect the nonperformance risk of the entity. Therefore, the impact of the Company’s creditworthiness has been considered in the fair value measurement of the interest rate swaps.

Long-Term Debt

The Company continues to report its long-term debt obligations at amortized cost; however, for disclosure purposes, the Company is required to measure the fair value of outstanding debt on a recurring basis. The fair value of the Company’s outstanding long-term debt, with the exception of its intercompany loan due to Leap Wireless International, Inc., is determined using quoted prices in active markets and was $2,305 million as of December 31, 2008. The fair value of the Company’s intercompany loan due to Leap is equal to its carrying value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Supplementary Financial Information

Supplementary Balance Sheet Information (in thousands):

	As of December 31,
	2008	2007

Other current assets:
Accounts receivable, net(1)	$31,177	$21,158
Prepaid expenses	19,284	15,974
Other	1,404	865

	$51,865	$37,997

Property and equipment, net:(2)
Network equipment	$1,911,173	$1,421,648
Computer hardware and software	203,274	139,348
Construction-in-progress	574,773	341,742
Other	60,096	43,553

	2,749,316	1,946,291
Accumulated depreciation	(906,600)	(629,664)

	$1,842,716	$1,316,627

Intangible assets, net:(3)
Customer relationships	$7,347	$124,715
Trademarks	37,000	37,000

	44,347	161,715
Accumulated amortization customer relationships	(2,820)	(106,583)
Accumulated amortization trademarks	(11,673)	(9,030)

	$29,854	$46,102

Accounts payable and accrued liabilities:
Trade accounts payable	$201,843	$109,781
Accrued payroll and related benefits	50,462	41,048
Other accrued liabilities	72,969	68,447

	$325,274	$219,276

Other current liabilities:
Deferred service revenue(4)	$62,998	$45,387
Deferred equipment revenue(5)	20,614	14,615
Accrued sales, telecommunications, property and other taxes payable	32,799	20,903
Accrued interest	32,687	18,508
Other	7,091	15,395

	$156,189	$114,808

(1)	Accounts receivable, net consists primarily of amounts billed to third-party dealers for handsets and accessories net of an allowance for doubtful accounts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	As of December 31, 2008 and 2007, approximately $8.7 million and $49.5 million, respectively, of gross assets were held by the Company under capital lease arrangements. Accumulated amortization relating to these assets totaled $3.2 million and $5.6 million as of December 31, 2008 and 2007, respectively.

(3)	Amortization expense for other intangible assets for the years ended December 31, 2008, 2007 and 2006 was $23.6 million, $33.7 million and $33.7 million, respectively. Estimated amortization expense for intangible assets for 2009 is $5.3 million, for 2010 is $4.1 million, for 2011 is $3.0 million, for 2012 is $2.7 million, for 2013 is $2.7 million and is $12.1 million thereafter.

(4)	Deferred service revenue consists primarily of cash received from customers in advance of their service period.

(5)	Deferred equipment revenue relates to handsets sold to third-party dealers.

Supplementary Cash Flow Information (in thousands):

	December 31,
	2008	2007	2006

Supplementary disclosure of cash flow information:
Cash paid for interest	$178,880	$161,280	$61,360
Cash paid for income taxes	$1,914	$506	$1,034
Supplementary disclosure of non-cash investing activities:
Contribution of wireless licenses	$—	$25,130	$16,100
Supplementary disclosure of non-cash financing activities:
Assets acquired through capital lease arrangements	$—	$40,799	$—

Note 5.	Long-Term Debt

Long-term debt at December 31, 2008 and 2007 was comprised of the following (in thousands):

	As of December 31,
	2008	2007

Term loans under senior secured credit facilities	$916,000	$926,500
Unamortized deferred lender fees	(4,527)	(1,898)
Senior notes due 2014 and 2015	1,400,000	1,100,000
Unamortized premium on $350 million senior notes due 2014	17,552	19,800

	2,329,025	2,044,402
Current maturities of long-term debt	(13,000)	(10,500)

	$2,316,025	$2,033,902

Long-term debt due to Leap Wireless International, Inc. due 2014	$242,500	$—

Senior Secured Credit Facilities

Cricket Communications

The senior secured credit facility under the Company’s Credit Agreement consists of a six-year $895.5 million term loan and a $200 million revolving credit facility. As of December 31, 2008, the outstanding indebtedness under the term loan was $877.5 million. Outstanding borrowings under the term loan must be repaid in 22 quarterly payments of $2.25 million each (which commenced on March 31, 2007) followed by four quarterly payments of $211.5 million (which commence on September 30, 2012).

As of December 31, 2008, the interest rate on the term loan was the London Interbank Offered Rate (“LIBOR”) plus 3.50% or the bank base rate plus 2.50%, as selected by Cricket. This represents an increase of 50 basis points to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the interest rate applicable to the term loan borrowings in effect on December 31, 2007. The Credit Agreement contains a floor on LIBOR of 3.00% per annum.

In June 2008, the Company amended the Credit Agreement, among other things, to:

•	increase the size of the permitted unsecured debt basket under the Credit Agreement from $1.2 billion to $1.65 billion plus $1.00 for every $1.00 of cash proceeds from the issuance of new common equity by Leap, up to $200 million in the aggregate;

•	increase the add-back to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for operating losses in new markets from $75 million to $100 million, and extend the period in which such add-back applies until December 31, 2011. For purposes of calculating the consolidated fixed charge coverage ratio under the Credit Agreement, an additional $125 million in new market operating losses can be added back to consolidated EBITDA through December 31, 2009;

•	exclude up to $125 million of capital expenditures made in connection with the expansion of network coverage, capability and capacity in markets in existence as of December 31, 2007 from the consolidated fixed charge coverage ratio calculation through December 31, 2009;

•	increase the baskets under the Credit Agreement for capital lease and purchase money security interests from $150 million to $250 million;

•	increase the baskets under the Credit Agreement for letters of credit from $15 million to $30 million;

•	exclude qualified preferred stock from the definition of indebtedness under the Credit Agreement and make certain other amendments to facilitate the issuance by Leap of qualified preferred stock;

•	establish that, if Cricket enters into an incremental facility for term loans or a revolving credit facility with an effective interest rate or weighted average yield (taking into account factors such as any interest rate floor, call protection, original issue discount and lender fees) that is higher than the then-existing interest rate for the existing term loans or revolving credit facility, as applicable, under the Credit Agreement, then the interest rate for the existing term loans or revolving credit facility, as applicable, shall be increased to match the effective interest rate or weighted average yield of such incremental facility;

•	cap any new incremental facilities under the Credit Agreement at $400 million in the aggregate;

•	increase the applicable rate spread on the term loans and revolving credit facility under the Credit Agreement by 50 basis points, and set a floor on the LIBOR under the Credit Agreement of 3.0% per annum; and

•	include a prepayment (or repayment) premium on the term loans of 2.0% on any principal amount prepaid (or repaid) prior to the first anniversary of the date of the amendment and 1.0% on any principal amount prepaid (or repaid) on or after the first anniversary but prior to the second anniversary of the date of amendment (other than prepayments in respect of extraordinary receipts).

In connection with the execution of the Credit Agreement amendment, the Company paid a fee equal to 50 basis points on the aggregate principal amount of the commitments and loans of each lender that executed the amendment.

At December 31, 2008, the effective interest rate on the term loan was 7.3%, including the effect of interest rate swaps, as more fully described in Note 2. The terms of the Credit Agreement require the Company to enter into interest rate swap agreements in a sufficient amount so that at least 50% of the Company’s outstanding indebtedness for borrowed money bears interest at a fixed rate. The Company was in compliance with this requirement as of December 31, 2008.

Outstanding borrowings under the revolving credit facility, to the extent that there are any borrowings, are due in June 2011. As of December 31, 2008, the revolving credit facility was undrawn; however, approximately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$4.3 million of letters of credit were issued under the Credit Agreement and were considered as usage of the revolving credit facility, as more fully described in Note 12. The commitment of the lenders under the revolving credit facility may be reduced in the event mandatory prepayments are required under the Credit Agreement. The commitment fee on the revolving credit facility is payable quarterly at a rate of between 0.25% and 0.50% per annum, depending on the Company’s consolidated senior secured leverage ratio, and the rate is currently 0.25%. As of December 31, 2008, borrowings under the revolving credit facility would have accrued interest at LIBOR plus 3.25% (subject to the LIBOR floor of 3.0% per annum), or the bank base rate plus 2.25%, as selected by Cricket.

The facilities under the Credit Agreement are guaranteed by Leap and all of its direct and indirect domestic subsidiaries (other than Cricket, which is the primary obligor, and LCW Wireless and Denali and their respective subsidiaries) and are secured by substantially all of the present and future personal property and real property owned by Leap, Cricket and such direct and indirect domestic subsidiaries. Under the Credit Agreement, the Company is subject to certain limitations, including limitations on its ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, the Company will be required to pay down the facilities under certain circumstances if it issues debt, sells assets or property, receives certain extraordinary receipts or generates excess cash flow (as defined in the Credit Agreement). The Company is also subject to a financial covenant with respect to a maximum consolidated senior secured leverage ratio and, if a revolving credit loan or uncollateralized letter of credit is outstanding or requested, with respect to a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio. In addition to investments in the Denali joint venture, the Credit Agreement allows the Company to invest up to $85 million in LCW Wireless and its subsidiaries and up to $150 million, plus an amount equal to an available cash flow basket, in other joint ventures, and allows the Company to provide limited guarantees for the benefit of Denali, LCW Wireless and other joint ventures. The Company was in compliance with these covenants as of December 31, 2008.

The Credit Agreement also prohibits the occurrence of a “change of control,” which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a change in a majority of the members of Leap’s board of directors that is not approved by the board and the occurrence of a “change of control” under any of the Company’s other credit instruments.

In connection with its issuance of $1,100 million of senior secured notes due 2016, more fully described below, the Company repaid all principal amounts outstanding under its Credit Agreement, which amounted to approximately $875.3 million, together with accrued interest and related expenses, a prepayment premium of $17.5 million and a payment of $8.5 million in connection with the unwinding of associated interest rate swap agreements. In connection with such repayment, the Company terminated the Credit Agreement and the $200 million revolving credit facility thereunder. As a result of the termination of the Company’s Credit Agreement, it recognized a $26.3 million loss on extinguishment of debt at June 30, 2009, which was comprised of the $17.5 million prepayment premium, $7.5 million of unamortized debt issuance costs and $1.3 million of unamortized accumulated other comprehensive loss associated with the Company’s interest rate swaps.

LCW Operations

LCW Operations has a senior secured credit agreement consisting of two term loans for $40 million in the aggregate. The loans bear interest at LIBOR plus the applicable margin ranging from 2.70% to 6.33%. At December 31, 2008, the effective interest rate on the term loans was 5.2%, and the outstanding indebtedness was $38.5 million. LCW Operations has entered into an interest rate cap agreement which effectively caps the three month LIBOR interest rate at 7.0% on $20 million of its outstanding borrowings through October 2011. The obligations under the loans are guaranteed by LCW Wireless and LCW Wireless License, LLC (a wholly owned subsidiary of LCW Operations) and are non-recourse to Leap, Cricket and their other subsidiaries. Outstanding borrowings under the term loans must be repaid in varying quarterly installments, which commenced in June 2008, with an aggregate final payment of $24.5 million due in June 2011. Under the senior secured credit agreement,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LCW Operations and the guarantors are subject to certain limitations, including limitations on their ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, LCW Operations will be required to pay down the facilities under certain circumstances if it or the guarantors issue debt, sell assets or generate excess cash flow. The senior secured credit agreement requires that LCW Operations and the guarantors comply with financial covenants related to EBITDA, gross additions of subscribers, minimum cash and cash equivalents and maximum capital expenditures, among other things. LCW Operations was alleged to have not been in compliance with a nonfinancial covenant in its senior secured credit agreement as of December 31, 2008. Any such noncompliance was cured in July 2009.

Senior Notes

Unsecured Senior Notes Due 2014

In 2006, Cricket issued $750 million of 9.375% unsecured senior notes due 2014 in a private placement to institutional buyers, which were exchanged in 2007 for identical notes that had been registered with the Securities and Exchange Commission (the “SEC”). In June 2007, Cricket issued an additional $350 million of 9.375% unsecured senior notes due 2014 in a private placement to institutional buyers at an issue price of 106% of the principal amount, which were exchanged in June 2008 for identical notes that had been registered with the SEC. These notes are all treated as a single class and have identical terms. The $21 million premium the Company received in connection with the issuance of the second tranche of notes has been recorded in long-term debt in the consolidated financial statements and is being amortized as a reduction to interest expense over the term of the notes. At December 31, 2008, the effective interest rate on the $350 million of senior notes was 8.7%, which includes the effect of the premium amortization and excludes the effect of the additional interest that was paid in connection with the delay in the exchange of the notes, as more fully described below.

The notes bear interest at the rate of 9.375% per year, payable semi-annually in cash in arrears, which interest payments commenced in May 2007. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the Credit Agreement, to the extent of the value of the assets securing such obligations, as well as to future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to November 1, 2009, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to November 1, 2010, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at November 1, 2010 plus (2) all remaining required interest payments due on such notes through November 1, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after November 1, 2010, at a redemption price of 104.688% and 102.344% of the principal amount thereof if redeemed during the twelve months ending October 31, 2011 and 2012, respectively, or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

at 100% of the principal amount if redeemed during the twelve months ending October 31, 2013 or thereafter, plus accrued and unpaid interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date.

In connection with the private placement of the $350 million of additional senior notes, the Company entered into a registration rights agreement with the initial purchasers of the notes in which the Company agreed to file a registration statement with the SEC to permit the holders to exchange or resell the notes. The Company was required to use reasonable best efforts to file such registration statement within 150 days after the issuance of the notes, have the registration statement declared effective within 270 days after the issuance of the notes and then consummate any exchange offer within 30 business days after the effective date of the registration statement. In the event that the registration statement was not filed or declared effective or the exchange offer was not consummated within these deadlines, the agreement provided that additional interest would accrue on the principal amount of the notes at a rate of 0.50% per annum during the 90-day period immediately following the first to occur of these events and would increase by 0.50% per annum at the end of each subsequent 90-day period until all such defaults were cured, but in no event would the penalty rate exceed 1.50% per annum. There were no other alternative settlement methods and, other than the 1.50% per annum maximum penalty rate, the agreement contained no limit on the maximum potential amount of penalty interest that could be paid in the event the Company did not meet these requirements. Due to the Company’s restatement of its historical consolidated financial results during the fourth quarter of 2007, the Company was unable to file the registration statement within 150 days after issuance of the notes. The Company filed the registration statement on March 28, 2008, which was declared effective on May 19, 2008, and consummated the exchange offer on June 20, 2008. Due to the delay in filing the registration statement and having it declared effective, the Company paid approximately $1.3 million of additional interest on May 1, 2008 and paid approximately $0.3 million of the remaining additional interest on November 3, 2008.

Unsecured Senior Notes Due 2015

In June 2008, Cricket issued $300 million of 10.0% unsecured senior notes due 2015 in a private placement to institutional buyers. The notes bear interest at the rate of 10.0% per year, payable semi-annually in cash in arrears commencing in January 2009. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the Credit Agreement, to the extent of the value of the assets securing such obligations, as well as to future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to July 15, 2011, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to July 15, 2012, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at July 15, 2012 plus (2) all remaining required interest payments due on such notes through July 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after July 15, 2012, at a redemption price of 105.0% and 102.5% of the principal amount thereof if redeemed during the twelve months ending July 15, 2013 and 2014, respectively, or at 100% of the principal amount if redeemed during the twelve months ending July 15, 2015, plus accrued and unpaid interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date.

In connection with the private placement of these senior notes, the Company entered into a registration rights agreement with the initial purchasers of the notes in which the Company agreed, under certain circumstances, to use its reasonable best efforts to offer registered notes in exchange for the notes or to cause a shelf registration statement covering the resale of the notes to be declared effective by the SEC and to pay additional interest if such registration obligations are not performed. However, the Company’s obligation to file, have declared effective or maintain the effectiveness of a registration statement for an exchange offer or a shelf registration statement (and pay additional interest) is only triggered to the extent that the notes are not eligible to be transferred without registration under the Securities Act by a person who is not an affiliate of the Company (and has not been an affiliate for the 90 days preceding such transfer) pursuant to Rule 144 under the Securities Act without any volume or manner of sale restrictions. The Company did not issue any of the senior notes to any of its affiliates. As a result, in June 2009 following the first anniversary of the issue date, the notes became eligible to be transferred without registration pursuant to Rule 144 without any volume or manner of sale restrictions, and on July 2, 2009 the restrictive transfer legends were removed from the notes. Accordingly, the Company has no further obligation to pay additional interest on the notes.

Senior Secured Notes Due 2016

On June 5, 2009, Cricket issued $1,100 million of 7.75% senior secured notes due 2016 in a private placement to institutional buyers at an issue price of 96.134% of the principal amount, resulting in a $42.5 million discount to the net proceeds the Company received in connection with the issuance of the notes. The discount is being accreted as an increase to interest expense over the term of the notes.

The notes bear interest at the rate of 7.75% per year, payable semi-annually in cash in arrears, which interest payments commence in November 2009. The notes are guaranteed on a senior secured basis by Leap and each of its direct and indirect existing domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) and any future wholly owned domestic restricted subsidiary that guarantees any indebtedness of Cricket or a guarantor of the notes. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ senior secured obligations and are equal in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated indebtedness.

The notes and the guarantees are effectively senior to all of Leap’s, Cricket’s and the guarantors’ existing and future unsecured indebtedness (including Cricket’s $1.4 billion aggregate principal amount of unsecured senior notes and, in the case of Leap, Leap’s $250 million aggregate principal amount of convertible senior notes), as well as to all of Leap’s, Cricket’s and the guarantors’ obligations under any permitted junior lien debt that may be incurred in the future, in each case to the extent of the value of the collateral securing the secured senior notes and the guarantees.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The notes and the guarantees are secured on a pari passu basis with all of Leap’s, Cricket’s and the guarantors’ obligations under any permitted parity lien debt that may be incurred in the future. Leap, Cricket and the guarantors are permitted to incur debt under existing and future secured credit facilities in an aggregate principal amount outstanding (including the aggregate principal amount outstanding of the secured senior notes) of up to the greater of $1,500 million and 3.5 times Leap’s consolidated cash flow (excluding the consolidated cash flow of LCW Wireless and Denali) for the prior four fiscal quarters through December 31, 2010, stepping down to 3.0 times such consolidated cash flow for any such debt incurred after December 31, 2010 but on or prior to December 31, 2011, and to 2.5 times such consolidated cash flow for any such debt incurred after December 31, 2011.

The notes and the guarantees are effectively junior to all of Leap’s Cricket’s and the guarantors’ obligations under any permitted priority debt that may be incurred in the future (up to the lesser of 0.30 times Leap’s consolidated cash flow (excluding the consolidated cash flow of LCW Wireless and Denali) for the prior four fiscal quarters and $300 million in aggregate principal amount outstanding), to the extent of the value of the collateral securing such permitted priority debt, as well as to existing and future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

The notes and the guarantees are secured on a first-priority basis, equally and ratably with any future parity lien debt, by liens on substantially all of the present and future personal property of Leap, Cricket and the guarantors, except for certain Excluded Assets (as defined in the security agreement) and subject to permitted liens (including liens on the collateral securing any future permitted priority debt).

Prior to May 15, 2012, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 107.750% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to May 15, 2012, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at May 15, 2012 plus (2) all remaining required interest payments due on such notes through May 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after May 15, 2012, at a redemption price of 105.813%, 103.875% and 101.938% of the principal amount thereof if redeemed during the twelve months beginning on May 15, 2012, 2013 and 2014, respectively, or at 100% of the principal amount if redeemed during the twelve months beginning on May 15, 2015 or thereafter, plus accrued and unpaid interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities (other than a transaction where immediately after such transaction Leap will be a wholly owned subsidiary of a person of which no person or group is the beneficial owner of 35% of more of such a person’s voting stock), a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date.

In connection with the private placement of the notes, the Company entered into a registration rights agreement with the purchasers in which the Company agreed to file a registration statement with the SEC to permit the holders to exchange or resell the notes. The Company must use reasonable best efforts to file such registration statement within 150 days after the issuance of the notes, have the registration statement declared effective within 270 days after the issuance of the notes and then consummate any exchange offer within 30 business days after the effective date of the registration statement. In the event that the registration statement is not filed or declared effective or the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exchange offer is not consummated within these deadlines, the agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.50% per annum during the 90-day period immediately following any of these events and will increase by 0.50% per annum at the end of each subsequent 90-day period, but in no event will the penalty rate exceed 1.50% per annum. There are no other alternative settlement methods and, other than the 1.50% per annum maximum penalty rate, the agreement contains no limit on the maximum potential amount of consideration that could be transferred in the event the Company does not meet the registration statement filing requirements. The Company filed a Registration Statement on Form S-4 with the SEC in October 2009 pursuant to this registration rights agreement, and currently intends to have the registration statement declared effective and consummate the exchange offer within these time periods. Accordingly, the Company does not believe that payment of additional interest under the registration payment arrangement is probable.

Intercompany Loan Due to Leap Wireless International, Inc.

In June 2008, Leap loaned the Company $242.5 million of the net proceeds Leap received from its issuance of $250 million of unsecured convertible senior notes. This intercompany loan due 2014 bears interest at a rate of 10.0% per year, payable semi-annually in cash in arrears, which interest payments commenced by the Company in January 2009. Such interest payments due are recorded in due from Leap Wireless International, Inc., net on the consolidated balance sheets. The convertible notes bear interest at the rate of 4.50% per year, payable semi-annually in cash in arrears, which interest payments commenced by Leap in January 2009. In the event the notes are converted by note holders, Leap will convert the intercompany loan to an equity contribution to the Company.

The aggregate maturities of the Company’s long-term debt obligations are as follows:

Years Ended December 31:

2009	$14,377
2010	18,598
2011	37,338
2012	429,619
2013	426,039
Thereafter	1,645,554

Total	$2,571,525

Note 6.	Income Taxes

The components of the Company’s income tax provision are summarized as follows (in thousands):

	December 31,
	2008	2007	2006

Current provision:
Federal	$—	$(518)	$519
State	2,660	1,704	21

	2,660	1,186	540

Deferred provision:
Federal	32,416	37,736	6,669
State	3,894	(3,094)	1,357

	36,310	34,642	8,026

	$38,970	$35,828	$8,566

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the amounts computed by applying the statutory federal income tax rate to income before income taxes to the amounts recorded in the consolidated statements of operations is summarized as follows (in thousands):

	December 31,
	2008	2007	2006

Amounts computed at statutory federal rate	$(38,963)	$(11,707)	$(3,865)
Non-deductible expenses	2,473	2,910	421
State income tax expense (benefit), net of federal income tax impact	5,603	(903)	(334)
Net tax expense related to joint venture	2,375	1,337	1,031
Change in valuation allowance	67,482	44,191	11,313

	$38,970	$35,828	$8,566

The components of the Company’s deferred tax assets (liabilities) are summarized as follows (in thousands):

	As of December 31,
	2008	2007

Deferred tax assets:
Net operating loss carryforwards	$386,248	$271,316
Wireless licenses	17,913	17,950
Capital loss carryforwards	1,621	4,200
Reserves and allowances	13,002	16,024
Share-based compensation	16,685	14,190
Deferred charges	35,254	20,112
Investments and deferred tax on unrealized losses	19,158	6,105
Other	12,801	8,560

Gross deferred tax assets	502,682	358,457
Deferred tax liabilities:
Intangible assets	(10,012)	(17,727)
Property and equipment	(81,318)	(59,883)

Net deferred tax assets	411,352	280,847
Valuation allowance	(408,903)	(278,339)
Other deferred tax liabilities:
Wireless licenses	(205,474)	(172,492)
Goodwill	(11,093)	(8,688)
Investment in joint venture	(2,702)	(1,899)

Net deferred tax liabilities	$(216,820)	$(180,571)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets (liabilities) are reflected in the consolidated balance sheets as follows (in thousands):

	As of December 31,
	2008	2007

Current deferred tax assets (included in other current assets)	$811	$—
Current deferred tax liabilities (included in other current liabilities)	$—	$(2,063)
Long-term deferred tax liabilities	(217,631)	(178,508)

	$(216,820)	$(180,571)

Except with respect to the $2.4 million and $2.5 million Texas Margins Tax credit outstanding as of December 31, 2008 and 2007, respectively, the Company established a full valuation allowance against its net deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance is based on available evidence, including the Company’s historical operating losses. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period. Since it has recorded a valuation allowance against the majority of its deferred tax assets, the Company carries a net deferred tax liability on its balance sheet. During the year ended December 31, 2008, the Company recorded a $130.7 million increase to its valuation allowance, which primarily consists of $67.5 million related to the impact of 2008 federal and state taxable losses, and $43.9 million attributable to a claim filed with the Internal Revenue Service (“IRS”) in 2008 for additional tax deductions it now believes are more likely than not to be sustained by the IRS.

At December 31, 2008, the Company estimated it had federal net operating loss carryforwards of approximately $991.4 million, which begin to expire in 2022, and state net operating loss carryforwards of approximately $1,027.2 million, which begin to expire in 2009. In addition, the Company had federal capital loss carryforwards of approximately $4.2 million which begin to expire in 2012. Included in the Company’s federal and state net operating loss carryforwards are $13.5 million of losses which, when utilized, will increase additional paid-in capital by approximately $5.2 million.

Pursuant to SOP 90-7, the tax benefits of deferred tax assets recorded in fresh-start reporting were recorded as a reduction of goodwill if the benefit was recognized in the Company’s financial statements prior to January 1, 2009. These tax benefits did not reduce income tax expense for GAAP purposes, although such assets, when recognized as a deduction for tax return purposes, may reduce U.S. federal and certain state taxable income, if any, and may therefore reduce income taxes payable. Effective for years beginning after December 15, 2008, SFAS 141(R) provides that any tax benefit related to deferred tax assets recorded in fresh-start reporting be accounted for as a reduction to income tax expense

Note 7.	Stockholder’s Equity

Leap is listed for trading on the NASDAQ Global Select Market under the symbol “LEAP.” The Company is a wholly owned subsidiary of Leap and Leap is the sole stockholder of the Company. The proceeds from all sales by Leap of its common stock are contributed by Leap to the Company as capital contributions.

Note 8.	Share-Based Compensation

Leap allows for the grant of stock options, restricted stock awards and deferred stock units to employees, independent directors and consultants under its 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “2004 Plan”). The Company’s employees participate in the 2004 Plan. As of December 31, 2008, a total of 8,300,000 aggregate shares of common stock were reserved for issuance under the 2004 Plan, of which 965,631 shares of common stock were available for future awards. Certain of Leap stock options and restricted stock awards include both a service condition and a performance condition that relates only to the timing of vesting.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

These stock options and restricted stock awards generally vest in full three or five years from the grant date. These awards also provide for the possibility of annual accelerated performance-based vesting of a portion of the awards if the Company achieves specified performance conditions. In addition, Leap has granted stock options and restricted stock awards that vest periodically over a fixed term, usually four years. These awards do not contain any performance conditions. Share-based awards also generally provide for accelerated vesting if there is a change in control (as defined in the 2004 Plan) and, in some cases, if additional conditions are met. The stock options are exercisable for up to ten years from the grant date. Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award, and if necessary, is adjusted to ensure that the amount recognized is at least equal to the vested (earned) compensation. No share-based compensation expense has been capitalized as part of inventory or fixed assets.

Stock Options

The estimated fair value of Leap stock options is determined using the Black-Scholes model. All stock options were granted with an exercise price equal to the fair value of the common stock on the grant date. The weighted-average grant date fair value of employee stock options granted during the years ended December 31, 2008 and 2007 was $22.28 and $34.50 per share, respectively, which was estimated using the following weighted-average assumptions:

	As of December 31,
	2008	2007

Expected volatility	51%	47%
Expected term (in years)	6.0	6.3
Risk-free interest rate	2.80%	4.30%
Expected dividend yield	—	—

The determination of the fair value of stock options using an option valuation model is affected by Leap’s stock price, as well as assumptions regarding a number of complex and subjective variables. The volatility assumption is based on a combination of the historical volatility of Leap common stock and the volatilities of similar companies over a period of time equal to the expected term of the stock options. The volatilities of similar companies are used in conjunction with Leap’s historical volatility because of the lack of sufficient relevant history for Leap common stock equal to the expected term. The expected term of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term assumption is estimated based primarily on the options’ vesting terms and remaining contractual life and employees’ expected exercise and post-vesting employment termination behavior. The risk-free interest rate assumption is based upon observed interest rates at the end of the period in which the grant occurred appropriate for the term of the employee stock options. The dividend yield assumption is based on the expectation of no future dividend payouts by Leap.

CRICKET COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of Leap stock option award activity as of and for the years ended December 31, 2008 and 2007 is as follows (in thousands, except per share data):

		Weighted-	Weighted-
		Average	Average
		Exercise	Remaining
	Number of	Price per	Contractual	Aggregate
	Shares	Share	Term	Intrinsic Value
			(In years)

Options outstanding at December 31, 2006	3,070	$37.55

Options exercisable at December 31, 2006	76	$26.50

Options granted	956	$67.11
Options forfeited	(374)	51.08
Options exercised	(278)	29.33

Options outstanding at December 31, 2007	3,374	$45.12	8.28	$28,419

Options exercisable at December 31, 2007	270	$38.71	7.85	$3,370

Options granted	1,392	$43.61
Options forfeited	(129)	48.75
Options exercised	(229)	27.03

Options outstanding at December 31, 2008	4,408	$45.48	8.04	$679

Options exercisable at December 31, 2008	1,004	$34.44	6.61	$213

As share-based compensation expense under SFAS 123(R) is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

At December 31, 2008, total unrecognized compensation cost related to unvested stock options was $55.1 million, which is expected to be recognized over a weighted-average period of 3.1 years.

Upon option exercise, Leap issues new shares of common stock. Cash received from stock option exercises was $6.2 million during the year ended December 31, 2008. The Company did not recognize any income tax benefits from stock option exercises as it continues to record a valuation allowance on its deferred tax assets, as more fully described in Note 6. The total intrinsic value of stock options exercised was $4.8 million during the year ended December 31, 2008.

Restricted Stock

Under SFAS 123(R), the fair value of Leap restricted stock awards is based on the grant date fair value of Leap common stock. All restricted stock awards were granted with a purchase price of $0.0001 per share. The weighted-average grant date fair value of the restricted stock awards was $42.70 and $56.86 per share during the years ended December 31, 2008 and 2007, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of Leap restricted stock award activity as of and for the years ended December 31, 2008 and 2007 is as follows (in thousands, except per share data):

		Weighted-
		Average
		Grant Date
	Number of	Fair Value
	Shares	per Share

Restricted stock awards outstanding at December 31, 2006	1,118	$34.50
Shares issued	529	56.86
Shares forfeited	(74)	50.48
Shares vested	(168)	29.24

Restricted stock awards outstanding at December 31, 2007	1,405	42.70
Shares issued	593	43.13
Shares forfeited	(49)	50.94
Shares vested	(572)	28.25

Restricted stock awards outstanding at December 31, 2008	1,377	$48.60

The following table summarizes information about restricted stock awards that vested during the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year Ended December 31,
	2008	2007	2006

Fair value on vesting date of vested restricted stock awards	$24,104	$10,525	$1,519

At December 31, 2008, total unrecognized compensation cost related to unvested restricted stock awards was $45.2 million, which is expected to be recognized over a weighted-average period of 3.0 years.

The terms of the restricted stock grant agreements allow Leap to repurchase unvested shares at the option, but not the obligation, of Leap for a period of sixty days, commencing ninety days after the employee has a termination event. If Leap elects to repurchase all or any portion of the unvested shares, it may do so at the original purchase price per share.

Employee Stock Purchase Plan

Leap’s Employee Stock Purchase Plan (the “ESP Plan”) allows eligible employees to purchase shares of Leap common stock during a specified offering period. The Company’s employees participate in the ESP Plan. The purchase price is 85% of the lower of the fair market value of such stock on the first or last day of the offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period for the purchase of shares under the ESP Plan, subject to certain limitations. A total of 800,000 shares of Leap common stock were reserved for issuance under the ESP Plan, and a total of 665,067 shares remained available for issuance under the ESP Plan as of December 31, 2008. The most recent offering period under the ESP Plan was from July 1, 2008 through December 31, 2008.

Deferred Stock Units

Under SFAS 123(R), the fair value of Leap deferred stock units is based on the grant date fair value of the common stock. No deferred stock units were granted during the years ended December 31, 2008, 2007 or 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allocation of Share-Based Compensation Expense

Total share-based compensation expense related to all of the Company’s share-based awards for the years ended December 31, 2008, 2007 and 2006 was allocated as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006

Cost of service	$3,060	$2,156	$1,245
Selling and marketing expenses	4,580	3,330	1,970
General and administrative expenses	27,575	23,853	16,510

Share-based compensation expense	$35,215	$29,339	$19,725

Effect of SFAS 123(R) Adoption

Forfeitures were accounted for as they occurred in the Company’s pro forma disclosures under SFAS 123. The Company recorded a gain of $0.6 million for the year ended December 31, 2006 as the cumulative effect of a change in accounting principle related to the change in accounting for forfeitures under SFAS 123(R). In addition, upon adoption of SFAS 123(R) during 2006, the Company recorded decreases in additional paid-in capital and unearned share-based compensation of $20.9 million. The adoption of SFAS 123(R) did not affect the share-based compensation expense associated with the Company’s restricted stock awards as they were already recorded at fair value on the grant date and recognized as an expense over the requisite service period. As a result, the incremental share-based compensation expense recognized upon adoption of SFAS 123(R) related only to stock options and the ESP Plan.

Note 9.	Employee Savings and Retirement Plan

The Company’s 401(k) plan allows eligible employees to contribute up to 30% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contributions were approximately $2,796,000, $1,571,000 and $1,698,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

Note 10.	Significant Acquisitions and Dispositions

In April 2008, the Company completed the purchase of Hargray Communications Group’s wireless subsidiary, Hargray Wireless, LLC (“Hargray Wireless”), for $31.2 million, including acquisition-related costs of $0.7 million. Hargray Wireless owned a 15 MHz wireless license covering approximately 0.7 million potential customers and operated a wireless business in Georgia and South Carolina, which complements the Company’s existing market in Charleston, South Carolina. In October 2008 the Company launched Cricket service in Hargray Wireless’ Georgia and South Carolina markets, and in December 2008, the Company merged Hargray Wireless into Cricket.

The Company has not presented pro forma financial information reflecting the effects of the business combination because such effects are not material. The acquisition was accounted for under the purchase method of accounting whereby the net tangible and intangible assets acquired and liabilities assumed were recorded at their fair values at the date of acquisition. The allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values was as follows (in thousands):

Value

Finite-lived intangible assets acquired	$7,347
Indefinite-lived intangible assets acquired	10,042
Goodwill	4,319
Other net tangible assets acquired (excluding cash acquired)	9,509

Total net assets acquired	$31,217

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The purchase price exceeds the fair market value of the net identifiable tangible and intangible assets acquired due to the Company’s expectation of strategic and financial benefits associated with a larger customer base and expanded network coverage area.

Finite-lived intangible assets include amounts recognized for the fair value of customer relationships. The customer relationships are amortized on an accelerated basis over a useful life of up to four years. Indefinite-lived intangible assets include amounts recognized for the fair value of a wireless license. Consistent with the Company’s policy regarding the useful lives of its wireless licenses, the wireless license acquired has an indefinite useful life.

In May 2008, the Company completed its exchange of certain disaggregated spectrum with Sprint Nextel. An aggregate of 20 MHz of disaggregated spectrum under certain of the Company’s existing PCS licenses in Tennessee, Georgia and Arkansas was exchanged for an aggregate of 30 MHz of disaggregated and partitioned spectrum in New Jersey and Mississippi owned by Sprint Nextel. The fair value of the assets exchanged was approximately $8.1 million, and the Company recognized a non-monetary gain of approximately $1.3 million upon the closing of the transaction.

On September 26, 2008, the Company and MetroPCS Communications, Inc. (“MetroPCS”) agreed to exchange certain wireless spectrum. Under the spectrum exchange agreement, the Company was to acquire an additional 10 MHz of spectrum in San Diego, Fresno, Seattle and certain other Washington and Oregon markets, and MetroPCS was to acquire an additional 10 MHz of spectrum in Dallas-Ft. Worth, Shreveport-Bossier City, Lakeland-Winter Haven, Florida and certain other northern Texas markets. Completion of the spectrum exchange was subject to customary closing conditions, including the consent of the FCC. The carrying values of the wireless licenses to be transferred to MetroPCS under the spectrum exchange agreement of $45.6 million have been classified in assets held for sale on the consolidated balance sheet as of December 31, 2008. In March 2009, the Company completed the spectrum exchange. The carrying values of the wireless licenses transferred to MetroPCS under the spectrum exchange agreement were $45.6 million, and the Company recognized a net gain of approximately $4.4 million upon the closing of the transaction.

In December 2008, the Company entered into a long-term, exclusive services agreement with Convergys Corporation for the implementation and ongoing management of a new billing system. To help facilitate the transition of customer billing from its current vendor, VeriSign, Inc., to Convergys, the Company acquired VeriSign’s billing system software for $25.0 million and simultaneously entered into a transition services agreement with Convergys for billing services using the existing VeriSign software until the conversion to the new system is complete.

On June 19, 2009, the Company completed its purchase of certain wireless spectrum. Under the associated license purchase agreement, the Company acquired an additional 10 MHz of spectrum in St. Louis for $27.2 million.

Note 11.	Arrangements with Variable Interest Entities

The Company consolidates its interests in LCW Wireless and Denali in accordance with FIN 46(R) because these entities are variable interest entities and the Company will absorb a majority of their expected losses. LCW Wireless, Denali and their respective subsidiaries are not guarantors of the Company’s unsecured senior notes or senior secured notes. Both entities offer (through wholly owned subsidiaries) Cricket service and, accordingly, are generally subject to the same risks in conducting operations as the Company.

On January 1, 2009, the Company adopted the provisions of SFAS 160. SFAS 160 changed the accounting treatment and classification with respect to certain ownership interests held by the Company in LCW Wireless and Denali. As a result of the adoption of SFAS 160, the Company has not allocated losses to certain of its minority partners, but rather has recorded accretion (or mark-to-market) charges to bring its minority partners’ interests to their estimated redemption values at each reporting period. In addition, the Company now classifies these accretion charges as a component of consolidated net income (loss) available to its common stockholders rather than as a component of net income (loss). Although the accounting treatment for certain of these interests has been modified, the Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

continues to classify these noncontrolling interests in the mezzanine section of the consolidated balance sheets in accordance with EITF Topic D-98. The cumulative impact to the Company’s consolidated financial statements as a result of the adoption of SFAS 160 resulted in a $9.2 million reduction to stockholder’s equity, a $5.8 million reduction to deferred tax liabilities and a $15.0 million increase to redeemable noncontrolling interests (formerly referred to as minority interests) as of December 31, 2008. The Company has retrospectively applied SFAS 160 to all prior periods.

Arrangements with LCW Wireless

The membership interests in LCW Wireless are held as follows: Cricket holds a 73.3% non-controlling membership interest; CSM Wireless, LLC (“CSM”) holds a 24.7% non-controlling membership interest; and WLPCS Management, LLC (“WLPCS”) holds a 2% controlling membership interest. As of December 31, 2008, Cricket’s equity contributions to LCW totaled $51.8 million.

Limited Liability Company Agreement

Under the amended and restated limited liability company agreement of LCW Wireless, LLC (“LCW LLC Agreement”), WLPCS has the option to put its entire membership interest in LCW Wireless to Cricket for a purchase price not to exceed $3.8 million during a 30-day period commencing on the earlier to occur of August 9, 2010 and the date of a sale of all or substantially all of the assets, or the liquidation, of LCW Wireless. If the put option is exercised, the consummation of this sale will be subject to FCC approval. The Company has recorded this obligation to WLPCS, including related accretion charges using the effective interest method, as a component of redeemable noncontrolling interests in the consolidated balance sheets. As of December 31, 2008 and 2007, this noncontrolling interest had a carrying value of $2.6 million and $1.7 million, respectively.

Under the LCW LLC Agreement, CSM also has the option, during specified periods, to put its entire membership interest in LCW Wireless to Cricket in exchange for either cash, Leap common stock, or a combination thereof, as determined by Cricket at its discretion, for a purchase price calculated on a pro rata basis using either the appraised value of LCW Wireless or a multiple of Leap’s enterprise value divided by its EBITDA and applied to LCW Wireless’ adjusted EBITDA to impute an enterprise value and equity value to LCW Wireless. The Company has recorded this obligation to CSM, including related accretion charges to bring the underlying membership units to their estimated redemption value, as a component of redeemable noncontrolling interests in the consolidated balance sheets. As of December 31, 2008 and 2007, this noncontrolling interest had a carrying value of $26.0 million and $22.3 million, respectively. As more fully described in Note 13, CSM exercised its put right effective as of August 31, 2009.

Management Agreement

Cricket and LCW Wireless are party to a management services agreement, pursuant to which LCW Wireless has the right to obtain management services from Cricket in exchange for a monthly management fee based on Cricket’s costs of providing such services plus a mark-up for administrative overhead.

Other

LCW Wireless’ working capital requirements have been satisfied to date through the members’ initial equity contributions, third party debt financing and cash provided by operating activities. Leap, Cricket and their wholly owned subsidiaries are not required to provide financial support to LCW Wireless.

Arrangements with Denali

Cricket and Denali Spectrum Manager, LLC (“DSM”) formed Denali as a joint venture to participate (through a wholly owned subsidiary) in FCC Auction #66. Cricket owns an 82.5% non-controlling membership interest and DSM owns a 17.5% controlling membership interest in Denali. As of December 31, 2008, Cricket’s equity contributions to Denali totaled $83.6 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Limited Liability Company Agreement

Under the amended and restated limited liability company agreement of Denali, DSM may offer to sell its entire membership interest in Denali to Cricket in April 2012 and each year thereafter for a purchase price equal to DSM’s equity contributions in cash to Denali, plus a specified return, payable in cash. If exercised, the consummation of the sale will be subject to FCC approval. The Company has recorded this obligation to DSM, including related accretion charges using the effective interest method, as a component of redeemable noncontrolling interests in the consolidated balance sheets. As of December 31, 2008 and 2007, this noncontrolling interest had a carrying value of $43.3 million and $37.9 million, respectively.

Senior Secured Credit Agreement

Cricket entered into a senior secured credit agreement with Denali and its subsidiaries to fund the payment to the FCC for the AWS license acquired by Denali in Auction #66 and to fund a portion of the costs of the construction and operation of the wireless network using such license. As of December 31, 2008, total borrowings under the license acquisition sub-facility totaled $223.4 million and total borrowings under the build-out sub-facility totaled $174.5 million. During January 2009, the build-out sub-facility was increased to a total of $394.5 million, approximately $150.0 million of which was unused as of February 20, 2009. The Company does not anticipate making any future increases to the size of the build-out sub-facility. Additional funding requests would be subject to approval by Leap’s board of directors. Loans under the credit agreement accrue interest at the rate of 14% per annum and such interest is added to principal quarterly. All outstanding principal and accrued interest is due in April 2021.

Management Agreement.

Cricket and Denali Spectrum License, LLC, a wholly owned subsidiary of Denali (“Denali License”), are party to a management services agreement, pursuant to which Cricket is to provide management services to Denali License and its subsidiaries in exchange for a monthly management fee based on Cricket’s costs of providing such services plus overhead.

Noncontrolling Interests’ Assets and Liabilities

The aggregate carrying amount and classification of LCW Wireless’s and Denali’s significant assets and liabilities, excluding intercompany accounts and transactions, as of December 31, 2008 and 2007 are presented in the tables below (in thousands).

	As of December 31,
	2008	2007

Assets
Cash and cash equivalents	$24,562	$34,122
Short-term investments	1,250	15,975
Inventories	1,574	625
Property and equipment, net	256,370	66,901
Wireless licenses	332,277	328,182
Liabilities
Accounts payable and accrued liabilities	$27,813	$8,562
Current maturities of long-term debt	4,000	1,500
Other current liabilities	6,382	2,182
Long-term debt	34,500	38,500
Other long-term liabilities	5,489	1,602

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Values of Redeemable Noncontrolling Interests

The following table provides a summary of the changes in value of the Company’s redeemable noncontrolling interests (in thousands):

	Year Ended
	December 31,
	2008	2007

Beginning balance, January 1	$61,868	$33,981
Accretion of redeemable noncontrolling interests, before tax	8,588	5,146
Noncontrolling interest contributions	1,423	27,447
Purchase of noncontrolling interest	—	(4,706)

Ending balance, December 31	$71,879	$61,868

Note 12.	Commitments and Contingencies

As more fully described below, the Company is involved in a variety of lawsuits, claims, investigations and proceedings concerning intellectual property, commercial and other matters. Due in part to the growth and expansion of its business operations, the Company has become subject to increased amounts of litigation, including disputes alleging intellectual property infringement. In addition, Leap is involved in securities and derivative litigation matters more fully described below, which could require Cricket to incur litigation costs or to pay damages or settlement costs on Leap’s behalf.

The Company believes that any damage amounts alleged in the matters discussed below are not necessarily meaningful indicators of its potential liability. The Company determines whether it should accrue an estimated loss for a contingency in a particular legal proceeding by assessing whether a loss is deemed probable and can be reasonably estimated. The Company reassesses its views on estimated losses on a quarterly basis to reflect the impact of any developments in the matters in which it is involved.

Legal proceedings are inherently unpredictable, and the matters in which the Company is involved often present complex legal and factual issues. The Company vigorously pursues defenses in legal proceedings and engages in discussions where possible to resolve these matters on favorable terms. The Company’s policy is to recognize legal costs as incurred. It is possible, however, that the Company’s business, financial condition and results of operations in future periods could be materially adversely affected by increased litigation expense, significant settlement costs and/or unfavorable damage awards.

Patent Litigation

Freedom Wireless

On December 10, 2007, the Company was sued by Freedom Wireless, Inc. (“Freedom Wireless”), in the United States District Court for the Eastern District of Texas, Marshall Division, for alleged infringement of U.S. Patent No. 5,722,067 entitled “Security Cellular Telecommunications System,” U.S. Patent No. 6,157,823 entitled “Security Cellular Telecommunications System,” and U.S. Patent No. 6,236,851 entitled “Prepaid Security Cellular Telecommunications System.” Freedom Wireless alleged that its patents claim a novel cellular system that enables subscribers of prepaid services to both place and receive cellular calls without dialing access codes or using modified telephones. The complaint sought unspecified monetary damages, increased damages under 35 U.S.C. § 284 together with interest, costs and attorneys’ fees, and an injunction. On September 3, 2008, Freedom Wireless amended its infringement contentions to assert that the Company’s Cricket unlimited voice service, in addition to its Jump® Mobile and Cricket by Weektm services, infringes claims under the patents at issue. On January 19, 2009, the Company and Freedom Wireless entered into an agreement to settle this lawsuit, and the parties are finalizing the

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terms of a license agreement which will provide Freedom Wireless with royalties on certain of the Company’s products and services.

DNT

On May 1, 2009, the Company was sued by DNT LLC (“DNT”) in the United States District Court for the Eastern District of Virginia, Richmond Division, for alleged infringement of U.S. Reissued Patent No. RE37,660 entitled “Automatic Dialing System.” DNT alleges that the Company uses, encourages the use of, sells, offers for sale and/or imports voice and data service and wireless modem cards for computers designed to be used in conjunction with cellular networks and that such acts constitute both direct and indirect infringement of DNT’s patent. DNT alleges that the Company’s infringement is willful, and the complaint seeks an injunction against further infringement, unspecified damages (including enhanced damages) and attorneys’ fees. On July 23, 2009, the Company filed an answer to the complaint as well as counterclaims.

Digital Technology Licensing

On April 21, 2009, the Company and certain other wireless carriers (including Hargray Wireless, a company which Cricket acquired in April 2008 and which was merged with and into Cricket in December 2008) were sued by Digital Technology Licensing LLC (“DTL”) in the United States District Court for the Southern District of New York, for alleged infringement of U.S. Patent No. 5,051,799 entitled “Digital Output Transducer.” DTL alleges that the Company and Hargray Wireless sell and/or offer to sell Bluetooth® devices or digital cellular telephones, including Kyocera and Sanyo telephones, and that such acts constitute direct and/or indirect infringement of DTL’s patent. DTL further alleges that the Company and Hargray Wireless directly and/or indirectly infringe its patent by providing cellular telephone service and by using and inducing others to use a patented digital cellular telephone system by using cellular telephones, Bluetooth devices, and cellular telephone infrastructure made by companies such as Kyocera and Sanyo. DTL alleges that the asserted infringement is willful, and the complaint seeks a permanent injunction against further infringement, unspecified damages (including enhanced damages), attorneys’ fees, and expenses. On August 14, 2009, the Company filed a motion to dismiss the complaint or, in the alternative, for a more definite statement.

On The Go

On July 9, 2009, the Company and certain other wireless carriers were sued by On The Go, LLC (“OTG”) in the United States District Court for the Northern District of Illinois, Eastern Division, for alleged infringement of U.S. Patent No. 7,430,554 entitled “Method and System For Telephonically Selecting, Addressing, and Distributing Messages.” OTG’s complaint alleges that the Company directly and indirectly infringes OTG’s patent by making, offering for sale, selling, providing, maintaining, and supporting the Company’s PAYGo prepaid mobile telephone service and system. The complaint seeks injunctive relief and unspecified damages, including interest and costs. On October 8, 2009, the Company filed an answer to the complaint as well as counterclaims.

American Wireless Group

On December 31, 2002, several members of American Wireless Group, LLC (“AWG”) filed a lawsuit against various officers and directors of Leap in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the Whittington Lawsuit. Leap purchased certain FCC wireless licenses from AWG and paid for those licenses with shares of Leap stock. The complaint alleges that Leap failed to disclose to AWG material facts regarding a dispute between Leap and a third party relating to that party’s claim that it was entitled to an increase in the purchase price for certain wireless licenses it sold to Leap. In their complaint, plaintiffs seek rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times

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compensatory damages, plus costs and expenses. Plaintiffs contend that the named defendants are the controlling group that was responsible for Leap’s alleged failure to disclose the material facts regarding the third party dispute and the risk that the shares held by the plaintiffs might be diluted if the third party was successful with respect to its claim. The defendants in the Whittington Lawsuit filed a motion to compel arbitration or, in the alternative, to dismiss the Whittington Lawsuit. The court denied defendants’ motion and the defendants appealed the denial of the motion to the Mississippi Supreme Court. On November 15, 2007, the Mississippi Supreme Court issued an opinion denying the appeal and remanded the action to the trial court. The defendants filed an answer to the complaint on May 2, 2008.

In a related action to the action described above, in June 2003, AWG filed a lawsuit in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the AWG Lawsuit, against the same individual defendants named in the Whittington Lawsuit. The complaint generally sets forth the same claims made by the plaintiffs in the Whittington Lawsuit. In its complaint, plaintiff seeks rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. An arbitration hearing was held in early November 2008, and the arbitrator issued a final award on February 13, 2009 in which he denied AWG’s claims in their entirety. On March 20, 2009, defendants filed a motion to confirm the final award in the Circuit Court. On March 30, 2009, plaintiffs filed an opposition to that motion, as well as a motion to vacate the final award. Defendants filed an opposition to the motion to vacate on April 10, 2009.

Although Leap is not a defendant in either the Whittington or AWG Lawsuits, several of the defendants have indemnification agreements with the Company. Insurers under the Company’s directors’ and officers’ liability insurance policy for these matters have asserted that the Company is required to contribute to the payment of litigation costs and to any damages or settlement costs. The Company disputes this assertion. The Company, the insurers and the parties to these matters have entered into discussions to settle the Whittington and AWG Lawsuits.

Securities and Derivative Litigation

Leap is a nominal defendant in two shareholder derivative suits purporting to assert claims on behalf of Leap against certain of its current and former directors and officers. One of the shareholder derivative lawsuits was filed in the California Superior Court for the County of San Diego on November 13, 2007 and the other shareholder derivative lawsuit was filed in the United States District Court for the Southern District of California on February 7, 2008. The state action was stayed on August 22, 2008 pending resolution of the federal action. The plaintiff in the federal action filed an amended complaint on September 12, 2008 asserting, among other things, claims for alleged breach of fiduciary duty, gross mismanagement, waste of corporate assets, unjust enrichment, and proxy violations based on the November 9, 2007 announcement that the Company was restating certain of its financial statements, claims alleging breach of fiduciary duty based on the September 2007 unsolicited merger proposal from MetroPCS and claims alleging illegal insider trading by certain of the individual defendants. The derivative complaints seek a judicial determination that the claims may be asserted derivatively on behalf of Leap, and unspecified damages, equitable and/or injunctive relief, imposition of a constructive trust, disgorgement, and attorney’s fees and costs. Leap and the individual defendants have filed motions to dismiss the amended federal complaint. On September 29, 2009, the district court granted Leap’s motion to dismiss the derivative complaint for failure to plead that a presuit demand on Leap’s board was excused. Based on a stipulated order, the plaintiff has until November 30, 2009 to file an amended complaint.

Leap and certain current and former officers and directors, and Leap’s independent registered public accounting firm, PricewaterhouseCoopers LLP, also have been named as defendants in a consolidated securities class action lawsuit filed in the United States District Court for the Southern District of California which consolidated several securities class action lawsuits initially filed between September 2007 and January 2008. Plaintiffs allege that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5, and Section 20(a) of

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the Exchange Act. The consolidated complaint alleges that the defendants made false and misleading statements about Leap’s internal controls, business and financial results, and customer count metrics. The claims are based primarily on the November 9, 2007 announcement that the Company was restating certain of its financial statements and statements made in its August 7, 2007 second quarter 2007 earnings release. The lawsuit seeks, among other relief, a determination that the alleged claims may be asserted on a class-wide basis and unspecified damages and attorney’s fees and costs. On January 9, 2009, the federal court granted defendants’ motions to dismiss the complaint for failure to state a claim. On February 23, 2009, defendants were served with an amended complaint which does not name PricewaterhouseCoopers LLP or any of Leap’s outside directors. Leap and the remaining individual defendants have moved to dismiss the amended complaint.

Due to the complex nature of the legal and factual issues involved in these derivative and class action matters, their outcomes are not presently determinable. If either or both of these matters were to proceed beyond the pleading stage, the Company could be required to incur substantial costs to defend these matters and/or be required to pay substantial damages or settlement costs, which could materially adversely affect the Company’s business, financial condition and results of operations.

Department of Justice Inquiry

On January 7, 2009, the Company received a letter from the Civil Division of the United States Department of Justice (the “DOJ”). In its letter, the DOJ alleges that between approximately 2002 and 2006, the Company failed to comply with certain federal postal regulations that required the Company to update customer mailing addresses in exchange for receiving certain bulk mailing rate discounts. As a result, the DOJ has asserted that the Company violated the False Claims Act (“FCA”) and is therefore liable for damages, which the DOJ estimates at $80,000 per month (which amount is subject to trebling under the FCA), plus statutory penalties of up to $11,000 per mailing. The DOJ has also asserted as an alternative theory of liability that the Company is liable on a basis of unjust enrichment for estimated single damages in the same of amount of $80,000 per month. Due to the complex nature of the legal and factual issues involved with the alleged FCA claims, the outcome of this matter is not presently determinable.

Other Litigation

In addition to the matters described above, the Company is often involved in certain other claims, including disputes alleging intellectual property infringement, which arise in the ordinary course of business and seek monetary damages and other relief. Based upon information currently available to the Company, none of these other claims is expected to have a material adverse effect on the Company’s business, financial condition or results of operations.

Indemnification Agreements

From time to time, the Company enters into indemnification agreements with certain parties in the ordinary course of business, including agreements with manufacturers, licensors and suppliers who provide it with equipment, software and technology that it uses in its business, as well as with purchasers of assets, lenders, lessors and other vendors. Indemnification agreements are generally entered into in commercial and other transactions in an attempt to allocate potential risk of loss.

Spectrum Clearing Obligations

Portions of the AWS spectrum that the Company and Denali License Sub hold are currently used by U.S. government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. To facilitate the clearing of this spectrum, the FCC adopted a transition and cost-sharing plan whereby incumbent non-governmental users may be reimbursed for costs they incur in relocating from the spectrum by AWS licensees

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benefiting from the relocation. In addition, this plan requires the AWS licensees and the applicable incumbent non-governmental user to negotiate for a period of two or three years (depending on the type of incumbent user and whether the user is a commercial or non-commercial licensee), triggered from the time that an AWS licensee notifies the incumbent user that it desires the incumbent to relocate. If no agreement is reached during this period of time, the FCC rules require the non-governmental user to undergo involuntary relocation. The FCC rules also provide that a portion of the proceeds raised in Auction #66 are to be used to reimburse the costs of governmental users relocating from the AWS spectrum. Government agencies are required to relocate their systems and clear the AWS spectrum over a 12 to 72 month period, depending upon the agency. In the event that a government agency is unable to relocate its systems within the applicable timeline, the government agency will be required to accept interference from AWS carriers operating in the AWS spectrum.

System Equipment Purchase Agreements

In 2007, the Company entered into certain system equipment purchase agreements, which generally have a term of three years. In the agreements, the Company agreed to purchase and/or license wireless communications systems, products and services designed to be AWS functional at a current estimated cost to the Company of approximately $266 million, which commitments are subject, in part, to the necessary clearance of spectrum in the markets to be built. Under the terms of the agreements, the Company is entitled to certain pricing discounts, credits and incentives, which credits and incentives are subject to the Company’s achievement of its purchase commitments, and to certain technical training for the Company’s personnel. If the purchase commitment levels under the agreements are not achieved, the Company may be required to refund any previous credits and incentives it applied to historical purchases.

Capital and Operating Leases

The Company has entered into non-cancelable operating lease agreements to lease its administrative and retail facilities, and sites for towers, equipment and antennae required for the operation of its wireless network. These leases typically include renewal options and escalation clauses, some of which escalation clauses are based on the consumer price index. In general, site leases have five-year initial terms with four five-year renewal options. The following table summarizes the approximate future minimum rentals under non-cancelable operating leases, including renewals that are reasonably assured, and future minimum capital lease payments in effect at December 31, 2008 (in thousands):

	Capital	Operating
Years Ended December 31:	Leases	Leases

2009	$2,466	$188,563
2010	2,466	187,572
2011	2,466	182,898
2012	2,466	182,285
2013	2,466	181,913
Thereafter	3,992	647,804

Total minimum lease payments	$16,322	$1,571,035

Less amount representing interest	(2,329)

Present value of minimum lease payments	$13,993

Tower Provider Commitments

The Company has entered into master lease agreements with certain national tower vendors. These agreements generally provide for discounts, credits or incentives if the Company reaches specified lease commitment levels. If

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the commitment levels under the agreements are not achieved, the Company may be obligated to pay remedies for shortfalls in meeting these levels. These remedies would have the effect of increasing the Company’s rent expense.

Outstanding Letters of Credit and Surety Bonds

As of December 31, 2008 and 2007, the Company had approximately $8.7 million and $3.7 million, respectively, of letters of credit outstanding, which were collateralized by restricted cash, related to contractual commitments under certain of its administrative facility leases and surety bond programs and its workers’ compensation insurance program. As of December 31, 2008 and 2007, approximately $4.3 million and $2.0 million, respectively, of these letters of credit were issued pursuant to the Credit Agreement and were considered as usage for purposes of determining availability under the revolving credit facility.

As of December 31, 2008 and 2007, the Company had approximately $3.7 million and $1.3 million, respectively, of surety bonds outstanding to guarantee the Company’s performance with respect to certain of its contractual obligations.

Note 13.	Subsequent Events

CSM Put Exercise

As more fully described in Note 11, CSM has the option, during specified periods, to put its entire membership interest in LCW Wireless to Cricket in exchange for either cash, Leap common stock, or a combination thereof, as determined by Cricket at its discretion. Effective as of August 31, 2009, CSM exercised this put right. Under the terms of the LCW LLC Agreement, the purchase price for the put will be calculated on a pro rata basis using the appraised value of LCW Wireless, subject to certain adjustments. Accordingly, each of CSM and Cricket has appointed an appraiser to conduct an appraisal of LCW Wireless. If the two appraisals are within 10% of one another, then the enterprise value of LCW Wireless will be deemed to be the average of the two appraisals. If they are not within 10% of one another, then the two appointed appraisers are required to select a third appraiser, and the appraisal of this third appraiser will be deemed to be the enterprise value of LCW Wireless. Completion of this transaction is subject to customary closing conditions.

CRICKET COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Cash and cash equivalents	$329,630	$357,681
Short-term investments	384,035	238,143
Restricted cash, cash equivalents and short-term investments	1,635	3,169
Due from Leap Wireless International, Inc, net.	16,655	21,185
Inventories	77,442	100,170
Deferred charges	32,507	26,123
Other current assets	63,774	51,865

Total current assets	905,678	798,336
Property and equipment, net	2,061,605	1,842,716
Wireless licenses	1,919,595	1,841,798
Assets held for sale	1,987	45,569
Goodwill	430,101	430,101
Intangible assets, net	27,040	29,854
Other assets	90,590	75,905

Total assets	$5,436,596	$5,064,279

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued liabilities	$306,351	$325,274
Current maturities of long-term debt	6,000	13,000
Other current liabilities	169,917	156,189

Total current liabilities	482,268	494,463
Long-term debt	2,504,253	2,316,025
Long-term debt due to Leap Wireless International, Inc.	242,500	242,500
Deferred tax liabilities	232,013	217,631
Other long-term liabilities	82,840	84,350

Total liabilities	3,543,874	3,354,969

Redeemable noncontrolling interests	77,811	71,879

Commitments and contingencies (Note 9)
Stockholder’s equity:
Common stock — authorized 1,000 shares, $.0001 par value; 100 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	—	—
Additional paid-in capital	2,122,623	1,839,321
Accumulated deficit	(308,517)	(195,968)
Accumulated other comprehensive income (loss)	805	(5,922)

Total stockholder’s equity	1,814,911	1,637,431

Total liabilities and stockholder’s equity	$5,436,596	$5,064,279

See accompanying notes to condensed consolidated financial statements.

CRICKET COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues:
Service revenues	$541,585	$417,143	$1,055,590	$816,072
Equipment revenues	55,823	57,715	128,805	127,170

Total revenues	597,408	474,858	1,184,395	943,242

Operating expenses:
Cost of service (exclusive of items shown separately below)	154,567	118,857	298,911	230,027
Cost of equipment	127,775	105,127	285,571	219,348
Selling and marketing	96,688	74,276	200,211	132,376
General and administrative	89,837	75,811	185,173	150,318
Depreciation and amortization	99,621	86,159	189,354	168,786

Total operating expenses	568,488	460,230	1,159,220	900,855
Gain (loss) on sale or disposal of assets	(1,554)	1,252	2,027	961

Operating income	27,366	15,880	27,202	43,348
Equity in net income (loss) of investee	515	(295)	1,994	(1,357)
Interest income	641	2,581	1,585	7,355
Interest expense	(45,972)	(29,791)	(84,732)	(63,552)
Related party interest expense	(6,063)	(404)	(12,125)	(404)
Other expense, net	(46)	(599)	(109)	(4,710)
Loss on extinguishment of debt	(26,310)	—	(26,310)	—

Loss before income taxes	(49,869)	(12,628)	(92,495)	(19,320)
Income tax expense	(13,189)	(10,679)	(20,054)	(19,957)

Net loss	(63,058)	(23,307)	(112,549)	(39,277)
Accretion of redeemable noncontrolling interests, net of tax	(1,568)	(1,910)	(4,504)	(3,833)

Net loss attributable to common stockholder	$(64,626)	$(25,217)	$(117,053)	$(43,110)

See accompanying notes to condensed consolidated financial statements.

CRICKET COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended
	June 30,
	2009	2008

Operating activities:
Net cash provided by operating activities	$143,694	$187,700

Investing activities:
Acquisition of a business, net of cash acquired	—	(31,322)
Purchases of property and equipment	(425,926)	(338,287)
Change in prepayments for purchases of property and equipment	(830)	(5,644)
Purchases of and deposits for wireless licenses and spectrum clearing costs	(31,945)	(72,713)
Return of deposit for wireless licenses	—	70,000
Proceeds from sale of wireless licenses and operating assets	2,965	—
Purchases of investments	(436,051)	(297,784)
Sales and maturities of investments	290,599	186,446
Purchase of membership units of equity method investment	—	(1,033)
Change in restricted cash	708	(7,377)

Net cash used in investing activities	(600,480)	(497,714)

Financing activities:
Proceeds from issuance of long-term debt	1,057,474	535,750
Repayment of long-term debt	(879,904)	(5,000)
Payment of debt issuance costs	(14,100)	(6,443)
Capital contributions, net	265,923	6,546
Other	(658)	(7,969)

Net cash provided by financing activities	428,735	522,884

Net increase (decrease) in cash and cash equivalents	(28,051)	212,870
Cash and cash equivalents at beginning of period	357,681	433,275

Cash and cash equivalents at end of period	$329,630	$646,145

Supplementary disclosure of cash flow information:
Cash paid for interest	$104,883	$89,568
Cash paid for income taxes	$2,482	$1,906

See accompanying notes to condensed consolidated financial statements.

CRICKET COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
(Unaudited and in thousands)

			Retained	Other
	Additional	Unearned	Earnings	Comprehensive
	Paid-in	Share-Based	(Accumulated	Income
	Capital	Compensation	Deficit)	(Loss)	Total

Balance at December 31, 2008	1,839,321	—	(195,968)	(5,922)	1,637,431
Components of comprehensive loss:
Net loss	—	—	(112,549)	—	(112,549)
Net unrealized holding gains on investments	—	—	—	607	607
Unrealized gains on derivative instruments and swaplet amortization	—	—	—	6,084	6,084
Deferred tax effect of swaplet amortization on derivative instruments and unrealized holding gains on investments	—	—	—	36	36

Comprehensive loss	—		—	—	(105,822)

Share-based compensation expense	21,882	—	—	—	21,882
Accretion of redeemable noncontrolling interests, net of tax	(4,504)	—	—	—	(4,504)
Capital contributions	265,924	—	—	—	265,924

Balance at June 30, 2009	$2,122,623	$—	$(308,517)	$805	$1,814,911

See accompanying notes to condensed consolidated financial statements.

CRICKET COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1.	The Company

Cricket Communications, Inc. (“Cricket”), a Delaware corporation and wholly owned subsidiary of Leap Wireless International, Inc. (“Leap’), together with its subsidiaries, is a wireless communications carrier that offers digital wireless services in the United States under the “Cricket®” brand. Leap conducts operations through its subsidiaries and has no independent operations, employees or sources of income other than through dividends, if any, from its subsidiaries. Cricket service offerings provide customers with unlimited wireless services for a flat rate without requiring a fixed-term contract or a credit check. The Company’s primary service is Cricket Wireless, which offers customers unlimited wireless voice and data services for a flat monthly rate. Cricket service is also offered in Oregon by LCW Wireless Operations, LLC (“LCW Operations”), a wholly owned subsidiary of LCW Wireless, LLC (“LCW Wireless”), and in the upper Midwest by Denali Spectrum Operations, LLC (“Denali Operations”), an indirect wholly owned subsidiary of Denali Spectrum, LLC (“Denali”). LCW Wireless and Denali are designated entities under Federal Communications Commission (“FCC”) regulations. Cricket owns an indirect 73.3% non-controlling interest in LCW Operations through a 73.3% non-controlling interest in LCW Wireless, and owns an indirect 82.5% non-controlling interest in Denali Operations through an 82.5% non-controlling interest in Denali. Cricket and its subsidiaries, including LCW Wireless and Denali, are collectively referred to herein as the “Company.”

Note 2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying interim condensed consolidated financial statements have been prepared without audit and therefore do not include all information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for a complete set of financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto for the year ended December 31, 2008 included in the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on October 15, 2009. In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments necessary for a fair presentation of the Company’s results for the periods presented, with such adjustments consisting only of normal recurring adjustments. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from management’s estimates and operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.

On January 1, 2009, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”), which defines a noncontrolling interest in a consolidated subsidiary as “the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent” and requires noncontrolling interests to be presented as a separate component of equity in the consolidated balance sheet subject to the provisions of Emerging Issues Task Force (“EITF”) Topic No. D-98, “Classification and Measurement of Redeemable Securities” (“EITF Topic D-98”). SFAS 160 also modifies the presentation of net income by requiring earnings and other comprehensive income to be attributed to controlling and noncontrolling interests. The cumulative impact to the Company’s financial statements as a result of the adoption of SFAS 160 resulted in a $9.2 million reduction to stockholder’s equity, a $5.8 million reduction to deferred tax liabilities and a $15.0 million increase to redeemable noncontrolling interests (formerly referred to as minority interests) as of December 31, 2008. The Company has retrospectively applied SFAS 160 to all prior periods. See Note 8 for a further discussion regarding the Company’s adoption of SFAS 160.

CRICKET COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Principles of Consolidation

The condensed consolidated financial statements include the operating results and financial position of Cricket and its wholly owned subsidiaries as well as the operating results and financial position of LCW Wireless and Denali and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless and Denali in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”) because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

Segment and Geographic Data

The Company operates in a single operating segment as a wireless communications carrier that offers digital wireless services in the United States. During 2008, the Company introduced two new product offerings to complement its Cricket Wireless service. Cricket Broadband, the Company’s unlimited mobile broadband service, allows customers to access the internet through their computers for a flat monthly rate with no long-term commitment or credit check. Cricket PAYGotm is a daily pay-as-you-go unlimited prepaid wireless service. Revenue for the Cricket Broadband and Cricket PAYGo services approximated 7% and 6% of consolidated revenues for the three and six months ended June 30, 2009, respectively. Revenue for the Cricket Broadband and Cricket PAYGo services approximated less than 1% of consolidated revenues for each of the three and six months ended June 30, 2008. As of and for the six months ended June 30, 2009, all of the Company’s revenues and long-lived assets related to operations in the United States.

Revenues

The Company’s business revenues principally arise from the sale of wireless services, handsets and accessories. Wireless services are generally provided on a month-to-month basis. In general, new and reactivating customers are required to pay for their service in advance, while customers who first activated their service prior to May 2006 pay in arrears. Because the Company does not require customers to sign fixed-term contracts or pass a credit check, its services are available to a broader customer base than many other wireless providers and, as a result, some of its customers may be more likely to have service terminated due to an inability to pay. Consequently, the Company has concluded that collectibility of its revenues is not reasonably assured until payment has been received. Accordingly, service revenues are recognized only after services have been rendered and payment has been received.

When the Company activates a new customer, it frequently sells that customer a handset and the first month of service in a bundled transaction. Under the provisions of EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), the sale of a handset along with a month of wireless service constitutes a multiple element arrangement. Under EITF 00-21, once a company has determined the fair value of the elements in the sales transaction, the total consideration received from the customer must be allocated among those elements on a relative fair value basis. Applying EITF 00-21 to these transactions results in the Company recognizing the total consideration received, less one month of wireless service revenue (at the customer’s stated rate plan), as equipment revenue.

Equipment revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. In addition to handsets that the Company sells directly to its customers at Cricket-owned stores, the Company also sells handsets to third-party dealers. These dealers then sell the handsets to the ultimate Cricket customer, and that customer also receives the first month of service in a bundled transaction (identical to the sale made at a Cricket-owned store). Sales of handsets to third-party dealers are recognized as equipment revenues only when service is activated by customers, since the level of price reductions ultimately available to such dealers is not reliably estimable until the handsets are sold by such

CRICKET COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

dealers to customers. Thus, handsets sold to third-party dealers are recorded as deferred equipment revenue and the related costs of the handsets are recorded as deferred charges upon shipment by the Company. The deferred charges are recognized as equipment costs when the related equipment revenue is recognized, which occurs when service is activated by the customer.

Through a third-party provider, the Company’s customers may elect to participate in an extended handset warranty/insurance program. The Company recognizes revenue on replacement handsets sold to its customers under the program when the customer purchases a replacement handset.

Sales incentives offered without charge to customers and volume-based incentives paid to the Company’s third-party dealers are recognized as a reduction of revenue and as a liability when the related service or equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage, and customer returns of handsets and accessories have historically been negligible.

Amounts billed by the Company in advance of customers’ wireless service periods are not reflected in accounts receivable or deferred revenue since collectibility of such amounts is not reasonably assured. Deferred revenue consists primarily of cash received from customers in advance of their service period and deferred equipment revenue related to handsets sold to third-party dealers.

Federal Universal Service Fund and E-911 fees are assessed by various governmental authorities in connection with the services that the Company provides to its customers. The Company reports these fees, as well as sales, use and excise taxes that are assessed and collected, net of amounts remitted, on the condensed consolidated statements of operations.

Due From Leap Wireless International, Inc., Net

The Company pays certain general and administrative expenses on behalf of Leap. Such amounts are billed by the Company to Leap and are recorded in due from Leap Wireless International, Inc., net on the condensed consolidated balance sheets.

Fair Value of Financial Instruments

The Company has adopted the provisions of SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value for accounting purposes, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements. SFAS 157 defines fair value as an exit price, which is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date. The degree of judgment utilized in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability. Assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in active markets generally have more pricing observability and require less judgment in measuring fair value. Conversely, assets and liabilities that are rarely traded or not quoted have less pricing observability and are generally measured at fair value using valuation models that require more judgment. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency of the asset, liability or market and the nature of the asset or liability. The Company has categorized its assets and liabilities measured at fair value into a three-level hierarchy in accordance with SFAS 157. See Note 4 for a further discussion regarding the Company’s measurement of assets and liabilities at fair value.

The Company’s adoption of SFAS 157 for its financial assets and liabilities did not have a material impact on its consolidated financial statements. Effective January 1, 2009, the Company adopted SFAS 157 for its non-financial assets and liabilities that are remeasured at fair value on a non-recurring basis. The adoption of SFAS 157 for the Company’s non-financial assets and liabilities that are remeasured at fair value on a non-recurring basis did not have a material impact on its financial condition and results of operations; however, this standard could have a material impact in future periods.

CRICKET COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Property and Equipment

Property and equipment are initially recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance the asset or extend its useful life are charged to operating expenses as incurred. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service.

The following table summarizes the depreciable lives for property and equipment (in years):

Depreciable
Life

Network equipment:
Switches	10
Switch power equipment	15
Cell site equipment and site improvements	7
Towers	15
Antennae	5
Computer hardware and software	3-5
Furniture, fixtures, retail and office equipment	3-7

The Company’s network construction expenditures are recorded as construction-in-progress until the network or other asset is placed in service, at which time the asset is transferred to the appropriate property or equipment category. The Company capitalizes salaries and related costs of engineering and technical operations employees as components of construction-in-progress during the construction period to the extent time and expense are contributed to the construction effort. The Company also capitalizes certain telecommunications and other related costs as construction-in-progress during the construction period to the extent they are incremental and directly related to the network under construction. In addition, interest is capitalized on the carrying values of both wireless licenses and equipment during the construction period and is depreciated over an estimated useful life of ten years. During the three and six months ended June 30, 2009, the Company capitalized interest of $7.0 million and $19.2 million, respectively, to property and equipment. During the three and six months ended June 30, 2008, the Company capitalized interest of $13.1 million and $26.1 million, respectively, to property and equipment.

In accordance with American Institute of Certified Public Accountants’ Statement of Position (“SOP”) No. 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), certain costs related to the development of internal use software are capitalized and amortized over the estimated useful life of the software. During the three and six months ended June 30, 2009, the Company capitalized internal use software costs of $14.3 million and $25.2 million, respectively, to property and equipment, and amortized internal use software costs of $5.0 million and $10.1 million, respectively. During the three and six months ended June 30, 2008, the Company capitalized internal use software costs of $4.7 million and $8.9 million, respectively, to property and equipment, and amortized internal use software costs of $4.4 million and $8.5 million, respectively.

Wireless Licenses

The Company, LCW Wireless and Denali operate broadband Personal Communications Services (“PCS”) and Advanced Wireless Services (“AWS”) networks under PCS and AWS wireless licenses granted by the FCC that are specific to a particular geographic area on spectrum that has been allocated by the FCC for such services. Wireless licenses are initially recorded at cost and are not amortized. Although FCC licenses are issued with a stated term (ten years in the case of PCS licenses and fifteen years in the case of AWS licenses), wireless licenses are considered to be indefinite-lived intangible assets because the Company expects, and expects its consolidated joint ventures, to provide wireless service using the relevant licenses for the foreseeable future, PCS and AWS licenses are routinely renewed for either no or a nominal fee, and management has determined that no legal, regulatory, contractual, competitive, economic or other factors currently exist that limit the useful life of the Company’s or its consolidated

CRICKET COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

joint ventures’ PCS and AWS licenses. On a quarterly basis, the Company evaluates the remaining useful life of its indefinite-lived wireless licenses to determine whether events and circumstances, such as legal, regulatory, contractual, competitive, economic or other factors, continue to support an indefinite useful life. If a wireless license is subsequently determined to have a finite useful life, the Company would first test the wireless license for impairment and the wireless license would then be amortized prospectively over its estimated remaining useful life. In addition, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), to determine whether events or changes in circumstances indicate that an impairment condition may exist. In addition to these quarterly evaluations, the Company also tests its wireless licenses for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” on an annual basis. As of June 30, 2009 and December 31, 2008, the carrying value of the Company’s and its consolidated joint ventures’ wireless licenses was $1.9 billion and $1.8 billion, respectively. Wireless licenses to be disposed of by sale are carried at the lower of their carrying value or fair value less costs to sell. As of June 30, 2009 and December 31, 2008, wireless licenses with a carrying value of $2.0 million and $45.6 million, respectively, were classified as assets held for sale.

Portions of the AWS spectrum that the Company and Denali Spectrum License Sub, LLC (“Denali License Sub”) (an indirect wholly owned subsidiary of Denali) hold are currently used by U.S. federal government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. The Company’s and Denali’s spectrum clearing costs are capitalized to wireless licenses as incurred. During the three and six months ended June 30, 2009, the Company and Denali incurred approximately $2.2 million and $4.7 million, respectively, in spectrum clearing costs. During the three and six months ended June 30, 2008, the Company and Denali incurred approximately $1.8 million and $2.7 million, respectively, in spectrum clearing costs.

Goodwill and Intangible Assets

Goodwill primarily represents the excess of reorganization value over the fair value of identified tangible and intangible assets recorded in connection with fresh-start reporting as of July 31, 2004. Certain of the Company’s intangible assets were also recorded upon adoption of fresh-start reporting and now consist of trademarks which are being amortized on a straight-line basis over their estimated useful lives of 14 years. Customer relationships acquired in connection with the Company’s acquisition of Hargray Wireless, LLC (“Hargray Wireless”) in 2008 are amortized on an accelerated basis over a useful life of up to four years.

Impairment of Indefinite-Lived Intangible Assets

The Company assesses potential impairments to its indefinite-lived intangible assets, including wireless licenses and goodwill, on an annual basis or when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. In addition, and as more fully described below, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS 144 to determine whether events or changes in circumstances indicate that an impairment condition may exist. The annual impairment test is conducted during the third quarter of each year. The Company has not performed an interim impairment test subsequent to its annual impairment test performed as of September 30, 2008 because the Company has not identified events or changes in circumstances that have indicated that an impairment condition may exist.

The accounting estimates for the Company’s wireless licenses require management to make significant assumptions about fair value. Management’s assumptions regarding fair value require significant judgment about legal, regulatory and technical matters, and demographic and economic factors. Changes in these judgments may have a significant effect on the estimated fair values of the Company’s indefinite-lived intangible assets.

CRICKET COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Wireless Licenses

The Company’s wireless licenses in its operating markets are combined into a single unit of account for purposes of testing impairment because management believes that utilizing these wireless licenses as a group represents the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. The Company’s non-operating licenses are tested for impairment on an individual basis. As of June 30, 2009, the carrying values of the Company’s operating and non-operating wireless licenses were $1,867.9 million and $51.7 million, respectively. An impairment loss is recognized on the Company’s operating wireless licenses when the aggregate fair value of the wireless licenses is less than their aggregate carrying value and is measured as the amount by which the licenses’ aggregate carrying value exceeds their aggregate fair value. An impairment loss is recognized on the Company’s non-operating wireless licenses when the fair value of a wireless license is less than its carrying value and is measured as the amount by which the license’s carrying value exceeds its fair value. Any required impairment loss is recorded as a reduction in the carrying value of the relevant wireless license and charged to results of operations.

The valuation method the Company uses to determine the fair value of its wireless licenses is the market approach. Under this method, the Company determines fair value by comparing its wireless licenses to sales prices of other wireless licenses of similar size and type that have been recently sold through government auctions and private transactions. As part of this market-level analysis, the fair value of each wireless license is evaluated and adjusted for developments or changes in legal, regulatory and technical matters, and for demographic and economic factors, such as population size, composition, growth rate and density, household and disposable income, and composition and concentration of the market’s workforce in industry sectors identified as wireless-centric (e.g., real estate, transportation, professional services, agribusiness, finance and insurance). The market approach is an appropriate method to measure the fair value of the Company’s wireless licenses since this method values the licenses based on the sales price that would be received for the licenses in an orderly transaction between market participants (i.e., an exit price).

As more fully described above, the most significant assumption used to determine the fair value of the Company’s wireless licenses is comparable sales transactions. Other assumptions used in determining fair value include developments or changes in legal, regulatory and technical matters as well as demographic and economic factors. Changes in comparable sales prices would generally result in a corresponding change in fair value. For example, a ten percent decline in comparable sales prices would generally result in a ten percent decline in fair value. However, a decline in comparable sales would likely require further adjustment to fair value to capture more recent macro-economic changes and changes in the demographic and economic characteristics unique to the Company’s wireless licenses, such as population size, composition, growth rate and density, household and disposable income, and the extent of the wireless-centric workforce in the markets covered by the Company’s wireless licenses. Spectrum auctions and comparables sales transactions in recent periods have resulted in modest increases to the aggregate fair value of the Company’s wireless licenses as increases in fair value in larger markets were slightly offset by decreases in fair value in markets with lower population densities. In addition, favorable developments in technical matters such as spectrum clearing and handset availability have positively impacted the fair value of a significant portion of the Company’s wireless licenses. Partially offsetting these increases in value were demographic and economic-related adjustments that were required to capture current economic developments. These demographic and economic factors resulted in a decline in fair value for certain of the Company’s wireless licenses.

As a result of the valuation analysis discussed above, the fair value of the Company’s wireless licenses increased by approximately 3% from September 2007 to September 2008 (as adjusted to reflect the effects of the Company’s acquisitions and dispositions of wireless licenses during the period). As of September 30, 2008, the fair value of the Company’s wireless licenses significantly exceeded their carrying value. At that time, the aggregate fair value of the Company’s individual wireless licenses was approximately $2,237.3 million, which when compared to their respective aggregate carrying value of $1,836.6 million, yielded significant excess fair value.

CRICKET COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual operating wireless licenses was approximately $2,173.2 million and $1,783.6 million, respectively. If the fair value of the Company’s operating wireless licenses had declined by 10% as of September 30, 2008, it would not have recognized any impairment loss. As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual non-operating wireless licenses was approximately $64.1 million and $53.0 million, respectively. If the fair value of the Company’s non-operating wireless licenses had declined by 10% as of September 30, 2008, it would have recognized an impairment loss of approximately $2.2 million.

In connection with its quarterly evaluations of the triggering event criteria outlined in SFAS 144, the Company considered the impact of general economic conditions in the United States and considered:

•	whether there had been a significant decrease in the market price of its wireless licenses based on recent market transactions, including its recent spectrum purchases, exchanges and contributions,

•	whether there had been a significant adverse change in the extent or manner in which its wireless licenses were being used,

•	whether there had been a significant adverse change in legal factors or in the business climate that could affect the value of its wireless licenses,

•	whether there had been an accumulation of costs in excess of the amount originally expected for the acquisition or construction of its wireless licenses and networks, and

•	whether there had been plans to sell or otherwise dispose of its wireless licenses at amounts less than their respective carrying values.

Based on its consideration of these factors in the aggregate, the Company has not identified triggering events or changes in circumstances since September 30, 2008 that have indicated an impairment condition may exist.

Goodwill

The goodwill impairment test involves a two-step process. First, the book value of the Company’s net assets, which are combined into a single reporting unit for purposes of the impairment test of goodwill, is compared to the fair value of its net assets. The fair value of the Company’s net assets is primarily based on its market capitalization. If the fair value is determined to be less than book value, a second step is performed to measure the amount of the impairment, if any. The Company has not identified triggering events or changes in circumstances that have indicated an impairment condition may exist.

Derivative Instruments and Hedging Activities

The Company historically entered into interest rate swap agreements with respect to the senior secured credit facilities under its former amended and restated credit agreement (the “Credit Agreement”). The Company entered into these derivative contracts to manage its exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt. The Company did not use derivative instruments for trading or other speculative purposes. In connection with its issuance of $1,100 million of senior secured notes due 2016 on June 5, 2009, the Company terminated the Credit Agreement and repaid all amounts outstanding thereunder and, in connection therewith, unwound its associated interest rate swap agreements, as more fully described in Note 5.

The Company recorded all derivatives in other assets or other liabilities on its condensed consolidated balance sheets at fair value. If the derivative was designated as a cash flow hedge and the hedging relationship qualified for hedge accounting, the effective portion of the change in fair value of the derivative was recorded in other comprehensive income (loss) and was recorded as interest expense when the hedged debt affected interest expense. The ineffective portion of the change in fair value of the derivative qualifying for hedge accounting and changes in

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

the fair values of derivative instruments not qualifying for hedge accounting were recognized in interest expense in the period of the change.

At inception of the hedge and quarterly thereafter, the Company performed a quantitative and qualitative assessment to determine whether changes in the fair values or cash flows of the derivatives were deemed highly effective in offsetting changes in the fair values or cash flows of the hedged items. If at any time subsequent to the inception of the hedge, the correlation assessment indicated that the derivative was no longer highly effective as a hedge, the Company discontinued hedge accounting and recognized all subsequent derivative gains and losses in results of operations.

Investments in Other Entities

The Company uses the equity method to account for investments in common stock of corporations in which it has a voting interest of between 20% and 50% or in which the Company otherwise has the ability to exercise significant influence, and in limited liability companies that maintain specific ownership accounts in which it has more than a minor but not greater than a 50% ownership interest. Under the equity method, the investment is originally recorded at cost and is adjusted to recognize the Company’s share of net earnings or losses of the investee. The carrying value of the Company’s equity method investee, in which it owns approximately 20% of the outstanding membership units, was $19.4 million and $17.4 million as of June 30, 2009 and December 31, 2008, respectively. During the three and six months ended June 30, 2009, the Company’s share of its equity method investee income was $0.5 million and $2.0 million, respectively. During the three and six months ended June 30, 2008, the Company’s share of its equity method investee losses was $0.3 million and $1.4 million, respectively.

The Company regularly monitors and evaluates the realizable value of its investments. When assessing an investment for an other-than-temporary decline in value, the Company considers such factors as, among other things, the performance of the investee in relation to its business plan, the investee’s revenue and cost trends, liquidity and cash position, market acceptance of the investee’s products or services, any significant news that has been released regarding the investee and the outlook for the overall industry in which the investee operates. If events and circumstances indicate that a decline in the value of these assets has occurred and is other-than-temporary, the Company records a reduction to the carrying value of its investment and a corresponding charge to the consolidated statements of operations.

Concentrations

The Company generally relies on one key vendor for billing services, one key vendor for handset logistics, a limited number of vendors for its voice and data communications transport services and a limited number of vendors for payment processing services. Loss or disruption of these services could materially adversely affect the Company’s business.

The Company does not have a national network, and it must pay fees to other carriers who provide it with roaming services which allow the Company’s customers to roam on such carriers’ networks. Currently, the Company relies on roaming agreements with several carriers for a majority of its roaming needs. If the Company were unable to obtain cost-effective roaming services for its customers in geographically desirable service areas, the Company’s competitive position, business, financial condition and results of operations could be materially adversely affected.

Share-Based Compensation

Leap allows for the grant of stock options, restricted stock awards and deferred stock units to employees, independent directors and consultants under its 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “2004 Plan”). The Company’s employees participate in the 2004 Plan. The Company accounts for share-based awards exchanged for employee services in accordance with SFAS No. 123(R), “Share-Based Payment”

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(“SFAS 123(R)”). Under SFAS 123(R), share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of estimated forfeitures, over the employee’s requisite service period.

Total share-based compensation expense related to all of the Company’s share-based awards for the three and six months ended June 30, 2009 and 2008 was allocated to the condensed consolidated statements of operations as follows (in thousands, except per share data):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Cost of service	$801	$614	$1,645	$1,517
Selling and marketing expense	1,466	1,179	3,049	2,534
General and administrative expense	8,140	5,541	17,368	12,985

Share-based compensation expense	$10,407	$7,334	$22,062	$17,036

Income Taxes

The computation of the Company’s annual effective tax rate includes a forecast of the Company’s estimated “ordinary” income (loss), which is its annual income (loss) from continuing operations before tax, excluding unusual or infrequently occurring (discrete) items. Significant management judgment is required in projecting the Company’s ordinary income (loss). The Company’s projected ordinary income tax expense for the full year 2009, which excludes the effect of discrete items, consists primarily of the deferred tax effect of the amortization of wireless licenses and goodwill for income tax purposes. Because the Company’s projected 2009 income tax expense is a relatively fixed amount, a small change in the ordinary income (loss) projection can produce a significant variance in the effective tax rate, and therefore it is difficult to make a reliable estimate of the annual effective tax rate. As a result and in accordance with paragraph 82 of FIN 18, “Accounting for Income Taxes in Interim Periods — an interpretation of APB Opinion No. 28” (“FIN 18”), the Company has computed its provision for income taxes for the three and six months ended June 30, 2009 and 2008 by applying the actual effective tax rate to the year-to-date income.

The Company is included in Leap’s consolidated federal tax return and, where applicable, joins in the Leap consolidated or combined group for state tax purposes. Accordingly, the Company does not pay income taxes on a standalone basis in many of the jurisdictions in which it operates; however, it accounts for income taxes using the separate return method pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The Company calculates income taxes on a separate return basis in each of the jurisdictions in which it operates. This process involves calculating current tax expense and any deferred income tax expense resulting from temporary differences arising from differing treatments of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss (“NOL”) carryforwards, capital loss carryforwards and income tax credits.

The Company must then periodically assess the likelihood that its deferred tax assets will be recovered from future taxable income, which assessment requires significant judgment. Included in the Company’s deferred tax assets as of June 30, 2009 were federal NOL carryforwards of approximately $1.2 billion (which will begin to expire in 2022) and state NOL carryforwards of approximately $1.2 billion ($32.2 million of which will expire at the end of 2009), which could be used to offset future ordinary taxable income and reduce the amount of cash required to settle future tax liabilities. To the extent the Company believes it is more likely than not that its deferred tax assets will not be recovered, it must establish a valuation allowance. As part of this periodic assessment for the three and six months ended June 30, 2009, the Company weighed the positive and negative factors with respect to this determination and, at this time, does not believe there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that all or a portion of its deferred tax assets will be realized, except with respect to the realization of a $2.4 million Texas Margins Tax credit. The Company will

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

continue to closely monitor the positive and negative factors to assess whether it is required to continue to maintain a valuation allowance. At such time as the Company determines that it is more likely than not that all or a portion of the deferred tax assets are realizable, the valuation allowance will be reduced or released in its entirety, with the corresponding benefit reflected in the Company’s tax provision. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period.

Recent Accounting Pronouncements

In April 2009, the FASB issued three related Staff Positions (“FSP”), which were effective for interim and annual periods ending after June 15, 2009: (i) FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP SFAS 157-4”), (ii) FSP No. SFAS 115-2 and SFAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP SFAS 115-2 and SFAS 124-2”) and (iii) FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP SFAS 107-1 and APB 28-1”). FSP SFAS 157-4 provides guidance on how to determine the fair value of assets and liabilities under SFAS 157 in the current economic environment and reemphasizes that an exit price is the appropriate basis for fair value measurements. The Company’s adoption of FSP SFAS 157-4 did not have a material impact on its consolidated financial statements; however, if it were to conclude that there had been a significant decrease in the volume and level of activity of an asset or liability in relation to normal market activities, FSP SFAS 157-4 indicates that quoted market values may not be representative of fair value and the Company may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. FSP SFAS 115-2 and SFAS 124-2 modifies the requirements for recognizing other-than-temporarily impaired debt securities and revises the existing impairment model for such securities by modifying the current “intent” and “ability” indicator in determining whether a debt security is other-than-temporarily impaired. The Company’s adoption of FSP SFAS 115-2 and SFAS 124-2 did not have a material impact on its consolidated financial statements. FSP SFAS 107-1 and APB 28-1 enhances disclosure requirements for instruments under the scope of SFAS 157 for both interim and annual periods. The Company’s adoption of FSP SFAS 107-1 and APB 28-1 did not have a material impact on its consolidated financial statements; however, it has enhanced its disclosures for its long-term debt.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which will be effective for all variable interest entities and relationships with variable interest entities existing as of January 1, 2010. SFAS 167 amends FIN 46(R) to require an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. SFAS 167 also amends FIN 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The Company is currently evaluating what impact, if any, SFAS 167 will have on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FAS No. 162” (“SFAS 168”), which is effective for interim and annual periods ending after September 15, 2009. SFAS 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” to establish the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with GAAP. The Company’s adoption of SFAS 168 will not have a material impact on its consolidated financial statements; however, the Company will be required to modify certain of its disclosures to include references to the FASB Accounting Standards Codification.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 3.	Supplementary Balance Sheet Information (in thousands):

	June 30,	December 31,
	2009	2008

Other current assets:
Accounts receivable, net(1)	$28,027	$31,177
Prepaid expenses	34,121	19,284
Other	1,626	1,404

	$63,774	$51,865

Property and equipment, net(2):
Network equipment	$2,529,552	$1,911,173
Computer hardware and software	212,764	203,274
Construction-in-progress	287,865	574,773
Other	83,484	60,096

	3,113,665	2,749,316
Accumulated depreciation	(1,052,060)	(906,600)

	$2,061,605	$1,842,716

Intangible assets, net:
Customer relationships	$7,347	$7,347
Trademarks	37,000	37,000

	44,347	44,347
Accumulated amortization customer relationships	(4,313)	(2,820)
Accumulated amortization trademarks	(12,994)	(11,673)

	$27,040	$29,854

Accounts payable and accrued liabilities:
Trade accounts payable	$149,932	$201,843
Accrued payroll and related benefits	58,073	50,462
Other accrued liabilities	98,346	72,969

	$306,351	$325,274

Other current liabilities:
Deferred service revenue(3)	$72,347	$62,998
Deferred equipment revenue(4)	25,236	20,614
Accrued sales, telecommunications, property and other taxes payable	27,305	32,799
Accrued interest	38,166	32,687
Other	6,863	7,091

	$169,917	$156,189

(1)	Accounts receivable, net consists primarily of amounts billed to third-party dealers for handsets and accessories net of an allowance for doubtful accounts.

(2)	As of June 30, 2009 and December 31, 2008, approximately $8.7 million of assets were held by the Company under capital lease arrangements. Accumulated amortization relating to these assets totaled $3.6 million and $3.2 million as of June 30, 2009 and December 31, 2008, respectively.

(3)	Deferred service revenue consists primarily of cash received from customers in advance of their service period.

(4)	Deferred equipment revenue relates to handsets sold to third-party dealers.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 4.	Fair Value of Financial Instruments

The Company has categorized its assets and liabilities measured at fair value into a three-level hierarchy in accordance with SFAS 157. Assets and liabilities measured at fair value using quoted prices in active markets for identical assets or liabilities are generally categorized as Level 1; assets and liabilities measured at fair value using observable market-based inputs or unobservable inputs that are corroborated by market data for similar assets or liabilities are generally categorized as Level 2; and assets and liabilities measured at fair value using unobservable inputs that cannot be corroborated by market data are generally categorized as Level 3. The lowest level input that is significant to the fair value measurement of an asset or liability is used to categorize that asset or liability, as determined in the judgment of management. Assets and liabilities presented at fair value in the Company’s condensed consolidated balance sheets are generally categorized as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities. The Company did not have any Level 1 assets or liabilities as of June 30, 2009 or December 31, 2008.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company’s Level 2 assets and liabilities as of June 30, 2009 and December 31, 2008 included its cash equivalents, its short-term investments in obligations of the U.S. government and government agencies, a majority of its short-term investments in commercial paper and, as of December 31, 2008, its interest rate swaps.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Such assets and liabilities may have values determined using pricing models, discounted cash flow methodologies, or similar techniques, and include instruments for which the determination of fair value requires significant management judgment or estimation. The Company’s Level 3 asset as of June 30, 2009 and December 31, 2008 comprised its short-term investment in asset-backed commercial paper.

The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were recorded at fair value as of June 30, 2009 and December 31, 2008 (in thousands). As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Thus, assets and liabilities categorized as Level 3 may be measured at fair value using inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Management’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

	At Fair Value as of June 30, 2009
	Level 1	Level 2	Level 3	Total

Assets:
Cash equivalents	$—	$131,802	$—	$131,802
Short-term investments	—	381,485	2,550	384,035

Total	$—	$513,287	$2,550	$515,837

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

	At Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total

Assets:
Cash equivalents	$—	$174,417	$—	$174,417
Short-term investments	—	236,893	1,250	238,143

Total	$—	$411,310	$1,250	$412,560

Liabilities:
Interest rate swaps	$—	$(11,045)	$—	$(11,045)

Total	$—	$(11,045)	$—	$(11,045)

Cash equivalents in the tables above are reported as a component of cash and cash equivalents on the condensed consolidated balance sheets.

The following table provides a summary of the changes in the fair value of the Company’s Level 3 assets (in thousands):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Beginning balance	$1,500	$11,875	$1,250	$16,200
Total losses (realized/unrealized):
Included in net loss	$—	$(600)	$—	$(4,925)
Included in comprehensive loss	1,050	933	1,300	933
Settlements	—	(2,275)	—	(2,275)
Transfers in (out) of Level 3	—	—	—	—

Ending balance	$2,550	$9,933	$2,550	$9,933

The unrealized gains included in comprehensive loss in the table above are presented in accumulated other comprehensive income (loss) on the condensed consolidated balance sheets. The realized losses included in net loss in the table above are presented in other expense, net on the condensed consolidated statements of operations.

Cash Equivalents and Short-Term Investments

As of June 30, 2009 and December 31, 2008, all of the Company’s short-term investments were debt securities with contractual maturities of less than one year and were classified as available-for-sale. The fair value of the Company’s cash equivalents, short-term investments in obligations of the U.S. government and government agencies and a majority of its short-term investments in commercial paper is determined using observable market-based inputs for similar assets, which primarily include yield curves and time to maturity factors. Such investments are therefore considered to be Level 2 items. The fair value of the Company’s investment in asset-backed commercial paper is determined using primarily unobservable inputs that cannot be corroborated by market data, which primarily include ABX and monoline indices and a valuation model that considers a liquidity factor that is subjective in nature, and is therefore considered to be a Level 3 item.

Interest Rate Swaps

As of December 31, 2008, the Company’s interest rate swaps effectively fixed the London Interbank Offered Rate (“LIBOR”) interest rate (subject to a LIBOR floor of 3.0% per annum under the Credit Agreement) on a portion of its floating rate debt under the Credit Agreement. The fair value of the Company’s interest rate swaps was primarily determined using LIBOR spreads, which are significant observable inputs that can be corroborated, and

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

therefore such swaps were considered to be Level 2 items. SFAS 157 states that the fair value measurement of a liability must reflect the nonperformance risk of the entity. Therefore, the impact of the Company’s creditworthiness was considered in the fair value measurement of the interest rate swaps.

As more fully described in Note 5, the Company repaid all amounts outstanding under its Credit Agreement on June 5, 2009 and, in connection therewith, unwound its associated interest rate swap agreements. As of June 30, 2009, the Company had no interest rate swap agreements.

Long-Term Debt

The Company continues to report its long-term debt obligations at amortized cost; however, for disclosure purposes, the Company is required to measure the fair value of outstanding debt on a recurring basis. The fair value of the Company’s outstanding long-term debt, with the exception of its intercompany loan due to Leap Wireless International, Inc., is determined using quoted prices in active markets and was $2,685.9 million and $2,305 million as of June 30, 2009 and December 31, 2008, respectively. The fair value of the Company’s intercompany loan due to Leap Wireless International, Inc. is equal to its carrying value.

Note 5.	Long-Term Debt

Long-term debt as of June 30, 2009 and December 31, 2008 was comprised of the following (in thousands):

	June 30,	December 31,
	2009	2008

Term loans under senior secured credit facilities	$36,096	$916,000
Unamortized deferred lender fees	—	(4,527)
Unsecured senior notes due 2014 and 2015	1,400,000	1,400,000
Unamortized premium on $350 million unsecured senior notes due 2014	16,357	17,552
Senior secured notes due 2016	1,100,000	—
Unamortized discount on $1,100 million senior secured notes due 2016	(42,200)	—

	2,510,253	2,329,025
Current maturities of long-term debt	(6,000)	(13,000)

	$2,504,253	$2,316,025

Long-term debt due to Leap Wireless International, Inc. due 2014	$242,500	$242,500

Senior Secured Credit Facilities

Cricket Communications

In connection with its issuance of $1,100 million of senior secured notes due 2016 on June 5, 2009, as more fully described below, the Company repaid all principal amounts outstanding under its Credit Agreement, which amounted to approximately $875.3 million, together with accrued interest and related expenses, a prepayment premium of $17.5 million and a payment of $8.5 million in connection with the unwinding of associated interest rate swap agreements. In connection with such repayment, the Company terminated the Credit Agreement and the $200 million revolving credit facility thereunder. As a result of the termination of the Company’s Credit Agreement, it recognized a $26.3 million loss on extinguishment of debt, which was comprised of the $17.5 million prepayment premium, $7.5 million of unamortized debt issuance costs and $1.3 million of unamortized accumulated other comprehensive loss associated with the Company’s interest rate swaps.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

LCW Operations

LCW Operations has a senior secured credit agreement consisting of two term loans for $40 million in the aggregate. The loans bear interest at LIBOR plus the applicable margin (ranging from 2.70% to 6.33%). At June 30, 2009, the effective interest rate on the term loans was 4.4%, and the outstanding indebtedness was $36.1 million. LCW Operations has entered into an interest rate cap agreement which effectively caps the three-month LIBOR interest rate at 7.0% on $20 million of its outstanding borrowings through October 2011. The obligations under the loans are guaranteed by LCW Wireless and LCW Wireless License, LLC (a wholly owned subsidiary of LCW Operations) and are non-recourse to Leap, Cricket and their other subsidiaries. The obligations under the loans are secured by substantially all of the present and future assets of LCW Wireless and its subsidiaries. Outstanding borrowings under the term loans must be repaid in varying quarterly installments, which commenced in June 2008, with an aggregate final payment of $24.1 million due in June 2011. Under the senior secured credit agreement, LCW Operations and the guarantors are subject to certain limitations, including limitations on their ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, LCW Operations will be required to pay down the facilities under certain circumstances if it or the guarantors issue debt, sell assets or generate excess cash flow. The senior secured credit agreement requires that LCW Operations and the guarantors comply with financial covenants related to earnings before interest, taxes, depreciation and amortization (“EBITDA”), gross additions of subscribers, minimum cash and cash equivalents and maximum capital expenditures, among other things. As of June 30, 2009, LCW Operations was alleged to have not been in compliance with a nonfinancial covenant in its senior secured credit agreement. Any such noncompliance was cured in July 2009.

Senior Notes

Unsecured Senior Notes Due 2014

In 2006, Cricket issued $750 million of 9.375% unsecured senior notes due 2014 in a private placement to institutional buyers, which were exchanged in 2007 for identical notes that had been registered with the SEC. In June 2007, Cricket issued an additional $350 million of 9.375% unsecured senior notes due 2014 in a private placement to institutional buyers at an issue price of 106% of the principal amount, which were exchanged in June 2008 for identical notes that had been registered with the SEC. These notes are all treated as a single class and have identical terms. The $21 million premium the Company received in connection with the issuance of the second tranche of notes has been recorded in long-term debt in the condensed consolidated financial statements and is being amortized as a reduction to interest expense over the term of the notes. At June 30, 2009, the effective interest rate on the $350 million of senior notes was 9.0%, which includes the effect of the premium amortization.

The notes bear interest at the rate of 9.375% per year, payable semi-annually in cash in arrears, which interest payments commenced in May 2007. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the senior secured notes described below, to the extent of the value of the assets securing such obligations, as well as to existing and future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to November 1, 2009, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to November 1, 2010, Cricket

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at November 1, 2010 plus (2) all remaining required interest payments due on such notes through November 1, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after November 1, 2010, at a redemption price of 104.688% and 102.344% of the principal amount thereof if redeemed during the twelve months beginning on November 1, 2010 and 2011, respectively, or at 100% of the principal amount if redeemed during the twelve months beginning on November 1, 2012 or thereafter, plus accrued and unpaid interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date.

Unsecured Senior Notes Due 2015

In June 2008, Cricket issued $300 million of 10.0% unsecured senior notes due 2015 in a private placement to institutional buyers. The notes bear interest at the rate of 10.0% per year, payable semi-annually in cash in arrears, which interest payments commenced in January 2009. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the senior secured notes described below, to the extent of the value of the assets securing such obligations, as well as to existing and future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to July 15, 2011, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to July 15, 2012, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at July 15, 2012 plus (2) all remaining required interest payments due on such notes through July 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after July 15, 2012, at a redemption price of 105.0% and 102.5% of the principal amount thereof if redeemed during the twelve months beginning on July 15, 2012 and 2013, respectively, or at 100% of the principal amount if redeemed during the twelve months beginning on July 15, 2014 or thereafter, plus accrued and unpaid interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date.

In connection with the private placement of these senior notes, the Company entered into a registration rights agreement with the initial purchasers of the notes in which the Company agreed, under certain circumstances, to use its reasonable best efforts to offer registered notes in exchange for the notes or to cause a shelf registration statement covering the resale of the notes to be declared effective by the SEC and to pay additional interest if such registration obligations were not performed. However, the Company’s obligation to file, have declared effective or maintain the effectiveness of a registration statement for an exchange offer or a shelf registration statement (and pay additional interest) is only triggered to the extent that the notes are not eligible to be transferred without registration under the Securities Act by a person who is not an affiliate of the Company (and has not been an affiliate for the 90 days preceding such transfer) pursuant to Rule 144 under the Securities Act without any volume or manner of sale restrictions. The Company did not issue any of the senior notes to any of its affiliates. As a result, in June 2009 following the first anniversary of the issue date, the notes became eligible to be transferred without registration pursuant to Rule 144 without any volume or manner of sale restrictions, and on July 2, 2009 the restrictive transfer legends were removed from the notes. Accordingly, the Company has no further obligation to pay additional interest on the notes.

Senior Secured Notes Due 2016

On June 5, 2009, Cricket issued $1,100 million of 7.75% senior secured notes due 2016 in a private placement to institutional buyers at an issue price of 96.134% of the principal amount. The $42.5 million discount to the net proceeds the Company received in connection with the issuance of the notes has been recorded in long-term debt in the condensed consolidated financial statements and is being accreted as an increase to interest expense over the term of the notes. At June 30, 2009, the effective interest rate on the notes was 8.1%, which includes the effect of the discount accretion.

The notes bear interest at the rate of 7.75% per year, payable semi-annually in cash in arrears, which interest payments commence in November 2009. The notes are guaranteed on a senior secured basis by Leap and each of its direct and indirect existing domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) and any future wholly owned domestic restricted subsidiary that guarantees any indebtedness of Cricket or a guarantor of the notes. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ senior secured obligations and are equal in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated indebtedness.

The notes and the guarantees are effectively senior to all of Leap’s, Cricket’s and the guarantors’ existing and future unsecured indebtedness (including Cricket’s $1.4 billion aggregate principal amount of unsecured senior notes and, in the case of Leap, Leap’s $250 million aggregate principal amount of convertible senior notes), as well as to all of Leap’s, Cricket’s and the guarantors’ obligations under any permitted junior lien debt that may be incurred in the future, in each case to the extent of the value of the collateral securing the senior secured notes and the guarantees.

The notes and the guarantees are secured on a pari passu basis with all of Leap’s, Cricket’s and the guarantors’ obligations under any permitted parity lien debt that may be incurred in the future. Leap, Cricket and the guarantors are permitted to incur debt under existing and future secured credit facilities in an aggregate principal amount outstanding (including the aggregate principal amount outstanding of the senior secured notes) of up to the greater of $1,500 million and 3.5 times Leap’s consolidated cash flow (excluding the consolidated cash flow of LCW Wireless and Denali) for the prior four fiscal quarters through December 31, 2010, stepping down to 3.0 times such consolidated cash flow for any such debt incurred after December 31, 2010 but on or prior to December 31, 2011, and to 2.5 times such consolidated cash flow for any such debt incurred after December 31, 2011.

The notes and the guarantees are effectively junior to all of Leap’s, Cricket’s and the guarantors’ obligations under any permitted priority debt that may be incurred in the future (up to the lesser of 0.30 times Leap’s consolidated cash flow (excluding the consolidated cash flow of LCW Wireless and Denali) for the prior four fiscal quarters and

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$300 million in aggregate principal amount outstanding), to the extent of the value of the collateral securing such permitted priority debt, as well as to existing and future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

The notes and the guarantees are secured on a first-priority basis, equally and ratably with any future parity lien debt, by liens on substantially all of the present and future personal property of Leap, Cricket and the guarantors, except for certain Excluded Assets (as defined in the security agreement) and subject to permitted liens (including liens on the collateral securing any future permitted priority debt).

Prior to May 15, 2012, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 107.750% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to May 15, 2012, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, and additional interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at May 15, 2012 plus (2) all remaining required interest payments due on such notes through May 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after May 15, 2012, at a redemption price of 105.813%, 103.875% and 101.938% of the principal amount thereof if redeemed during the twelve months beginning on May 15, 2012, 2013 and 2014, respectively, or at 100% of the principal amount if redeemed during the twelve months beginning on May 15, 2015 or thereafter, plus accrued and unpaid interest, and additional interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities (other than a transaction where immediately after such transaction Leap will be a wholly owned subsidiary of a person of which no person or group is the beneficial owner of 35% of more of such a person’s voting stock), a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, and additional interest, if any, thereon to the repurchase date.

In connection with the private placement of the notes, the Company entered into a registration rights agreement with the purchasers in which the Company agreed to file a registration statement with the SEC to permit the holders to exchange or resell the notes. The Company must use reasonable best efforts to file such registration statement within 150 days after the issuance of the notes, have the registration statement declared effective within 270 days after the issuance of the notes and then consummate any exchange offer within 30 business days after the effective date of the registration statement. In the event that the registration statement is not filed or declared effective or the exchange offer is not consummated within these deadlines, the agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.50% per annum during the 90-day period immediately following any of these events and will increase by 0.50% per annum at the end of each subsequent 90-day period, but in no event will the penalty rate exceed 1.50% per annum. There are no other alternative settlement methods and, other than the 1.50% per annum maximum penalty rate, the agreement contains no limit on the maximum potential amount of consideration that could be transferred in the event the Company does not meet the registration statement filing requirements. The Company filed a Registration Statement on Form S-4 with the SEC in October 2009 pursuant to this registration rights agreement, and currently intends to have the registration statement declared effective and consummate the exchange offer within these time periods. Accordingly, the Company does not believe that payment of additional interest under the registration payment arrangement is probable and, therefore, no related liability has been recorded in the condensed consolidated financial statements.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Intercompany Loan Due to Leap Wireless International, Inc.

In June 2008, Leap and the Company entered into an intercompany loan agreement whereby Leap loaned the Company $242.5 million of the net proceeds Leap received from its issuance of $250 million of unsecured convertible senior notes. This intercompany loan bears interest at a rate of 10.0% per year, payable semi-annually in cash in arrears, which interest payments commenced by the Company in January 2009. Such interest payments due are recorded in due from Leap Wireless International, Inc., net on the condensed consolidated balance sheets. The convertible notes bear interest at the rate of 4.50% per year, payable semi-annually in cash in arrears, which interest payments commenced by Leap in January 2009. In the event the notes are converted by note holders, Leap will convert the intercompany loan to an equity contribution to the Company.

Note 6.	Significant Acquisitions and Dispositions

In March 2009, the Company completed its exchange of certain wireless spectrum with MetroPCS Communications, Inc. (“MetroPCS”). Under the spectrum exchange agreement, the Company acquired an additional 10 MHz of spectrum in San Diego, Fresno, Seattle and certain other Washington and Oregon markets, and MetroPCS acquired an additional 10 MHz of spectrum in Dallas-Ft. Worth, Shreveport-Bossier City, Lakeland-Winter Haven, Florida and certain other northern Texas markets. The carrying values of the wireless licenses transferred to MetroPCS under the spectrum exchange agreement were $45.6 million, and the Company recognized a net gain of approximately $4.4 million upon the closing of the transaction.

On June 19, 2009, the Company completed its purchase of certain wireless spectrum. Under the associated license purchase agreement, the Company acquired an additional 10 MHz of spectrum in St. Louis for $27.2 million.

Note 7.	Stockholder’s Equity

Leap is listed for trading on the NASDAQ Global Select Market under the symbol “LEAP.” The Company is a wholly owned subsidiary of Leap and Leap is the sole shareholder of the Company. The proceeds from all sales by Leap of its common stock are contributed by Leap to the Company as capital contributions.

Note 8.	Arrangements with Variable Interest Entities

The Company consolidates its interests in LCW Wireless and Denali in accordance with FIN 46(R) because these entities are variable interest entities and the Company will absorb a majority of their expected losses. LCW Wireless, Denali and their respective subsidiaries are not guarantors of the Company’s secured and unsecured senior notes. Both entities offer (through wholly owned subsidiaries) Cricket service and, accordingly, are generally subject to the same risks in conducting operations as the Company.

On January 1, 2009, the Company adopted the provisions of SFAS 160. SFAS 160 changed the accounting treatment and classification with respect to certain ownership interests held by the Company in LCW Wireless and Denali. As a result of the adoption of SFAS 160, the Company has not allocated losses to certain of its minority partners, but rather has recorded accretion (or mark-to-market) charges to bring its minority partners’ interests to their estimated redemption values at each reporting period. In addition, the Company now classifies these accretion charges as a component of consolidated net income (loss) available to its common stockholders rather than as a component of net income (loss). Although the accounting treatment for certain of these interests has been modified, the Company continues to classify these noncontrolling interests in the mezzanine section of the consolidated balance sheets in accordance with EITF Topic D-98. The cumulative impact to the Company’s condensed consolidated financial statements as a result of the adoption of SFAS 160 resulted in a $9.2 million reduction to stockholders equity, a $5.8 million reduction to deferred tax liabilities and a $15.0 million increase to redeemable noncontrolling interests (formerly referred to as minority interests) as of December 31, 2008. The Company has retrospectively applied SFAS 160 to all prior periods.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Arrangements with LCW Wireless

The membership interests in LCW Wireless are held as follows: Cricket holds a 73.3% non-controlling membership interest; CSM Wireless, LLC (“CSM”) holds a 24.7% non-controlling membership interest; and WLPCS Management, LLC (“WLPCS”) holds a 2% controlling membership interest. As of June 30, 2009, Cricket’s equity contributions to LCW totaled $51.8 million.

Limited Liability Company Agreement

Under the amended and restated limited liability company agreement of LCW Wireless, LLC (“LCW LLC Agreement”), WLPCS has the option to put its entire membership interest in LCW Wireless to Cricket for a purchase price not to exceed $3.8 million during a 30-day period commencing on the earlier to occur of August 9, 2010 and the date of a sale of all or substantially all of the assets, or the liquidation, of LCW Wireless. If the put option is exercised, the consummation of this sale will be subject to FCC approval. The Company has recorded this obligation to WLPCS, including related accretion charges using the effective interest method, as a component of redeemable noncontrolling interests in the condensed consolidated balance sheets. As of June 30, 2009 and December 31, 2008, this noncontrolling interest had a carrying value of $2.8 million and $2.6 million, respectively.

Under the LCW LLC Agreement, CSM also has the option, during specified periods, to put its entire membership interest in LCW Wireless to Cricket in exchange for either cash, Leap common stock, or a combination thereof, as determined by Cricket at its discretion, for a purchase price calculated on a pro rata basis using either the appraised value of LCW Wireless or a multiple of Leap’s enterprise value divided by its EBITDA and applied to LCW Wireless’ adjusted EBITDA to impute an enterprise value and equity value to LCW Wireless. The Company has recorded this obligation to CSM, including related accretion charges to bring the underlying membership units to their estimated redemption value, as a component of redeemable noncontrolling interests in the condensed consolidated balance sheets. As of June 30, 2009 and December 31, 2008, this noncontrolling interest had a carrying value of $29.6 million and $26.0 million, respectively. As more fully described in Note 10, CSM exercised its put right effective as of August 31, 2009.

Management Agreement

Cricket and LCW Wireless are party to a management services agreement, pursuant to which LCW Wireless has the right to obtain management services from Cricket in exchange for a monthly management fee based on Cricket’s costs of providing such services plus a mark-up for administrative overhead.

Other

LCW Wireless’ working capital requirements have been satisfied to date through the members’ initial equity contributions, third party debt financing and cash provided by operating activities. Leap, Cricket and their wholly owned subsidiaries are not required to provide financial support to LCW Wireless.

Arrangements with Denali

Cricket and Denali Spectrum Manager, LLC (“DSM”) formed Denali as a joint venture to participate (through a wholly owned subsidiary) in FCC Auction #66. Cricket owns an 82.5% non-controlling membership interest and DSM owns a 17.5% controlling membership interest in Denali. As of June 30, 2009, Cricket’s equity contributions to Denali totaled $83.6 million.

Limited Liability Company Agreement

Under the amended and restated limited liability company agreement of Denali, DSM may offer to sell its entire membership interest in Denali to Cricket in April 2012 and each year thereafter for a purchase price equal to DSM’s equity contributions in cash to Denali, plus a specified return, payable in cash. If exercised, the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

consummation of the sale will be subject to FCC approval. The Company has recorded this obligation to DSM, including related accretion charges using the effective interest method, as a component of redeemable noncontrolling interests in the condensed consolidated balance sheets. As of June 30, 2009 and December 31, 2008, this noncontrolling interest had a carrying value of $45.4 million and $43.3 million, respectively.

Senior Secured Credit Agreement

Cricket entered into a senior secured credit agreement with Denali and its subsidiaries to fund the payment to the FCC for the AWS license acquired by Denali in Auction #66 and to fund a portion of the costs of the construction and operation of the wireless network using such license. As of June 30, 2009, total borrowings under the license acquisition sub-facility totaled $223.4 million and total borrowings under the build-out sub-facility totaled $274.5 million. During January 2009, the build-out sub-facility was increased to a total of $394.5 million, approximately $120.0 million of which was unused as of June 30, 2009. The Company does not anticipate making any future increases to the size of the build-out sub-facility. Additional funding requests would be subject to approval by Leap’s board of directors. Loans under the credit agreement accrue interest at the rate of 14% per annum and such interest is added to principal quarterly. All outstanding principal and accrued interest is due in April 2021.

Management Agreement

Cricket and Denali Spectrum License, LLC, a wholly owned subsidiary of Denali (“Denali License”), are party to a management services agreement, pursuant to which Cricket is to provide management services to Denali License and its subsidiaries in exchange for a monthly management fee based on Cricket’s costs of providing such services plus overhead.

Noncontrolling Interests’ Assets and Liabilities

The aggregate carrying amount and classification of LCW Wireless’s and Denali’s significant assets and liabilities, excluding intercompany accounts and transactions, as of June 30, 2009 and December 31, 2008 are presented in the tables below (in thousands).

	As of
	June 30,	December 31,
	2009	2008

Assets
Cash and cash equivalents	$29,276	$24,562
Short-term investments	2,550	1,250
Inventories	4,704	1,574
Property and equipment, net	284,811	256,370
Wireless licenses	333,338	332,277
Liabilities
Accounts payable and accrued liabilities	$9,350	$27,813
Current maturities of long-term debt	6,000	4,000
Other current liabilities	13,497	6,382
Long-term debt	30,096	34,500
Other long-term liabilities	7,826	5,489

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Values of Redeemable Noncontrolling Interests

The following table provides a summary of the changes in value of the Company’s redeemable noncontrolling interests (in thousands):

	Six Months
	Ended June 30,
	2009	2008

Beginning balance, January 1	$71,879	$61,868
Accretion of redeemable noncontrolling interests, before tax	5,932	4,580

Ending balance, June 30	$77,811	$66,448

Note 9.	Commitments and Contingencies

As more fully described below, the Company is involved in a variety of lawsuits, claims, investigations and proceedings concerning intellectual property, commercial and other matters. Due in part to the growth and expansion of its business operations, the Company has become subject to increased amounts of litigation, including disputes alleging intellectual property infringement. In addition, Leap is involved in securities and derivative litigation matters more fully described below, which could require Cricket to incur litigation costs or to pay damages or settlement costs on Leap’s behalf.

The Company believes that any damage amounts alleged in the matters discussed below are not necessarily meaningful indicators of its potential liability. The Company determines whether it should accrue an estimated loss for a contingency in a particular legal proceeding by assessing whether a loss is deemed probable and can be reasonably estimated. The Company reassesses its views on estimated losses on a quarterly basis to reflect the impact of any developments in the matters in which it is involved.

Legal proceedings are inherently unpredictable, and the matters in which the Company is involved often present complex legal and factual issues. The Company vigorously pursues defenses in legal proceedings and engages in discussions where possible to resolve these matters on favorable terms. The Company’s policy is to recognize legal costs as incurred. It is possible, however, that the Company’s business, financial condition and results of operations in future periods could be materially adversely affected by increased litigation expense, significant settlement costs and/or unfavorable damage awards.

Patent Litigation

Freedom Wireless

On December 10, 2007, the Company was sued by Freedom Wireless, Inc. (“Freedom Wireless”), in the United States District Court for the Eastern District of Texas, Marshall Division, for alleged infringement of U.S. Patent No. 5,722,067 entitled “Security Cellular Telecommunications System,” U.S. Patent No. 6,157,823 entitled “Security Cellular Telecommunications System,” and U.S. Patent No. 6,236,851 entitled “Prepaid Security Cellular Telecommunications System.” Freedom Wireless alleged that its patents claim a novel cellular system that enables subscribers of prepaid services to both place and receive cellular calls without dialing access codes or using modified telephones. The complaint sought unspecified monetary damages, increased damages under 35 U.S.C. § 284 together with interest, costs and attorneys’ fees, and an injunction. On September 3, 2008, Freedom Wireless amended its infringement contentions to assert that the Company’s Cricket unlimited voice service, in addition to its Jump® Mobile and Cricket by Weektm services, infringes claims under the patents at issue. On January 19, 2009, the Company and Freedom Wireless entered into an agreement to settle this lawsuit, and the parties are finalizing the terms of a license agreement which will provide Freedom Wireless with royalties on certain of the Company’s products and services.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

DNT

On May 1, 2009, the Company was sued by DNT LLC (“DNT”) in the United States District Court for the Eastern District of Virginia, Richmond Division, for alleged infringement of U.S. Reissued Patent No. RE37,660 entitled “Automatic Dialing System.” DNT alleges that the Company uses, encourages the use of, sells, offers for sale and/or imports voice and data service and wireless modem cards for computers designed to be used in conjunction with cellular networks and that such acts constitute both direct and indirect infringement of DNT’s patent. DNT alleges that the Company’s infringement is willful, and the complaint seeks an injunction against further infringement, unspecified damages (including enhanced damages) and attorneys’ fees. On July 23, 2009, the Company filed an answer to the complaint as well as counterclaims.

Digital Technology Licensing

On April 21, 2009, the Company and certain other wireless carriers (including Hargray Wireless, a company which Cricket acquired in April 2008 and which was merged with and into Cricket in December 2008) were sued by Digital Technology Licensing LLC (“DTL”) in the United States District Court for the Southern District of New York, for alleged infringement of U.S. Patent No. 5,051,799 entitled “Digital Output Transducer.” DTL alleges that the Company and Hargray Wireless sell and/or offer to sell Bluetooth® devices or digital cellular telephones, including Kyocera and Sanyo telephones, and that such acts constitute direct and/or indirect infringement of DTL’s patent. DTL further alleges that the Company and Hargray Wireless directly and/or indirectly infringe its patent by providing cellular telephone service and by using and inducing others to use a patented digital cellular telephone system by using cellular telephones, Bluetooth devices, and cellular telephone infrastructure made by companies such as Kyocera and Sanyo. DTL alleges that the asserted infringement is willful, and the complaint seeks a permanent injunction against further infringement, unspecified damages (including enhanced damages), attorneys’ fees, and expenses. On August 14, 2009, the Company filed a motion to dismiss the complaint or, in the alternative, for a more definite statement.

On The Go

On July 9, 2009, the Company and certain other wireless carriers were sued by On The Go, LLC (“OTG”) in the United States District Court for the Northern District of Illinois, Eastern Division, for alleged infringement of U.S. Patent No. 7,430,554 entitled “Method and System For Telephonically Selecting, Addressing, and Distributing Messages.” OTG’s complaint alleges that the Company directly and indirectly infringes OTG’s patent by making, offering for sale, selling, providing, maintaining, and supporting the Company’s PAYGo prepaid mobile telephone service and system. The complaint seeks injunctive relief and unspecified damages, including interest and costs. On October 8, 2009, the Company filed an answer to the complaint as well as counterclaims.

American Wireless Group

On December 31, 2002, several members of American Wireless Group, LLC (“AWG”) filed a lawsuit against various officers and directors of Leap in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the Whittington Lawsuit. Leap purchased certain FCC wireless licenses from AWG and paid for those licenses with shares of Leap stock. The complaint alleges that Leap failed to disclose to AWG material facts regarding a dispute between Leap and a third party relating to that party’s claim that it was entitled to an increase in the purchase price for certain wireless licenses it sold to Leap. In their complaint, plaintiffs seek rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, plus costs and expenses. Plaintiffs contend that the named defendants are the controlling group that was responsible for Leap’s alleged failure to disclose the material facts regarding the third party dispute and the risk that the shares held by the plaintiffs might be diluted if the third party was successful with respect to its claim. The defendants in the Whittington Lawsuit filed a motion to compel arbitration or, in the alternative, to

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

dismiss the Whittington Lawsuit. The court denied defendants’ motion and the defendants appealed the denial of the motion to the Mississippi Supreme Court. On November 15, 2007, the Mississippi Supreme Court issued an opinion denying the appeal and remanded the action to the trial court. The defendants filed an answer to the complaint on May 2, 2008.

In a related action to the action described above, in June 2003, AWG filed a lawsuit in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the AWG Lawsuit, against the same individual defendants named in the Whittington Lawsuit. The complaint generally sets forth the same claims made by the plaintiffs in the Whittington Lawsuit. In its complaint, plaintiff seeks rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. An arbitration hearing was held in early November 2008, and the arbitrator issued a final award on February 13, 2009 in which he denied AWG’s claims in their entirety. On March 20, 2009, defendants filed a motion to confirm the final award in the Circuit Court. On March 30, 2009, plaintiffs filed an opposition to that motion, as well as a motion to vacate the final award. Defendants filed an opposition to the motion to vacate on April 10, 2009.

Although Leap is not a defendant in either the Whittington or AWG Lawsuits, several of the defendants have indemnification agreements with the Company. Insurers under the Company’s directors’ and officers’ liability insurance policy for these matters have asserted that the Company is required to contribute to the payment of litigation costs and to any damages or settlement costs. The Company disputes this assertion. The Company, the insurers and the parties to these matters have entered into discussions to settle the Whittington and AWG Lawsuits.

Securities and Derivative Litigation

Leap is a nominal defendant in two shareholder derivative suits purporting to assert claims on behalf of Leap against certain of its current and former directors and officers. One of the shareholder derivative lawsuits was filed in the California Superior Court for the County of San Diego on November 13, 2007 and the other shareholder derivative lawsuit was filed in the United States District Court for the Southern District of California on February 7, 2008. The state action was stayed on August 22, 2008 pending resolution of the federal action. The plaintiff in the federal action filed an amended complaint on September 12, 2008 asserting, among other things, claims for alleged breach of fiduciary duty, gross mismanagement, waste of corporate assets, unjust enrichment, and proxy violations based on the November 9, 2007 announcement that the Company was restating certain of its financial statements, claims alleging breach of fiduciary duty based on the September 2007 unsolicited merger proposal from MetroPCS and claims alleging illegal insider trading by certain of the individual defendants. The derivative complaints seek a judicial determination that the claims may be asserted derivatively on behalf of Leap, and unspecified damages, equitable and/or injunctive relief, imposition of a constructive trust, disgorgement, and attorney’s fees and costs. Leap and the individual defendants have filed motions to dismiss the amended federal complaint. On September 29, 2009, the district court granted Leap’s motion to dismiss the derivative complaint for failure to plead that a presuit demand on Leap’s board was excused. Based on a stipulated order, the plaintiff has until November 30, 2009 to file an amended complaint.

Leap and certain current and former officers and directors, and Leap’s independent registered public accounting firm, PricewaterhouseCoopers LLP, also have been named as defendants in a consolidated securities class action lawsuit filed in the United States District Court for the Southern District of California which consolidated several securities class action lawsuits initially filed between September 2007 and January 2008. Plaintiffs allege that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5, and Section 20(a) of the Exchange Act. The consolidated complaint alleges that the defendants made false and misleading statements about Leap’s internal controls, business and financial results, and customer count metrics. The claims are based primarily on the November 9, 2007 announcement that the Company was restating certain of its financial statements and statements made in its August 7, 2007 second quarter 2007 earnings release. The lawsuit seeks, among other relief, a determination that the alleged claims may be asserted on a class-wide basis and unspecified damages and attorney’s fees and costs. On January 9, 2009, the federal court granted defendants’ motions to dismiss the

CRICKET COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

complaint for failure to state a claim. On February 23, 2009, defendants were served with an amended complaint which does not name PricewaterhouseCoopers LLP or any of Leap’s outside directors. Leap and the remaining individual defendants have moved to dismiss the amended complaint.

Due to the complex nature of the legal and factual issues involved in these derivative and class action matters, their outcomes are not presently determinable. If either or both of these matters were to proceed beyond the pleading stage, the Company could be required to incur substantial costs to defend these matters and/or be required to pay substantial damages or settlement costs, which could materially adversely affect the Company’s business, financial condition and results of operations.

Department of Justice Inquiry

On January 7, 2009, the Company received a letter from the Civil Division of the United States Department of Justice (the “DOJ”). In its letter, the DOJ alleges that between approximately 2002 and 2006, the Company failed to comply with certain federal postal regulations that required the Company to update customer mailing addresses in exchange for receiving certain bulk mailing rate discounts. As a result, the DOJ has asserted that the Company violated the False Claims Act (“FCA”) and is therefore liable for damages, which the DOJ estimates at $80,000 per month (which amount is subject to trebling under the FCA), plus statutory penalties of up to $11,000 per mailing. The DOJ has also asserted as an alternative theory of liability that the Company is liable on a basis of unjust enrichment for estimated single damages in the same of amount of $80,000 per month. Due to the complex nature of the legal and factual issues involved with the alleged FCA claims, the outcome of this matter is not presently determinable.

Other Litigation

In addition to the matters described above, the Company is often involved in certain other claims, including disputes alleging intellectual property infringement, which arise in the ordinary course of business and seek monetary damages and other relief. Based upon information currently available to the Company, none of these other claims is expected to have a material adverse effect on the Company’s business, financial condition or results of operations.

Indemnification Agreements

From time to time, the Company enters into indemnification agreements with certain parties in the ordinary course of business, including agreements with manufacturers, licensors and suppliers who provide it with equipment, software and technology that it uses in its business, as well as with purchasers of assets, lenders, lessors and other vendors. Indemnification agreements are generally entered into in commercial and other transactions in an attempt to allocate potential risk of loss.

Spectrum Clearing Obligations

Portions of the AWS spectrum that the Company and Denali License Sub hold are currently used by U.S. government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. To facilitate the clearing of this spectrum, the FCC adopted a transition and cost-sharing plan whereby incumbent non-governmental users may be reimbursed for costs they incur in relocating from the spectrum by AWS licensees benefiting from the relocation. In addition, this plan requires the AWS licensees and the applicable incumbent non-governmental user to negotiate for a period of two or three years (depending on the type of incumbent user and whether the user is a commercial or non-commercial licensee), triggered from the time that an AWS licensee notifies the incumbent user that it desires the incumbent to relocate. If no agreement is reached during this period of time, the FCC rules require the non-governmental user to undergo involuntary relocation. The FCC rules also provide that a portion of the proceeds raised in Auction #66 are to be used to reimburse the costs of governmental users relocating from the AWS spectrum. Government agencies are required to relocate their systems and clear the AWS spectrum over a 12 to 72 month period, depending upon the agency. In the event that a government agency is unable to relocate its systems within the applicable timeline, the government agency will be required to accept interference from AWS carriers operating in the AWS spectrum.

CRICKET COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

System Equipment Purchase Agreements

In 2007, the Company entered into certain system equipment purchase agreements, which generally have a term of three years. In the agreements, the Company agreed to purchase and/or license wireless communications systems, products and services designed to be AWS functional at a current estimated cost to the Company of approximately $266 million, which commitments are subject, in part, to the necessary clearance of spectrum in the markets to be built. Under the terms of the agreements, the Company is entitled to certain pricing discounts, credits and incentives, which credits and incentives are subject to the Company’s achievement of its purchase commitments, and to certain technical training for the Company’s personnel. If the purchase commitment levels under the agreements are not achieved, the Company may be required to refund any previous credits and incentives it applied to historical purchases.

Tower Provider Commitments

The Company has entered into master lease agreements with certain national tower vendors. These agreements generally provide for discounts, credits or incentives if the Company reaches specified lease commitment levels. If the commitment levels under the agreements are not achieved, the Company may be obligated to pay remedies for shortfalls in meeting these levels. These remedies would have the effect of increasing the Company’s rent expense.

Outstanding Letters of Credit and Surety Bonds

As of June 30, 2009 and December 31, 2008, the Company had approximately $9.4 million and $8.7 million, respectively, of letters of credit outstanding, which were collateralized by restricted cash, related to contractual commitments under certain of its administrative facility leases and surety bond programs and its workers’ compensation insurance program. The restricted cash collateralizing the letters of credit outstanding is reported in both restricted cash, cash equivalents and short-term investments and other long-term assets in the condensed consolidated balance sheets.

As of June 30, 2009 and December 31, 2008, the Company had approximately $4.3 million and $3.7 million, respectively, of surety bonds outstanding to guarantee the Company’s performance with respect to certain of its contractual obligations.

Note 10.	Subsequent Events

Effective June 15, 2009, the Company adopted the provisions of SFAS No. 165, “Subsequent Events” (“SFAS 165”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of SFAS 165 did not impact the Company’s financial position or results of operations. The Company evaluated all events or transactions that occurred after June 30, 2009 up through October 15, 2009, the date it issued these financial statements. During this period, the Company did not have any material recognizable subsequent events and has provided disclosure herein of nonrecognizable subsequent events.

CSM Put Exercise

As more fully described in Note 8, CSM has the option, during specified periods, to put its entire membership interest in LCW Wireless to Cricket in exchange for either cash, Leap common stock, or a combination thereof, as determined by Cricket at its discretion. Effective as of August 31, 2009, CSM exercised this put right. Under the terms of the LCW LLC Agreement, the purchase price for the put will be calculated on a pro rata basis using the appraised value of LCW Wireless, subject to certain adjustments. Accordingly, each of CSM and Cricket has appointed an appraiser to conduct an appraisal of LCW Wireless. If the two appraisals are within 10% of one another, then the enterprise value of LCW Wireless will be deemed to be the average of the two appraisals. If they are not within 10% of one another, then the two appointed appraisers are required to select a third appraiser, and the appraisal of this third appraiser will be deemed to be the enterprise value of LCW Wireless. Completion of this transaction is subject to customary closing conditions.

Report of Independent Registered Public Accounting Firm

To the Sole Member and Manager of Cricket Licensee I, LLC:

In our opinion, the accompanying balance sheets and the related statements of operations, member’s equity and cash flows present fairly, in all material respects, the financial position of Cricket Licensee I, LLC at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 1, Cricket Licensee I, LLC has no independent operations or sources of income other than royalties it receives from its parent company, Cricket Communications, Inc., through an intangible property license agreement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Diego, California
October 12, 2009

CRICKET LICENSEE I, LLC

BALANCE SHEETS
(In thousands)

	December 31,
	2008	2007

ASSETS
Due from Cricket Communications, Inc., net	$42,839	$66,058

Total current assets	42,839	66,058
Wireless licenses	222,075	225,159
Assets held for sale	4,573	—

Total assets	$269,487	$291,217

LIABILITIES AND MEMBER’S EQUITY
Deferred tax liabilities	$29,400	$20,267

Total liabilities	29,400	20,267

Member’s equity:
Additional paid-in capital	240,087	242,258
Retained earnings	—	28,692

Total member’s equity	240,087	270,950

Total liabilities and member’s equity	$269,487	$291,217

See accompanying notes to financial statements.

CRICKET LICENSEE I, LLC

STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,
	2008	2007	2006

Related party revenues	$22,220	$20,152	$17,528

Operating expenses:
Related party general and administrative	853	105	725
Impairment of assets	—	86	1,296
(Gain) on sale or disposal of assets	(1,463)	(651)	—

Total operating expenses (income)	(610)	(460)	2,021

Income before income taxes	22,830	20,612	15,507
Income tax expense	(9,134)	(7,724)	(5,965)

Net income	$13,696	$12,888	$9,542

See accompanying notes to financial statements.

CRICKET LICENSEE I, LLC

STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007	2006

Operating activities:
Net income	$13,696	$12,888	$9,542
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income tax expense	9,133	7,723	5,965
Impairment of assets	—	86	1,296
(Gain) on sale or disposal of assets	(1,463)	(651)	—
Changes in assets and liabilities:
Change in due from Cricket Communications, Inc., net	(21,366)	(20,046)	(16,803)

Net cash provided by operating activities	—	—	—

Investing activities:
Cash provided by investing activities	—	—	—

Financing activities:
Cash provided by financing activities	—	—	—

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Non-cash financing activities:
Contribution of wireless licenses and spectrum clearing costs from Cricket Communications, Inc.	$27	$1,404	$12,025
Dividends to parent	$(44,586)	$—	$—

See accompanying notes to financial statements.

CRICKET LICENSEE I, LLC

STATEMENTS OF MEMBER’S EQUITY
(In thousands)

	Additional
	Paid-in	Retained
	Capital	Earnings	Total

Balance at December 31, 2005	228,829	6,262	235,091
Net income	—	9,542	9,542
Parent contributions	12,025	—	12,025

Balance at December 31, 2006	240,854	15,804	256,658
Net income	—	12,888	12,888
Parent contributions	1,404	—	1,404

Balance at December 31, 2007	242,258	28,692	270,950
Net income	—	13,696	13,696
Parent dividends	(2,198)	(42,388)	(44,586)
Parent contributions	27	—	27

Balance at December 31, 2008	$240,087	$—	$240,087

See accompanying notes to financial statements.

CRICKET LICENSEE I, LLC

NOTES TO FINANCIAL STATEMENTS

Note 1.	The Company

Cricket Licensee I, LLC (“Licensee I”), a Delaware limited liability company and wholly owned subsidiary of Cricket Communications, Inc. (“Cricket”), owns wireless licenses used by Cricket to offer digital wireless services in the United States under the “Cricket®” brand. As a limited liability company with a single owner, Licensee I is treated as an unincorporated division of its sole member for federal and state income tax purposes. Licensee I’s provision for income taxes has been computed on a separate return basis for all periods presented. Licensee I has no independent operations or sources of income other than royalties it receives from Cricket through an intangible property license agreement, which is more fully described in Note 6. Licensee I is referred to herein as the “Company.”

Note 2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from management’s estimates.

Revenues

The Company’s business revenues arise solely from a royalty fee charged to Cricket for its use of the Company’s wireless licenses. Under the intangible property license agreement, as more fully described in Note 6, between the Company and Cricket, the Company charges Cricket a royalty fee of 4.5% of Cricket’s net sales for the use of the Company’s wireless licenses in Cricket’s wireless communications business. The royalty fee charged to Cricket is recorded in due from Cricket Communications, Inc., net on the balance sheets.

General and Administrative Expenses

General and administrative expenses on the statements of operations are comprised of costs allocated and/or billed to the Company by Cricket. Such costs include a management services fee, payroll expenses and rent expenses.

Wireless Licenses

Cricket operates a broadband Personal Communications Services (“PCS”) network using spectrum licensed under the Company’s PCS wireless licenses granted by the FCC. The Company’s wireless licenses are specific to a particular geographic area on spectrum that has been allocated by the FCC for such services. Wireless licenses are initially recorded at cost and are not amortized. Although FCC licenses are issued with a stated term (ten years in the case of PCS licenses), wireless licenses are considered to be indefinite-lived intangible assets because Cricket expects to provide wireless service using the relevant licenses for the foreseeable future, PCS licenses are routinely renewed for either no or a nominal fee, and management has determined that no legal, regulatory, contractual, competitive, economic or other factors currently exist that limit the useful life of the Company’s PCS licenses. On a quarterly basis, the Company evaluates the remaining useful life of its indefinite-lived wireless licenses to determine whether events and circumstances, such as legal, regulatory, contractual, competitive, economic or other factors, continue to support an indefinite useful life. If a wireless license is subsequently determined to have a finite useful life, the Company would first test the wireless license for impairment and the wireless license would then be amortized prospectively over its estimated remaining useful life. In addition, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), to determine whether events or changes in circumstances indicate

CRICKET LICENSEE I, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

that an impairment condition may exist. In addition to these quarterly evaluations, the Company also tests its wireless licenses for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” on an annual basis. As of December 31, 2008 and 2007, the carrying value of the Company’s wireless licenses was $222.1 million and $225.2 million, respectively. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell. As of December 31, 2008, wireless licenses with a carrying value of $4.6 million were classified as assets held for sale, as more fully described in Note 5. As of December 31, 2007, there were no wireless licenses classified as assets held for sale.

Impairment of Indefinite-Lived Intangible Assets

The Company assesses potential impairments to its indefinite-lived intangible assets, which are comprised of its wireless licenses, on an annual basis or when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. In addition, and as more fully described below, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS 144 to determine whether events or changes in circumstances indicate that an impairment condition may exist. The annual impairment test is conducted during the third quarter of each year. The Company has not performed an interim impairment test subsequent to its annual impairment test performed as of September 30, 2008 because the Company has not identified events or changes in circumstances that have indicated that an impairment condition may exist.

The accounting estimates for the Company’s wireless licenses require management to make significant assumptions about fair value. Management’s assumptions regarding fair value require significant judgment about legal, regulatory and technical matters, and demographic and economic factors. Changes in these judgments may have a significant effect on the estimated fair values of the Company’s indefinite-lived intangible assets.

The Company’s wireless licenses in Cricket’s operating markets are combined into a single unit of account for purposes of testing impairment because management believes that utilizing these wireless licenses as a group represents the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. The Company’s non-operating licenses are tested for impairment on an individual basis. As of December 31, 2008, the carrying values of the Company’s operating and non-operating wireless licenses were $206.2 million and $15.9 million, respectively. An impairment loss is recognized on the Company’s operating wireless licenses when the aggregate fair value of the wireless licenses is less than their aggregate carrying value and is measured as the amount by which the licenses’ aggregate carrying value exceeds their aggregate fair value. During the years ended December 31, 2008, 2007 and 2006, no impairment losses were recorded for the Company’s operating wireless licenses since the aggregate fair value of such licenses exceeded their aggregate carrying value. An impairment loss is recognized on the Company’s non-operating wireless licenses when the fair value of a wireless license is less than its carrying value and is measured as the amount by which the license’s carrying value exceeds its fair value. The Company recorded impairment losses of $0.09 million and $1.3 million during the years ended December 31, 2007 and 2006, respectively, to reduce the carrying values of certain non-operating wireless licenses to their estimated fair values. No impairment losses were recorded for the Company’s non-operating wireless licenses during 2008. Any required impairment loss is recorded as a reduction in the carrying value of the relevant wireless license and charged to results of operations.

The valuation method the Company uses to determine the fair value of its wireless licenses is the market approach. Under this method, the Company determines fair value by comparing its wireless licenses to sales prices of other wireless licenses of similar size and type that have been recently sold through government auctions and private transactions. As part of this market-level analysis, the fair value of each wireless license is evaluated and adjusted for developments or changes in legal, regulatory and technical matters, and for demographic and economic factors, such as population size, composition, growth rate and density, household and disposable income, and composition and concentration of the market’s workforce in industry sectors identified as wireless-centric (e.g., real estate, transportation, professional services, agribusiness, finance and insurance). The market approach is an

CRICKET LICENSEE I, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

appropriate method to measure the fair value of the Company’s wireless licenses since this method values the licenses based on the sales price that would be received for the licenses in an orderly transaction between market participants (i.e., an exit price).

As more fully described above, the most significant assumption used to determine the fair value of the Company’s wireless licenses is comparable sales transactions. Other assumptions used in determining fair value include developments or changes in legal, regulatory and technical matters as well as demographic and economic factors. Changes in comparable sales prices would generally result in a corresponding change in fair value. For example, a ten percent decline in comparable sales prices would generally result in a ten percent decline in fair value. However, a decline in comparable sales would likely require further adjustment to fair value to capture more recent macro-economic changes and changes in the demographic and economic characteristics unique to the Company’s wireless licenses, such as population size, composition, growth rate and density, household and disposable income, and the extent of the wireless-centric workforce in the markets covered by the Company’s wireless licenses. Spectrum auctions and comparables sales transactions in recent periods have generally resulted in modest increases to the aggregate fair value of wireless licenses in larger markets; however, these increases were slightly offset by decreases in fair value in markets with lower population densities, such as the Company’s markets. In addition, favorable developments in technical matters such as spectrum clearing and handset availability have positively impacted the fair value of a significant portion of the Company’s wireless licenses. Partially offsetting these increases in value were demographic and economic-related adjustments that were required to capture current economic developments. These demographic and economic factors resulted in a decline in fair value for certain of the Company’s wireless licenses.

As a result of the valuation analysis discussed above, the fair value of the Company’s wireless licenses decreased by approximately 8% from September 2007 to September 2008 (as adjusted to reflect the effects of the Company’s acquisitions and dispositions of wireless licenses during the period). As of September 30, 2008, the fair value of the Company’s wireless licenses exceeded their carrying value. At that time, the aggregate fair value of the Company’s individual wireless licenses was approximately $258.0 million, which when compared to their respective aggregate carrying value of $233.0 million, yielded excess fair value.

As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual operating wireless licenses was approximately $240.9 million and $217.9 million, respectively. If the fair value of the Company’s operating wireless licenses had declined by 10% as of September 30, 2008, it would have recognized an impairment loss of approximately $1.0 million. As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual non-operating wireless licenses was approximately $17.1 million and $15.2 million, respectively. If the fair value of the Company’s non-operating wireless licenses had declined by 10% as of September 30, 2008, it would have recognized an impairment loss of approximately $0.5 million.

In connection with its quarterly evaluations of the triggering event criteria outlined in SFAS 144, the Company considered the impact of general economic conditions in the United States and considered:

•	whether there had been a significant decrease in the market price of its wireless licenses based on recent market transactions, including its recent spectrum purchases, exchanges and contributions,

•	whether there had been a significant adverse change in the extent or manner in which its wireless licenses were being used,

•	whether there had been a significant adverse change in legal factors or in the business climate that could affect the value of its wireless licenses,

•	whether there had been an accumulation of costs in excess of the amount originally expected for the acquisition or construction of its wireless licenses and networks, and

•	whether there had been plans to sell or otherwise dispose of its wireless licenses at amounts less than their respective carrying values.

CRICKET LICENSEE I, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Based on its consideration of these factors in the aggregate, the Company has not identified triggering events or changes in circumstances since September 30, 2008 that have indicated an impairment condition may exist.

Income Taxes

The Company is included in Leap’s consolidated federal tax return and, where applicable, joins in the Leap consolidated or combined group for state tax purposes. Accordingly, the Company does not pay income taxes on a standalone basis in many of the jurisdictions in which it operates; however, it accounts for income taxes using the separate return method pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The Company’s provision for income taxes has been computed on a separate return basis for all periods presented. The Company calculates income taxes in each of the jurisdictions in which it operates. This process involves calculating current tax expense and any deferred income tax expense resulting from temporary differences arising from differing treatments of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss (“NOL”) carryforwards and capital loss carryforwards.

The Company must then periodically assess the likelihood that its deferred tax assets will be recovered from future taxable income, which assessment requires significant judgment. Included in the Company’s deferred tax assets as of December 31, 2008 were federal NOL carryforwards of approximately $68.0 million (which will begin to expire in 2022) and state NOL carryforwards of approximately $59.7 million ($0.4 million of which will expire at the end of 2009), which could be used to offset future ordinary taxable income and reduce the amount of cash required to settle future tax liabilities. To the extent the Company believes it is more likely than not that its deferred tax assets will not be recovered, it must establish a valuation allowance. As part of this periodic assessment for the year ended December 31, 2008, the Company weighed the positive and negative factors with respect to this determination and, at this time, believes there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that its deferred tax assets will be realized, with the exception of its capital loss carryforwards and a portion of its state NOL carryforwards.

On January 1, 2007, the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). The Company’s unrecognized income tax benefits and uncertain tax positions have not been material in any period. Interest and penalties related to uncertain tax positions are recognized by the Company as a component of income tax expense; however, such amounts have not been material in any period. All of the Company’s tax years from 2000 to 2008 remain open to examination by federal and state taxing authorities for those jurisdictions in which it participates in a consolidated tax return with Leap. In July 2009, the federal examination of the Company’s 2005 tax year was concluded, the results of which are not expected to have a material impact on the consolidated financial statements.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FAS No. 162” (“SFAS 168”), which is effective for interim and annual periods ending after September 15, 2009. SFAS 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” to establish the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with GAAP. The Company’s adoption of SFAS 168 will not have a material impact on its financial statements; however, the Company will be required to modify certain of its disclosures to include references to the FASB Accounting Standards Codification.

CRICKET LICENSEE I, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 3.	Income Taxes

The components of the Company’s income tax provision are summarized as follows (in thousands):

	December 31,
	2008	2007	2006

Current provision:
Federal	$—	$—	$—
State	1	1	—

	1	1	—

Deferred provision:
Federal	7,990	5,861	5,329
State	1,143	1,862	636

	9,133	7,723	5,965

	$9,134	$7,724	$5,965

A reconciliation of the amounts computed by applying the statutory federal income tax rate to income before income taxes to the amounts recorded in the statements of operations is summarized as follows (in thousands):

	December 31,
	2008	2007	2006

Amounts computed at statutory federal rate	$7,990	$7,214	$5,329
State income tax benefit, net of federal income tax impact	1,190	1,336	609
Change in state tax rate	—	725	—
Other adjustments	—	(315)	—
Change in valuation allowance	(46)	(1,236)	27

	$9,134	$7,724	$5,965

The components of the Company’s deferred tax assets (liabilities) are summarized as follows (in thousands):

	As of December 31,
	2008	2007

Deferred tax assets:
Net operating loss carryforwards	$26,449	$26,060
Wireless licenses	9,047	11,408
Capital loss carryforwards	4,308	4,308

Net deferred tax assets	39,804	41,776
Valuation allowance	(4,447)	(4,494)
Other deferred tax liabilities:
Wireless licenses	(53,238)	(48,638)
Goodwill	(11,519)	(8,911)

Net deferred tax liabilities	$(29,400)	$(20,267)

As of each December 31, 2008 and 2007, the Company recorded $1.2 million of income taxes receivable from Cricket in due from Cricket Communications, Inc., net on the balance sheets.

At December 31, 2008, the Company estimated it had federal net operating loss carryforwards of approximately $68.0 million which begin to expire in 2022, and state net operating loss carryforwards of approximately

CRICKET LICENSEE I, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

$59.7 million which begin to expire in 2009. In addition, the Company had federal capital loss carryforwards of approximately $10.7 million which begin to expire in 2010. During the year ended December 31, 2008, the Company recorded a $0.05 million decrease to its valuation allowance associated with the expected expiration of state net operating loss carryforwards.

Note 4.	Member’s Equity

Licenses purchased by Cricket and spectrum clearing costs incurred by Cricket are contributed to the Company and recorded in additional paid-in capital on the balance sheets. During 2008, the Company issued a non-cash dividend to Cricket.

Note 5.	Significant Acquisitions and Dispositions

In May 2008, Licensee I completed its exchange of certain disaggregated spectrum with Sprint Nextel. The fair value of the assets exchanged between Licensee I and Sprint Nextel was approximately $7.3 million, and the Company recognized a non-monetary gain of approximately $1.5 million upon the closing of the transaction.

On September 26, 2008, Licensee I and MetroPCS Communications, Inc., (“MetroPCS”) agreed to exchange certain wireless spectrum. As of December 31, 2008, completion of the spectrum exchange was subject to customary closing conditions, including the consent of the FCC. The carrying values of the wireless licenses to be transferred by Licensee I to MetroPCS under the spectrum exchange agreement of $4.6 million were classified in assets held for sale on the balance sheet as of December 31, 2008. In March 2009, Licensee I completed the spectrum exchange. The carrying values of the wireless licenses transferred by Licensee I to MetroPCS under the spectrum exchange agreement were $4.6 million, and the Company recognized a non-monetary gain of approximately $0.3 million upon the closing of the transaction.

Note 6.	Related Party Agreements

Intangible Property License Agreement

Cricket and the Company entered into an intangible property license agreement (the “Intangible Property License Agreement”) pursuant to which the Company granted Cricket the exclusive right to use the Company’s wireless licenses for a royalty fee. The royalty fee is based on 4.5% of Cricket’s net sales, which net sales are defined as gross receipts from Cricket’s sales of wireless services, less customary deductions, such as government-imposed charges, returns, and allowances and credits to customers. The term of the agreement will remain in effect until it is terminated by either the Company or Cricket.

Rent Reimbursement Agreement

Cricket and the Company entered into a rent reimbursement agreement (the “Rent Reimbursement Agreement”) in November 2007 pursuant to which the Company is required to reimburse Cricket on a monthly basis for a portion of the monthly rent for Cricket’s corporate offices. Such reimbursement totals $2,550 per month and is calculated as the pro-rata portion of the monthly rent applicable to the space at Cricket’s corporate offices that the Company’s employees are permitted to use. The agreement will terminate on September 30, 2010, unless terminated earlier by mutual written agreement by the Company and Cricket. If the agreement is not terminated effective October 1, 2010, the agreement will convert into a month-to-month agreement under substantially the same terms and conditions as under the initial term.

Senior Secured Notes Due 2016

On June 5, 2009, Cricket issued $1,100 million of 7.75% senior secured notes due 2016 in a private placement to institutional buyers at an issue price of 96.134% of the principal amount. The notes are guaranteed on a senior secured basis by Leap Wireless International, Inc. (“Leap”), of which Cricket is a wholly subsidiary, the Company

CRICKET LICENSEE I, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

and each of Leap’s other direct and indirect existing domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali, which are subsidiaries of Cricket, and their respective subsidiaries) and any future wholly owned domestic restricted subsidiary that guarantees any indebtedness of Cricket or a guarantor of the notes. The notes bear interest at the rate of 7.75% per year, payable semi-annually in cash in arrears, which interest payments commence in November 2009. The notes and the guarantees are Leap’s, Cricket’s, the Company’s and the other guarantors’ senior secured obligations and are equal in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated indebtedness.

The notes and the guarantees are effectively senior to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsecured indebtedness, as well as to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted junior lien debt that may be incurred in the future, in each case to the extent of the value of the collateral securing the senior secured notes and the guarantees. The notes and the guarantees are secured on a pari passu basis with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted parity lien debt that may be incurred in the future, and are effectively junior to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted priority debt that may be incurred in the future, to the extent of the value of the collateral securing such permitted priority debt. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

The notes and the guarantees are secured on a first-priority basis, equally and ratably with any future parity lien debt, by liens on substantially all of the present and future personal property of Leap, Cricket, the Company and the other guarantors, except for certain Excluded Assets (as defined in the security agreement) and subject to permitted liens (including liens on the collateral securing any future permitted priority debt).

Unsecured Senior Notes Due 2014

Cricket’s $1,100 million of 9.375% unsecured senior notes due 2014 are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s, the Company’s and the other guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future secured obligations, including those under the senior secured notes described above, to the extent of the value of the assets securing such obligations. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

Unsecured Senior Notes Due 2015

Cricket’s $300 million of 10.0% unsecured senior notes due 2015 are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s, the Company’s and the other guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future secured obligations, including those under the senior secured notes described above, to the extent of the value of the assets securing such obligations. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

CRICKET LICENSEE I, LLC

CONDENSED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Due from Cricket Communications, Inc., net	$59,326	$42,839

Total current assets	59,326	42,839
Wireless licenses	220,200	222,075
Assets held for sale	1,911	4,573

Total assets	$281,437	$269,487

LIABILITIES AND MEMBER’S EQUITY
Deferred tax liabilities	$34,181	$29,400

Total liabilities	34,181	29,400

Member’s equity:
Additional paid-in capital	240,123	240,087
Retained earnings	7,133	—

Total member’s equity	247,256	240,087

Total liabilities and member’s equity	$281,437	$269,487

See accompanying notes to condensed financial statements.

CRICKET LICENSEE I, LLC

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Related party revenues	$5,882	$5,540	$11,839	$11,066

Operating expenses:
Related party general and administrative expense	26	215	257	449
(Gain) on sale or disposal of assets	—	(1,463)	(332)	(1,463)

Total operating expenses (income)	26	(1,248)	(75)	(1,014)

Income before income taxes	5,856	6,788	11,914	12,080
Income tax expense	(2,483)	(2,722)	(4,781)	(4,844)

Net income	$3,373	$4,066	$7,133	$7,236

See accompanying notes to condensed financial statements.

CRICKET LICENSEE I, LLC

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

Six Months Ended
June 30,
	2009	2008

Operating activities:
Net cash provided by operating activities	$—	$—

Investing activities:
Cash provided by investing activities	—	—

Financing activities:
Cash provided by financing activities	—	—

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Non-cash financing activities:
Contribution of wireless licenses and spectrum clearing costs from Cricket Communications, Inc.	$36	$22

See accompanying notes to condensed financial statements.

CRICKET LICENSEE I, LLC

CONDENSED STATEMENT OF MEMBER’S EQUITY
(Unaudited and in thousands)

	Additional
	Paid-in	Retained
	Capital	Earnings	Total

Balance at December 31, 2008	$240,087	$—	$240,087
Net income	—	7,133	7,133
Parent contributions	36	—	36

Balance at June 30, 2009	$240,123	$7,133	$247,256

See accompanying notes to condensed financial statements.

CRICKET LICENSEE I, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1.	The Company

Cricket Licensee I, LLC (“Licensee I”), a Delaware limited liability company and wholly owned subsidiary of Cricket Communications, Inc. (“Cricket”), owns wireless licenses used by Cricket to offer digital wireless services in the United States under the “Cricket®” brand. As a limited liability company with a single owner, Licensee I is treated as an unincorporated division of its sole member for federal and state income tax purposes. Licensee I’s provision for income taxes has been computed on a separate return basis for all periods presented. Licensee I has no independent operations or sources of income other than royalties it receives from Cricket through an intangible property license agreement, which is more fully described in Note 5. Licensee I is referred to herein as the “Company.”

Note 2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying interim condensed financial statements have been prepared without audit and therefore do not include all information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for a complete set of financial statements. These condensed financial statements should be read in conjunction with the financial statements of the Company and notes thereto for the year ended December 31, 2008 included in the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on October 15, 2009. In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments necessary for a fair presentation of the Company’s results for the periods presented, with such adjustments consisting only of normal recurring adjustments. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from management’s estimates and operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.

Revenues

The Company’s business revenues arise solely from a royalty fee charged to Cricket for its use of the Company’s wireless licenses. Under the intangible property license agreement, as more fully described in Note 5, between the Company and Cricket, the Company charges Cricket a royalty fee of 4.5% of Cricket’s net sales for the use of the Company’s wireless licenses in Cricket’s wireless communications business. The royalty fee charged to Cricket is recorded in due from Cricket Communications, Inc., net on the condensed balance sheets.

General and Administrative Expenses

General and administrative expenses on the condensed statements of operations are comprised of costs allocated and/or billed to the Company by Cricket. Such costs include a management services fee, payroll expenses and rent expenses.

Wireless Licenses

Cricket operates a broadband Personal Communications Services (“PCS”) network using spectrum licensed under the Company’s PCS wireless licenses granted by the FCC. The Company’s wireless licenses are specific to a particular geographic area on spectrum that has been allocated by the FCC for such services. Wireless licenses are initially recorded at cost and are not amortized. Although FCC licenses are issued with a stated term (ten years in the case of PCS licenses), wireless licenses are considered to be indefinite-lived intangible assets because Cricket expects to provide wireless service using the relevant licenses for the foreseeable future, PCS licenses are routinely renewed for either no or a nominal fee, and management has determined that no legal, regulatory, contractual, competitive, economic or other factors currently exist that limit the useful life of the Company’s PCS licenses. On a quarterly basis,

CRICKET LICENSEE I, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

the Company evaluates the remaining useful life of its indefinite-lived wireless licenses to determine whether events and circumstances, such as legal, regulatory, contractual, competitive, economic or other factors, continue to support an indefinite useful life. If a wireless license is subsequently determined to have a finite useful life, the Company would first test the wireless license for impairment and the wireless license would then be amortized prospectively over its estimated remaining useful life. In addition, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), to determine whether events or changes in circumstances indicate that an impairment condition may exist. In addition to these quarterly evaluations, the Company also tests its wireless licenses for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” on an annual basis. As of June 30, 2009 and December 31, 2008, the carrying value of the Company’s wireless licenses was $220.2 million and $222.1 million, respectively. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell. As of June 30, 2009 and December 31, 2008, wireless licenses with a carrying value of $1.9 million and $4.6 million were classified as assets held for sale, respectively, as more fully described in Note 4.

Impairment of Indefinite-Lived Intangible Assets

The Company assesses potential impairments to its indefinite-lived intangible assets, which are comprised of its wireless licenses, on an annual basis or when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. In addition, and as more fully described below, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS 144 to determine whether events or changes in circumstances indicate that an impairment condition may exist. The annual impairment test is conducted during the third quarter of each year. The Company has not performed an interim impairment test subsequent to its annual impairment test performed as of September 30, 2008 because the Company has not identified events or changes in circumstances that have indicated that an impairment condition may exist.

The accounting estimates for the Company’s wireless licenses require management to make significant assumptions about fair value. Management’s assumptions regarding fair value require significant judgment about legal, regulatory and technical matters, and demographic and economic factors. Changes in these judgments may have a significant effect on the estimated fair values of the Company’s indefinite-lived intangible assets.

The Company’s wireless licenses in Cricket’s operating markets are combined into a single unit of account for purposes of testing impairment because management believes that utilizing these wireless licenses as a group represents the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. The Company’s non-operating licenses are tested for impairment on an individual basis. As of June 30, 2009, the carrying values of the Company’s operating and non-operating wireless licenses were $205.5 million and $14.7 million, respectively. An impairment loss is recognized on the Company’s operating wireless licenses when the aggregate fair value of the wireless licenses is less than their aggregate carrying value and is measured as the amount by which the licenses’ aggregate carrying value exceeds their aggregate fair value. During the three and six months ended June 30, 2009 and 2008, no impairment losses were recorded for the Company’s operating wireless licenses since the aggregate fair value of such licenses exceeded their aggregate carrying value. An impairment loss is recognized on the Company’s non-operating wireless licenses when the fair value of a wireless license is less than its carrying value and is measured as the amount by which the license’s carrying value exceeds its fair value. During the three and six months ended June 30, 2009 and 2008, no impairment losses were recorded for the Company’s non-operating wireless licenses since the fair values of such licenses exceeded their carrying values. Any required impairment loss is recorded as a reduction in the carrying value of the relevant wireless license and charged to results of operations.

The valuation method the Company uses to determine the fair value of its wireless licenses is the market approach. Under this method, the Company determines fair value by comparing its wireless licenses to sales prices of other wireless licenses of similar size and type that have been recently sold through government auctions and private transactions. As part of this market-level analysis, the fair value of each wireless license is evaluated and adjusted for developments or

CRICKET LICENSEE I, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

changes in legal, regulatory and technical matters, and for demographic and economic factors, such as population size, composition, growth rate and density, household and disposable income, and composition and concentration of the market’s workforce in industry sectors identified as wireless-centric (e.g., real estate, transportation, professional services, agribusiness, finance and insurance). The market approach is an appropriate method to measure the fair value of the Company’s wireless licenses since this method values the licenses based on the sales price that would be received for the licenses in an orderly transaction between market participants (i.e., an exit price).

As more fully described above, the most significant assumption used to determine the fair value of the Company’s wireless licenses is comparable sales transactions. Other assumptions used in determining fair value include developments or changes in legal, regulatory and technical matters as well as demographic and economic factors. Changes in comparable sales prices would generally result in a corresponding change in fair value. For example, a ten percent decline in comparable sales prices would generally result in a ten percent decline in fair value. However, a decline in comparable sales would likely require further adjustment to fair value to capture more recent macro-economic changes and changes in the demographic and economic characteristics unique to the Company’s wireless licenses, such as population size, composition, growth rate and density, household and disposable income, and the extent of the wireless-centric workforce in the markets covered by the Company’s wireless licenses. Spectrum auctions and comparables sales transactions in recent periods have generally resulted in modest increases to the aggregate fair value of wireless licenses in larger markets; however, these increases were slightly offset by decreases in fair value in markets with lower population densities, such as the Company’s markets. In addition, favorable developments in technical matters such as spectrum clearing and handset availability have positively impacted the fair value of a significant portion of the Company’s wireless licenses. Partially offsetting these increases in value were demographic and economic-related adjustments that were required to capture current economic developments. These demographic and economic factors resulted in a decline in fair value for certain of the Company’s wireless licenses.

As a result of the valuation analysis discussed above, the fair value of the Company’s wireless licenses decreased by approximately 8% from September 2007 to September 2008 (as adjusted to reflect the effects of the Company’s acquisitions and dispositions of wireless licenses during the period). As of September 30, 2008, the fair value of the Company’s wireless licenses exceeded their carrying value. At that time, the aggregate fair value of the Company’s individual wireless licenses was approximately $258.0 million, which when compared to their respective aggregate carrying value of $233.0 million, yielded significant excess fair value.

As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual operating wireless licenses was approximately $240.9 million and $217.9 million, respectively. If the fair value of the Company’s operating wireless licenses had declined by 10% as of September 30, 2008, it would have recognized an impairment loss of approximately $1.0 million. As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual non-operating wireless licenses was approximately $17.1 million and $15.2 million, respectively. If the fair value of the Company’s non-operating wireless licenses had declined by 10% as of September 30, 2008, it would have recognized an impairment loss of approximately $0.5 million.

In connection with its quarterly evaluations of the triggering event criteria outlined in SFAS 144, the Company considered the impact of general economic conditions in the United States and considered:

•	whether there had been a significant decrease in the market price of its wireless licenses based on recent market transactions, including its recent spectrum purchases, exchanges and contributions,

•	whether there had been a significant adverse change in the extent or manner in which its wireless licenses were being used,

•	whether there had been a significant adverse change in legal factors or in the business climate that could affect the value of its wireless licenses,

•	whether there had been an accumulation of costs in excess of the amount originally expected for the acquisition or construction of its wireless licenses and networks, and

CRICKET LICENSEE I, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

•	whether there had been plans to sell or otherwise dispose of its wireless licenses at amounts less than their respective carrying values.

Based on its consideration of these factors in the aggregate, the Company has not identified triggering events or changes in circumstances since September 30, 2008 that have indicated an impairment condition may exist.

Income Taxes

The provision of income taxes during interim quarterly reporting periods is based on the Company’s estimate of the annual effective tax rate for the full fiscal year. The Company must then assess the likelihood that its deferred tax assets will be recovered from future taxable income. To the extent that the Company believes that recovery is not likely, it must establish a valuation allowance.

The Company is included in Leap’s consolidated federal tax return and, where applicable, joins in the Leap consolidated or combined group for state tax purposes. Accordingly, the Company does not pay income taxes on a standalone basis in many of the jurisdictions in which it operates; however, it accounts for income taxes using the separate return method pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The Company calculates income taxes on a separate return basis in each of the jurisdictions in which it operates. This process involves calculating current tax expense and any deferred income tax expense resulting from temporary differences arising from differing treatments of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss (“NOL”) carryforwards and capital loss carryforwards.

The Company must then periodically assess the likelihood that its deferred tax assets will be recovered from future taxable income, which assessment requires significant judgment. Included in the Company’s deferred tax assets as of June 30, 2009 were federal NOL carryforwards of approximately $65.2 million (which will begin to expire in 2022) and state NOL carryforwards of approximately $56.8 million ($0.4 million of which will expire at the end of 2009), which could be used to offset future ordinary taxable income and reduce the amount of cash required to settle future tax liabilities. To the extent the Company believes it is more likely than not that its deferred tax assets will not be recovered, it must establish a valuation allowance. As part of this periodic assessment for the three and six months ended June 30, 2009, the Company weighed the positive and negative factors with respect to this determination and believes there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that its deferred tax assets will be realized, with the exception of its capital loss carryforwards and a portion of its state NOL carryforwards (in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Current tax expense	$—	$—	$—	$—
Deferred tax expense	(2,483)	(2,722)	(4,781)	(4,844)

Income tax expense	$(2,483)	$(2,722)	$(4,781)	$(4,844)

As of each June 30, 2009 and December 31, 2008, the Company recorded $1.2 million of income taxes receivable from Cricket in due from Cricket Communications, Inc., net on the condensed balance sheets.

The Company’s unrecognized income tax benefits and uncertain tax positions have not been material in any period. Interest and penalties related to uncertain tax positions are recognized by the Company as a component of income tax expense; however, such amounts have not been material in any period. All of the Company’s tax years from 2000 to 2008 remain open to examination by federal and state taxing authorities for those jurisdictions in which it participates in a consolidated tax return with Leap. In July 2009, the federal examination of the Company’s 2005 tax year was concluded, the results of which are not expected to have a material impact on the financial statements.

CRICKET LICENSEE I, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FAS No. 162” (“SFAS 168”), which is effective for interim and annual periods ending after September 15, 2009. SFAS 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” to establish the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with GAAP. The Company’s adoption of SFAS 168 will not have a material impact on its financial statements; however, the Company will be required to modify certain of its disclosures to include references to the FASB Accounting Standards Codification.

Note 3.	Member’s Equity

Licenses purchased by Cricket and spectrum clearing costs incurred by Cricket are contributed to the Company and recorded in additional paid-in capital on the condensed balance sheets. During 2008, the Company issued a non-cash dividend to Cricket.

Note 4.	Significant Acquisitions and Dispositions

In March 2009, Licensee I completed its exchange of wireless spectrum with MetroPCS Communications (“MetroPCS”). The carrying values of the wireless licenses transferred by Licensee I to MetroPCS under the spectrum exchange agreement were $4.6 million, and the Company recognized a non-monetary gain of approximately $0.3 million upon the closing of the transaction.

Note 5.	Related Party Agreements

Intangible Property License Agreement

Cricket and the Company entered into an intangible property license agreement (the “Intangible Property License Agreement”) pursuant to which the Company granted Cricket the exclusive right to use the Company’s wireless licenses for a royalty fee. The royalty fee is based on 4.5% of Cricket’s net sales, which net sales are defined as gross receipts from Cricket’s sales of wireless services, less customary deductions, such as government-imposed charges, returns, and allowances and credits to customers. The term of the agreement will remain in effect until it is terminated by either the Company or Cricket.

Rent Reimbursement Agreement

Cricket and the Company entered into a rent reimbursement agreement (the “Rent Reimbursement Agreement”) in November 2007 pursuant to which the Company is required to reimburse Cricket on a monthly basis for a portion of the monthly rent for Cricket’s corporate offices. Such reimbursement totals $2,550 per month and is calculated as the pro-rata portion of the monthly rent applicable to the space at Cricket’s corporate offices that the Company’s employees are permitted to use. The agreement will terminate on September 30, 2010, unless terminated earlier by mutual written agreement by the Company and Cricket. If the agreement is not terminated effective October 1, 2010, the agreement will convert into a month-to-month agreement under substantially the same terms and conditions as under the initial term.

Senior Secured Notes Due 2016

On June 5, 2009, Cricket issued $1,100 million of 7.75% senior secured notes due 2016 in a private placement to institutional buyers at an issue price of 96.134% of the principal amount. The notes are guaranteed on a senior secured basis by Leap Wireless International, Inc. (“Leap”), of which Cricket is a wholly subsidiary, the Company and each of Leap’s other direct and indirect existing domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali, which are subsidiaries of Cricket, and their respective subsidiaries) and

CRICKET LICENSEE I, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

any future wholly owned domestic restricted subsidiary that guarantees any indebtedness of Cricket or a guarantor of the notes. The notes bear interest at the rate of 7.75% per year, payable semi-annually in cash in arrears, which interest payments commence in November 2009. The notes and the guarantees are Leap’s, Cricket’s, the Company’s and the other guarantors’ senior secured obligations and are equal in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated indebtedness.

The notes and the guarantees are effectively senior to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsecured indebtedness, as well as to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted junior lien debt that may be incurred in the future, in each case to the extent of the value of the collateral securing the senior secured notes and the guarantees. The notes and the guarantees are secured on a pari passu basis with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted parity lien debt that may be incurred in the future, and are effectively junior to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted priority debt that may be incurred in the future, to the extent of the value of the collateral securing such permitted priority debt. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

The notes and the guarantees are secured on a first-priority basis, equally and ratably with any future parity lien debt, by liens on substantially all of the present and future personal property of Leap, Cricket, the Company and the other guarantors, except for certain Excluded Assets (as defined in the security agreement) and subject to permitted liens (including liens on the collateral securing any future permitted priority debt).

Unsecured Senior Notes Due 2014

Cricket’s $1,100 million of 9.375% unsecured senior notes due 2014 are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s, the Company’s and the other guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future secured obligations, including those under the senior secured notes described above, to the extent of the value of the assets securing such obligations. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

Unsecured Senior Notes Due 2015

Cricket’s $300 million of 10.0% unsecured senior notes due 2015 are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s, the Company’s and the other guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future secured obligations, including those under the senior secured notes described above, to the extent of the value of the assets securing such obligations. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

CRICKET LICENSEE I, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 6.	Subsequent Events

Effective June 15, 2009, the Company adopted the provisions of SFAS No. 165, “Subsequent Events” (“SFAS 165”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of SFAS 165 did not impact the Company’s financial position or results of operations. The Company evaluated all events or transactions that occurred after June 30, 2009 up through October 15, 2009, the date it issued these financial statements. During this period, the Company did not have any material recognizable subsequent events and has provided disclosure herein of nonrecognizable subsequent events.

Report of Independent Registered Public Accounting Firm

To the Sole Member and Manager of Cricket Licensee (Reauction), LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, member’s equity and cash flows present fairly, in all material respects, the financial position of Cricket Licensee (Reauction), LLC and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 1, Cricket Licensee (Reauction), LLC has no independent operations or sources of income other than royalties it receives from its parent company, Cricket Communications, Inc., through an intangible property license agreement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Diego, California
October 12, 2009

CRICKET LICENSEE (REAUCTION), LLC

CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2008	2007

ASSETS
Due from Cricket Communications, Inc., net	$151,203	$172,386

Total current assets	151,203	172,386
Wireless licenses	1,279,556	1,305,052
Assets held for sale	40,996	—

Total assets	$1,471,755	$1,477,438

LIABILITIES AND MEMBER’S EQUITY
Deferred tax liabilities	$102,325	$83,435

Total liabilities	102,325	83,435

Member’s equity:
Additional paid-in capital	1,369,430	1,357,912
Retained earnings	—	36,091

Total member’s equity	1,369,430	1,394,003

Total liabilities and member’s equity	$1,471,755	$1,477,438

See accompanying notes to consolidated financial statements.

CRICKET LICENSEE (REAUCTION), LLC

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,
	2008	2007	2006

Related party revenues	$50,289	$34,272	$23,193

Operating expenses:
Related party general and administrative	50	25	25
Impairment of assets	177	899	6,616
(Gain) loss on sale or disposal of assets	189	(600)	(3,872)

Total operating expenses	416	324	2,769

Income before income taxes	49,873	33,948	20,424
Income tax benefit (expense)	(19,162)	4,316	(22,842)

Net income (loss)	$30,711	$38,264	$(2,418)

See accompanying notes to consolidated financial statements.

CRICKET LICENSEE (REAUCTION), LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007	2006

Operating activities:
Net income (loss)	$30,711	$38,264	$(2,418)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income tax expense	19,132	6,046	18,434
Impairment of assets	177	899	6,616
(Gain) loss on sale or disposal of assets	189	(600)	(3,872)
Changes in assets and liabilities:
Change in due from Cricket Communications, Inc., net	(50,209)	(44,609)	(18,760)

Net cash provided by operating activities	—	—	—

Investing activities:
Cash provided by investing activities	—	—	—

Financing activities:
Cash provided by financing activities	—	—	—

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Non-cash financing activities:
Contribution of wireless licenses and spectrum clearing costs from Cricket Communications, Inc.	$15,867	$70,958	$748,611
Dividends to parent.	$(71,151)	$—	$—

See accompanying notes to consolidated financial statements.

CRICKET LICENSEE (REAUCTION), LLC

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY
(In thousands)

		Retained
	Additional	Earnings
	Paid-in	(Accumulated
	Capital	Deficit)	Total

Balance at December 31, 2005	538,343	245	538,588
Net loss	—	(2,418)	(2,418)
Parent contributions	748,611	—	748,611

Balance at December 31, 2006	1,286,954	(2,173)	1,284,781
Net income	—	38,264	38,264
Parent contributions	70,958	—	70,958

Balance at December 31, 2007	1,357,912	36,091	1,394,003
Net income	—	30,711	30,711
Parent dividends	(4,349)	(66,802)	(71,151)
Parent contributions	15,867	—	15,867

Balance at December 31, 2008	$1,369,430	$—	$1,369,430

See accompanying notes to consolidated financial statements.

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	The Company

Cricket Licensee (Reauction), LLC (“Licensee Reauction”), a Delaware limited liability company and wholly owned subsidiary of Cricket Communications, Inc. (“Cricket”), together with its wholly owned subsidiary, owns wireless licenses used by Cricket to offer digital wireless services in the United States under the “Cricket®” brand. As a limited liability company with a single owner, Licensee Reauction is treated as an unincorporated division of its sole member for federal and state income tax purposes. Licensee Reauction’s provision for income taxes has been computed on a separate return basis for all periods presented. Licensee Reauction has no independent operations or sources of income other than royalties it receives from Cricket through an intangible property license agreement, which is more fully described in Note 6. Licensee Reauction and its wholly owned subsidiary are collectively referred to herein as the “Company.”

Note 2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from management’s estimates.

The consolidated financial statements include the operating results and financial position of the Company. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Revenues

The Company’s business revenues arise solely from a royalty fee charged to Cricket for its use of the Company’s wireless licenses. Under the intangible property license agreement, as more fully described in Note 6, between the Company and Cricket, the Company charges Cricket a royalty fee of 4.5% of Cricket’s net sales for the use of the Company’s wireless licenses in Cricket’s wireless communications business. The royalty fee charged to Cricket is recorded in due from Cricket Communications, Inc., net on the consolidated balance sheets.

General and Administrative Expenses

General and administrative expenses on the consolidated statements of operations are comprised of a management services fee charged to the Company by Cricket.

Wireless Licenses

Cricket operates broadband Personal Communications Services (“PCS”) and Advanced Wireless Services (“AWS”) networks using spectrum licensed under the Company’s PCS and AWS wireless licenses granted by the FCC. The Company’s wireless licenses are specific to a particular geographic area on spectrum that has been allocated by the FCC for such services. Wireless licenses are initially recorded at cost and are not amortized. Although FCC licenses are issued with a stated term (ten years in the case of PCS licenses and fifteen years in the case of AWS licenses), wireless licenses are considered to be indefinite-lived intangible assets because Cricket expects to provide wireless service using the relevant licenses for the foreseeable future, PCS and AWS licenses are routinely renewed for either no or a nominal fee, and management has determined that no legal, regulatory, contractual, competitive, economic or other factors currently exist that limit the useful life of the Company’s PCS and AWS licenses. On a quarterly basis, the Company evaluates the remaining useful life of its indefinite-lived wireless licenses to determine whether events and circumstances, such as legal, regulatory, contractual, competitive, economic or other factors, continue to support an indefinite useful life. If a wireless license is subsequently determined to have a finite useful life, the Company would first test the wireless license for impairment and the wireless license would then be amortized prospectively over its

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated remaining useful life. In addition, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), to determine whether events or changes in circumstances indicate that an impairment condition may exist. In addition to these quarterly evaluations, the Company also tests its wireless licenses for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” on an annual basis. As of each December 31, 2008 and 2007, the carrying value of the Company’s wireless licenses was $1.3 billion. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell. As of December 31, 2008, wireless licenses with a carrying value of $41.0 million were classified as assets held for sale, as more fully described in Note 5. As of December 31, 2007, there were no wireless licenses classified as assets held for sale.

Portions of the AWS spectrum that the Company holds are currently used by U.S. federal government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. Cricket’s spectrum clearing costs are capitalized to the Company’s wireless licenses as incurred. Approximately $5.3 million and $3.0 million in spectrum clearing costs were capitalized to the Company’s wireless licenses during the years ended December 31, 2008 and 2007, respectively.

Impairment of Indefinite-Lived Intangible Assets

The Company assesses potential impairments to its indefinite-lived intangible assets, which are comprised of its wireless licenses, on an annual basis or when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. In addition, and as more fully described below, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS 144 to determine whether events or changes in circumstances indicate that an impairment condition may exist. The annual impairment test is conducted during the third quarter of each year. The Company has not performed an interim impairment test subsequent to its annual impairment test performed as of September 30, 2008 because the Company has not identified events or changes in circumstances that have indicated that an impairment condition may exist.

The accounting estimates for the Company’s wireless licenses require management to make significant assumptions about fair value. Management’s assumptions regarding fair value require significant judgment about legal, regulatory and technical matters, and demographic and economic factors. Changes in these judgments may have a significant effect on the estimated fair values of the Company’s indefinite-lived intangible assets.

The Company’s wireless licenses in Cricket’s operating markets are combined into a single unit of account for purposes of testing impairment because management believes that utilizing these wireless licenses as a group represents the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. The Company’s non-operating licenses are tested for impairment on an individual basis. As of December 31, 2008, the carrying values of the Company’s operating and non-operating wireless licenses were $1,242.4 million and $37.2 million, respectively. An impairment loss is recognized on the Company’s operating wireless licenses when the aggregate fair value of the wireless licenses is less than their aggregate carrying value and is measured as the amount by which the licenses’ aggregate carrying value exceeds their aggregate fair value. During the years ended December 31, 2008, 2007 and 2006, no impairment losses were recorded for the Company’s operating wireless licenses since the aggregate fair value of such licenses exceeded their aggregate carrying value. An impairment loss is recognized on the Company’s non-operating wireless licenses when the fair value of a wireless license is less than its carrying value and is measured as the amount by which the license’s carrying value exceeds its fair value. The Company recorded impairment losses of $0.2 million, $0.9 million and $6.6 million during the years ended December 31, 2008, 2007 and 2006, respectively, to reduce the carrying values of certain non-operating wireless licenses to their estimated fair values. Any required impairment loss is recorded as a reduction in the carrying value of the relevant wireless license and charged to results of operations.

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The valuation method the Company uses to determine the fair value of its wireless licenses is the market approach. Under this method, the Company determines fair value by comparing its wireless licenses to sales prices of other wireless licenses of similar size and type that have been recently sold through government auctions and private transactions. As part of this market-level analysis, the fair value of each wireless license is evaluated and adjusted for developments or changes in legal, regulatory and technical matters, and for demographic and economic factors, such as population size, composition, growth rate and density, household and disposable income, and composition and concentration of the market’s workforce in industry sectors identified as wireless-centric (e.g., real estate, transportation, professional services, agribusiness, finance and insurance). The market approach is an appropriate method to measure the fair value of the Company’s wireless licenses since this method values the licenses based on the sales price that would be received for the licenses in an orderly transaction between market participants (i.e., an exit price).

As more fully described above, the most significant assumption used to determine the fair value of the Company’s wireless licenses is comparable sales transactions. Other assumptions used in determining fair value include developments or changes in legal, regulatory and technical matters as well as demographic and economic factors. Changes in comparable sales prices would generally result in a corresponding change in fair value. For example, a ten percent decline in comparable sales prices would generally result in a ten percent decline in fair value. However, a decline in comparable sales would likely require further adjustment to fair value to capture more recent macro-economic changes and changes in the demographic and economic characteristics unique to the Company’s wireless licenses, such as population size, composition, growth rate and density, household and disposable income, and the extent of the wireless-centric workforce in the markets covered by the Company’s wireless licenses. Spectrum auctions and comparables sales transactions in recent periods have resulted in modest increases to the aggregate fair value of the Company’s wireless licenses as increases in fair value in larger markets were slightly offset by decreases in fair value in markets with lower population densities. In addition, favorable developments in technical matters such as spectrum clearing and handset availability have positively impacted the fair value of a significant portion of the Company’s wireless licenses. Partially offsetting these increases in value were demographic and economic-related adjustments that were required to capture current economic developments. These demographic and economic factors resulted in a decline in fair value for certain of the Company’s wireless licenses.

As a result of the valuation analysis discussed above, the fair value of the Company’s wireless licenses increased by approximately 6% from September 2007 to September 2008 (as adjusted to reflect the effects of the Company’s acquisitions and dispositions of wireless licenses during the period). As of September 30, 2008, the fair value of the Company’s wireless licenses significantly exceeded their carrying value. At that time, the aggregate fair value of the Company’s individual wireless licenses was approximately $1,557.6 million, which when compared to their respective aggregate carrying value of $1,314.4 million, yielded significant excess fair value.

As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual operating wireless licenses was approximately $1,512.8 million and $1,278.8 million, respectively. If the fair value of the Company’s operating wireless licenses had declined by 10% as of September 30, 2008, it would not have recognized any impairment loss. As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual non-operating wireless licenses was approximately $44.8 million and $35.5 million, respectively. If the fair value of the Company’s non-operating wireless licenses had declined by 10% as of September 30, 2008, it would have recognized an impairment loss of approximately $1.5 million.

In connection with its quarterly evaluations of the triggering event criteria outlined in SFAS 144, the Company considered the impact of general economic conditions in the United States and considered:

•	whether there had been a significant decrease in the market price of its wireless licenses based on recent market transactions, including its recent spectrum purchases, exchanges and contributions,

•	whether there had been a significant adverse change in the extent or manner in which its wireless licenses were being used,

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	whether there had been a significant adverse change in legal factors or in the business climate that could affect the value of its wireless licenses,

•	whether there had been an accumulation of costs in excess of the amount originally expected for the acquisition or construction of its wireless licenses and networks, and

•	whether there had been plans to sell or otherwise dispose of its wireless licenses at amounts less than their respective carrying values.

Based on its consideration of these factors in the aggregate, the Company has not identified triggering events or changes in circumstances since September 30, 2008 that have indicated an impairment condition may exist.

Income Taxes

The Company is included in Leap’s consolidated federal tax return and, where applicable, joins in the Leap consolidated or combined group for state tax purposes. Accordingly, the Company does not pay income taxes on a standalone basis in many of the jurisdictions in which it operates; however, it accounts for income taxes using the separate return method pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The Company calculates income taxes on a separate return basis in each of the jurisdictions in which it operates. This process involves calculating current tax expense and any deferred income tax expense resulting from temporary differences arising from differing treatments of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss (“NOL”) carryforwards, capital loss carryforwards and income tax credits.

The Company must then periodically assess the likelihood that its deferred tax assets will be recovered from future taxable income, which assessment requires significant judgment. Included in the Company’s deferred tax assets as of December 31, 2008 were federal NOL carryforwards of approximately $141.7 million (which will begin to expire in 2025) and state NOL carryforwards of approximately $126.5 million ($6.3 million of which will expire at the end of 2010), which could be used to offset future ordinary taxable income and reduce the amount of cash required to settle future tax liabilities. To the extent the Company believes it is more likely than not that its deferred tax assets will not be recovered, it must establish a valuation allowance. As part of this periodic assessment for the year ended December 31, 2008, the Company weighed the positive and negative factors with respect to this determination and, at this time, believes there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that its deferred tax assets will be realized, with the exception of a portion of its state NOL carryforwards.

On January 1, 2007, the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” or FIN 48. The Company’s unrecognized income tax benefits and uncertain tax positions have not been material in any period. Interest and penalties related to uncertain tax positions are recognized by the Company as a component of income tax expense; however, such amounts have not been material in any period. All of the Company’s tax years from 1999 to 2008 remain open to examination by federal and state taxing authorities for those jurisdictions in which it participates in a consolidated tax return with Leap. In July 2009, the federal examination of the Company’s 2005 tax year was concluded, the results of which are not expected to have a material impact on the consolidated financial statements.

The Company changed its tax accounting method for amortizing wireless licenses during the year ended December 31, 2007. Under the prior method, the Company began amortizing wireless licenses for tax purposes on the date a license was placed into service. Under the new tax accounting method, the Company generally begins amortizing wireless licenses for tax purposes on the date the wireless license is acquired. This tax accounting method change also affects the characterization of certain income tax gains and losses on the sale of non-operating wireless licenses. Under the prior method, gains or losses on the sale of non-operating licenses were characterized as capital gains or losses; however, under the new method, gains or losses on the sale of non-operating licenses for which the Company had commenced tax amortization prior to the sale are characterized as ordinary gains or losses.

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of this change, net income tax losses previously reported as capital loss carryforwards have been recharacterized as net operating loss carryforwards and wireless license deferred tax assets.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FAS No. 162” (“SFAS 168”), which is effective for interim and annual periods ending after September 15, 2009. SFAS 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” to establish the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with GAAP. The Company’s adoption of SFAS 168 will not have a material impact on its consolidated financial statements; however, the Company will be required to modify certain of its disclosures to include references to the FASB Accounting Standards Codification.

Note 3.	Income Taxes

The components of the Company’s income tax provision are summarized as follows (in thousands):

	December 31,
	2008	2007	2006

Current provision:
Federal	$—	$(10,098)	$4,239
State	30	(264)	169

	30	(10,362)	4,408

Deferred provision:
Federal	17,456	(445)	16,501
State	1,676	6,491	1,933

	19,132	6,046	18,434

	$19,162	$(4,316)	$22,842

A reconciliation of the amounts computed by applying the statutory federal income tax rate to income before income taxes to the amounts recorded in the consolidated statements of operations is summarized as follows (in thousands):

	December 31,
	2008	2007	2006

Amounts computed at statutory federal rate	$17,456	$11,882	$7,067
State income tax expense, net of federal income tax impact	2,566	2,260	501
Change in state tax rate	(1,255)	1,188	—
Other adjustments	—	(665)	—
Change in valuation allowance	395	(18,981)	15,274

	$19,162	$(4,316)	$22,842

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of the Company’s deferred tax assets (liabilities) are summarized as follows (in thousands):

	As of December 31,
	2008	2007

Deferred tax assets:
Net operating loss carryforwards	$56,137	$46,202
Wireless licenses	5,538	6,410
Tax credit carryforwards	268	268

Gross deferred tax assets	61,943	52,880
Valuation allowance	(5,758)	(5,363)
Deferred tax liabilities:
Wireless licenses	(158,510)	(130,952)

Net deferred tax liabilities	$(102,325)	$(83,435)

As of December 31, 2008 and 2007, the Company recorded $10.0 million and $10.2 million, respectively, of income taxes receivable from Cricket in due from Cricket Communications, Inc., net on the consolidated balance sheets.

At December 31, 2008, the Company estimated it had federal net operating loss carryforwards of approximately $141.7 million, which begin to expire in 2025, and state net operating loss carryforwards of approximately $126.5 million, which begin to expire in 2010. During the year ended December 31, 2008, the Company recorded a $0.4 million increase to its valuation allowance associated with the expected expiration of state net operating loss carryforwards. The Company reported a deferred tax asset for capital loss carryforwards, with a corresponding full valuation allowance, of $8.7 million and $24.0 million at December 31, 2005 and 2006, respectively, and recorded no such deferred tax asset at December 31, 2007 or 2008. Conversion of the capital loss carryforwards to net operating loss carryforwards and wireless license deferred tax assets resulted in a net $24.0 million reduction to the Company’s valuation allowance during 2007.

Note 4.	Member’s Equity

Licenses purchased by Cricket and spectrum clearing costs incurred by Cricket are contributed to the Company and recorded in additional paid-in capital on the consolidated balance sheets. During 2008, the Company issued a non-cash dividend to Cricket.

Note 5.	Significant Acquisitions and Dispositions

In April 2008, Cricket completed the purchase of Hargray Communications Group’s wireless subsidiary, Hargray Wireless, LLC (“Hargray Wireless”), for $31.2 million. In connection with the merger of Hargray Wireless with and into Cricket in December 2008, Hargray Wireless assigned and transferred its Savannah, Georgia wireless license valued at $10.0 million to Licensee Reauction.

In May 2008, Licensee Reauction completed its exchange of certain disaggregated spectrum with Sprint Nextel. The fair value of the assets exchanged between Licensee Reauction and Sprint Nextel was approximately $0.8 million, and the Company recognized a non-monetary loss of approximately $0.2 million upon the closing of the transaction.

On September 26, 2008, Licensee Reauction and MetroPCS Communications, Inc., (“MetroPCS”) agreed to exchange certain wireless spectrum. As of December 31, 2008, completion of the spectrum exchange was subject to customary closing conditions, including the consent of the FCC. The carrying values of the wireless licenses to be transferred by Licensee Reauction to MetroPCS under the spectrum exchange agreement of $41.0 million were classified in assets held for sale on the consolidated balance sheet as of December 31, 2008. In March 2009,

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Licensee Reauction completed the spectrum exchange. The Company recognized a non-monetary gain of approximately $4.1 million upon the closing of the transaction.

On June 19, 2009, Licensee Reauction completed its purchase of certain wireless spectrum. Under the associated license purchase agreement, Licensee Reauction acquired an additional 10MHz of spectrum in St. Louis for $27.2 million.

Note 6.	Related Party Agreements

Intangible Property License Agreement

Cricket and the Company entered into an intangible property license agreement (the “Intangible Property License Agreement”) pursuant to which the Company granted Cricket the exclusive right to use the Company’s wireless licenses for a royalty fee. The royalty fee is based on 4.5% of Cricket’s net sales, which net sales are defined as gross receipts from Cricket’s sales of wireless services, less customary deductions, such as government-imposed charges, returns, and allowances and credits to customers. The term of the agreement will remain in effect until it is terminated by either the Company or Cricket.

Senior Secured Notes Due 2016

On June 5, 2009, Cricket issued $1,100 million of 7.75% senior secured notes due 2016 in a private placement to institutional buyers at an issue price of 96.134% of the principal amount. The notes are guaranteed on a senior secured basis by Leap Wireless International, Inc. (“Leap”), of which Cricket is a wholly subsidiary, the Company and each of Leap’s other direct and indirect existing domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali, which are subsidiaries of Cricket, and their respective subsidiaries) and any future wholly owned domestic restricted subsidiary that guarantees any indebtedness of Cricket or a guarantor of the notes. The notes bear interest at the rate of 7.75% per year, payable semi-annually in cash in arrears, which interest payments commence in November 2009. The notes and the guarantees are Leap’s, Cricket’s, the Company’s and the other guarantors’ senior secured obligations and are equal in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated indebtedness.

The notes and the guarantees are effectively senior to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsecured indebtedness, as well as to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted junior lien debt that may be incurred in the future, in each case to the extent of the value of the collateral securing the senior secured notes and the guarantees. The notes and the guarantees are secured on a pari passu basis with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted parity lien debt that may be incurred in the future, and are effectively junior to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted priority debt that may be incurred in the future, to the extent of the value of the collateral securing such permitted priority debt. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

The notes and the guarantees are secured on a first-priority basis, equally and ratably with any future parity lien debt, by liens on substantially all of the present and future personal property of Leap, Cricket, the Company and the other guarantors, except for certain Excluded Assets (as defined in the security agreement) and subject to permitted liens (including liens on the collateral securing any future permitted priority debt).

Unsecured Senior Notes Due 2014

Cricket’s $1,100 million of 9.375% unsecured senior notes due 2014 are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s, the

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s and the other guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future secured obligations, including those under the senior secured notes described above, to the extent of the value of the assets securing such obligations. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

Unsecured Senior Notes Due 2015

Cricket’s $300 million of 10.0% unsecured senior notes due 2015 are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s, the Company’s and the other guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future secured obligations, including those under the senior secured notes described above, to the extent of the value of the assets securing such obligations. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

CRICKET LICENSEE (REAUCTION), LLC

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Due from Cricket Communications, Inc., net	$180,906	$151,203

Total current assets	180,906	151,203
Wireless licenses	1,358,317	1,279,556
Assets held for sale	76	40,996

Total assets	$1,539,299	$1,471,755

LIABILITIES AND MEMBER’S EQUITY
Deferred tax liabilities	$116,701	$102,325

Total liabilities	116,701	102,325

Member’s equity:
Additional paid-in capital	1,400,427	1,369,430
Retained earnings	22,171	—

Total member’s equity	1,422,598	1,369,430

Total liabilities and member’s equity	$1,539,299	$1,471,755

See accompanying notes to condensed consolidated financial statements.

CRICKET LICENSEE (REAUCTION), LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Related party revenues	$16,603	$12,221	$32,501	$23,866

Operating expenses:
Related party general and administrative expense	12	12	26	26
(Gain) loss on sale or disposal of assets	—	189	(4,094)	189

Total operating expenses (income)	12	201	(4,068)	215

Income before income taxes	16,591	12,020	36,569	23,651
Income tax expense	(8,144)	(4,783)	(14,398)	(9,412)

Net income	$8,447	$7,237	$22,171	$14,239

See accompanying notes to condensed consolidated financial statements.

CRICKET LICENSEE (REAUCTION), LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

Six Months Ended
June 30,
	2009	2008

Operating activities:
Net cash provided by operating activities	$—	$—

Investing activities:
Cash used in investing activities	—	—

Financing activities:
Cash provided by financing activities	—	—

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Non-cash financing activities:
Contribution of wireless licenses and spectrum clearing costs from Cricket Communications, Inc.	$30,997	$2,688

See accompanying notes to condensed consolidated financial statements.

CRICKET LICENSEE (REAUCTION), LLC

CONDENSED CONSOLIDATED STATEMENT OF MEMBER’S EQUITY
(Unaudited and in thousands)

	Additional
	Paid-in	Retained
	Capital	Earnings	Total

Balance at December 31, 2008	1,369,430	—	1,369,430
Net income	—	22,171	22,171
Parent contributions	30,997	—	30,997

Balance at June 30, 2009	$1,400,427	$22,171	$1,422,598

See accompanying notes to condensed consolidated financial statements.

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1.	The Company

Cricket Licensee (Reauction), LLC (“Licensee Reauction”), a Delaware limited liability company and wholly owned subsidiary of Cricket Communications, Inc. (“Cricket”), together with its wholly owned subsidiary, owns wireless licenses used by Cricket to offer digital wireless services in the United States under the “Cricket®” brand. As a limited liability company with a single owner, Licensee Reauction is treated as an unincorporated division of its sole member for federal and state income tax purposes. Licensee Reauction’s provision for income taxes have been computed on a separate return basis for all periods presented. Licensee Reauction has no independent operations or sources of income other than royalties it receives from Cricket through an intangible property license agreement, which is more fully described in Note 5. Licensee Reauction and its wholly owned subsidiary are collectively referred to herein as the “Company.”

Note 2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying interim condensed consolidated financial statements have been prepared without audit and therefore do not include all information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for a complete set of financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto for the year ended December 31, 2008 included in the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on October 15, 2009. In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments necessary for a fair presentation of the Company’s results for the periods presented, with such adjustments consisting only of normal recurring adjustments. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from management’s estimates and operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.

The condensed consolidated financial statements include the operating results and financial position of the Company. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

Revenues

The Company’s business revenues arise solely from a royalty fee charged to Cricket for its use of the Company’s wireless licenses. Under the intangible property license agreement, as more fully described in Note 5, between the Company and Cricket, the Company charges Cricket a royalty fee of 4.5% of Cricket’s net sales for the use of the Company’s wireless licenses in Cricket’s wireless communications business. The royalty fee charged to Cricket is recorded in due from Cricket Communications, Inc., net on the condensed consolidated balance sheets.

General and Administrative Expenses

General and administrative expenses on the condensed consolidated statements of operations are comprised of a management services fee charged to the Company by Cricket.

Wireless Licenses

Cricket operates broadband Personal Communications Services (“PCS”) and Advanced Wireless Services (“AWS”) networks using spectrum licensed under the Company’s PCS and AWS wireless licenses granted by the FCC. The Company’s wireless licenses are specific to a particular geographic area on spectrum that has been allocated by the FCC for such services. Wireless licenses are initially recorded at cost and are not amortized.

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Although FCC licenses are issued with a stated term (ten years in the case of PCS licenses and fifteen years in the case of AWS licenses), wireless licenses are considered to be indefinite-lived intangible assets because Cricket expects to provide wireless service using the relevant licenses for the foreseeable future, PCS and AWS licenses are routinely renewed for either no or a nominal fee, and management has determined that no legal, regulatory, contractual, competitive, economic or other factors currently exist that limit the useful life of the Company’s PCS and AWS licenses. On a quarterly basis, the Company evaluates the remaining useful life of its indefinite-lived wireless licenses to determine whether events and circumstances, such as legal, regulatory, contractual, competitive, economic or other factors, continue to support an indefinite useful life. If a wireless license is subsequently determined to have a finite useful life, the Company would first test the wireless license for impairment and the wireless license would then be amortized prospectively over its estimated remaining useful life. In addition, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), to determine whether events or changes in circumstances indicate that an impairment condition may exist. In addition to these quarterly evaluations, the Company also tests its wireless licenses for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” on an annual basis. As of June 30, 2009 and December 31, 2008, the carrying value of the Company’s wireless licenses was $1.4 billion and $1.3 billion, respectively. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell. As of June 30, 2009 and December 31, 2008, wireless licenses with a carrying value of $.08 million and $41.0 million were classified as assets held for sale, respectively, as more fully described in Note 4.

Portions of the AWS spectrum that the Company holds are currently used by U.S. federal government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. Cricket’s spectrum clearing costs are capitalized to the Company’s wireless licenses as incurred. Approximately $3.7 million and $5.3 million in spectrum clearing costs were capitalized to the Company’s wireless licenses during the six months ended June 30, 2009 and the year ended December 31, 2008, respectively.

Impairment of Indefinite-Lived Intangible Assets

The Company assesses potential impairments to its indefinite-lived intangible assets, which are comprised of its wireless licenses, on an annual basis or when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. In addition, and as more fully described below, on a quarterly basis, the Company evaluates the triggering event criteria outlined in SFAS 144 to determine whether events or changes in circumstances indicate that an impairment condition may exist. The annual impairment test is conducted during the third quarter of each year. The Company has not performed an interim impairment test subsequent to its annual impairment test performed as of September 30, 2008 because the Company has not identified events or changes in circumstances that have indicated that an impairment condition may exist.

The accounting estimates for the Company’s wireless licenses require management to make significant assumptions about fair value. Management’s assumptions regarding fair value require significant judgment about legal, regulatory and technical matters, and demographic and economic factors. Changes in these judgments may have a significant effect on the estimated fair values of the Company’s indefinite-lived intangible assets.

The Company’s wireless licenses in Cricket’s operating markets are combined into a single unit of account for purposes of testing impairment because management believes that utilizing these wireless licenses as a group represents the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. The Company’s non-operating licenses are tested for impairment on an individual basis. As of June 30, 2009, the carrying values of the Company’s operating and non-operating wireless licenses were $1,321.3 million and $37.0 million, respectively. An impairment loss is recognized on the Company’s operating wireless licenses when the aggregate fair value of the wireless licenses is less than their aggregate carrying value and is measured as the amount by which the licenses’ aggregate

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

carrying value exceeds their aggregate fair value. During the three and six months ended June 30, 2009 and 2008, no impairment losses were recorded for the Company’s operating wireless licenses since the aggregate fair value of such licenses exceeded their aggregate carrying value. An impairment loss is recognized on the Company’s non-operating wireless licenses when the fair value of a wireless license is less than its carrying value and is measured as the amount by which the license’s carrying value exceeds its fair value. During the three and six months ended June 30, 2009 and 2008, no impairment losses were recorded for the Company’s non-operating wireless licenses since the fair values of such licenses exceeded their carrying values. Any required impairment loss is recorded as a reduction in the carrying value of the relevant wireless license and charged to results of operations.

The valuation method the Company uses to determine the fair value of its wireless licenses is the market approach. Under this method, the Company determines fair value by comparing its wireless licenses to sales prices of other wireless licenses of similar size and type that have been recently sold through government auctions and private transactions. As part of this market-level analysis, the fair value of each wireless license is evaluated and adjusted for developments or changes in legal, regulatory and technical matters, and for demographic and economic factors, such as population size, composition, growth rate and density, household and disposable income, and composition and concentration of the market’s workforce in industry sectors identified as wireless-centric (e.g., real estate, transportation, professional services, agribusiness, finance and insurance). The market approach is an appropriate method to measure the fair value of the Company’s wireless licenses since this method values the licenses based on the sales price that would be received for the licenses in an orderly transaction between market participants (i.e., an exit price).

As more fully described above, the most significant assumption used to determine the fair value of the Company’s wireless licenses is comparable sales transactions. Other assumptions used in determining fair value include developments or changes in legal, regulatory and technical matters as well as demographic and economic factors. Changes in comparable sales prices would generally result in a corresponding change in fair value. For example, a ten percent decline in comparable sales prices would generally result in a ten percent decline in fair value. However, a decline in comparable sales would likely require further adjustment to fair value to capture more recent macro-economic changes and changes in the demographic and economic characteristics unique to the Company’s wireless licenses, such as population size, composition, growth rate and density, household and disposable income, and the extent of the wireless-centric workforce in the markets covered by the Company’s wireless licenses. Spectrum auctions and comparables sales transactions in recent periods have resulted in modest increases to the aggregate fair value of the Company’s wireless licenses as increases in fair value in larger markets were slightly offset by decreases in fair value in markets with lower population densities. In addition, favorable developments in technical matters such as spectrum clearing and handset availability have positively impacted the fair value of a significant portion of the Company’s wireless licenses. Partially offsetting these increases in value were demographic and economic-related adjustments that were required to capture current economic developments. These demographic and economic factors resulted in a decline in fair value for certain of the Company’s wireless licenses.

As a result of the valuation analysis discussed above, the fair value of the Company’s wireless licenses increased by approximately 6% from September 2007 to September 2008 (as adjusted to reflect the effects of the Company’s acquisitions and dispositions of wireless licenses during the period). As of September 30, 2008, the fair value of the Company’s wireless licenses significantly exceeded their carrying value. At that time, the aggregate fair value of the Company’s individual wireless licenses was approximately $1,557.6 million, which when compared to their respective aggregate carrying value of $1,314.4 million, yielded significant excess fair value.

As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual operating wireless licenses was approximately $1,512.8 million and $1,278.8 million, respectively. If the fair value of the Company’s operating wireless licenses had declined by 10% as of September 30, 2008, it would not have recognized any impairment loss. As of September 30, 2008, the aggregate fair value and carrying value of the Company’s individual non-operating wireless licenses was approximately $44.8 million and $35.5 million,

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

respectively. If the fair value of the Company’s non-operating wireless licenses had declined by 10% as of September 30, 2008, it would have recognized an impairment loss of approximately $1.5 million.

In connection with its quarterly evaluations of the triggering event criteria outlined in SFAS 144, the Company considered the impact of general economic conditions in the United States and considered:

•	whether there had been a significant decrease in the market price of its wireless licenses based on recent market transactions, including its recent spectrum purchases, exchanges and contributions,

•	whether there had been a significant adverse change in the extent or manner in which its wireless licenses were being used,

•	whether there had been a significant adverse change in legal factors or in the business climate that could affect the value of its wireless licenses,

•	whether there had been an accumulation of costs in excess of the amount originally expected for the acquisition or construction of its wireless licenses and networks, and

•	whether there had been plans to sell or otherwise dispose of its wireless licenses at amounts less than their respective carrying values.

Based on its consideration of these factors in the aggregate, the Company has not identified triggering events or changes in circumstances since September 30, 2008 that have indicated an impairment condition may exist.

Income Taxes

The provision of income taxes during interim quarterly reporting periods is based on the Company’s estimate of the annual effective tax rate for the full fiscal year. The Company must then assess the likelihood that its deferred tax assets will be recovered from future taxable income. To the extent that the Company believes that recovery is not likely, it must establish a valuation allowance.

The Company is included in Leap’s consolidated federal tax return and, where applicable, joins in the Leap consolidated or combined group for state tax purposes. Accordingly, the Company does not pay income taxes on a standalone basis in many of the jurisdictions in which it operates; however, it accounts for income taxes using the separate return method pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The Company calculates income taxes on a separate return basis in each of the jurisdictions in which it operates. This process involves calculating current tax expense and any deferred income tax expense resulting from temporary differences arising from differing treatments of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss (“NOL”) carryforwards, capital loss carryforwards and income tax credits.

The Company must then periodically assess the likelihood that its deferred tax assets will be recovered from future taxable income, which assessment requires significant judgment. Included in the Company’s deferred tax assets as of June 30, 2009 were federal NOL carryforwards of approximately $150.2 million (which will begin to expire in 2025) and state NOL carryforwards of approximately $134.9 million ($6.3 million of which will expire at the end of 2010), which could be used to offset future ordinary taxable income and reduce the amount of cash required to settle future tax liabilities. To the extent the Company believes it is more likely than not that its deferred tax assets will not be recovered, it must establish a valuation allowance. As part of this periodic assessment for the three and six months ended June 30, 2009, the Company weighed the positive and negative factors with respect to this determination and, at this time, believes there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that its deferred tax assets will be realized, with the exception of a portion of its state NOL carryforwards.

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The components of the Company’s income tax provision are summarized as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Current tax expense	$(12)	$(11)	$(22)	$(22)
Deferred tax expense	(8,132)	(4,772)	(14,376)	(9,390)

Income tax expense	$(8,144)	$(4,783)	$(14,398)	$(9,412)

As of June 30, 2009 and December 31, 2008, the Company recorded $9.9 million and $10.0 million, respectively, of income taxes receivable from Cricket in due from Cricket Communications, Inc., net on the condensed consolidated balance sheets.

The Company’s unrecognized income tax benefits and uncertain tax positions have not been material in any period. Interest and penalties related to uncertain tax positions are recognized by the Company as a component of income tax expense; however, such amounts have not been material in any period. All of the Company’s tax years from 1999 to 2008 remain open to examination by federal and state taxing authorities for those jurisdictions in which it participates in a consolidated tax return with Leap. In July 2009, the federal examination of the Company’s 2005 tax year was concluded, the results of which are not expected to have a material impact on the consolidated financial statements.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FAS No. 162” (“SFAS 168”), which is effective for interim and annual periods ending after September 15, 2009. SFAS 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” to establish the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with GAAP. The Company’s adoption of SFAS 168 will not have a material impact on its consolidated financial statements; however, the Company will be required to modify certain of its disclosures to include references to the FASB Accounting Standards Codification.

Note 3.	Member’s Equity

Licenses purchased by Cricket and spectrum clearing costs incurred by Cricket are contributed to the Company and recorded in additional paid-in capital on the consolidated balance sheets. During 2008, the Company issued a non-cash dividend to Cricket.

Note 4.	Significant Acquisitions and Dispositions

In March 2009, Licensee Reauction completed its exchange of wireless spectrum with MetroPCS Communications (“MetroPCS”). The carrying values of the wireless licenses transferred by Licensee Reauction to MetroPCS under the spectrum exchange agreement were $41.0 million, and the Company recognized a non-monetary gain of approximately $4.1 million upon the closing of the transaction.

On June 19, 2009, Licensee Reauction completed its purchase of certain wireless spectrum. Under the associated license purchase agreement, Licensee Reauction acquired an additional 10MHz of spectrum in St. Louis for $27.2 million.

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 5.	Related Party Agreements

Intangible Property License Agreement

Cricket and the Company entered into an intangible property license agreement (the “Intangible Property License Agreement”) pursuant to which the Company granted Cricket the exclusive right to use the Company’s wireless licenses for a royalty fee. The royalty fee is based on 4.5% of Cricket’s net sales, which net sales are defined as gross receipts from Cricket’s sales of wireless services, less customary deductions, such as government-imposed charges, returns, and allowances and credits to customers. The term of the agreement will remain in effect until it is terminated by either the Company or Cricket.

Senior Secured Notes Due 2016

On June 5, 2009, Cricket issued $1,100 million of 7.75% senior secured notes due 2016 in a private placement to institutional buyers at an issue price of 96.134% of the principal amount. The notes are guaranteed on a senior secured basis by Leap Wireless International, Inc. (“Leap”), of which Cricket is a wholly subsidiary, the Company and each of Leap’s other direct and indirect existing domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali, which are subsidiaries of Cricket, and their respective subsidiaries) and any future wholly owned domestic restricted subsidiary that guarantees any indebtedness of Cricket or a guarantor of the notes. The notes bear interest at the rate of 7.75% per year, payable semi-annually in cash in arrears, which interest payments commence in November 2009. The notes and the guarantees are Leap’s, Cricket’s, the Company’s and the other guarantors’ senior secured obligations and are equal in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated indebtedness.

The notes and the guarantees are effectively senior to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsecured indebtedness, as well as to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted junior lien debt that may be incurred in the future, in each case to the extent of the value of the collateral securing the senior secured notes and the guarantees. The notes and the guarantees are secured on a pari passu basis with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted parity lien debt that may be incurred in the future, and are effectively junior to all of Leap’s, Cricket’s, the Company’s and the other guarantors’ obligations under any permitted priority debt that may be incurred in the future, to the extent of the value of the collateral securing such permitted priority debt. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

The notes and the guarantees are secured on a first-priority basis, equally and ratably with any future parity lien debt, by liens on substantially all of the present and future personal property of Leap, Cricket, the Company and the other guarantors, except for certain Excluded Assets (as defined in the security agreement) and subject to permitted liens (including liens on the collateral securing any future permitted priority debt).

Unsecured Senior Notes Due 2014

Cricket’s $1,100 million of 9.375% unsecured senior notes due 2014 are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s, the Company’s and the other guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future secured obligations, including those under the senior secured notes described above, to the extent of the value of the assets securing such obligations. In addition, the notes and the guarantees are senior

CRICKET LICENSEE (REAUCTION), LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

Unsecured Senior Notes Due 2015

Cricket’s $300 million of 10.0% unsecured senior notes due 2015 are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s, the Company’s and the other guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s, the Company’s and the other guarantors’ existing and future secured obligations, including those under the senior secured notes described above, to the extent of the value of the assets securing such obligations. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s, the Company’s and the other guarantors’ future subordinated indebtedness.

Note 6.	Subsequent Events

Effective June 15, 2009, the Company adopted the provisions of SFAS No. 165, “Subsequent Events” (“SFAS 165”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of SFAS 165 did not impact the Company’s financial position or results of operations. The Company evaluated all events or transactions that occurred after June 30, 2009 up through October 15, 2009, the date it issued these financial statements. During this period, the Company did not have any material recognizable subsequent events and has provided disclosure herein of nonrecognizable subsequent events.

LEAP WIRELESS INTERNATIONAL, INC

CRICKET COMMUNICATIONS, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Executive Officers.

As permitted by Section 102 of the Delaware General Corporation Law, Leap and Cricket have adopted provisions in their amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of Leap’s and Cricket’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to Leap or Cricket, as applicable, or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to Leap or Cricket, as applicable, or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Leap and Cricket’s amended and restated certificate of incorporation also authorizes Leap or Cricket, as applicable, to indemnify its directors to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, Leap and Cricket’s amended and restated bylaws provide that:

•	the Company may indemnify its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the amended and restated bylaws are not exclusive.

Leap’s and Cricket’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification provisions described above. In addition, we have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased policies of directors’ and officers’ liability insurance that insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Certain of our current and former officers and directors have been named as defendants in multiple lawsuits and several of these defendants have indemnification agreements with us. We are also a defendant in some of these lawsuits. See “Part II, Item 1. Legal Proceedings” in our Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed with the SEC on August 10, 2009, for additional information.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit
Number	Description

2.1(1)	Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003, as modified to reflect all technical amendments subsequently approved by the Bankruptcy Court.
2.2(1)	Disclosure Statement Accompanying Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.
2.3(1)	Order Confirming Debtors’ Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.
3.1(2)	Amended and Restated Certificate of Incorporation of Leap Wireless International, Inc.
3.2(2)	Amended and Restated Bylaws of Leap Wireless International, Inc.
3.3(3)	Amended and Restated Certificate of Incorporation of Cricket Communications, Inc.
3.4(3)	Amended and Restated Bylaws of Cricket Communications, Inc.
4.1(4)	Indenture, dated as of October 23, 2006, by and among Cricket Communications, Inc., the Initial Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee.
4.1.1(4)	Form of 9.375% Senior Note of Cricket Communications, Inc. due 2014 (attached as Exhibit A to the Indenture filed as Exhibit 4.1 hereto).
4.1.2(5)	Third Supplemental Indenture, dated as of April 30, 2007, among Cricket Communications, Inc., Wells Fargo Bank, N.A., as trustee, Leap Wireless International, Inc. and the other guarantors under the Indenture.
4.2(6)	Indenture, dated as of June 25, 2008, between Cricket Communications, Inc., the Guarantors and Wells Fargo Bank, N.A., as trustee.
4.2.1(6)	Form of 10% Senior Note of Cricket Communications, Inc. due 2015 (attached as Exhibit A to the Indenture filed as Exhibit 4.2 hereto).
4.3(7)	Indenture, dated as of June 25, 2008, between Leap Wireless International and Wells Fargo Bank, N.A., as trustee.
4.3.1(7)	Form of 4.50% Convertible Senior Notes of Leap Wireless International, Inc. due 2014 (attached as Exhibit A to the Indenture filed as Exhibit 4.3 hereto).
4.4(8)	Indenture, dated as of June 5, 2009, among Cricket Communications, Inc., the Guarantors and Wilmington Trust FSB, as trustee.
4.4.1(8)	Form of 7.75% Senior Secured Note of Cricket Communications, Inc. due 2016 (attached as Exhibit A to the Indenture filed as Exhibit 4.4 hereto).
4.4.2(8)	Security Agreement, dated as of June 5, 2009, among Cricket Communications, Inc., the Guarantors and Wilmington Trust FSB, as trustee and collateral trustee.
4.4.3(8)	Collateral Trust Agreement, dated as of June 5, 2009, among Cricket Communications, Inc., the Guarantors and Wilmington Trust FSB, as trustee and collateral trustee.
4.4.4(8)	Registration Rights Agreement, dated as of June 5, 2009, among Cricket Communications, Inc., the Guarantors and Goldman, Sachs & Co. and Deutsche Bank Securities Inc., as representatives of the Initial Purchasers named therein.
5.1*	Opinion of Latham & Watkins LLP.
12.1*	Computation of Ratio of Earnings to Fixed Charges.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).
24*	Powers of Attorney (included on the signature pages hereto).
25.1*	Statement of Eligibility on Form T-1 of Wilmington Trust FSB, as the Trustee under the Indenture.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

Exhibit
Number	Description

99.4*	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.
99.5*	Form of Letter to Clients.
99.6*	Form of Exchange Agent Agreement.

*	Filed herewith.

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

#	Management contract or compensatory plan or arrangement in which one or more executive officers or directors participates.

(1)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009, and incorporated herein by reference.

(2)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated August 16, 2004, filed with the SEC on August 20, 2004, and incorporated herein by reference.

(3)	Filed as an exhibit to Leap’s Registration Statement on Form S-4 (File No. 333-141546), filed with the SEC on March 23, 2007, and incorporated herein by reference.

(4)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated October 18, 2006, filed with the SEC on October 24, 2006, and incorporated herein by reference.

(5)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated April 30, 2007, filed with the SEC on May 4, 2007, and incorporated herein by reference.

(6)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated June 25, 2008, filed with the SEC on June 30, 2008, and incorporated herein by reference.

(7)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated June 25, 2008, filed with the SEC on June 30, 2008, and incorporated herein by reference.

(8)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated June 5, 2009, filed with the SEC on June 8, 2009, and incorporated herein by reference.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, Leap Wireless International, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on October 15, 2009.

LEAP WIRELESS INTERNATIONAL, INC.

By:	/s/ S. Douglas Hutcheson
S. Douglas Hutcheson
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. Douglas Hutcheson, Walter Z. Berger and Robert J. Irving, Jr., and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. Douglas Hutcheson S. Douglas Hutcheson	Chief Executive Officer, President and Director (Principal Executive Officer)	October 15, 2009

/s/ Walter Z. Berger Walter Z. Berger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 15, 2009

/s/ Jeffrey E. Nachbor Jeffrey E. Nachbor	Senior Vice President, Financial Operations and Chief Accounting Officer (Principal Accounting Officer)	October 15, 2009

/s/ John D. Harkey, Jr. John D. Harkey, Jr.	Director	October 15, 2009

/s/ Robert V. LaPenta Robert V. LaPenta	Director	October 15, 2009

/s/ Mark H. Rachesky, MD Mark H. Rachesky, MD	Director	October 15, 2009

/s/ Michael B. Targoff Michael B. Targoff	Director	October 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act, Cricket Communications, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on October 15, 2009.

CRICKET COMMUNICATIONS, INC.

By:	/s/ S. Douglas Hutcheson
S. Douglas Hutcheson
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. Douglas Hutcheson, Walter Z. Berger and Robert J. Irving, Jr., and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. Douglas Hutcheson S. Douglas Hutcheson	Chief Executive Officer, President and Director (Principal Executive Officer)	October 15, 2009

/s/ Walter Z. Berger Walter Z. Berger	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	October 15, 2009

/s/ Jeffrey E. Nachbor Jeffrey E. Nachbor	Senior Vice President, Financial Operations and Chief Accounting Officer (Principal Accounting Officer)	October 15, 2009

/s/ Robert J. Irving, Jr. Robert J. Irving, Jr.	Director	October 15, 2009

/s/ Albin F. Moschner Albin F. Moschner	Director	October 15, 2009

/s/ Glenn T. Umetsu Glenn T. Umetsu	Director	October 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act, each of Cricket Licensee I, LLC, Cricket Licensee (Reauction), LLC and Cricket Licensee 2007, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on October 15, 2009.

CRICKET LICENSEE I, LLC
CRICKET LICENSEE (REAUCTION), LLC
CRICKET LICENSEE 2007, LLC

By:	/s/ S. Douglas Hutcheson
S. Douglas Hutcheson
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. Douglas Hutcheson, Walter Z. Berger and Robert J. Irving, Jr., and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. Douglas Hutcheson S. Douglas Hutcheson	Chief Executive Officer and President; Director of the Manager (Principal Executive Officer)	October 15, 2009

/s/ Walter Z. Berger Walter Z. Berger	Executive Vice President and Chief Financial Officer; Director of the Manager (Principal Financial Officer)	October 15, 2009

/s/ Jeffrey E. Nachbor Jeffrey E. Nachbor	Senior Vice President, Financial Operations and Chief Accounting Officer (Principal Accounting Officer)	October 15, 2009

/s/ Robert J. Irving, Jr. Robert J. Irving, Jr.	Director of the Manager	October 15, 2009

/s/ Albin F. Moschner Albin F. Moschner	Director of the Manager	October 15, 2009

/s/ Glenn T. Umetsu Glenn T. Umetsu	Director of the Manager	October 15, 2009

INDEX TO EXHIBITS

Exhibit
Number	Description

2.1(1)	Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003, as modified to reflect all technical amendments subsequently approved by the Bankruptcy Court.
2.2(1)	Disclosure Statement Accompanying Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.
2.3(1)	Order Confirming Debtors’ Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.
3.1(2)	Amended and Restated Certificate of Incorporation of Leap Wireless International, Inc.
3.2(2)	Amended and Restated Bylaws of Leap Wireless International, Inc.
3.3(3)	Amended and Restated Certificate of Incorporation of Cricket Communications, Inc.
3.4(3)	Amended and Restated Bylaws of Cricket Communications, Inc.
4.1(4)	Indenture, dated as of October 23, 2006, by and among Cricket Communications, Inc., the Initial Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee.
4.1.1(4)	Form of 9.375% Senior Note of Cricket Communications, Inc. due 2014 (attached as Exhibit A to the Indenture filed as Exhibit 4.1 hereto).
4.1.3(5)	Third Supplemental Indenture, dated as of April 30, 2007, among Cricket Communications, Inc., Wells Fargo Bank, N.A., as trustee, Leap Wireless International, Inc. and the other guarantors under the Indenture.
4.2(6)	Indenture, dated as of June 25, 2008, between Cricket Communications, Inc., the Guarantors and Wells Fargo Bank, N.A., as trustee.
4.2.1(6)	Form of 10% Senior Note of Cricket Communications, Inc. due 2015 (attached as Exhibit A to the Indenture filed as Exhibit 4.2 hereto).
4.3(7)	Indenture, dated as of June 25, 2008, between Leap Wireless International and Wells Fargo Bank, N.A., as trustee.
4.3.1(7)	Form of 4.50% Convertible Senior Notes of Leap Wireless International, Inc. due 2014 (attached as Exhibit A to the Indenture filed as Exhibit 4.3 hereto).
4.4(8)	Indenture, dated as of June 5, 2009, among Cricket Communications, Inc., the Guarantors and Wilmington Trust FSB, as trustee.
4.4.1(8)	Form of 7.75% Senior Secured Note of Cricket Communications, Inc. due 2016 (attached as Exhibit A to the Indenture filed as Exhibit 4.4 hereto).
4.4.2(8)	Security Agreement, dated as of June 5, 2009, among Cricket Communications, Inc., the Guarantors and Wilmington Trust FSB, as trustee and collateral trustee.
4.4.3(8)	Collateral Trust Agreement, dated as of June 5, 2009, among Cricket Communications, Inc., the Guarantors and Wilmington Trust FSB, as trustee and collateral trustee.
4.4.4(8)	Registration Rights Agreement, dated as of June 5, 2009, among Cricket Communications, Inc., the Guarantors and Goldman, Sachs & Co. and Deutsche Bank Securities Inc., as representatives of the Initial Purchasers named therein.
5.1*	Opinion of Latham & Watkins LLP.
12.1*	Computation of Ratio of Earnings to Fixed Charges.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).
24*	Powers of Attorney (included on the signature pages hereto).
25.1*	Statement of Eligibility on Form T-1 of Wilmington Trust FSB, as the Trustee under the Indenture.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.4*	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.

Exhibit
Number	Description

99.5*	Form of Letter to Clients.
99.6*	Form of Exchange Agent Agreement.

*	Filed herewith.

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

#	Management contract or compensatory plan or arrangement in which one or more executive officers or directors participates.

(1)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009, and incorporated herein by reference.

(2)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated August 16, 2004, filed with the SEC on August 20, 2004, and incorporated herein by reference.

(3)	Filed as an exhibit to Leap’s Registration Statement on Form S-4 (File No. 333-141546), filed with the SEC on March 23, 2007, and incorporated herein by reference.

(4)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated October 18, 2006, filed with the SEC on October 24, 2006, and incorporated herein by reference.

(5)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated April 30, 2007, filed with the SEC on May 4, 2007, and incorporated herein by reference.

(6)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated June 25, 2008, filed with the SEC on June 30, 2008, and incorporated herein by reference.

(7)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated June 25, 2008, filed with the SEC on June 30, 2008, and incorporated herein by reference.

(8)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated June 5, 2009, filed with the SEC on June 8, 2009, and incorporated herein by reference.